As filed with the Securities and Exchange Commission on February 24, 2014

Registration No. 333-192610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-11
REGISTRATION STATEMENT
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Bluerock Residential Growth REIT, Inc.

(Exact name of registrant as specified in its charter)

712 Fifth Avenue
9th Floor
New York, New York 10019
(212) 843-1601

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

R. Ramin Kamfar
Bluerock Residential Growth REIT, Inc.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-2583

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard P. Cunningham, Jr., Esq. Kathryn A. Lawrence, Esq. Kaplan Voekler Cunningham & Frank, PLC 1401 East Cary Street Richmond, Virginia 23229 Telephone: (804) 823-4000 Facsimile: (804) 823-4099	Lori B. Morgan, Esq. Marija Sokolov, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 Telephone: (615) 742-6280 Facsimile: (615) 742-2780

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2014

PRELIMINARY PROSPECTUS

     Shares

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Class A Common Stock

We are a Maryland corporation formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. We seek to create substantial value by applying our broad range of Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, as described further in this prospectus, in order to deliver attractive risk-adjusted returns for our stockholders. Upon completion of this offering we will be externally managed and advised by BRG Manager, LLC, an affiliate of Bluerock Real Estate, L.L.C.

We are offering      shares of our Class A common stock in this offering. We expect the public offering price of our Class A common stock to be between $     and $     per share. Currently, our common stock is not traded on a national securities exchange, and this will be our first listed public offering. We have submitted an application to list our Class A common stock on the New York Stock Exchange under the symbol “BRG.”

We have elected to qualify as a real estate investment trust, or REIT, for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. Shares of our Class A common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our Class A common stock, including, subject to certain exceptions, a 9.8% ownership limit of common stock by value or number of shares, whichever is more restrictive. See “Description of Capital Stock — Restrictions on Ownership and Transfer” beginning on page 155 of this prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 26 of this prospectus for a discussion of the risks that should be considered in connection with your investment in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and other expenses payable to the underwriters by us.

We have granted the underwriters a 30-day option to purchase up to      additional shares of Class A common stock at the public offering price, less the underwriting discounts and commissions, to cover overallotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $     and our total proceeds, before expenses, will be $    .

Delivery of the shares of our Class A common stock in book-entry form will be made on or about           , 2014.

Wunderlich Securities

Prospectus Dated            , 2014

You should rely only upon the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

Until            , 2014 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Certain Definitions

We use certain defined terms throughout this prospectus that have the following meanings:

Class A:  Class A properties are generally properties that are recently built or substantially rehabilitated. Class A properties typically contain high-end interior finishes and modern ceiling heights, and offer a variety of amenities, which may include fitness/spa facilities, resort-style pool, business center and WiFi connectivity, and outdoor/indoor social gathering spaces.

Core-Plus:  Core-Plus investments generally consist of properties that demonstrate predictable and stable cash flow with a high proportion of the total return attributable to current income. These communities, however, also provide an opportunity for the owner to achieve appreciation by increasing occupancy and/or executing enhancement projects. These enhancement projects can generally be undertaken without disrupting the property’s rent roll and while maintaining occupancy and the in-place cash flow stream.

Internal Rate of Return (IRR):  The annualized effective compounded return rate or discount rate that results in the net present value of all cash flows from a particular investment equal to zero. Unless stated otherwise, the IRRs presented in this prospectus utilize cash flows that are gross of any acquisition, disposition and/or asset management fees payable to Bluerock and/or its affiliates. The calculation is typically performed with a spreadsheet application, most commonly Microsoft Excel, and utilizes the spreadsheet application’s IRR or XIRR function.

Invest-to-Own: Invest-to-Own investments generally consist of investment in the development of Class A properties where the investor can capture significant development premiums and minimize and/or eliminate development risks and guarantees. Invest-to-Own investments generally take the form of a convertible loan or convertible preferred equity structure that provides income during the development period and the ability to capture development premiums at completion by exercising the conversion right to take ownership of the project.

Opportunistic:  Opportunistic investments generally consist of properties that exhibit some characteristics of distress, such as operational inefficiencies, significant deferred capital maintenance or broken capital structures providing an opportunity for a substantial portion of total return attributable to appreciation in value.

Value-Add:  Value-Add investments generally consist of properties that are well-occupied and provide a relatively stable stream of cash flow; however, they also provide an opportunity for the improvement of the physical, financial, operational, or management characteristics of the property in order to drive rent growth, minimize turnover, and/or control operating expenses, with a high proportion of the total return attributable to appreciation in value. Value-Add initiatives are typically identified by the buyer prior to acquisition and include projects such as comprehensive interior upgrades to units, re-tenanting and/or repositioning of the property, and curing deferred maintenance or physical obsolescence.

Industry and Market Data

We use industry forecasts and projections and market data throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources they believe to be reliable. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information, and the accuracy and completeness of the information are not guaranteed.

Recapitalization

On January 23, 2014, our stockholders approved amendments to our charter that provide, among other things, for the designation of a new share class of Class A common stock and for the change of each existing outstanding share of our common stock into:

•	1/3rd of a share of our Class B-1 common stock; plus
•	1/3rd of a share of our Class B-2 common stock; plus
•	1/3rd of a share of our Class B-3 common stock.

ii

These amendments to our charter became effective upon the filing of the second articles of amendment and restatement of our charter with the Maryland State Department of Assessments and Taxation on           , 2014. Immediately following the filing of the second articles of amendment and restatement to our charter, we effectuated a two to one reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock.

In this prospectus, we refer to this transaction as the “Recapitalization,” we refer to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as our “Class B common stock,” and we refer to Class A and Class B common stock collectively as our “common stock.” We are offering our Class A common stock in this offering, and we intend to list our Class A common stock on the New York Stock Exchange, or NYSE, which we refer to herein as the Listing. Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. As of            , 2016, all shares of our Class B common stock will have converted into our Class A common stock. The terms of our Class A and Class B common stock are described more fully under “Description of Capital Stock” in this prospectus.

The Recapitalization had the effect of reducing the total number of outstanding shares of our common stock. Immediately prior to the Recapitalization, we had approximately 2.4 million shares of common stock outstanding. Immediately following the Recapitalization, we had an aggregate of approximately 1.2 million shares of our Class B common stock outstanding, of which 57,834 are held by affiliates of us, divided equally among our Class B-1, Class B-2 and Class B-3 common stock.

Unless otherwise indicated, all information in this prospectus gives effect to, and all share and per share amounts have been retroactively adjusted to give effect to, the Recapitalization. Unless otherwise indicated, share and per share amounts have not been adjusted to give effect to any exercise by the underwriters of their option to purchase up to          shares of our Class A common stock solely to cover overallotments, if any.

iii

PROSPECTUS SUMMARY

This summary highlights the material information in this prospectus. Because it is a summary, it may not contain all the information that you should consider before investing in our Class A common stock. To fully understand this offering, you should carefully read this entire prospectus, including the more detailed information set forth under the caption “Risk Factors,” the historical and pro forma financial statements, including the related notes thereto, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us before investing in our Class A common stock.

Unless the context otherwise requires or indicates, references in this prospectus to “us,” “we,” “our” or “our company” refer to Bluerock Residential Growth REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Bluerock Residential Holdings, L.P., a Delaware limited partnership, which we refer to as our operating partnership. We refer to Bluerock Real Estate, L.L.C., a Delaware limited liability company, as Bluerock, and BRG Manager, LLC, a Delaware limited liability company, as our Manager. We refer to Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC, and Bluerock Special Opportunity + Income Fund III, LLC, each of which are Delaware limited liability companies that are affiliated with our Manager, as Fund I, Fund II and Fund III, respectively. We refer to our 2014 Equity Incentive Plan for Individuals as our 2014 Individuals Plan and our 2014 Equity Incentive Plan for Entities as our 2014 Entities Plan.

Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes (i) the consummation of the contribution transactions, (ii) the effectiveness of (a) the Management Agreement that we expect to enter into simultaneously with the completion of this offering, between us and our Manager, or the Management Agreement, and (b) the Amended and Restated Limited Partnership Agreement of Bluerock Residential Holdings, L.P., or the Limited Partnership Agreement, (iii) that the underwriters’ overallotment option is not exercised, (iv) that the shares of Class A common stock to be sold in this offering are sold at $     per share, which is the midpoint of the price range indicated on the cover page of this prospectus, and (v) that the value of each unit of limited partnership interest in our operating partnership, or OP Unit, and share of Class A common stock issuable in our contribution transactions is equivalent to the public offering price per share of our Class A common stock in this offering.

Our Company

We were formed in 2008 as a Maryland corporation and have elected to be taxed as a REIT for federal income tax purposes. Our company’s objective is to maximize long-term stockholder value by acquiring well-located, institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more of our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

Upon completion of this offering and our contribution transactions, as discussed herein, we will own an interest in a portfolio of nine apartment properties located primarily in the Southeastern United States, comprised of an aggregate of 2,620 units, including a 266-unit development property that began delivering units for move-ins in November 2013. We refer to these nine properties as our Current Portfolio. As of December 31, 2013, the properties, exclusive of our development property, were approximately 93% occupied.

We acquire well-located, Core-Plus institutional-quality apartment properties with strong and stable cash flows in target markets with relatively high expectations of rent growth. We also acquire Value-Add apartment properties that we believe present opportunities for medium-term capital appreciation, such as those requiring repositioning, renovation or redevelopment, and Opportunistic apartment properties available at below market prices from distressed or time-constrained sellers. We also selectively invest in development of Class A properties in target markets where we can structure the transaction as an Invest-to-Own investment to generate income during the development stage and capture significant development premiums upon completion, while minimizing development risks and guarantees. We intend to diversify our investments such that we create a balanced portfolio utilizing these strategies.

We invest primarily through controlling positions in joint ventures with Bluerock’s strategic partners, or Bluerock SPs, which are generally leading regional apartment owner/operators that bring deep intellectual and relationship capital in their local markets, extensive operational infrastructure and ability to execute as a ‘local sharpshooter’, a track record of success, and capital to invest alongside us, which we believe aligns their interests with ours. We generally seek to invest approximately 70% to 90% of any property’s required investment capital, with Bluerock SPs investing the remaining equity on a pari passu basis. We believe our network of Bluerock SPs provides us with a substantial, often proprietary, transaction pipeline, and enables us to execute multiple investment strategies cost-efficiently across our target markets, without the internal cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

As part of our asset management program, we implement our Bluerock Lifestyle Initiatives, or BLIs, at each property. Our BLIs comprise a customized, property specific capital expenditure and asset management plan that provides amenities and services based on a human-centric analysis of our assets, in order to foster a sense of community within our properties. Our BLIs are tailored to each of our properties utilizing a focused analysis of our tenants and prospective tenants at each property, and the extensive intellectual capital provided by Bluerock SPs within each submarket. We believe the implementation of our BLIs at our properties significantly helps drive tenant satisfaction, lowers tenant turnover and delivers higher rents.

We are externally managed and advised by our Manager, a recently formed indirect subsidiary of Bluerock. Bluerock is a leading private equity real estate asset manager with a focus on Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and has transacted over nine million square feet of residential and commercial real estate acquisitions since its inception in 2002. Bluerock’s key principals have an average of over 20 years investing experience, have been involved with acquiring over 35 million square feet of real estate with approximately $10.0 billion in value, and have helped launch leading real estate private and public company platforms. Our Manager’s senior executive officers have extensive experience investing in and developing multifamily real estate through several real estate and credit cycles. Specifically, we believe R. Ramin Kamfar, Chairman and Chief Executive Officer, Gary T. Kachadurian, Vice Chairman, James G. Babb, III, Chief Investment Officer, Jordan B. Ruddy, President, Michael L. Konig, Chief Operating Officer, Secretary and General Counsel, and Ryan S. MacDonald, Senior Vice President — Investments, of our Manager, respectively, provide us and our stockholders a competitive advantage in sourcing, evaluating, underwriting and managing attractive investment opportunities.

Our Target Markets

We focus on demographically attractive growth markets, which we define as markets characterized by growing population and job growth, both of which are positively correlated with rental rates and occupancy, in order to earn attractive risk-adjusted returns on invested equity. We select and continuously evaluate our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which may include projected short- and long-term employment growth; existence of robust infrastructures; diversity and growth of the economic base driven by the presence of major colleges, universities, technology, health care, trade, next-generation high value-add manufacturing and government industries; the presence of a younger, more educated demographic profile with a high population of renters by choice; the existence of right to work laws; and quality of life.

Description of Our Investment Strategies and Current Portfolio

  Investment Strategies

We acquire institutional-quality apartment properties where we believe we can create long-term value for our stockholders, utilizing the following investment strategies:

•	Core-Plus. We invest in institutional-quality apartment properties with strong and stable cash flows in target markets where we believe there exists opportunity for rental growth and with potential for further value creation.
•	Value-Add. We invest in well-located apartment properties that offer significant potential for medium-term capital appreciation through repositioning, renovation or redevelopment, to reposition the asset and drive future rental growth.

•	Opportunistic. We invest in properties available at opportunistic prices (i.e., at prices we believe are below those available in an otherwise efficient market) that exhibit some characteristics of distress, such as operational inefficiencies, significant deferred capital maintenance or broken capital structures providing an opportunity for a substantial portion of total return attributable to appreciation in value.
•	Invest-to-Own. We selectively invest in development of Class A properties in target markets where we believe we can capture significant development premiums upon completion, and where we can structure our deals to minimize and/or eliminate development risks and guarantees. We generally use a convertible loan or convertible preferred equity structure which provides income during the development stage, while providing us the ability to capture development premiums at completion by exercising our conversion rights to take ownership.

  Our Current Portfolio

Upon completion of this offering and our contribution transactions, we will own, through wholly owned subsidiaries of our operating partnership, interests in nine apartment properties with an aggregate of 2,620 units, comprised of (1) eight apartment properties containing a total of 2,307 units, with 266 of those units in development, in which we, along with our affiliates, own interests with our Bluerock SPs, and (2) one apartment property containing a total of 313 units, in which we will own 100% of the interests. Historically we have co-invested with other funds managed by affiliates of our Manager; however, upon completion of this offering, we generally expect to fund co-investments with our Bluerock SPs solely through our company, subject to an investment allocation agreement we have with our Manager and Bluerock. See “Our Manager and Related Agreements — Investment Allocation Agreement.” The following table presents an overview of our Current Portfolio, based on information as of December 31, 2013 unless otherwise indicated.

Property Name	Location	Rentable Square Footage(1)	Number of Units	Year Built/ Renovated(2)		Expected Post-Closing Ownership Interest in Property	Average Effective Monthly Rent Per Unit(3)		% Occupied as of December 31, 2013(4)
Springhouse at Newport News(5)	Newport News, VA	310,826	432	1985		75.0%	$800		92%
Villas at Oak Crest	Chattanooga, TN	210,587	209	1985, 1999	(6)	67.2%	$781		96%
Grove at Waterford	Hendersonville, TN	263,412	252	2010		60.0%	$959		94%
The Estates at Perimeter	Augusta, GA	266,148	240	2007		25.0%	$957		88%
Village Green	Ann Arbor, MI	471,050	520	1989 – 1992/ 2013	(7)	48.6%	$1,025		91%
Enders Place at Baldwin Park(8)	Orlando, FL	234,600	198	2003		48.4%	$1,446		95%
MDA Apartments(9)	Chicago, IL	160,290	190	1929/2006	(10)	35.3%	$2,152		89%
23Hundred@Berry Hill(11)	Nashville, TN	194,273	266	2013 – 2014		25.1%	$1,339	(12)	—
North Park Towers	Southfield, MI	468,895	313	1967/2000		100.0%	$1,002		95%
Total/Average(13)		2,385,808	2,354				$1,140		93%

(1)	The rentable square footage for the MDA property and North Park Towers includes 8,200 square feet of retail space and 13,900 square feet of retail space, respectively.
(2)	Renovation means significant upgrades, alterations or additions to building common areas, interiors, exteriors and/or systems.
(3)	Average effective monthly rent per unit is equal to (i) the gross potential rent minus any tenant concessions for the year ended December 31, 2013, divided by (ii) the total number of units. Total concessions for our Current Portfolio for the year ended December 31, 2013 amounted to approximately $0.6 million.
(4)	Percent occupied is calculated as (i) the number of units occupied as of December 31, 2013, divided by (ii) total number of units, expressed as a percentage.

(5)	Includes acquisition of an additional 36.8% indirect equity interest in the Springhouse property as part of our contribution transactions at the completion of this offering.
(6)	Phase I (1985) features 121 units, with 88 units in phase II (1999).
(7)	The Village Green property was constructed in rolling phases from 1989 to 1992.
(8)	We have classified the Enders property as held for sale as of December 31, 2013. We currently do not have a binding contract to dispose of this property and can provide no assurance that we will be able to do so.
(9)	We, together with funds affiliated with our Manager, own an aggregate 56.5% indirect equity interest in the MDA property.
(10)	The MDA property's original structure was built in 1929 as an office building. The MDA property underwent a complete rehabilitation in 2006, converting the structure into a high-rise apartment community.
(11)	The Berry Hill property is currently in development and began delivering units for move-ins in November 2013, with its first Certificates of Occupancy received in November 2013. The property has a projected completion date and receipt of final Certificate of Occupancy in 2014. As of February 1, 2014, the Berry Hill property is 39% leased.
(12)	Average effective monthly rent per unit as of February 1, 2014.
(13)	Excludes the Berry Hill property, which is currently in development.

We also own an indirect equity interest of approximately 24.7% in The Reserve at Creekside Village, or the Creekside property, through a wholly owned subsidiary of our operating partnership. The Creekside property is a 192-unit apartment community located in Chattanooga, Tennessee. We have classified the Creekside property as held for sale as of December 31, 2013, and on January 29, 2014, the underlying subsidiary holding title to the Creekside property entered into a non-binding letter of intent to sell the property for approximately $19.1 million. We do not expect the Creekside property to be a part of our portfolio upon the initial closing of this offering. See “Our Business and Properties — Description of Our Current Portfolio — Held for Sale.”

Our Investment Pipeline

We are currently in discussions regarding a number of apartment properties for investment, including the following two properties:

  UCF Publix

On January 15, 2014, Fund I and an affiliate of Catalyst Development Partners, or Catalyst, entered into a joint venture agreement to develop a Class A apartment community, or UCF Publix, in the Northeast submarket of Orlando, Florida, proximate to the University of Central Florida and Central Florida Research Park.

UCF Publix, as part of our Invest-to-Own strategy, is expected to be a 289-unit Class A apartment community with highly appointed unit interiors and an abundance of lifestyle amenities situated on approximately 12.65 acres, with average net unit sizes of approximately 896 square feet. Some of the community features planned for the site include a 24-hour fitness and conditioning club, Zen-inspired courtyards, a resort-style saltwater pool, music throughout the pool deck, wireless internet throughout the amenity areas, controlled access, reserved parking for low-emissions and fuel efficient vehicles, bike stations, a “Bark Park,” a tanning bed, a clubroom with flat screen TVs and bar area, a gaming lounge, a cyber café, an outdoor summer kitchen with stainless steel gas grills, an outdoor fireplace, an exterior billiards lounge, and exterior social seating cabanas.

UCF Publix will be a featured component of a master-planned, Publix grocery store-anchored retail development, which completed construction during 2013. The joint venture closed on the purchase of the underlying real property on January 31, 2014, and Fund I and Catalyst expect to break ground on UCF Publix during the first quarter of 2014.

The total projected development cost of UCF Publix is estimated to be $36.7 million, or $124,000 per unit, and the joint venture is expected to secure construction financing for approximately 70% to 75% of cost.

Fund I and Catalyst are expected to collectively fund the 30% equity requirement on an 85%/15% basis, respectively. Catalyst will provide a completion guarantee and will guarantee any recourse on the construction loan.

Landmark at Universal, a comparable asset located in Orlando, Florida that was constructed in 2010 and 2011, recently sold for approximately $48.0 million, or approximately $156,000 per unit, in May 2013, according to public records.

Although the foregoing development project is subject to a joint venture agreement and development agreement between Fund I and Catalyst, we have not completed our diligence process nor have we begun negotiation of definitive investment agreements, and several other conditions must be met in order for us to invest in this development project, including approval by our investment committee. As a result, management does not deem this potential investment to be probable at the current time.

  Lansbrook Village

On February 12, 2014, Fund II and Fund III, and an affiliate of the Carroll Organization, or Carroll, entered into a joint venture agreement to purchase approximately 570 condominium units of a 774-unit apartment project in Palm Harbor, Florida (Tampa MSA) known as Lansbrook Village, for a purchase price of $58.5 million or $102,600 per unit. The joint venture is expected to close on the acquisition of the initial units in mid- to late March 2014, and then plans to selectively purchase the remaining units, when accretive to the joint venture’s investment basis, over the investment hold period.

The joint venture expects to fund the acquisition of the initial units with a $42 million loan based on a term sheet from GE Capital Corporation, which may be increased over the life of the loan to fund purchases of additional units. Fund II and Fund III are expected to fund 90% of the equity requirement, with Carroll funding the remaining 10%.

Lansbrook Village is a Class A, fractured condominium community located in an infill location in Palm Harbor, Florida, a northern suburb of Pinellas County. Palm Harbor is one of the most affluent areas in the Tampa MSA with an average household income of over $86,000 within a five-mile radius. The community benefits from its convenient location proximate to the Westshore Business District and the Gateway employment market, two of Tampa Bay’s largest employment centers, which are home to some of the region’s largest employers including Tampa International Airport, St. Joseph’s Hospital, JP Morgan Chase, and AT&T Global Network Services. Lansbrook Village consists of three distinct phases, Windsor, Cambridge, and Hampton, that were constructed in 1998, 2002 and 2004, respectively. All three phases boast concrete block construction, unique for the Tampa Bay market, allowing for acquisition of the community well below replacement costs. Key unit features include open gourmet kitchens, spa inspired baths, an open patio or balcony, oversized closets, Whirlpool appliances, full size washer/dryer connections, select units with direct-access garages, second floor lofts and 15-foot cathedral ceilings. Community residents have access to a unique amenity package including two clubhouses, three swimming pools, a state-of-the-art fitness center, lighted tennis court, a sand volleyball court, picnic areas with charcoal grills, interactive fountains, and a pet playground.

Bluerock believes this transaction represents a unique opportunity to acquire a well-located, Class A, multifamily community at an attractive cost basis relative to both replacement cost (estimated at $140,000 per unit) and prior sales prices (averaging $195,000 per unit) when the property operated as a conventional, for-sale condominium community. Further, Bluerock believes there is an opportunity to selectively acquire the 204 non-seller owned condominium units at average prices accretive to the joint venture’s investment basis. Bluerock intends to leverage and build off of its experience at Enders Place (another fractured condominium community owned by us) in order to maximize the value of this transaction.

Although the foregoing acquisition is subject to a joint venture agreement with affiliates of Bluerock, the joint venture has not yet acquired the property. We have not completed our diligence process nor do we have definitive investment agreements, and several other conditions must be met in order for us to invest in this project, including approval by our investment committee. As a result, management does not deem this potential investment to be probable at the current time.

Market Opportunity

Bluerock believes that the first wave of opportunity following the financial crisis provided investment-oriented, or “financial,” buyers the opportunity to earn significant returns simply by “spread investing” (i.e., taking advantage of historical spreads between higher acquisition cap rates and lower, long-term financing interest rates). Bluerock believes that as financial buyers enter their disposition periods, the next phase of recovery provides opportunity for real estate-centric buyers (i.e., buyers who have real estate-specific investment expertise and deep intellectual capital in specific markets), and to create value using proven real estate investment strategies. In addition, Bluerock believes that as the economy continues its recovery, private purchasers with greater capital constraints who have needed significant leverage to fund acquisitions will become less competitive in an environment of more traditional (i.e., higher) interest rate levels and cap rate spreads. We expect to capitalize on this change in the competitive landscape to acquire apartment communities from owners who do not have sufficient capital resources to execute their business plans.

Bluerock believes that both private institutional capital and public REITs are primarily focused on investing in apartment properties in primary metropolitan, or “gateway,” markets, and that many demographically attractive growth markets are underinvested by institutional/public capital. As a result, we believe that our target markets provide the opportunity to source investments at cap rates that are at significant premiums to gateway markets, and which have the potential to provide not only significant current income, but also capital appreciation.

Bluerock additionally believes that select demographically attractive growth markets are underserved by newer institutional-quality Class A apartment properties, especially as the wave of Echo Boomers moves into its prime rental years over the upcoming decade. As such, we believe there is opportunity in certain of our target markets for development and/or redevelopment to deliver Class A product and capture premium rental rates and value growth.

The challenges to investing successfully across multiple markets and across multiple investment strategies include both cost and logistical factors, requiring an investor to cost-efficiently monitor, source, invest in, and as appropriate, divest of properties in such markets based on their investment attractiveness throughout the cycle, and to cost-efficiently manage the associated logistical burdens. We believe Bluerock’s key principals bring significant experience in implementing such a strategy in a private equity ‘capital partner/operating partner’ model, and bring established relationships throughout our target markets to execute such a strategy successfully. Furthermore, we believe that Bluerock’s principals’ experience, along with our network of Bluerock SPs, provides us with the unique ability to monitor, access, source, invest in, execute and, as appropriate, divest of properties across our target markets, and across our multiple investment strategies, and to do so cost-efficiently in order to drive value.

Our Competitive Strengths

We believe that Bluerock and its principals’ competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team with Significant Expertise.   Bluerock’s key principals have been involved with sourcing, structuring and acquiring over 35 million square feet of real estate, with approximately $10.0 billion in value, and have an average of over 20 years of experience during three major market cycles. We believe Bluerock’s key principals have significant value-added expertise in the following areas:

•	Expertise in the Apartment Asset Class Across Our Target Markets. Bluerock’s principals have significant experience structuring and investing in apartment properties in our target markets through multiple investment cycles with successful results, which provides them the breadth and depth of operating and investment experience to steer our investment strategy;
•	Expertise in Creating Value Across Our Investment Strategies and Various Capital Structures. Bluerock’s principals have substantial experience executing transactions and creating value across our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and across capital structures — equity, preferred equity, and mezzanine — which provides us substantial flexibility to create value in transactions, subject to maintaining our qualification as a REIT;

•	Expertise in Corporate and Portfolio Transactions to Create Value. Bluerock’s principals have executed large corporate and portfolio transactions, including the rollup of assets to create multiple public companies, the creation of multiple asset management platforms, and the purchase of distressed assets and/or companies out of bankruptcy, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions, which we believe will assist us in our goal to grow our company and to deliver attractive risk-adjusted returns to our stockholders; and
•	Expertise in Financing and Structuring Transactions. Bluerock’s investment team has substantial expertise with structuring and financing transactions, which enables us to continuously evaluate and effectively access the most efficient capital structure for apartment acquisitions. In addition, Bluerock’s investment team has extensive experience structuring development transactions with our Bluerock SPs to capture significant value while minimizing inherent risks and/or guarantees associated with such transactions.

Network of Strategic Partners.  We invest primarily through controlling positions in joint ventures with our Bluerock SPs. Our network of Bluerock SPs allows us to draw on the collective market knowledge of some of the leading private apartment owner/operators in the nation who invest alongside us in transactions, in order to source, underwrite, and execute attractive transactions. By accessing our network of Bluerock SPs, we believe we have access to a substantial, often proprietary, transaction pipeline, along with an institutional-quality infrastructure and ability to execute, in our target markets without the cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

Disciplined ‘Broad and Deep’ Underwriting and Due Diligence.  By leveraging our network of Bluerock SPs, we are able to execute a rigorous double underwriting process, which we believe improves our ability to evaluate risk and create value in our transactions. As a first level, Bluerock’s team of investment professionals implement a disciplined underwriting and due diligence process, including a comprehensive risk-reward analysis with a rigorous focus on relative values among potential opportunities across our target markets. At the same time, because Bluerock SPs generally invest approximately 10% to 30% of a property’s required investment capital on a pari passu basis, the Bluerock SPs conduct their own underwriting and due diligence for potential transactions, enabling us to leverage their depth of intellectual capital and experience acquired through decades of experience in their target markets. We believe this ability to review investment opportunities with both depth (in the target market) and breadth (across target markets) improves our ability to source and execute attractive transactions.

Scalable Operating Model.  Bluerock’s relationships enable us to tap into what we believe to be the substantial, often proprietary, transaction flow of our Bluerock SPs, allowing for a rapid deployment of available capital. Our extensive network of Bluerock SPs provides us the ability to scale our operations rapidly, enabling us to allocate or reallocate capital across multiple target markets and along multiple strategies, and to rapidly invest in or divest of properties without the time delay associated with building infrastructure across multiple markets, and without burdening us with excessive operating and overhead costs.

Strong Alignment of Interests.  In connection with our contribution transactions, private funds affiliated with Bluerock, including funds in which certain of our executives or their affiliates own interests, have elected to receive OP units and shares of Class A common stock at the offering price as consideration for the contributed assets in lieu of cash. In addition, concurrently with the completion of this offering, we will grant        and        LTIP units, equivalent to a combined       % of the number of shares of Class A common stock that we issue in this offering (without giving effect to any exercise by the underwriters of their over-allotment option) to our Manager and our directors, respectively, which vest over a three-year period. Upon completion of this offering and consummation of our contribution transactions, our Manager, executive officers and directors, along with their affiliates, collectively will own approximately    % of our company on a fully diluted basis, which we believe creates a strong alignment of their interests with those of our stockholders.

Reduced General and Administrative Expenses.  Our Management Agreement will provide us with access to Bluerock’s team of management, investment, capital markets, asset management, finance, legal and administrative personnel, which we believe is likely to be more experienced, capable and diverse than we would otherwise be able to attract at this stage of our life cycle. In addition, we will have access to our management team at a lower cost than associated with employing our own management team, which provides a significant benefit to our stockholders. Finally, we retain the ability to internalize our management team at the discretion of our board of directors by terminating the Management Agreement and paying the termination fee thereunder or acquiring our Manager at an equivalent price. See “Our Manager and Related Agreements — Management Agreement — Term and Termination.”

Our Business and Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality portfolio of apartment properties located in demographically attractive growth markets and by implementing our investment strategies and our BLIs to achieve sustainable long-term growth in both our funds from operations and net asset value.

Invest in Institutional-Quality Apartment Properties.  We intend to continue to acquire institutional-quality apartment properties where we believe we can create long-term value for our stockholders utilizing our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

Diversify Across Markets, Strategies and Investment Size.  We will seek to grow our high-quality portfolio of apartment properties diversified by geography and by investment strategy in order to drive both current income and capital appreciation throughout the portfolio. Bluerock and our Bluerock SPs enable us to diversify across multiple markets and multiple strategies efficiently, without the logistical burden and time delay of building operating infrastructure in multiple markets and across multiple investment strategies. We expect that our investments will also be diversified by investment size, typically ranging in asset value from $20 million to $50 million.

Focus on Demographically Attractive Growth Markets.  We intend to continue to focus on demographically attractive growth markets, which we believe provide high potential for attractive risk-adjusted returns. We continuously evaluate and select our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which market characteristics may include projected short- and long-term employment growth; existence of robust infrastructures; diversity and growth of the economic base; the presence of a younger, more educated demographic profile with a high population of renters by choice; the existence of right to work laws; and quality of life. Within these markets, we focus on submarkets where our Bluerock SPs have established relationships, transaction history, market knowledge and potential access to off-market investments, as well as an ability to efficiently direct property management and leasing operations.

Implement Bluerock Lifestyle Initiatives.  We intend to implement our BLIs, which seek to transform the perception of the apartment from purely functional (i.e., as solely a place to live), to a lifestyle product (i.e., as a place to live, interact, and socialize). The BLIs are property specific, and generally consist of amenities and attributes that go beyond traditional features, including highly amenitized common areas, cosmetic and architectural improvements, technology, music and other community-oriented activities. Our BLIs are customized to appeal to our target residents’ desire for a “sense of community” by creating places to gather, socialize and interact in an amenity-rich environment. We believe this creates an enhanced perception of value among residents, allowing for premium rental rates and improved resident retention.

Aggressively Manage Assets to Drive Value.  We intend to implement an aggressive asset management strategy in order to maximize our return on investment. Initially, our Manager will work with our Bluerock SPs to create an asset-specific business plan for each acquired and Invest-to-Own property. As part of this plan, our team will evaluate property needs along with value-creation opportunities to determine how we can best position or reposition the property to meaningfully drive rental growth and asset values. Our Manager then intends to manage our Bluerock SPs in conjunction with the plan, with the goal of driving rental growth and values. Notwithstanding the fact that our Bluerock SPs may have an investment in the project, we intend to generally retain control with respect to the property and the right to terminate property management.

Selectively Harvest and Redeploy Capital.  On an opportunistic basis and subject to compliance with certain REIT restrictions, we intend to sell properties in cases where we have successfully executed our value creation plans and where we believe the investment has limited additional upside relative to other opportunities, in order to harvest profits and to reinvest proceeds to maximize stockholder value. In the last two years, we have sold interests in three assets, including two to affiliates at appraised value, yielding an average IRR of 46.0%, with a return on equity of 2.15x.

Selected Case Studies

Below are case studies of the types of transactions we have executed in the past, which are representative of the transactions we expect to execute as a publicly-traded company.

Core-Plus Acquisition

On September 30, 2010, we, our affiliates, and Bell Partners, Inc., or Bell, acquired a 201-unit Class A apartment community known as The Gardens at Hillsboro Village, or the Hillsboro property, located in Nashville, Tennessee, for a purchase price of $31.6 million, or $157,000 per unit, and a cap rate of 6.5%.

The Hillsboro property was built in 1940 and expanded and renovated in 1997 through 1998, and is located in an irreplaceable urban infill location in the West End/Downtown submarket of Nashville, Tennessee, less than 1/4 mile from Vanderbilt University, and uniquely adjacent to the neighborhood amenities of Hillsboro Village, including numerous restaurants, bars, and shops.

Pursuant to our BLIs, Bluerock and Bell implemented a modest interior unit renovation program and modernization of the clubhouse and amenities at the property, including the fitness center. As of July 2010, prior to the acquisition, the property had an average effective rent of $1,316 per unit and was 99% occupied. As of September 30, 2013, the property was 94% occupied, and the average effective rent was $1,578 per unit, a 20% increase in approximately three years.

The asset was sold on September 30, 2013 for $44.0 million, which yielded a 34.0% IRR and an equity multiple of 2.2x.

Value-Added Acquisition

On December 3, 2009, we, our affiliates, and Hawthorne Residential, Inc., or Hawthorne, acquired a Class B 432-unit apartment community known as Springhouse at Newport News, located in Newport News, Virginia, for a purchase price of $29.3 million, or $68,000 per unit, and a cap rate of 8.3%. The purchase was part of an off-market two asset portfolio purchase from a publicly traded REIT.

At the time of acquisition, our BLIs analysis revealed that the property’s tenant base was highly concentrated in one employment industry that consisted primarily of transient and price-sensitive renters. In order to position the property for future rent increases, Bluerock and Hawthorne implemented a comprehensive marketing and re-tenanting program, which diversified our tenant base to include a more permanent and less price-conscious segment of the market.

With a more stable rent roll at the property, Bluerock and Hawthorne commenced a comprehensive unit interior value-added program in November 2012. In 2013, Bluerock and Hawthorne completed renovation of 23 units, at an average cost of approximately $4,900 per unit, and the property is achieving monthly effective rent increases over non-renovated units of $127 per unit, yielding a 31% annual return on equity.

Recapitalization

On December 17, 2012, we, our affiliates, and Village Green recapitalized a Class A 190-unit high-rise apartment community with 8,238 square feet of ground floor retail known as the MDA City Apartments, located in the Chicago Loop submarket of downtown Chicago, Illinois in an off-market transaction.

The recapitalization allowed the existing ownership to streamline a complicated ownership structure that included historic tax credits and mezzanine financing to a more traditional senior financing and common equity ownership structure. As a result of the complicated nature of the previous ownership structure, Bluerock was able to negotiate a favorable investment basis of $54.8 million, or approximately $268,000 per unit (assuming a $4.0 million value allocation to the retail component).

The property is located in the Chicago Loop neighborhood submarket, a desirable “24-7” neighborhood. Virgin Hotels is in the process of redeveloping the former Old Dearborn Bank Building, located immediately across the street from MDA City Apartments, which will deliver 250 rooms and suites, two restaurants, a rooftop bar/lounge and a wellness center, all of which will further enhance the immediate neighborhood.

According to public records, Alta at K Station, a Class A 848-unit apartment development in downtown Chicago that we believe is comparable to the MDA City Apartments, was sold in December 2012 for approximately $356,000 per unit and a cap rate of 4.6%.

Opportunistic Acquisition

On October 2, 2012, we, our affiliates, and Waypoint Residential, LLC, or Waypoint, acquired 198 of 220 condominium units in a community known as Enders Place at Baldwin Park, located in Orlando, Florida, for a purchase price of $25.1 million, or $127,000 per unit, and a cap rate of 6.7%. The asset, built in 2003, was a real estate owned, or REO, property and the 198 units were being operated as a rental community at the time of purchase. In order to reposition the property as a Class A apartment community, we worked to structure the acquisition with long-term agency financing at attractive rates. The purchase price was a 44.0% discount to the previous 2006 sale price of $227,000 per unit, according to public records.

Enders Place is one of several communities located within the larger Baldwin Park development. Pedestrian-friendly with two large lakes, more than 50 miles of paths and trails, and over 20 parks, Baldwin Park is a popular and award-winning, low-to medium-density planned community. The development, built in the early 2000s, also features high-end housing, top schools, quality shopping, restaurants and fitness facilities, all within three miles of Orlando’s Central Business District. According to public records, Landmark at Universal, a Class A 310-unit apartment community that we believe is comparable to Enders Place, was sold in May 2013 for $155,677 per unit.

Development

On October 18, 2012, we, our affiliates, and Stonehenge Real Estate Group, LLC, or Stonehenge, completed an off-market investment in a to-be-built 266-unit apartment development known as 23Hundred@Berry Hill, located in Nashville, Tennessee. First Certificates of Occupancy were received and move-ins began in November 2013, and as of February 1, 2014, 104 leases have been signed, representing 39% of the community. Leases have been signed at an average of $1,339 per month, approximately $88 per month above our original underwriting.

The property is a Class A, urban apartment community with highly appointed unit interiors and an abundance of lifestyle amenities. Community features include a top floor rhythm lounge with panoramic views of Nashville, an entertainment stage and indoor/outdoor space, an oversized pool with aqua deck, a Fusion Fit Club with group and personal training available, an interactive smart building community with concierge services and a cyber cafe with WiFi access, coffee bar and flat screen TVs overlooking the pool courtyard, among other amenities.

The total projected development cost is approximately $33.7 million, or $126,579 per unit. According to public records, Eleven North, a Class A 302-unit development in Nashville that we believe is comparable to 23Hundred@Berry Hill, was sold in November 2012 for a price of approximately $59.0 million, or approximately $195,000 per unit. We have incurred $27.7 million in costs as of December 31, 2013, with an expected $6.0 million necessary to complete development. Construction is expected to be completed in mid-2014.

The information presented in these case studies should not be considered indicative of our future performance and you should not rely on this information as an indication thereof.

Summary Risk Factors

An investment in our Class A common stock involves a number of risks. See “Risk Factors,” beginning on page 26 of this prospectus. Some of the more significant risks include those set forth below.

•	Our Current Portfolio consists primarily of investments in apartment communities concentrated in certain markets, and we expect that our portfolio going forward will consist primarily of the same. Any adverse developments in local economic conditions or the demand for apartment units in these markets may negatively impact our operating results.
•	If we, through our Manager, are unable to identify suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

•	Adverse economic conditions may negatively affect our returns and profitability, and, as a result, our ability to make distributions to our stockholders.
•	Our previous public equity offerings have resulted in inadequate capital raises and we have very limited sources of capital other than the proceeds of this offering to meet our primary liquidity requirements; as a result, we may not be able to pay our short-term debt upon maturity or other liabilities and obligations when they come due other than with the proceeds of this offering, which may limit our ability to fully consummate our business plan and diversify our portfolio.
•	Our current corporate general and administrative expenses exceed the cash flow received from our investments in real estate joint ventures, and our general and administrative costs are high relative to the size of our Current Portfolio. As a result, we have at times generated negative operating cash flow in the past and may continue to do so in the future.
•	We may be limited in our ability to diversify our investments.
•	We have used and will continue to use mortgage and other indebtedness to partially finance our company, which increases the risk to our business. As of December 31, 2013, the ratio of our borrowings to the cost of our assets was 230%, which is high relative to other listed REITs. Our leverage policy has been adopted by our board of directors and is therefore subject to change without stockholder consent.
•	During the early stages of our operations, we have funded distributions from offering proceeds, borrowings and the sale of assets to the extent distributions exceeded our earnings or cash flows from operations, and may do so in the future if we are unable to make distributions with our cash flows from our operations. There is no limit on the amount of offering proceeds we may use to fund distributions. Distributions paid from sources other than cash flow or funds from operations may constitute a return of capital to our stockholders. Rates of distribution may not be indicative of our operating results.
•	For the year ended December 31, 2013, our cash flow from operations and funds from operations were insufficient to cover our distributions.
•	We rely on our Manager, an affiliate of Bluerock, and our officers and non-independent directors, to manage our business and select and manage our investments. Our Manager has no operating history. The success of our business will depend on the success of our Manager in performing these duties, and any adverse changes in the financial health of Bluerock, our Manager or their affiliates, or our relationship with any of them, could hinder our operating performance and adversely affect the trading price of our Class A common stock.
•	While we expect to maintain control over our properties, we will rely on Bluerock SPs in the day-to-day management and development of projects in which we invest.
•	Stockholders will have limited control over changes in our policies and day-to-day operations, which increases the uncertainty and risks you face as a stockholder. In addition, our board of directors may approve changes to our policies without your approval.
•	Before this offering, there was no active market for our common stock. Although we intend to list our Class A common stock on the NYSE, we do not know whether any such listing, if obtained, will lead to the development of a trading market or how liquid that market may be. If a market does develop, the market price and trading volume of our Class A common stock may be volatile following this offering.
•	There are numerous conflicts of interest between the interests of stockholders and our interests or the interests of our Manager, Bluerock and their respective affiliates, including conflicts arising out of (a) allocation of personnel to our activities, (b) allocation of investment opportunities between us and investment vehicles affiliated with Bluerock, (c) purchase or sale of apartment properties, including from or to Bluerock or its affiliates and (d) fee arrangements with our Manager, including fees payable without regard to our profitability.

•	We have invested and anticipate that we will continue to invest in apartment development projects. These investments involve risks beyond those presented by stabilized, income-producing properties. These risks may diminish the return to our stockholders.
•	We may fail to maintain our qualification as a REIT for federal income tax purposes. We would then be subject to corporate level taxation and we would not be required to pay any distributions to our stockholders.

If we are unable to effectively manage the impact of these and other risks, our ability to meet our investment objectives would be substantially impaired. In turn, the value of our Class A common stock and our ability to make distributions would be materially reduced.

Our Manager and Bluerock

Upon completion of this offering, we will be externally managed and advised by our Manager. Our Manager is majority owned by Bluerock. Pursuant to the terms of the Management Agreement, which we will enter into simultaneously with the completion of this offering, our Manager will provide us with our management team and appropriate support personnel, and we will have access to the management, infrastructure, personnel and other resources of Bluerock necessary for the implementation and execution of our business and growth strategies. Our Manager has substantial discretion with respect to the selection of specific investments consistent with our investment objectives and strategy, subject to our investment guidelines.

Our Manager will be able to draw upon the experience, expertise, and relationships of Bluerock’s senior executives, and its team of over 40 professionals and support personnel, which will provide asset management, portfolio management, finance, administration, legal, compliance, investor relations, asset valuation, risk management, information technology and other operational matters in connection with the performance of our Manager’s duties. We expect to benefit from the personnel of Bluerock and the relationships and experience of Bluerock’s management team, including our network of Bluerock SPs, in order to create value for our stockholders.

We believe the Management Agreement will provide significant benefits to our stockholders. Our company will not be burdened by the high expenses associated with employing our own management team and infrastructure, and instead will rely on our Manager to provide these services in exchange for management fees, which we believe are lower than the costs associated with managing internally. In addition, our Management Agreement provides us access to a team of executive, management, investment, capital markets and administrative personnel that we believe, given our size and stage of development, is likely to be more capable and diverse than we would otherwise be able to attract at this stage of our life cycle.

Further, at the earlier of (i) three years following the completion of this offering, and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, internalize our management. For this purpose, our “stockholders’ equity” means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A and Class B common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of considering an internalization transaction, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Our board of directors would consider an internalization where our pro forma internalized general and administration expenses would be lower as compared to remaining externally managed. Should our board of directors decide to internalize our management, it could do so by terminating the Management Agreement and paying the fee thereunder, or through the acquisition of our Manager at an equivalent price, which would require the approval of a majority of our independent directors, and the approval of our stockholders, other than our Manager and its affiliates. Consequently, no assurance can be given that the internalization of our Manager will be achieved.

Pursuant to the Management Agreement, we will pay our Manager and its affiliates fees and reimburse certain expenses for services rendered to us. The most significant items of compensation and reimbursement are outlined in “— Compensation to Our Manager,” below. For a more complete explanation of the fees and expenses, see “Our Manager and Related Agreements.”

Compensation to Our Manager

Set forth below is a summary of the fees and compensation we expect to pay our Manager under the Management Agreement for managing our business and assets. For additional information with respect to the compensation of our Manager, see “Our Manager and Related Agreements.”

Type	Description
Base Management Fee	1.5% of our stockholders’ equity per annum, calculated quarterly based on our stockholders’ equity for the most recently completed calendar quarter and payable in quarterly installments in arrears. For purposes of calculating the base management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A and Class B common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. The base management fee is payable in cash.

Type	Description
Incentive Fee	An incentive fee payable with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our AFFO (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of Class A common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock, LTIP units and other shares of common stock underlying awards granted under our 2014 Incentive Plans and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 8%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the closing date of this offering, whichever is less. For purposes of calculating the incentive fee during the first 12 months after completion of the offering, AFFO will be determined by annualizing the applicable period following completion of the offering.
AFFO is calculated by adjusting our funds from operations, or FFO, by adding back acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures — Funds from Operations” and “— Adjusted Funds from Operations” for additional information.
The incentive fee is payable as set forth below.
Partial Payment of Incentive Fee in Shares of our Class A Common Stock or in LTIP Units	One half of each quarterly installment of the incentive fee will be payable in LTIP units, calculated pursuant to the formula described in “Our Manager and Related Agreements — Management Agreement.” The remainder of the incentive fee will be payable in cash or in LTIP units, at the election of our board of directors, in each case calculated pursuant to the formula described in “Our Manager and Related Agreements — Management Agreement.”
The number of LTIP units to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in such LTIP units, divided by the average of the closing prices of our common stock on the NYSE for the five trading days immediately preceding the date on which such quarterly installment is paid.

Type	Description
Expense Reimbursement	We will be required to reimburse our Manager for operating expenses related to us that are incurred by our Manager, including expenses relating to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis.
We will not reimburse our Manager for the salaries and other compensation of its personnel.
Termination Fee	Termination fee equal to three times the sum of the base management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.
The termination fee will be payable upon termination of the Management Agreement (i) by us without cause or (ii) by our Manager if we materially breach the Management Agreement.

Organizational Structure

The following chart shows our ownership structure following completion of this offering and our contribution transactions.

Our Contribution Transactions

Substantially concurrently with the completion of this offering, we will acquire additional real estate investments as described below, which we refer to as our contribution transactions. The real estate investments that will be contributed to us are currently owned by private partnerships that are managed directly or indirectly by Bluerock and, in some instances, partially owned by Mr. Kamfar, our Chairman, Chief Executive Officer and President, and certain of our and our Manager’s senior executive officers. Upon completion of the offering and consummation of our contribution transactions, our Manager, executive officers and directors will

own approximately     % of our company on a fully-diluted basis. We believe this significant ownership stake in our company will help create a strong alignment of interests between our senior management and our stockholders.

Our contribution transactions are subject to customary closing conditions, including the completion of this offering. These transactions are described in more detail under the captions “Our Business and Properties” and “Certain Relationships and Related Party Transactions” in this prospectus. All amounts are based on the midpoint of the range set forth on the cover page of this prospectus.

In our contribution transactions, we will acquire:

•	An aggregate 60% indirect equity interest in Grove at Waterford Apartments, located in Hendersonville, Tennessee, from Fund I and Fund II, in exchange for $582,000 in cash to Fund I and approximately $5.2 million in shares of Class A common stock to Fund II. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	An aggregate 67.2% indirect equity interest in Villas at Oak Crest Apartments, located in Chattanooga, Tennessee, from Fund II, in exchange for approximately $2.9 million in shares of Class A common stock. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	An aggregate 48.6% indirect equity interest in Village Green Apartments, located in Ann Arbor, Michigan, from Fund II and Fund III, in exchange for approximately $4.2 million in shares of Class A common stock to Fund II, and for $2.8 million in shares of Class A common stock to Fund III. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Fund III has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund III will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	An additional 36.8% indirect equity interest in Springhouse at Newport News, one of our current investments, located in Newport News, Virginia, from Fund I, in exchange for approximately $3.5 million in cash.
•	North Park Towers, located in Southfield, Michigan, from BR-NPT Springing Entity, LLC, an affiliate of Bluerock, or NPT, in exchange for approximately $4.1 million in units of limited partnership interest in our operating partnership, or OP Units. NPT has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of OP Units to NPT will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

We refer to Fund II, Fund III and NPT, collectively, as the Bluerock Funds.

Pursuant to the terms of the contribution agreements that we will enter into with the Bluerock Funds, the value to be received by them in exchange for their contribution of interests to us is fixed. As a result, in the event the price to the public in this offering is less than the midpoint of the price range indicated on the front cover of this prospectus, the number of shares of Class A common stock and/or OP Units issuable to them would increase. In connection with the contribution transactions, we will enter into a contribution agreement with each of the contributors in our contribution transactions, and each of such contributors will enter into a pledge agreement. These agreements provide for limited representations and warranties by the respective contributors or their nominees regarding the equity interests and assets being contributed in the contribution transactions, and entitle us and our affiliates to indemnification for breaches of those representations and warranties by each contributor or its nominee, as well as for any losses we may incur related to our ownership of such contributed assets arising prior to the consummation of the contribution transactions or any contributor’s failure to perform under its respective contribution agreement for a one-year period after the closing. As credit support for potential indemnification claims, we expect to receive from the several contributors or their nominees a lien and security interest in a number of shares of Class A common stock or OP Units, as applicable, having an aggregate value equal to 10% of the total consideration paid by us in the contribution transactions, based on the price per share of Class A common stock in this offering. The number of pledged shares or OP Units, as applicable, will be fixed as of the closing of this offering, and accordingly will not increase in the event the trading price of our Class A common stock drops below the initial public offering price. The pledged collateral will be released on the six-month anniversary of the closing of this offering to the extent that claims have not been made against the outstanding collateral, after which we will require minimum net worth guarantees from the contributors for an additional six months. If any claim for indemnification is made within the initial six-month period, all or a portion of the pledged collateral will be held until resolution of such claim, at which time any amounts not used to satisfy such claim will be returned to such contributor.

Holders of shares of our Class A common stock issued in our contribution transactions will have certain registration rights covering the resale of their shares of Class A common stock. In addition, in accordance with the terms of our operating partnership’s Limited Partnership Agreement, holders of OP Units issued in our contribution transactions will have certain registration rights covering the resale of our shares of Class A common stock issued or issuable, at our option, in exchange for OP Units. See “Shares Eligible for Future Sale — Registration Rights.”

Benefits of the Offering and Contribution Transactions to Related Parties

In connection with this offering and our contribution transactions, Mr. Kamfar, our Chairman, Chief Executive Officer and President, certain of our other directors, executive officers and senior officers of our Manager will receive material benefits as described below and further described in “Certain Relationships and Related Party Transactions.” Mr. Kamfar and a family owned limited liability company own all of the equity interest in Bluerock, and are direct or indirect majority owners of all of Bluerock’s affiliated companies, including our Manager, which is also owned by Messrs. Kachadurian, Babb, Ruddy, Konig and MacDonald. All amounts are based on the midpoint of the range set forth on the cover page of this prospectus.

•	Fund II and Fund III, which are managed by affiliates of Bluerock, will receive an aggregate of shares of Class A common stock in connection with our contribution transactions, with an aggregate value of $15.2 million. Additionally, Messrs. Kamfar, Babb, Ruddy and MacDonald are members of NPT and own, in the aggregate, approximately 66.5% of the outstanding equity interest in NPT, which will receive OP Units in connection with the contribution of North Park Towers, with an aggregate value of approximately $4.1 million. As a result, the Bluerock Funds will own approximately % of our company on a fully diluted basis, or % if the underwriters’ overallotment option is exercised in full. Additionally, Fund I, which is managed by Bluerock, will receive approximately $4.1 million in cash in connection with our contribution transactions. The applicable exemptions from registration and supporting factual circumstances for the issuance of such shares of Class A common stock to Fund II and Fund III, and for the issuance of such OP Units to NPT, are described above under “Our Contribution Transactions.”
•	As a result of the contributions by Fund I and the Bluerock Funds, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $2.1 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of shares of Class A common stock. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

•	As a result of the contributions by Fund I and the Bluerock Funds, Bluerock and its affiliates will be entitled to receive approximately $1.9 million in disposition fees from Fund I and the Bluerock Funds under the management agreements for those funds. In lieu of cash, the Bluerock affiliates have elected to receive a portion of those fees in the form of shares of Class A common stock and OP Units, which shares and OP Units would otherwise be issued to the Bluerock Funds in our contribution transactions. Each of the Bluerock affiliates has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock and OP Units to each of the Bluerock affiliates will, in each case, be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The applicable exemptions from registration and supporting factual circumstances for each such issuance of shares of Class A common stock and OP Units to each of the Bluerock affiliates are described in more detail under “Our Business and Properties — Description of Our Current Portfolio.”
•	In connection with the completion of this offering, we will enter into a registration rights agreement with Fund II and Fund III and their respective managers, pursuant to which (1) commencing six months after the date of this offering, we will be obligated to file a registration statement for the resale of up to 50% of the shares of Class A common stock held by Fund II, Fund III and their managers, and (2) commencing not later than nine months after the date of this offering, we will be obligated to file a registration statement for the resale of any remaining shares held by Fund II, Fund III and their managers. Additionally, beginning six months after the date of this offering, Fund II, Fund III and their managers will also have piggyback registration rights to participate as selling stockholders in any follow-on public offering of at least $30.0 million, subject to customary underwriter cutbacks and conditions. We will agree to pay all of the expenses relating to such securities registrations. See “Shares Eligible for Future Sale — Registration Rights.”
•	In connection with the completion of this offering, we will enter into a registration rights agreement with NPT, pursuant to which, commencing not later than one year after the date of this offering, we will be obligated to file one or more registration statements for the resale of our Class A common stock. We will agree to pay all of the expenses relating to such securities registrations. See “Shares Eligible for Future Sale — Registration Rights.”
•	We will enter into a tax protection agreement with NPT, pursuant to which we agree to indemnify NPT against adverse tax consequences until the sixth anniversary of the closing of North Park Towers in connection with: (1) our sale of North Park Towers in a taxable transaction; and (2) our failure to provide NPT the opportunity to guarantee a portion of the outstanding indebtedness of our operating partnership during such period, or following such period, our failure to use commercially reasonable efforts to provide such opportunities; provided that, subject to certain exceptions and limitations, such indemnification rights will terminate for NPT if it sells, exchanges or otherwise disposes of more than 50% of its OP Units (other than to the then-current owners of NPT). See “Certain Relationships and Related Party Transactions — Benefits of the Offering and Contribution Transactions to Related Parties.”
•	Fund I and Fund II are guarantors of approximately $20.1 million of indebtedness related to the Grove at Waterford Apartments, and Fund II and Fund III are guarantors of approximately $43.2 million of indebtedness related to Village Green Apartments. The guarantees are standard scope non-recourse carveout guarantees required by agency lenders and generally call for protection against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. In connection with this assumption, we will seek to have Fund I, Fund II and Fund III released from such guarantees (and related environmental indemnity agreements) and to have our operating partnership assume any such guarantee and environmental obligations as replacement guarantor.
•	We will repay approximately $7.6 million in indebtedness to Fund II and Fund III, as co-lenders under our $13.5 million working capital line of credit, or the Fund LOC, with the net proceeds of this offering.

•	We will enter into the Management Agreement, which provides for the payment of a base management fee, incentive fee, termination fee and reimbursement of expenses to our Manager in exchange for providing external management and advisory services to our company.
•	We will issue an aggregate of LTIP awards to our Manager under the 2014 Entities Plan. Our Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP awards to our Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

Conflicts of Interest

Our officers and directors, and the owners and officers of our Manager and its affiliates are involved in, and will continue to be involved in, the ownership and advising of other real estate entities and programs, including those sponsored by Bluerock and its affiliates or in which Bluerock is a manager or participant, including the Bluerock Funds and Bluerock Growth Fund, LLC, or BGF. These pre-existing interests, and similar additional interests as may arise in the future, may give rise to conflicts of interest with respect to our business, our investments and our investment opportunities. In particular, but without limitation:

•	Our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of real estate investments, and such conflicts may not be resolved in our favor. This could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment in us.
•	If we acquire properties from entities owned or sponsored by affiliates of our Manager, the price may be higher than we would pay if the transaction was the result of arm’s-length negotiations with a third party.
•	Our Manager will have considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions. The incentive fee payable by us to our Manager is determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests.
•	Conflicts of interest may arise between NPT, as a holder of OP Units, and our stockholders with respect to the sale of North Park Towers or a reduction of indebtedness encumbering North Park Towers, which could have adverse tax consequences to NPT and its members, thereby making those transactions less desirable to NPT, which will continue to be managed by a Bluerock affiliate.
•	We have agreed to indemnify NPT, in which certain of our senior executives hold indirect equity interests, against certain adverse tax consequences to it, which may affect the way in which we conduct our business, including when and under what circumstances we sell North Park Towers or interests therein during the restriction period.
•	Our Manager and its affiliates, including our officers, some of whom are also our directors, face conflicts of interest caused by their ownership of our Manager and their roles with other programs, which could result in actions that are not in the long-term best interests of our stockholders.
•	If the competing demands for the time of our Manager, its affiliates and our officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and result in lower distributions to you.
•	As of the date of this prospectus, all but one of our investments have been made through joint venture arrangements with affiliates of our Manager. These arrangements were not the result of arm’s-length negotiations of the type normally conducted between unrelated co-venturers, which could result in a disproportionate benefit to affiliates of our Manager.

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our Manager whereby none of the Bluerock Funds nor any of their affiliates will acquire institutional-quality apartment properties in our target markets and within our investment strategies without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for U.S. federal income tax purposes and to our and the Bluerock Funds’ exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act, at least 75% of the capital to be funded by such investment vehicles in institutional-quality apartment properties in our target markets, subject to change if agreed upon by a majority of our independent directors. To the extent that the Bluerock vehicles elect to invest less than the remaining 25% of the investment amount, we will have the right to invest an additional percentage of equity equal to the amount not so invested by the Bluerock vehicles. To the extent that we do not have sufficient capital to contribute at least 75% of the capital required for any such proposed investment by such investment vehicle, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us and the capital available for investment by each such vehicle and by us. Bluerock has agreed that this investment allocation agreement will apply to any fund that is formed by Bluerock at a later date. Our board of directors will re-evaluate the investment allocation agreement from time to time and will periodically review each party’s compliance with its allocation provisions.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees and officers of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the audit committee of our board of directors or another committee of our board of directors comprised solely of independent directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest.

Financing Policy

We intend to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of approximately 65% of the fair market value of all of our investments. However, we are not subject to any limitations on the amount of leverage we may use, and accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. We expect our leverage to decline commensurately as we execute our business plan to grow our net asset value.

Our board of directors has the authority to change our financing policies at any time and without stockholder approval. If our board of directors changes our policies regarding our use of leverage, we expect that it will consider many factors, including the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of apartment properties, the leverage ratios of publicly traded REITs with similar investment strategies, the cost of leverage as compared to expected operating net revenues, and general market conditions.

By operating on a leveraged basis, we expect to have more funds available for real estate investments and other purposes than if we operated on a nonleveraged basis, which we believe will allow us to acquire more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See “Risk Factors — Risks Associated with Debt Financing” for more information about the risks related to operating on a leveraged basis.

Distribution Policy

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). We intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a quarterly basis. Our board of directors will determine the amount of distributions to be distributed to our stockholders. The board’s determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT qualification under the Code. As a result, our distribution rate and payment frequency may vary from time to time. Generally, our policy will be to pay distributions from cash flow from operations. However, all of our distributions through December 31, 2013 have been paid from sources other than cash flows from operations, such as from the proceeds of our Prior Public Offering and our Follow-On Offering, borrowings, advances from our Manager or from our Manager’s deferral of its fees and expense reimbursements, and we may continue to do so as necessary. See “Distribution Policy.”

REIT Status

As long as we maintain our qualification as a REIT, we generally will not be subject to federal income or excise tax on income that we currently distribute to our stockholders. Under the Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders. If we fail to maintain our qualification as a REIT in any year, our income will be subject to federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs. Even if we qualify for treatment as a REIT, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. Moreover, if we establish TRSs, such TRSs generally will be subject to federal income taxation and to various other taxes.

Restriction on Ownership and Transfer of Our Common Stock

Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% in value of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, unless otherwise excepted (prospectively or retroactively) by our board of directors. Our charter also contains other restrictions designed to help us maintain our qualification as a REIT. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Background and Corporate Information

We were incorporated on July 25, 2008 under the laws of the State of Maryland for the purpose of raising capital and acquiring a diverse portfolio of residential real estate assets. Our principal executive offices are located at 712 Fifth Avenue, 9th Floor, New York, New York 10019. Our telephone number is (212) 843-1601. Our internet address is www.bluerockresidential.com. Our internet website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Class A common stock offered by us
shares(1)
Class A common stock and OP Units to be outstanding after this offering:(2)
shares and OP Units
Common stock to be outstanding after this offering:(3)
Class A common stock
shares(1)
Class B-1 common stock
shares
Class B-2 common stock
shares
Class B-3 common stock
shares
Conversion rights
Subject to the provisions of our charter, shares of our Class B-1, B-2 and B-3 common stock will convert automatically into shares of our Class A common stock 360 days following the Listing, 540 days following the Listing and 720 days following the Listing, respectively.
Dividend rights
Our Class A common stock and our Class B common stock will share equally in any dividends authorized by our board of directors and declared by us.
Voting rights
Each share of our Class A common stock and each share of our Class B-1, B-2 and B-3 common stock will entitle its holder to one vote per share.
Use of Proceeds
We estimate that the net proceeds of this offering, after deducting the underwriting discounts and commissions and estimated expenses payable by us, will be approximately $ million, or approximately $ million if the underwriters’ overallotment option is exercised in full. We intend to use the net proceeds of this offering as follows:
• approximately $582,000 to fund our acquisition of Fund I’s indirect equity interest in the Grove at Waterford Apartments in our contribution transactions;
• approximately $3.5 million to fund our acquisition of Fund I’s indirect equity interest in Springhouse at Newport News in connection with our contribution transactions;
• approximately $4.0 million to fund our estimated portion of the projected development costs for UCF Publix;
• approximately $16.5 million to acquire substantially all of Fund II’s and Fund III’s interests in Lansbrook Village;
• approximately $579,000 to pay acquisition related expenses in connection with our contribution transactions;

• approximately $556,000 to pay mortgage loan assumption fees in connection with our contribution transactions;
• approximately $7.6 million to repay in full the indebtedness to Fund II and Fund III, as co-lenders under the Fund LOC;
• approximately $ in offering expenses (exclusive of the underwriting discounts and commissions), including reimbursement of our Manager for expenses and fees incurred on our behalf; and
• the balance for future acquisitions and for general corporate and working capital purposes, which may include the repayment of indebtedness and the funding of capital improvements at our properties.
Proposed NYSE Symbol
We have submitted an application to list Class A common stock on NYSE under the symbol “BRG”.

(1)	Includes shares of Class A common stock issued in our contribution transactions. Excludes (i) up to shares of Class A common stock that may be issued by us upon exercise of the underwriters’ overallotment option and (ii) shares of Class A common stock available for future issuance under our 2014 Incentive Plans.
(2)	Includes OP Units expected to be issued in our contribution transactions, which may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of common stock on a one-for-one basis. Excludes LTIP unit awards to our independent directors and our Manager to be issued concurrently with the completion of this offering.
(3)	Share numbers reflect the Recapitalization.

SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth summary selected financial and operating data of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.).

The summary selected balance sheet data as of December 31, 2013 and 2012 and the summary selected statement of operations data for the years ended December 31, 2013 and 2012 have been derived from the audited historical financial statements of Bluerock Residential Growth REIT, Inc., appearing elsewhere in this prospectus.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the year ended December 31, 2013 have been adjusted to give effect to (1) the completion of this offering and our contribution transactions, (2) the application of the net proceeds from this offering, and (3) the Recapitalization (each as described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus) as of January 1, 2013 for the operating data and as of December 31, 2013 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

You should read the following summary selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes appearing elsewhere in this prospectus. All share and per share data set forth below gives effect to the Recapitalization.

	Year Ended December 31,
	2013			2012
	(unaudited) Pro Forma		Historical	Historical
Operating Data:
Total revenue		$22,325,801	$8,884,746	$2,571,415
Total expenses		23,330,460	10,554,049	6,658,943
Equity in earnings (loss) of unconsolidated joint ventures		450,154	(102,939)	13,435
Operating loss		(554,505)	(1,772,242)	(4,074,093)
Total other (expense) income(1)		(7,361,135)	(2,284,765)	12,160,216
Net (loss) income from continuing operations		(7,915,640)	(4,057,007)	8,086,123
Loss from discontinued operations		—	(356,546)	(720,815)
Net (loss) income		(7,915,640)	(4,413,553)	7,365,308
Net (loss) income attributable to common stockholders		(5,451,097)	(2,971,001)	3,920,841
Earnings (loss) per share – continuing operations:
Basic	$		$(1.18)	$2.22
Diluted	$		$(1.18)	$2.20
Earnings (loss) per share – discontinued operations
Basic	$		$(0.09)	$0.11
Diluted	$		$(0.09)	$0.11
Balance Sheet Data (as of end of period):
Total net operating real estate		$220,015,574	$119,547,318	$146,589,933
Total net operating real estate held for sale		—	43,458,027	—
Total investments in unconsolidated real estate joint ventures		4,238,328	1,254,307	2,398,902
Assets related to real estate held for sale		—	1,452,785	—
Total assets		312,210,829	172,526,092	156,631,431
Mortgage payable		150,309,132	79,034,338	96,099,690
Line of credit		—	7,571,223	11,935,830
Notes payable to affiliates		—	—	—
Liabilities related to real estate held for sale		—	33,227,650	—
Total liabilities		156,773,884	126,443,873	113,147,458
Total stockholders' equity		114,795,443	12,001,393	11,037,961
Other Data:
Cash flows provided by (used in) operations		$—	$244,264	$(2,048,484)
Cash flows used in investing activities		—	(16,544,289)	(10,851,725)
Cash flows provided by financing activities		—	16,494,647	15,268,802
Weighted average number of common shares outstanding – basic			2,348,849	1,679,778
Weighted average number of common shares outstanding – diluted			2,348,849	1,696,253
FFO			(2,084,058)	(3,084,900)
Adjusted FFO			(1,685,183)	(1,093,024)

(1)	Total other income (expense) for the year ended December 31, 2012 includes a non-recurring gain on the sale of our joint venture interest in the Meadowmont property of $2,014,533, net of disposition fees, and a non-recurring gain on business combinations of $10,927,042, net of acquisition costs.

RISK FACTORS

The purchase of shares of our Class A common stock involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our Class A common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our Class A common stock to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business and Properties

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions, and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

•	changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;
•	fluctuations in interest rates, which could adversely affect our ability to obtain financing on favorable terms or at all;
•	the inability of residents and tenants to pay rent;
•	the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors' properties based on considerations such as convenience of location, rental rates, amenities and safety record;
•	increased operating costs, including increased real property taxes, maintenance, insurance and utilities costs;
•	weather conditions that may increase or decrease energy costs and other weather-related expenses;
•	oversupply of apartments, commercial space or single-family housing or a reduction in demand for real estate in the markets in which our properties are located;
•	a favorable interest rate environment that may result in a significant number of potential residents of our apartment communities deciding to purchase homes instead of renting;
•	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes;
•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs; and
•	changing trends in the demand by consumers for merchandise offered by retailers conducting business at our retail properties.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in the following risk factors. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

Our Current Portfolio consists of interests in nine apartment communities located primarily in markets in the Southeastern United States. Any adverse developments in local economic conditions or the demand for apartment units in these markets may negatively impact our results of operations.

Our Current Portfolio of properties consists primarily of apartment communities geographically concentrated in the Southeastern United States, and our portfolio going forward may consist primarily of the same. For the year ended December 31, 2013, Michigan, Tennessee, Illinois, Virginia, Florida and Georgia comprised 31%, 22%, 16%, 12%, 11% and 8%, respectively, of our total rental revenue. As such, we are currently susceptible to local economic conditions and the supply of and demand for apartment units in these markets. If there is a downturn in the economy or an oversupply of or decrease in demand for apartment units in these markets, our business could be materially adversely affected to a greater extent than if we owned a real estate portfolio that was more diversified in terms of both geography and industry focus.

Our Manager may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy requires us, through our Manager, to identify suitable investment opportunities compatible with our investment criteria. Our Manager may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including other publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments may impede our growth and negatively affect our cash available for distribution to our stockholders.

Adverse economic conditions may negatively affect our results of operations and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our properties.

Our operating results may be adversely affected by market and economic challenges, which may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our properties. These market and economic challenges include, but are not limited to, the following:

•	any future downturn in the U.S. economy and the related reduction in spending, reduced home prices and high unemployment could result in tenant defaults under leases, vacancies at our apartment communities and concessions or reduced rental rates under new leases due to reduced demand;
•	the rate of household formation or population growth in our target markets or a continued or exacerbated economic slow-down experienced by the local economies where our properties are located or by the real estate industry generally may result in changes in supply of or demand for apartment units in our target markets; and
•	the failure of the real estate market to attract the same level of capital investment in the future that it attracts at the time of our purchases or a reduction in the number of companies seeking to acquire properties may result in the value of our investments not appreciating or decreasing significantly below the amount we pay for these investments.

The length and severity of any economic slow-down or downturn cannot be predicted. Our operations and, as a result, our ability to make distributions to our stockholders and/or our ability to realize appreciation in the value of our properties could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

Our revenues are significantly influenced by demand for apartment properties generally, and a decrease in such demand will likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

Our Current Portfolio is focused predominately on apartment properties, and we expect that our portfolio going forward will focus predominately on the same. As a result, we are subject to risks inherent in investments in a single industry, and a decrease in the demand for apartment properties would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Resident demand at apartment properties was adversely affected by the recent U.S. recession, including the reduction in spending, reduced home prices and high unemployment, together with the price volatility, dislocations and liquidity disruptions in the debt and equity markets, as well as the rate of household formation or population growth in our markets, changes in interest rates or changes in supply of, or demand for, similar or competing apartment properties in an area. If the economic recovery slows or stalls, these conditions could persist and we could experience downward pressure on occupancy and market rents at our apartment properties, which could cause a decrease in our rental revenue. Any such decrease could impair our ability to satisfy our substantial debt service obligations or make distributions to our stockholders.

The properties in our investment pipeline are subject to contingencies that could delay or prevent acquisition or investment in those properties.

We are currently in discussions regarding a number of apartment properties for acquisition or investment. In particular, Fund I has recently entered into a joint venture agreement with respect to UCF Publix, in which we expect to be provided the opportunity to invest pursuant to our investment allocation agreement with our Manager. Similarly, Fund I and Fund II are parties to a joint venture agreement with Carroll, which is party to a contract to purchase Lansbrook Village. See “Our Business and Properties — Our Investment Pipeline.” However, we have not completed our diligence process on these properties or development projects nor do we have definitive investment or purchase and sale agreements, as applicable, and several other conditions must be met in order for us to complete these acquisitions or developments, including approval by our investment committee. If we are unable to complete the acquisition of the interests or investment in any of these properties or experience significant delays in executing any such acquisition or investment, we will have issued shares of our common stock in this offering without realizing a corresponding current or future increase in earnings and cash flow from acquiring those interests or developing those properties, which could have a material adverse impact on our financial condition and results of operations. In addition, to the extent the uses of proceeds from this offering are designated for the acquisition of or investment in these properties, e.g., UCF Publix and/or Lansbrook Village, we will have no specific designated use for the net proceeds from this offering allocated to the purchase or development and investors will be unable to evaluate in advance the manner in which we will invest, or the economic merits of the properties we may ultimately acquire or develop with such proceeds.

Our expenses may remain constant or increase, even if our revenues decrease, causing our results of operations to be adversely affected.

Costs associated with our business, such as mortgage payments, real estate taxes, insurance premiums and maintenance costs, are relatively inflexible and generally do not decrease, and may increase, when a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause a reduction in property revenues. As a result, if revenues drop, we may not be able to reduce our expenses accordingly, which would adversely affect our financial condition and results of operations.

We compete with numerous other parties or entities for real estate assets and tenants and may not compete successfully.

We compete with numerous other persons or entities engaged in real estate investment activities, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may be willing to offer space at rates below our rates, causing us to lose existing or potential tenants.

Competition from other apartment properties for tenants could reduce our profitability and the return on your investment.

The apartment property industry is highly competitive. Our competitors may be willing to offer space at rates below our rates, causing us to lose existing or potential tenants. This competition could reduce occupancy levels and revenues at our apartment properties, which would adversely affect our results of operations. We expect to face competition for tenants from many sources. We will face competition from other apartment communities both in the immediate vicinity and in the larger geographic market where our apartment communities will be located. If overbuilding of apartment properties occurs at our properties it will increase the number of apartment units available and may decrease occupancy and apartment rental rates at our properties.

Increased competition and increased affordability of single-family homes could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Any apartment properties we may acquire will most likely compete with numerous housing alternatives in attracting residents, including single-family homes, as well as owner-occupied single and multifamily homes available to rent. Competitive housing in a particular area and the increasing affordability of owner occupied single and multifamily homes available to rent or buy caused by declining mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain our residents, lease apartment units and increase or maintain rental rates.

Increased construction of similar properties that compete with our properties in any particular location could adversely affect the operating results of our properties and our cash available for distribution to our stockholders.

We may acquire properties in locations which experience increases in construction of properties that compete with our properties. This increased competition and construction could:

•	make it more difficult for us to find tenants to lease units in our apartment properties;
•	force us to lower our rental prices in order to lease units in our apartment properties; and/or
•	substantially reduce our revenues and cash available for distribution to our stockholders.

Our investments will be dependent on tenants for revenue, and lease terminations could reduce our revenues from rents, resulting in the decline in the value of your investment.

The underlying value of our properties and the ability to make distributions to you depend upon the ability of the tenants of our properties to generate enough income to pay their rents in a timely manner, and the success of our investments depends upon the occupancy levels, rental income and operating expenses of our properties and our company. Tenants’ inability to timely pay their rents may be impacted by employment and other constraints on their personal finances, including debts, purchases and other factors. These and other changes beyond our control may adversely affect our tenants’ ability to make lease payments. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur costs in protecting our investment and re-leasing our property. We may be unable to re-lease the property for the rent previously received. We may be unable to sell a property with low occupancy without incurring a loss. These events and others could cause us to reduce the amount of distributions we make to stockholders and may also cause the value of your investment to decline.

Our operating results and distributable cash flow depend on our ability to generate revenue from leasing our properties to tenants on terms favorable to us.

Our operating results depend, in large part, on revenues derived from leasing space in our properties. We are subject to the credit risk of our tenants, and to the extent our tenants default on their leases or fail to make rental payments we may suffer a decrease in our revenue. In addition, if a tenant does not pay its rent, we may not be able to enforce our rights as landlord without delays and we may incur substantial legal costs. We are also subject to the risk that we will not be able to lease space in our value-added or opportunistic properties or that, upon the expiration of leases for space located in our properties, leases may not be renewed, the space may not be re-leased or the terms of renewal or re-leasing (including the cost of required renovations or concessions to customers) may be less favorable to us than current lease terms. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in decreased distributions to our stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property. Further, costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. These events would cause a significant decrease in revenues and could cause us to reduce the amount of distributions to our stockholders.

Short-term apartment leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions to our stockholders.

We expect that substantially all of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

Costs incurred in complying with governmental laws and regulations may reduce our net income and the cash available for distributions.

Our company and the properties we own and expect to own are subject to various federal, state and local laws and regulations relating to environmental protection and human health and safety. Federal laws such as the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act and their resolutions and corresponding state and local counterparts govern such matters as wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with disposals. The properties we acquire will be subject to the Americans with Disabilities Act of 1990 which generally requires that certain types of buildings and services be made accessible and available to people with disabilities. Additionally, we must comply with the Fair Housing Amendments Act of 1988, or the FHAA, which requires that apartment properties first occupied after March 13, 1991 be accessible to handicapped residents and visitors. These laws may require us to make modifications to our properties. Some of these laws and regulations impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were illegal. Compliance with these laws and any new or more stringent laws or regulations may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. In addition, there are various federal, state and local fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance.

Our properties may be affected by our tenants’ activities or actions, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties. The presence of hazardous substances, or the failure to properly remediate these substances, may make it difficult or impossible to sell or rent such property. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

A change in the United States government policy with regard to Fannie Mae and Freddie Mac could impact our financial condition.

Fannie Mae and Freddie Mac are a major source of financing for the apartment real estate sector. We and other apartment companies in the apartment real estate sector depend heavily on Fannie Mae and Freddie Mac to finance growth by purchasing or guarantying apartment loans. In February 2011, the Obama Administration released a report to Congress which included options, among others, to gradually shrink and eventually shut down Fannie Mae and Freddie Mac. We do not know when or if Fannie Mae or Freddie Mac will restrict their support of lending to the apartment real estate industry or to us in particular. A final decision by the government to eliminate Fannie Mae or Freddie Mac, or reduce their acquisitions or guarantees of apartment real estate mortgage loans, may adversely affect interest rates, capital availability and our ability to refinance our existing mortgage obligations as they come due and obtain additional long-term financing for the acquisition of additional apartment communities on favorable terms or at all.

If we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs, which may adversely affect our ability to make distributions to our stockholders.

While the majority of our properties have undergone substantial renovations by prior owners since they were constructed, older properties may carry certain risks including unanticipated repair costs associated with older properties, increased maintenance costs as older properties continue to age, and cost overruns due to the need for special materials and/or fixtures specific to older properties. Although we take a proactive approach to property preservation, utilizing a preventative maintenance plan, and selective improvements that mitigate the cost impact of maintaining exterior building features and aging building components, if we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs which may adversely affect our ability to make distributions to our stockholders.

Any uninsured losses or high insurance premiums will reduce our net income and the amount of our cash distributions to stockholders.

Our Manager will attempt to ensure adequate insurance is obtained to cover significant areas of risk to us as a company and to our properties. However, there are types of losses at the property level, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our stockholders may be limited.

Real estate investments are relatively illiquid. We will have a limited ability to vary our Portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs. When we sell any of our properties, we may not realize a gain on such sale. We may not elect to distribute any proceeds from the sale of properties to our stockholders; for example, we may use such proceeds to:

•	purchase additional properties;
•	repay debt, if any;
•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;
•	create working capital reserves; and/or
•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our remaining properties.

Our ability to sell our properties may also be limited by our need to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization, we may be required to hold our properties for the production of rental income for a minimum period of time, generally two years, and comply with certain other requirements in the Code.

We may be unable to redevelop existing properties successfully and our investments in the development of new properties will be subjected to development risk, which could adversely affect our results of operations due to unexpected costs, delays and other contingencies.

As part of our operating strategy, we intend to selectively expand and/or redevelop existing properties as market conditions warrant, as well as invest in development of new properties through our Invest-to-Own strategy. In addition to the risks associated with real estate investments in general as described above, there are significant risks associated with development activities including the following:

•	we or the developers that we finance may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs and/or lower than expected leases;
•	developers may incur development costs for a property that exceed original estimates due to increased materials, labor or other costs, changes in development plans or unforeseen environmental conditions, which could make completion of the property more costly or uneconomical;
•	land, insurance and construction costs may be higher than expected in our markets; therefore, we may be unable to attract rents that compensate for these increases in costs;
•	we may abandon redevelopment or Invest-to-Own development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring any such opportunities;
•	rental rates and occupancy levels may be lower and operating and/or capital cost may be higher than anticipated;
•	changes in applicable zoning and land use laws may require us to abandon projects prior to their completion, resulting in the loss of development costs incurred up to the time of abandonment; and
•	possible delays in completion because of construction delays, delays in the receipt of zoning, occupancy and other approvals, or other factors outside of our control.

In addition, if a project is delayed, certain residents and tenants may have the right to terminate their leases. Any one or more of these risks may cause us or the projects in which we invest to incur unexpected development costs, which would negatively affect our results of operations.

As part of otherwise attractive portfolios of properties, we may acquire some properties with existing lock-out provisions, which may prohibit or inhibit us from selling a property for an indeterminate period of time, or may require us to maintain specified debt levels for a period of years on some properties.

Loan provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Loan provisions may prohibit us from reducing the outstanding indebtedness with respect to properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.

Loan provisions could impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our stock, relative to the value that would result if the loan provisions did not exist. In particular, loan provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Our investments could be adversely affected if a Bluerock SP performs poorly at one of our projects, which could adversely affect returns to our stockholders.

In general, we expect to rely on our Bluerock SPs for the day-to-day management and development of our real estate investments. Our Bluerock SPs are not fiduciaries to us, and generally will have limited capital invested in a project, if any. One or more of our Bluerock SPs may perform poorly in managing one of our project investments for a variety of reasons, including failure to properly adhere to budgets or properly consummate the property business plan. Our Bluerock SPs may also underperform for strategic reasons related to projects or assets that a Bluerock SP is involved in with a Bluerock affiliate but not our company. If a Bluerock SP does not perform well at one of our projects, we may not be able to ameliorate the adverse effects of poor performance by terminating the Bluerock SP and finding a replacement partner to manage our projects in a timely manner. In such an instance, the returns to our stockholders could be adversely affected.

Actions of our joint venture partners could subject us to liabilities in excess of those contemplated or prevent us from taking actions which are in the best interests of our stockholders, which could result in lower investment returns to our stockholders.

We have entered into, and in the future intend to enter into, joint ventures with affiliates and other third parties, including our Bluerock SPs, to acquire or improve properties. We may also purchase properties in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present when acquiring real estate directly, including, for example:

•	joint venturers may share certain approval rights over major decisions;
•	that such co-venturer, co-owner or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in the joint venture or the timing of termination or liquidation of the joint venture;
•	the possibility that our co-venturer, co-owner or partner in an investment might become insolvent or bankrupt;
•	the possibility that we may incur liabilities as a result of an action taken by our co-venturer, co-owner or partner;
•	that such co-venturer, co-owner or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to maintaining our qualification as a REIT;
•	disputes between us and our joint venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable joint venture to additional risk; or
•	under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on the joint venture.

These events might subject us to liabilities in excess of those contemplated and thus reduce your investment returns. If we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, nor our operating partnership, nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. We expect that our operating partnership’s and subsidiaries’ investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the Investment Company Act. In order to maintain an exemption from regulation under the Investment Company Act, we intend to engage, through our operating partnership and our wholly and majority owned subsidiaries, primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to stockholders and possibly lower your returns.

We expect that most of our assets will be held through wholly owned or majority owned subsidiaries of our operating partnership. We expect that most of these subsidiaries will be outside the definition of investment company under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company as we intend to invest primarily in real property, through our wholly or majority owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through the operating partnership, which in turn is a holding company conducting its business through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that they comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor the operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor the operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly-owned or majority owned subsidiaries, we and the operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

In the event that the value of investment securities held by the subsidiaries of our operating partnership were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 70% to 90% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited to these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain joint venture investments may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority owned subsidiaries of our operating partnership.

To ensure that neither we, nor our operating partnership nor subsidiaries are required to register as an investment company, each entity may be unable to sell assets they would otherwise want to sell and may need to sell assets they would otherwise wish to retain. In addition, we, our operating company or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our respective portfolios periodically and prior to each acquisition or disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

For more information on issues related to compliance with the Investment Company Act, see “Policies With Respect to Certain Activities — Policies Relating to the Investment Company Act.”

We have experienced losses in the past, and we may experience similar losses in the future.

From inception of our company through December 31, 2013, we had a cumulative net loss of $6,111,282. Our losses can be attributed, in part, to the initial start-up costs and high corporate general and administrative expenses relative to the size of our portfolio. In addition, acquisition costs and depreciation and amortization expenses substantially reduced our income. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We continue to generate negative operating cash flow, and our corporate general and administrative expenses remain high relative to the size of our Current Portfolio.

Our current corporate general and administrative expenses exceed the cash flow received from our investments in real estate joint ventures. The primary reason for our negative operating cash flow is the amount of our corporate general and administrative expenses relative to the size of our Current Portfolio. Our corporate general and administrative expenses were $1,793,732 for the year ended December 31, 2013, which reflected an increase of $160,750 over the same period in 2012. There can be no assurance that future operating cash flow will improve. If cash flow received from our investments does not improve and our corporate general and administrative expenses remain high relative to the size of our portfolio, this would reduce the amount of funds available for us to invest in properties or other investments. These factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

Our corporate general and administrative costs are likely to remain high relative to the size of our portfolio, which will adversely affect our results of operations and our ability to make distributions to our stockholders.

If we are not successful in investing the net proceeds of this offering in the manner set forth under “Use of Proceeds,” our corporate general and administrative costs will likely remain high relative to the size of our portfolio. If that occurs, it would adversely affect our results of operations and our ability to make distributions to our stockholders.

Our previous public equity offerings have resulted in insufficient capital raises and we have very limited sources of capital other than the proceeds of this offering to meet our primary liquidity requirements. In addition, we face the maturity of our short-term debt, and we may be unable to repay, extend, or refinance this debt.

Our previous public equity offerings have resulted in insufficient capital raises, and we have very limited sources of capital other than the net proceeds of this offering to meet our primary liquidity requirements. As a result, we may not be able to pay our short-term debt upon maturity or other liabilities and obligations when they come due other than with the net proceeds of this offering, which may limit our ability to fully consummate our business plan and diversify our portfolio. To date, we have relied on borrowing from affiliates to help finance our business activities. However, there are no assurances that we will be able to continue to borrow from affiliates or extend the maturity date of any existing loan due to affiliates. Further, no amounts remain available for borrowing under the loans we have with our affiliates.

You will have limited control over changes in our policies and day-to-day operations, which limited control increases the uncertainty and risks you face as a stockholder. In addition, our board of directors may change our major operational policies without your approval.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. See “Important Provisions of Maryland Corporate Law and Our Charter and Bylaws.”

Our Manager is responsible for the day-to-day operations of our company and the selection and management of investments and has broad discretion over the use of proceeds from this offering. Accordingly, you should not purchase shares of our Class A common stock unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Manager, who will manage our company in accordance with the Management Agreement. In addition, our Manager may retain independent contractors to provide various services for our company, and you should note that such contractors will have no fiduciary duty to you or the other stockholders and may not perform as expected or desired.

In addition, while this prospectus outlines our investment policies and generally describes our target portfolio, our board of directors or our Manager may make adjustments to these policies based on, among other things, prevailing real estate market conditions and the availability of attractive investment opportunities. While we have no current intention of changing our investment policies, we will not forego an attractive investment because it does not fit within our targeted asset class or portfolio composition. We may use the proceeds of this offering to purchase or invest in any type of real estate which we determine is in the best interest of our stockholders. As such, our actual portfolio composition may vary substantially from the target portfolio described in this prospectus.

If we internalize our management functions, we could incur other significant costs associated with being self-managed.

At the earlier of (i) three years following the completion of this offering, and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, pursue the internalization of the functions performed for us by our Manager through the acquisition of our Manager or similar transaction through which we would bring onboard our Manager’s management team. The method by which we could internalize these functions could take many forms. While we believe that there are substantial benefits to internalization of management functions at the appropriate time, there is no assurance that internalization will be beneficial to us and our stockholders, and internalizing our management functions could reduce earnings per share and funds from operation per share. For example, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our Manager or its affiliates. Internalization transactions involving the internalization of managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in properties or other investments to pay distributions. All these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Your rights as stockholders and our rights to recover claims against our officers, directors and Manager are limited.

Under Maryland law, our charter, our bylaws and the terms of certain indemnification agreements with our directors, we may generally indemnify our directors, our Manager and their respective affiliates to the maximum extent permitted by Maryland law. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our Manager and its affiliates, than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our Manager in some cases.

A limit on the percentage of our securities a person may own may discourage a takeover or business combination, which could prevent our stockholders from realizing a premium price for their stock.

Our charter restricts direct or indirect ownership by one person or entity to no more than 9.8% in value of the outstanding shares of our capital stock or 9.8% in number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock unless exempted (prospectively or retroactively) by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our Class A common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Our board of directors could also authorize the issuance of up to 250,000,000 shares of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our Class A common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our Class A common stock. See “Description of Capital Stock — Preferred Stock.”

Risks Related to Our Contribution Transactions

We may assume unknown liabilities in connection with the contribution transactions which could result in unexpected liabilities and expenses.

As part of the contribution transactions, we (through our operating partnership) will receive certain assets or interests in certain assets subject to existing liabilities, some of which may be unknown to us at the time of the contribution transactions. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (including those that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities may be limited. Depending upon the amount or nature of such liabilities, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our shares may be adversely affected.

We will not obtain new owner’s title insurance policies in connection with the acquisition of our real estate investments in the contribution transactions.

Each of the properties underlying the contributed real estate investments is insured by a title insurance policy. We will not, however, obtain new owner’s title insurance policies in connection with the contribution transactions unless the existing mortgage loans remain in place upon completion of the acquisition, in which case we may obtain new title policies or update existing title policies if required by a lender. If there were a material title defect related to any of these properties that is not adequately covered by a title insurance policy, we could lose some or all of our capital invested in and our anticipated profits from such property.

We will not obtain new Phase I environmental site assessments in connection with our contribution transactions, and the assessments our sellers obtained before acquisition of these properties do not provide assurance that we will not be exposed to environmental liabilities at our properties.

We will not obtain new Phase I environmental site assessments with respect to all of the properties underlying our contributed real estate investments prior to the contribution transactions. No assurances can be given that any of the prior Phase I environmental site assessments previously obtained by Fund I and the Bluerock Funds identify all environmental conditions impacting the properties because material environmental conditions may have developed since the Phase I environmental site assessments were conducted. The Phase I environmental site assessments are also of limited scope and do not include comprehensive asbestos, lead-based paint or lead in drinking water assessments. Therefore, the properties developed earlier than 1989 may contain such hazardous substances. Comprehensive mold and radon assessments also were not conducted and some of the initial properties were identified in areas with radon levels above action levels for residential buildings by the Environmental Protection Agency. We also cannot guarantee that a prior owner or tenant of a property or that an adjacent property owner has not created a material environmental condition that is unknown to us or that there are no other unknown material environmental conditions as to any one or more of the properties underlying our contributed real estate investments. There also exists the risk that material environmental conditions, liabilities or compliance concerns may arise in the future. The realization of any or all of these risks may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our shares of Class A common stock.

We may pursue less vigorous enforcement of the terms of the contribution and other agreements because of conflicts of interest with certain of our officers and directors, and the terms of those agreements may be less favorable to us than they might otherwise be in an arm’s-length transaction.

The contribution agreements with Fund I and the Bluerock Funds relating to the contribution to our operating partnership of the indirect interests in certain properties, will contain limited representations and warranties and have limited express indemnification rights in the event of a breach of those agreements. Furthermore, Mr. Kamfar, our Chairman, Chief Executive Officer and President, currently serves as an officer of Bluerock. Consequently, he has a fiduciary duty to act in the best interests of Fund I and the Bluerock Funds. Further, Mr. Kachadurian, our director-elect and our Manager’s Vice Chairman, is affiliated with Bluerock and will have a conflict with respect to any matters that require consideration by our board of directors that occur between us and Bluerock. Even if we have actionable rights, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements or under other agreements we may have with these parties, because of our desire to maintain positive relationships with these individuals.

Our tax protection agreement could limit our ability to sell or otherwise dispose of NPT.

In connection with our contribution transactions, our operating partnership will enter into a tax protection agreement with NPT that provides that if we dispose of any interest in North Park Towers in a taxable transaction prior to the sixth anniversary of the closing of North Park Towers, subject to certain exceptions, we will indemnify NPT for its tax liabilities attributable to the built-in gain that exists with respect to such property interests as of the completion of this offering, and the tax liabilities incurred as a result of such tax protection payment. Therefore, although it may be in our stockholders’ best interests that we sell North Park Towers, it may be economically prohibitive for us to do so because of these obligations.

Our tax protection agreement may require our operating partnership to maintain certain debt levels that otherwise would not be required to operate our business.

Under our tax protection agreement, our operating partnership will provide NPT the opportunity to guarantee debt or enter into a deficit restoration obligation both at our completion of the contribution transactions and this offering (if needed) and upon a future repayment, retirement, refinancing or other reduction (other than scheduled amortization) of currently outstanding debt prior to the sixth anniversary of the completion of our contribution transactions. If we fail to make such opportunities available, we will be required to deliver to NPT a cash payment intended to approximate NPT’s tax liability resulting from our failure to make such opportunities available to that contributor and the tax liabilities incurred as a result of such tax protection payment. We agreed to these provisions in order to assist NPT in deferring the recognition of taxable gain as a result of and after our contribution transactions. These obligations may require us to maintain more or different indebtedness than we would otherwise require for our business.

Risks Related to our Management and Relationships with our Manager

We are dependent on our Manager and its key personnel for our success.

We are externally advised by our Manager and, pursuant to the Management Agreement, our Manager is not obligated to dedicate any specific personnel exclusively to us, nor is its personnel obligated to dedicate any specific portion of their time to the management of our business. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business. Moreover, each of our officers and non-independent directors is also an employee of our Manager or one of its affiliates, and has significant responsibilities for other investment vehicles currently managed by Bluerock affiliates, and may not always be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our Management Agreement with our Manager only extends until the third anniversary of the closing of this offering, with automatic one-year renewals thereafter, and may be terminated earlier under certain circumstances. If the Management Agreement is terminated or not renewed and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

The inability of our Manager to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to make distributions and could reduce the value of your investment.

Our Manager is obligated to supply us with substantially all of our senior management team, including our chief executive officer, president, chief accounting officer and chief operating officer. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of our Manager and its affiliates. In particular, our success depends to a significant degree upon the contributions of Messrs. Kamfar, Kachadurian, Babb, Ruddy, Konig and MacDonald, all of whom are senior officers of our Manager. We do not have employment agreements with any of these key personnel and do not have key man life insurance on any of them. If any of Messrs. Kamfar, Kachadurian, Babb, Ruddy, Konig and MacDonald were to cease their affiliation with us or our Manager, our Manager may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success depends, in large part, upon our Manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and our Manager may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our Manager’s lack of operating history makes it difficult for you to evaluate this investment.

Our Manager has no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

Termination of our Management Agreement, even for poor performance, could be difficult and costly, including as a result of termination fees, and may cause us to be unable to execute our business plan.

Termination of our Management Agreement without cause, even for poor performance, could be difficult and costly. We may terminate our Management Agreement without cause if at least two-thirds of our independent directors determine either (i) there has been unsatisfactory performance by our Manager that is materially detrimental to us or (ii) the base management and incentive fees payable by us to our Manager are above current market rates. We may generally terminate our Manager for “cause” (as defined in our Management Agreement); provided, that if we are terminating due to a “change of control” of our Manager (as defined in our Management Agreement), a majority of our independent directors must determine such change of control is materially detrimental to us prior to any termination. If we terminate the Management Agreement without cause or in connection with an internalization, or if the Manager terminates the Management Agreement because of a material breach thereof by us or as a result of a change of control of our company, we must pay our Manager a termination fee payable in cash or, in connection with an internalization, acquire our Manager at an equivalent price, which may include a contribution of the Manager’s assets in exchange for OP Units or other tax-efficient transaction. The termination fee, if any, will be equal to three times the sum of the base management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may substantially restrict our ability to terminate the Management Agreement without cause and would cause us to incur substantial costs in connection with such a termination. Furthermore, in the event that our Management Agreement is terminated, with or without cause, and we are unable to identify a suitable replacement to manage us, our ability to execute our business plan could be adversely affected.

Because we are dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

We are dependent on our Manager and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Under the direction of our board of directors, and subject to our investment guidelines, our Manager makes all decisions with respect to the management of our company. Our Manager depends upon the fees and other compensation that it receives from us in connection with managing our company to conduct its operations. Any adverse changes in the financial condition of our Manager or its affiliates, or our relationship with our Manager, could hinder its ability to successfully manage our operations and our portfolio of investments, which would adversely affect us and our stockholders.

Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager will be authorized to follow very broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies, which are described under “Policies with Respect to Certain Activities — Our Investment Policies.” In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

Our Manager and our senior management team have limited experience managing a REIT and limited experience managing a publicly traded REIT.

The experience our senior management team and that of our Manager in managing a REIT is limited to the time since 2008. Moreover, our Manager and most members of our senior management team have no experience managing a publicly traded REIT. We cannot assure you that the past experience of our Manager and our senior management team will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act.

Risks Related to Conflicts of Interest

The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our executive officers, including two of our five directors, are executives of Bluerock. Our Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with Bluerock and its affiliates.

We may have conflicts of interest with our Manager and other affiliates, which could result in investment decisions that are not in the best interests of our stockholders.

There are numerous conflicts of interest between our interests and the interests of our Manager, Bluerock and their respective affiliates, including conflicts arising out of allocation of personnel to our activities, allocation of investment opportunities between us and investment vehicles affiliated with Bluerock, purchase or sale of apartment properties, including from or to Bluerock or its affiliates and fee arrangements with our Manager that might induce our Manager to make investment decisions that are not in our best interests. Examples of these potential conflicts of interest include:

•	At the completion of this offering, Bluerock and the Bluerock Funds, which are managed by Bluerock and its affiliates, will own a significant portion of our common stock on a fully diluted basis, which could give Bluerock the ability to control the outcome of matters submitted for stockholder approval and allow Bluerock to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders;
•	Competition for the time and services of personnel that work for us and our affiliates;
•	Compensation payable by us to our Manager and its affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;
•	The possibility that our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties, subject to the terms of our investment allocation agreement with our Manager and Bluerock, and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our Class A common stock;
•	The possibility that if we acquire properties from Bluerock or its affiliates, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party;

•	The possibility that our Manager will face conflicts of interest caused by its indirect ownership by Bluerock, some of whose officers are also our officers and two of whom are directors of ours, resulting in actions that may not be in the long-term best interests of our stockholders;
•	Our Manager will have considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions, and the incentive fee payable by us to our Manager is determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests;
•	The possibility that we may acquire or merge with our Manager, resulting in an internalization of our management functions;
•	The possibility that conflicts of interest may arise between NPT, as a holder of OP Units, and our stockholders with respect to the sale of North Park Towers or a reduction of indebtedness encumbering North Park Towers, which could have adverse tax consequences to NPT and its members, thereby making those transactions less desirable to NPT, which will continue to be managed by a Bluerock affiliate;
•	We have agreed to indemnify NPT, in which certain of our senior executives hold indirect equity interests, against certain adverse tax consequences to it, which may affect the way in which we conduct our business, including when and under what circumstances we sell North Park Towers or interests therein during the restriction period;
•	The possibility that the competing demands for the time of our Manager, its affiliates and our officers may result in them spending insufficient time on our business, which may result in our missing investment opportunities or have less efficient operations, which could reduce our profitability and result in lower distributions to you; and
•	As of the date of this prospectus, all but one of our investments have been made through joint venture arrangements with affiliates of our Manager, which arrangements were not the result of arm’s-length negotiations of the type normally conducted between unrelated co-venturers, and which could result in a disproportionate benefit to affiliates of our Manager.

Any of these and other conflicts of interest between us and our Manager could have a material adverse effect on the returns on our investments, our ability to make distributions to stockholders and the trading price of our Class A common stock.

Certain current or future private investment funds managed by Bluerock or its affiliates may have the right to co-invest with us in Class A apartment properties in our target markets, which could adversely affect our ability to invest timely in our target assets, thereby materially and adversely affecting our results of operations and our ability to make distributions to our stockholders.

Certain current or future private investment funds managed by Bluerock or its affiliates may have the right to co-invest with us in Class A apartment properties in our target markets under an investment allocation agreement, subject to us and each fund having capital available for investment and the determination by our Manager and the general partner of each of such funds, which is, or will be, an affiliate of Bluerock, that the proposed investment is suitable for us and such fund, respectively. Pursuant to the investment allocation agreement, the Bluerock-affiliated funds will have the right to co-invest with us under certain circumstances. Depending on the circumstances, we may co-invest in a particular asset with one or any combination of the Bluerock-affiliated funds. To the extent that one of the Bluerock-affiliated funds has significant available capital, the likelihood that we may co-invest in a particular asset with such fund could increase significantly. To the extent that we acquire assets with the Bluerock-affiliated funds, our ability to invest the net proceeds from this offering in revenue-generating assets in the near term may be hindered, which would have a material adverse effect on our results of operations and ability to make distributions to our stockholders. In addition, because affiliates of Bluerock also manage the Bluerock-affiliated funds, and fees payable to such affiliates by the Bluerock-affiliated funds may be more advantageous than fees payable by us to our Manager, our interests in such investments may conflict with the interests of the Bluerock-affiliated funds, and our Manager or its affiliates may take actions that may not be most favorable to us, including in the event of a default or restructuring of assets subject to co-investment rights.

In addition, because these funds are, and other co-investment funds managed by Bluerock and its affiliates in the future, likely will be closed-end funds with finite lives, such funds are expected to dispose of substantially all of the assets in their respective portfolios prior to dissolution. As a result, prior to such dissolutions, we may need to sell our interests in the co-investment assets before we otherwise would in order to avoid a potential conflict. Our decision to sell such interests will depend, among other things, on our ability to sell the interests at favorable prices or at all. It is also possible that our Manager or its affiliates, who also manage such funds, may sell such co-investment assets at times or prices that are not in the best interests of us or our stockholders. In addition, to the extent that such funds dispose of co-investment assets that are qualifying assets, we may be required to purchase additional qualifying assets (subject to the availability of capital at favorable prices or at all) or sell non-qualifying assets at inopportune times or prices in order to maintain our qualification as a REIT and our exemption from registration under the Investment Company Act. Even if our interests are not in conflict with those of funds with co-investment rights, we will not realize the full economic benefits of the investment. If any of the foregoing were to occur, our Manager’s ability to operate our business in a manner consistent with our business strategy could be hindered materially, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

Bluerock and the Bluerock Funds’ ownership of a significant portion of the outstanding shares of our common stock on a fully diluted basis could give Bluerock the ability to control the outcome of matters submitted for stockholder approval and otherwise allow Bluerock to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders.

Upon completion of this offering, assuming no exercise of the underwriters’ overallotment option, the Bluerock Funds will beneficially own approximately     % of our outstanding Class A common stock and Bluerock, along with our Manager and the senior executives of our Manager, will beneficially own approximately     % of our outstanding Class A common stock (assuming the shares sold in this offering are sold at $    per share, which is the midpoint of the price range set forth on the cover of this prospectus). As a result of Bluerock and the Bluerock Funds’ significant ownership in our company, Bluerock will have significant influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including the ability to control the outcome of matters submitted to our stockholders for approval such as the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In particular, this concentrated voting control could delay, defer or prevent a change of control, merger, consolidation or sale of all or substantially all of our assets that our other stockholders and our board of directors support. Conversely, Bluerock’s concentrated voting control could result in the consummation of such a transaction that our other stockholders and our board of directors do not support.

Our executive officers have interests that may conflict with the interests of stockholders.

Our executive officers are also affiliated with or are executive and/or senior officers of our Manager, Bluerock and their affiliates. These individuals may have personal and professional interests that conflict with the interests of our stockholders with respect to business decisions affecting us and our operating partnership. As a result, the effect of these conflicts of interest on these individuals may influence their decisions affecting the negotiation and consummation of the transactions whereby we acquire apartment properties in the future from Bluerock or its affiliates, or in the allocation of investment opportunities to us by Bluerock or its affiliates.

We may pursue less vigorous enforcement of terms of the contribution agreements for the apartment properties we acquired from Fund I and the Bluerock Funds because of conflicts of interest with our senior management team.

Our executive officers and two of our directors, one of whom is also chairman of our board of directors, have professional responsibilities with Fund I and the Bluerock Funds, which contributed interests in apartment properties to our operating partnership. As part of the contribution of these interests, Fund I and the Bluerock Funds made limited representations and warranties to us regarding the interests acquired. See “— Risks Related to Our Contribution Transactions — We may assume unknown liabilities in connection with our contribution transactions which could result in unexpected liabilities and expenses.” Any indemnification from Fund I and the Bluerock Funds related to the contribution is limited. We may choose not to enforce, or to enforce less vigorously, our rights under the contribution agreements due to our ongoing relationship between our executive officers and Bluerock.

Our Manager, our executive officers and their affiliates may face conflicts of interest and competing demands on their time, which could adversely impact your investment.

We rely on our Manager and its affiliates to select our properties and manage our assets and daily operations. Many of the same persons serve as directors, officers and employees of our company, our Manager and its affiliates. This amount will vary from week to week depending on our needs, as well as the needs of our affiliates for which our officers perform functions. Certain of our Manager’s affiliates, including its principals, are presently, and plan in the future to continue to be, and our Manager plans in the future to be, involved with real estate programs and activities which are unrelated to us. As a result of these activities, our Manager, its employees and certain of its affiliates have conflicts of interest in allocating their time between us and other activities in which they are or may become involved. Our Manager and its employees will devote only as much of their time to our business as our Manager, in its judgment, determines is reasonably required, which may be substantially less than their full time. Therefore, our Manager and its employees may experience conflicts of interest in allocating management time, services, and functions among us and other of our affiliates and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other of our affiliates than to us. However, our Manager believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the activities of our affiliates in which they are involved.

The incentive fee we pay our Manager may induce it to make riskier investments, which could adversely affect our financial condition, results of operations and the trading price of our Class A common stock.

The incentive fee payable by us to our Manager is determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests. In evaluating investments and other management strategies, the incentive fee structure may lead our Manager to place undue emphasis on the maximization of AFFO at the expense of other criteria, such as preservation of capital, in order to increase its incentive fee. Investments with higher yields generally have higher risk of loss than investments with lower yields, and could result in higher investment losses, particularly during cyclical economic downturns, which could adversely affect the trading price of our Class A common stock.

We may be obligated to pay our Manager quarterly incentive fees even if we incur a net loss during a particular quarter and our Manager will receive a base management fee regardless of the performance of our portfolio.

Our Manager is entitled to a quarterly incentive fee based on our pre-incentive fee AFFO, which will reward our Manager if our quarterly AFFO exceeds an 8% hurdle on our adjusted stockholders’ equity. Our AFFO for a particular quarter will exclude the effect of any unrealized gains, losses or other items during that quarter that do not affect realized net income, even if these adjustments result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Manager an incentive fee for a fiscal quarter even if we incur a net loss for that quarter as determined in accordance with GAAP. In addition, our Manager is entitled to receive a base management fee based on a percentage of stockholders’ equity, regardless of our performance or its performance in managing our business. Our Manager will also receive reimbursement of expenses and fees incurred directly on our behalf regardless of its or our performance. As a result, even if our Manager does not identify profitable investment opportunities for us, it will still receive material compensation from us. This compensation structure may reduce our Manager’s incentive to devote time and effort to seeking profitable opportunities for our portfolio.

If we acquire properties from affiliates of our Manager, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations.

We may acquire properties or investments from Bluerock, our Manager, directors or officers, or their respective affiliates. The prices we pay for such properties will not be the subject of arm’s-length negotiations, which means that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. Even though we expect to use an independent third-party appraiser to determine fair market value when acquiring properties from our Manager and its affiliates, we may pay more for particular properties than we would have in an arm’s-length transaction, which would reduce our cash available for investment in other properties or distribution to our stockholders.

Legal counsel for us, Bluerock and some of our affiliates is the same law firm.

Kaplan Voekler Cunningham & Frank, PLC acts as legal counsel to us, Bluerock, Fund I and the Bluerock Funds, and some of our affiliates. Kaplan Voekler Cunningham & Frank, PLC is not acting as counsel for any specific group of stockholders or any potential investor. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Kaplan Voekler Cunningham & Frank, PLC may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our Manager or our affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should such a conflict not be readily apparent, Kaplan Voekler Cunningham & Frank, PLC may inadvertently act in derogation of the interest of parties which could adversely affect us, and our ability to meet our investment objectives and, therefore, our stockholders.

We have entered into joint venture investments with affiliates of Bluerock and may continue to do so in the future.

As of the date of this prospectus, all but one of our investments in equity interests in real property have been made through joint venture arrangements with affiliates of Bluerock as well as unaffiliated third parties. We expect that our Manager will continue to be presented with opportunities to purchase all or a portion of a property. In such instances, it is likely that we will continue to work together with programs sponsored by Bluerock to apportion the assets within the property among us and such other programs in accordance with the investment objectives of the various programs and the terms of our investment allocation agreement. After such apportionment, the property would be owned by two or more programs sponsored by Bluerock or joint ventures composed of programs sponsored by affiliates of Bluerock. The negotiation of how to divide the property among the various programs will not be at arm’s-length and conflicts of interest will arise in the process. We cannot assure you that we will be as successful as we otherwise would be if we enter into joint venture arrangements with programs sponsored by Bluerock or with affiliates of Bluerock or our Manager. It is possible that in connection with the purchase of a property or in the course of negotiations with programs sponsored by Bluerock to allocate portions of such property, we may be required to purchase a property that we would otherwise consider inappropriate for our portfolio, in order to also purchase a property that our Manager considers desirable. Although we expect to conduct independent appraisals of the assets comprising the property prior to apportionment, it is possible that we could pay more for an asset in this type of transaction than we would pay in an arm’s-length transaction with a third party unaffiliated with our Manager.

The terms pursuant to which affiliates of Bluerock manage one of our joint venture partners will differ from the terms pursuant to which our Manager manages us. Moreover, affiliates of Bluerock may also have a much more significant ownership interest in such joint venture partner than in us. As a result, Bluerock may have financial incentives to structure the terms of the joint venture in a way that favors such joint venture partner. In addition, the co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. Since Bluerock and its affiliates control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture do not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Risks Associated with Debt Financing

We have used and may continue to use mortgage and other debt financing to acquire properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds if necessary to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

Our policies do not limit us from incurring debt. As of December 31, 2013, the ratio of our borrowings to the cost of our assets was 230% which is high relative to other listed REITs.

These high debt levels cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make.

To qualify as a REIT, we will be required to distribute at least 90% of our annual taxable income (excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our Manager. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

Our ability to obtain financing on reasonable terms would be impacted by negative capital market conditions.

Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Although this condition occurred initially within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our property acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the property securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective, may reduce the overall returns on your investment, and may expose us to the credit risk of counterparties.

To the extent consistent with maintaining our qualification as a REIT, we may use derivative financial instruments to hedge exposures to interest rate fluctuations on loans secured by our assets and investments in collateralized mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to financing, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% income test, as defined below in “Material Federal Income Tax Considerations — Gross Income Tests,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (2) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% income test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75% and 95% income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

You may not receive any profits resulting from the sale of one of our properties, or receive such profits in a timely manner, because we may provide financing for the purchaser of such property.

If we liquidate our company, you may experience a delay before receiving your share of the proceeds of such liquidation. In a forced or voluntary liquidation, we may sell our properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We may take a purchase money obligation secured by a mortgage as partial payment. We do not have any limitations or restrictions on our taking such purchase money obligations. To the extent we receive promissory notes or other property instead of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In certain cases, we may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years. In such cases, you may experience a delay in the distribution of the proceeds of a sale until such time.

Risks Related to this Offering

There has been no active public market for our common stock prior to this offering and an active trading market may not be developed or sustained following this offering, which may adversely impact the market for shares of our Class A common stock and make it difficult to sell your shares.

Prior to this offering, there was no active market for our common stock. Although we have submitted an application to list our Class A common stock on the NYSE, even if we obtain that listing, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. The initial public offering price for shares of our Class A common stock will be determined by negotiation between us and the underwriters. You may not be able to sell your shares of Class A common stock at or above the initial offering price.

The stock markets, including the NYSE on which we intend to list shares of our Class A common stock, have from time to time experienced significant price and volume fluctuations. As a result, the market price of shares of our Class A common stock may be similarly volatile, and holders of shares of our Class A common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of shares of our Class A common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•	our operating performance and the performance of other similar companies;
•	actual or anticipated differences in our quarterly operating results;
•	changes in our revenues or earnings estimates or recommendations by securities analysts;
•	publication of research reports about us, the apartment real estate sector, apartment tenants or the real estate industry;
•	increases in market interest rates, which may lead investors to demand a higher distribution yield for shares of our Class A common stock, and would result in increased interest expenses on our debt;
•	the current state of the credit and capital markets, and our ability and the ability of our tenants to obtain financing;
•	additions and departures of key personnel of our Manager;
•	increased competition in the multifamily real estate business in our target markets;
•	the passage of legislation or other regulatory developments that adversely affect us or our industry;
•	speculation in the press or investment community;
•	equity issuances by us (including the issuances of operating partnership units), or common stock resales by our stockholders, or the perception that such issuances or resales may occur;
•	actual, potential or perceived accounting problems;
•	changes in accounting principles;
•	failure to qualify as a REIT;
•	terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and
•	general market and local, regional and national economic conditions, particularly in our target markets, including factors unrelated to our performance.

No assurance can be given that the market price of shares of our Class A common stock will not fluctuate or decline significantly in the future or that holders of shares of our Class A common stock will be able to sell their shares when desired on favorable terms, or at all. From time to time in the past, securities class action litigation has been instituted against companies following periods of extreme volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

In addition, our charter contains restrictions on the ownership and transfer of our stock, and these restrictions may inhibit your ability to sell your stock. Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% in value of our outstanding shares of stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock, unless otherwise excepted (prospectively or retroactively) by our board of directors.

Sales of shares of our Class A common stock, or the perception that such sales will occur, may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of Class A common stock, or the availability of shares for future sales, on the market price of our Class A common stock. Sales of substantial amounts of Class A common stock, including shares of Class A common stock issuable upon the exchange of OP Units that we are issuing in our contribution transactions, the sale of shares of Class A common stock held by our current stockholders, and the sale of any shares we may issue under our 2014 Incentive Plans, or the perception that these sales could occur, may adversely affect prevailing market prices for our Class A common stock.

An increase in market interest rates may have an adverse effect on the market price of our Class A common stock.

One of the factors that investors may consider in deciding whether to buy or sell our Class A common stock is our distribution yield, which is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution yield on our Class A common stock or may seek securities paying higher dividends or interest. The market price of our Class A common stock likely will be based primarily on the earnings that we derive from rental income with respect to our investments and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our Class A common stock, and such effects could be significant. For example, if interest rates rise without an increase in our distribution rate, the market price of our Class A common stock could decrease because potential investors may require a higher distribution yield on our Class A common stock as market rates on interest-bearing securities, such as bonds, rise.

We have paid and may continue to pay distributions from offering proceeds, borrowings or the sale of assets to the extent our cash flow from operations or earnings are not sufficient to fund declared distributions. Rates of distribution to you will not necessarily be indicative of our operating results. If we make distributions from sources other than our cash flows from operations or earnings, we will have fewer funds available for the acquisition of properties and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, including the net proceeds from this offering. There is no limit on the amount of offering proceeds we may use to pay distributions. During the early stages of our operations, we have funded and expect to continue to fund distributions from the net proceeds of this offering, borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations. For the year ended December 31, 2013, none of our distributions paid during that period were covered by our cash flow from operations or our funds from operations for those same periods. To the extent we fund distributions from sources other than cash flow from operations, such distributions may constitute a return of capital and we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.

Future issuances of debt securities, which would rank senior to our Class A common stock upon liquidation, or future issuances of preferred equity securities, may adversely affect the trading price of our Class A common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities, other loans and preferred stock will receive a distribution of our available assets before common stockholders. Any preferred stock, if issued, likely will also have a preference on periodic distribution payments, which could eliminate or otherwise limit our ability to make distributions to holders of our Class A common stock. Holders of shares of our Class A common stock bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings may negatively affect the trading price of our Class A common stock.

Your percentage of ownership may be diluted if we issue new shares of stock.

Stockholders have no rights to buy additional shares of our stock in the event we issue new shares of stock. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration, or to our Manager in payment of some or all of the base management fee or incentive fee that may be earned by our Manager. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Investors purchasing shares of our Class A common stock in this offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding shares of Class A common stock they own. In addition, while shares of our Class B common stock will not be listed on a national securities exchange, shares of our Class B-1 common stock, Class B-2 common stock and Class B-3 common stock will convert automatically into shares of Class A common stock over a period of time, following the Listing of our Class A common stock on the NYSE. We cannot predict the effect that the conversion of shares of our Class B common stock into shares of Class A common stock will have on the market price of our Class A common stock, but these ongoing conversions may place downward pressure on the price of our Class A common stock, particularly at the time of each conversion. As a further result of these ongoing conversions, owners of shares of our Class A common stock will experience dilution in the percentage of the issued and outstanding shares of Class A common stock they own.

Because shares of our common stock have not been listed on a national securities exchange prior to this offering, there may be pent-up demand to sell such shares. Significant sales of shares of our Class A common stock, or the perception that significant sales of such shares could occur, may cause the price of shares of our Class A common stock to decline significantly.

As of the date of this prospectus, we had 1,206,906 shares of common stock issued and outstanding. Prior to this offering, shares of our common stock were not listed on any national securities exchange and the ability of stockholders to liquidate their investments was limited. As a result, there may be pent-up demand to sell shares of our common stock. A large volume of sales of shares of our Class A common stock (whether such Class A shares are issued in the offering, OP Units to be exchanged for shares of our Class A common stock in connection with the contribution transactions, or shares of our Class A common stock created by the automatic conversion of shares of our Class B common stock over time) could decrease the prevailing market price of our shares of Class A common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if sales of a substantial number of shares of our Class A common stock are not effectuated, the perception of the possibility of these sales could depress the market price for shares of our Class A common stock and have a negative effect on our ability to raise capital in the future.

Although shares of our Class B common stock will not be listed on a national securities exchange immediately upon completion of this offering, sales of such shares or the perception that such sales could occur could have a material adverse effect on the trading price of shares of our Class A common stock.

Upon completion of this offering, approximately       shares of our Class A common stock (or        shares of our Class A common stock, if the underwriters’ overallotment option is exercised in full), 402,302 shares of our Class B-1 common stock, 402,302 shares of our Class B-2 common stock, and 402,302 shares of our Class B-3 common stock will be issued and outstanding. Although our Class B common stock will not be listed on a national securities exchange, it is not subject to transfer restrictions (other than the restrictions on ownership and transfer of stock set forth in our charter); therefore, such stock will be freely tradable. As a result, it is possible that a market may develop for shares of our Class B common stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price for shares of our Class A common stock.

Additionally, all shares of our Class B common stock will be converted into shares of Class A common stock over time. As a result, holders of shares of Class B common stock seeking to immediately liquidate their investment in our common stock could engage in immediate short sales of shares of our Class A common stock prior to the date on which the shares of Class B common stock convert into shares of Class A common stock and use the shares of Class A common stock that they receive upon conversion of their shares of Class B common stock to cover these short sales in the future. Such short sales could depress the market price of our Class A common stock.

The cash distributions you receive may be less frequent or lower in amount than you expect.

Our directors determine the amount and timing of distributions in their sole discretion. Our directors consider all relevant factors, including the amount of cash available for distribution, capital expenditure and reserve requirements, general operational requirements and the requirements necessary to maintain our REIT qualification. We cannot assure you how long it may take to generate sufficient available cash flow to make distributions nor can we assure you that sufficient cash will be available to make distributions to you. We may borrow funds, return capital, make taxable distributions of our stock or debt securities, or sell assets to make distributions. We cannot predict the amount of distributions you may receive. We may be unable to pay or maintain cash distributions or increase distributions over time.

Also, because we may receive income from rents at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distributions will be affected by many factors, such as our ability to acquire properties as offering proceeds become available, the income from those investments and yields on securities of other real estate companies that we invest in, as well as our operating expense levels and many other variables. In addition, to the extent we make distributions to stockholders with sources other than cash flow from operations, the amount of cash that is available for investment in real estate assets will be reduced, which will in turn negatively impact our ability to achieve our investment objectives and limit our ability to make future distributions.

If the properties we acquire or invest in do not produce the cash flow that we expect in order to meet our REIT minimum distribution requirement, we may decide to borrow funds to meet the REIT minimum distribution requirements, which could adversely affect our overall financial performance.

We may decide to borrow funds in order to meet the REIT minimum distribution requirements even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. If we borrow money to meet the REIT minimum distribution requirement or for other working capital needs, our expenses will increase, our net income will be reduced by the amount of interest we pay on the money we borrow and we will be obligated to repay the money we borrow from future earnings or by selling assets, which may decrease future distributions to stockholders.

You will experience immediate and material dilution in connection with the purchase of our shares of Class A common stock in this offering.

As of December 31, 2013, the historical net tangible book value of our company was approximately $11.9 million, or $5.08 per share of common stock held by our existing investors. As a result, the pro forma net tangible book value per share of Class A common stock after the completion of this offering and our contribution transactions will be less than the initial public offering price. The purchasers of shares of our Class A common stock offered hereby will experience immediate and substantial dilution of $     per share in the pro forma net tangible book value per share of shares of our Class A common stock, based on the midpoint of the price range set forth on the front cover of this prospectus. See “Dilution.”

Material Federal Income Tax Risks

Failure to remain qualified as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2010. We believe that we have operated in a manner qualifying us as a REIT commencing with our taxable year ended December 31, 2010 and intend to continue to so operate. However, we cannot assure you that we will remain qualified as a REIT. In connection with this offering, we expect to receive an opinion from our special tax counsel, Hunton & Williams LLP, that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2010 through December 31, 2013, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2014 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, will not be binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be able to deduct dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;
•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and
•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our Class A common stock. See “Material Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our Class A common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we remain qualified as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRS in which we own an interest will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to remain qualified as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Our ownership of any TRSs will be subject to limitations and our transactions with any TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, we will monitor the value of our respective investments in any TRSs for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with any TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted, prospectively or retroactively, by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% does not satisfy certain conditions designed to ensure that we will not fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our Class A common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for certain dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our Class A common stock.

Distributions to tax-exempt investors may be classified as unrelated business taxable income and tax-exempt investors would be required to pay tax on the unrelated business taxable income and to file income tax returns.

Neither ordinary nor capital gain distributions with respect to our Class A common stock nor gain from the sale of stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	under certain circumstances, part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, such that we are a “pension-held” REIT (which we do not expect to be the case);
•	part of the income and gain recognized by a tax exempt investor with respect to our stock would constitute unrelated business taxable income if such investor incurs debt in order to acquire the Class A common stock; and
•	part or all of the income or gain recognized with respect to our stock held by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as unrelated business taxable income.

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a tax-exempt investor. See “Material Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders.”

Benefit Plan Risks Under ERISA or the Code

If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

Special considerations apply to the purchase of stock by employee benefit plans subject to the fiduciary rules of title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, including pension or profit sharing plans and entities that hold assets of such plans, which we refer to as ERISA Plans, and plans and accounts that are not subject to ERISA, but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh Plans, and medical savings accounts. (Collectively, we refer to ERISA Plans and plans subject to Section 4975 of the Code as “Benefit Plans” or “Benefit Plan Investors”). If you are investing the assets of any Benefit Plan, you should consider whether:

•	your investment will be consistent with your fiduciary obligations under ERISA and the Code;
•	your investment will be made in accordance with the documents and instruments governing the Benefit Plan, including the Plan’s investment policy;
•	your investment will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
•	your investment will impair the liquidity of the Benefit Plan;
•	your investment will produce “unrelated business taxable income” for the Benefit Plan;
•	you will be able to satisfy plan liquidity requirements as there may be only a limited market to sell or otherwise dispose of our stock; and
•	your investment will constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. Benefit Plan Investors should consult with counsel before making an investment in shares of our Class A common stock.

Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law. The fiduciaries of such plans should satisfy themselves that the investment satisfies applicable law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the factors included in this prospectus, including those set forth under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”
•	our ability to invest the net proceeds of this offering in the manner set forth in this prospectus;
•	the competitive environment in which we operate;
•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;
•	decreased rental rates or increasing vacancy rates;
•	our ability to lease units in newly acquired or newly constructed apartment properties;
•	potential defaults on or non-renewal of leases by tenants;
•	creditworthiness of tenants;
•	our ability to obtain financing for and complete acquisitions under contract;
•	acquisition risks, including failure of such acquisitions to perform in accordance with projections;
•	the timing of acquisitions and dispositions;
•	the performance of the Bluerock SPs;
•	potential natural disasters such as hurricanes;
•	national, international, regional and local economic conditions;
•	our ability to pay future distributions at the dividend rates set forth in this prospectus;
•	the general level of interest rates;
•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates;
•	financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•	lack of or insufficient amounts of insurance;

•	our ability to maintain our qualification as a REIT;
•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and
•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $     million (or approximately $     million if the underwriters’ overallotment option is exercised in full), assuming a public offering price of $     per share, which is the midpoint of the range set forth on the cover of this prospectus. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP Units.

We intend to use the net proceeds of this offering as follows:

•	approximately $582,000 to fund our acquisition of Fund I’s indirect equity interest in the Grove at Waterford Apartments in connection with our contribution transactions, which price was determined based on Member Appraisal Institute, or MAI, independent appraisals of the underlying property dated February 17, 2014;
•	approximately $3.5 million to fund our acquisition of Fund I’s indirect equity interest in Springhouse at Newport News in connection with our contribution transactions, which price was determined based on MAI, independent appraisals of the underlying property dated February 9, 2014;
•	approximately $4.0 million to fund our estimated portion of the projected development costs for UCF Publix in the event that a definitive agreement for the project is in place at the closing of the offering;
•	approximately $16.5 million to acquire substantially all of Fund II’s and Fund III’s interests in Lansbrook Village, which price will be determined based on the investment cost of Fund II and Fund III in the underlying property, if Lansbrook Village is acquired by the joint venture that controls the applicable purchase contract and the transaction is approved by our investment committee and definitive agreements are entered into;
•	approximately $579,000 to pay acquisition related expenses in connection with our contribution transactions;
•	approximately $556,000 to pay mortgage loan assumption fees in connection with our contribution transactions;
•	approximately $7.6 million to repay in full the indebtedness to Fund II and Fund III, as co-lenders under our Fund LOC, which has a fixed interest rate of 10.0% and matures April 2, 2014;
•	approximately $ in offering expenses (exclusive of the underwriting discounts and commissions), including reimbursement of our Manager for expenses and fees incurred on our behalf; and
•	the balance, including any net proceeds resulting from the failure to consummate any of the above transactions, for future acquisitions and general corporate and working capital purposes, which may include the repayment of indebtedness and the funding of capital improvements at our properties.

Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

RECAPITALIZATION

On January 23, 2014, our stockholders approved amendments to our charter that provide, among other things, for the designation of a new share class of Class A common stock and for the change of each existing outstanding share of our common stock into:

•	1/3rd of a share of our Class B-1 common stock; plus
•	1/3rd of a share of our Class B-2 common stock; plus
•	1/3rd of a share of our Class B-3 common stock.

These amendments to our charter became effective upon the filing of the second articles of amendment and restatement of our charter with the Maryland State Department of Assessments and Taxation on               , 2014. Immediately following the filing of the second articles of amendment and restatement of our charter, we effectuated a two to one reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock.

Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. Each share of our Class B common stock will convert automatically into one share of our Class A common stock on the following schedule:

•	360 days following the Listing, in the case of our Class B-1 common stock;
•	540 days following the Listing, in the case of our Class B-2 common stock; and
•	720 days following the Listing, in the case of our Class B-3 common stock.

In the event that we reorganize, merge or consolidate with one or more other corporations, holders of our Class A and Class B common stock will be entitled to receive the same kind and amount of securities or property. As of            , 2016, all shares of our Class B common stock will have converted into our Class A common stock.

The Recapitalization had the effect of reducing the total number of outstanding shares of our common stock. Immediately prior to the Recapitalization, we had approximately 2.4 million shares of common stock outstanding. Immediately following the Recapitalization, we had an aggregate of approximately 1.2 million shares of our Class B common stock outstanding, of which 57,834 are held by affiliates of us, divided equally among our Class B-1, Class B-2 and Class B-3 common stock. The Recapitalization was effected on a pro rata basis with respect to all of our stockholders. Accordingly, it did not affect any stockholder’s proportionate ownership of our outstanding shares.

DISTRIBUTION POLICY

We intend to continue to qualify as a REIT for federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains.

To satisfy the requirements for qualification as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income, determined without regard to dividends paid, to our stockholders out of assets legally available for such purposes. Our board of directors has not yet determined the rate for our future dividends, and all future distributions will be at the sole discretion of our board of directors. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for acquisitions of new properties, general property capital improvements and debt repayments, (iv) our ability to continue to access additional sources of capital, (v) the requirements of Maryland law, (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vii) any limitations on our distributions contained in our credit or other agreements.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders or that we will be able to sustain those distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets, make a taxable distribution of our equity or debt securities, or reduce such distributions. In addition, while we have no intention to do so, prior to the time we have fully invested the net proceeds of this offering, we may fund our distributions out of the net proceeds of this offering, which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

Since our inception on July 25, 2008 through December 31, 2013, we have paid total distributions, including distributions reinvested through our previous distribution reinvestment plan, of $3,515,725 and a cumulative net loss of $6,111,282. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures — Funds from Operations” and “— Adjusted Funds from Operations” for additional information.

Historically, we have calculated our distributions based upon daily record dates and distribution amounts so that our stockholders would be entitled to be paid distributions beginning with the day their shares were purchased. Distributions payable to each stockholder of record are paid on or before the 15th day of the following month. For 2011, 2012, and 2013, we have declared the following cash and stock distributions (expressed on a quarterly basis) on our common stock:

		Cash Distributions Declared per Share of Common Stock	Stock Distributions Declared per Share of Common Stock
2011	First Quarter	$0.175	$—
	Second Quarter	0.175	—
	Third Quarter	0.175	—
	Fourth Quarter	0.175	—
2012	First Quarter	$0.175	$—
	Second Quarter	0.175	—
	Third Quarter	0.175	—
	Fourth Quarter	0.175	—
2013	First Quarter	$0.175	$—
	Second Quarter	0.175	—
	Third Quarter	0.176	0.199
	Fourth Quarter	0.175	—

Cash distributions for 2011, 2012 and 2013 were calculated based on stockholders of record per day during the period at a rate of $0.00191781 per share of common stock per day. For the third quarter of 2013, stock distributions were calculated at a rate of $0.00219178 per share of common stock per day.

On October 21, 2013, our board of directors authorized and we declared distributions on our common stock for the fourth quarter of 2013 at a rate of $0.05945211 per share for the month of October 2013, a rate of $0.0575343 per share for the month of November 2013, and a rate of $0.05945211 per share for the month of December 2013, which were paid in cash on or before the fifteenth day following completion of the respective month. On December 27, 2013, our board of directors authorized and we declared distributions on our common stock at a rate of $0.05945211 per share for the month of January 2014, which were paid in cash on February 3, 2014.

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital qualified dividend income or capital gain. The composition of our distributions per share for the years ended December 31, 2011, 2012, and 2013 was as follows:

	2011	2012	2013
Ordinary Income	0%	0%	0%
Capital Gains	0%	0%	0%
Return of Capital	100%	100%	100%
	100%	100%	100%

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013:

•	on an actual basis;
•	on a pro forma basis to give effect to (i) the issuance and sale of shares of our Class A common stock in this offering for net proceeds of $ , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the issuance of shares of Class A common stock and OP Units to be issued as consideration in our contribution transactions.

You should read the table below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of December 31, 2013
	Historical	Pro Forma (unaudited)
	(in thousands, except share information)
Line of Credit	$7,571	$
Mortgage notes	111,261
Redeemable common stock	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 250,000,000 shares authorized, none outstanding, historical and pro forma
Common stock, $0.01 par value per share, 749,999,000 shares authorized, historical, 750,000,000 shares authorized, pro forma; 2,413,811 shares issued and outstanding, historical, and 1,206,906 shares issued and outstanding, pro forma as of December 31, 2013	24
Nonvoting convertible stock, $0.01 par value per share; 1,000 shares authorized, issued and outstanding	—
Class A common stock, $0.01 par value per share, 747,586,185 shares authorized, no shares issued and outstanding, historical, and shares issued and outstanding, pro forma
Class B-1 common stock, $0.01 par value per share, 804,605 shares authorized, no shares issued and outstanding, historical, and 402,302 shares issued and outstanding, pro forma
Class B-2 common stock, $0.01 par value per share, 804,605 shares authorized, no shares issued and outstanding, historical, and 402,302 shares issued and outstanding, pro forma
Class B-3 common stock, $0.01 par value per share, 804,605 shares authorized, no shares issued and outstanding, historical, and 402,302 shares issued and outstanding, pro forma
Additional paid-in capital	21,747
Cumulative distributions in excess of earnings	(9,770)
BRG stockholders’ equity	12,001
Noncontrolling interest	34,081
Total Stockholders’ Equity	46,082
Total Capitalization	$164,914	$

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected financial and operating data of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.)

The selected balance sheet data as of December 31, 2013 and 2012 and the selected statement of operations data for the years ended December 31, 2013 and 2012 have been derived from the audited historical financial statements of Bluerock Residential Growth REIT, Inc., appearing elsewhere in this prospectus.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the year ended December 31, 2013 have been adjusted to give effect to (1) the completion of this offering and the contribution transactions, (2) the application of the net proceeds from this offering, and (3) the Recapitalization (each as described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus) as of January 1, 2013 for the operating data and as of December 31, 2013 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

You should read the following selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes appearing elsewhere in this prospectus. All share and per share data set forth below gives effect to the Recapitalization.

	Year Ended December 31,
	2013			2012
	(unaudited) Pro Forma		Historical	Historical
Operating Data:
Total revenue		$22,325,801	$8,884,746	$2,571,415
Total expenses		23,330,460	10,554,049	6,658,943
Equity in earnings (loss) of unconsolidated joint ventures		450,154	(102,939)	13,435
Operating loss		(554,505)	(1,772,242)	(4,074,093)
Total other (expense) income(1)		(7,361,135)	(2,284,765)	12,160,216
Net (loss) income from continuing operations		(7,915,640)	(4,057,007)	8,086,123
Loss from discontinued operations		—	(356,546)	(720,815)
Net (loss) income		(7,915,640)	(4,413,553)	7,365,308
Net (loss) income attributable to common stockholders		(5,451,097)	(2,971,001)	3,920,841
Earnings (loss) per share – continuing operations:
Basic	$		$(1.18)	$2.22
Diluted	$		$(1.18)	$2.20
Earnings (loss) per share – discontinued operations
Basic	$		$(0.09)	$0.11
Diluted	$		$(0.09)	$0.11
Balance Sheet Data (as of end of period):
Total net operating real estate		$220,015,574	$119,547,318	$146,589,933
Total net operating real estate held for sale		—	43,458,027	—
Total investments in unconsolidated real estate joint ventures		4,238,328	1,254,307	2,398,902
Assets related to real estate held for sale		—	1,452,785	—
Total assets		312,210,829	172,526,092	156,631,431
Mortgage payable		150,309,132	79,034,338	96,099,690
Line of credit		—	7,571,223	11,935,830
Notes payable to affiliates		—	—	—
Liabilities related to real estate held for sale		—	33,227,650	—
Total liabilities		156,773,884	126,443,873	113,147,458
Total stockholders' equity		114,795,443	12,001,393	11,037,961
Other Data:
Cash flows provided by (used in) operations		$—	$244,264	$(2,048,484)
Cash flows used in investing activities		—	(16,544,289)	(10,851,725)
Cash flows provided by financing activities		—	16,494,647	15,268,802
Weighted average number of common shares outstanding – basic			2,348,849	1,679,778
Weighted average number of common shares outstanding – diluted			2,348,849	1,696,253
FFO			(2,084,058)	(3,084,900)
Adjusted FFO			(1,685,183)	(1,093,024)

(1)	Total other income (expense) for the year ended December 31, 2012 includes a non-recurring gain on the sale of our joint venture interest in the Meadowmont property of $2,014,533, net of disposition fees, and a non-recurring gain on business combinations of $10,927,042, net of acquisition costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were incorporated as a Maryland corporation on July 25, 2008. Our company’s objective is to maximize long-term stockholder value by acquiring well-located institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more of our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

We are externally managed by our Manager, an affiliate of Bluerock. We conduct our operations through our operating partnership, of which we are the sole general partner.

Our revenue is derived from residents under existing leases at the apartment properties underlying our real estate joint ventures. Our operating cash flow is principally dependent on the number of apartment properties in our portfolio; rental rates; occupancy rates; operating expenses associated with these apartment communities; and the ability of residents to make their rental payments. Our ongoing operating expenses exceed the cash flow received from our investments in real estate joint ventures, and therefore, we have continuing negative operating cash flow. See “— Liquidity and Capital Resources” below.

As of December 31, 2013, our portfolio consisted of interests in six properties, all acquired through joint ventures, five of which were operational, and one of which was in development. We did not commence real estate operations until the end of 2009, when we made our first equity investment. We made several additional equity investments in 2010, made no investments in 2011, made additional equity investments in 2012, as well as one disposition, and made no investments, one full disposition and two partial dispositions in 2013.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our stockholders by supporting the maintenance and viability of properties we acquire. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available or, if available, that the terms will be acceptable to us.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code and have qualified as a REIT commencing with our taxable year ended December 31, 2010. In order to continue to qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our taxable income (excluding net capital gains). If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify as a REIT for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and results of operations. We intend to continue to organize and operate in such a manner as to remain qualified as a REIT.

Our Prior Public Offerings

We raised capital in our continuous registered offering since our inception until September 9, 2013, when we terminated our continuous registered offering. On August 22, 2008, we filed a registration statement on Form S-11 with the SEC to offer a maximum of $1 billion in shares of our common stock in a primary offering, at an offering price of $10.00 per share, and $285 million in shares of our common stock pursuant to a distribution reinvestment program, at an offering price of $9.50 per share which registration statement was declared effective by the SEC on October 15, 2009, or the Prior Public Offering.

On September 20, 2012, we filed a registration statement on Form S-11 with the SEC, to register $500.0 million in shares of our common stock (exclusive of shares to be sold pursuant to our distribution reinvestment program) at a price of $10.00 per share, and $50.0 million in shares of our common stock to be sold pursuant to our distribution reinvestment plan at $9.50 per share, pursuant to a follow-on offering to the Prior Public Offering, or the Follow-On Offering. As of April 12, 2013, the date we terminated our Prior Public Offering, we had accepted aggregate gross offering proceeds of $22.2 million.

Our total stockholders’ equity increased $1.0 million from $11.0 million as of December 31, 2012 to $12.0 million as of December 31, 2013. The increase in our total stockholders’ equity is primarily attributable to the cumulative gain of $3,699,367, net of disposition fees, which we realized on the partial sale of our controlling indirect joint venture equity interest in the Berry Hill property, reflected in our additional paid-in capital, offset by our net loss of $2,971,001 for the period. From the date of effectiveness of our Follow-On Offering through September 9, 2013, we sold aggregate gross primary offering proceeds of approximately $330,251 under our Follow-On Offering. After consideration by our board of strategic alternatives to enhance the growth of our portfolio and the slow rate at which we raised funds in our continuous registered offerings, we terminated the Follow-On Offering on September 9, 2013, including the related distribution reinvestment program. We raised an aggregate of $22.6 million in gross proceeds from the sale of shares of our common stock in the Prior Public Offering and the Follow-On Offering.

Industry Outlook

Bluerock, which provides us with our senior management team through our Manager, believes that the first wave of opportunity following the financial crisis provided investment-oriented, or “financial,” buyers the opportunity to earn significant returns simply by “spread investing” (i.e., taking advantage of historical spreads between higher acquisition cap rates and lower, long-term financing interest rates). We believe that as financial buyers enter their disposition periods, the next phase of recovery provides opportunity for real-estate-centric buyers (i.e., buyers who have real estate-specific investment expertise and deep intellectual capital in specific markets) to create value using proven real estate investment strategies. In addition, Bluerock believes that as the economy continues its recovery, private purchasers with greater capital constraints who have needed significant leverage to fund acquisitions will become less competitive in an environment of more traditional (i.e., higher) interest rate levels and cap rate spreads.

Bluerock believes that both private institutional capital and public REITs are mostly focused on investing in apartment properties in primary metropolitan, or “gateway,” markets, and that many demographically attractive growth markets are underinvested by institutional/public capital. As a result, we believe that our target markets provide the opportunity to source investments at capitalization rates that are at significant value to gateway markets, and which have the potential to provide not only significant current income, but also capital appreciation.

Bluerock additionally believes that select demographically attractive growth markets are underserved by newer institutional-quality Class A apartment properties, especially as the wave of Echo Boomers moves into its prime rental years over the upcoming decade. As such, we believe there is opportunity in certain of our target markets for development and/or redevelopment to deliver Class A product and capture premium rental rates and value growth.

We believe that demographic forces indicate strong growth for apartment demand in the foreseeable future due to the increasing number of Echo Boomer households, the propensity of these Echo Boomers to rent longer than previous generations, the increase in Baby Boomer renter households and trends in immigration and population growth. See“Our Industry and Market Opportunity — Demand Overview.”

Results of Operations

Year ended December 31, 2013 as compared to the year ended December 31, 2012

Revenues, property operating expenses, management fees, depreciation and amortization, and real estate taxes and insurance increased due to the various equity interest investments entered into following the first quarter for the year ended December 31, 2012, including additional equity interest in the Springhouse property late in the second quarter of 2012 and the acquisition of the Berry Hill development property and MDA property in the fourth quarter of 2012. The structure of these business combinations allowed us to report consolidated financial information for these investments. We had reported all of our investments under the equity method in previous reporting periods. As the additional equity interest in the Springhouse property was not acquired until June 27, 2012, and the other investments were not acquired until the fourth quarter of 2012, the prior period results reflect a smaller amount of financial information. Therefore, virtually all statement of operations financial items increased from the year ended December 31, 2012 by the following amounts compared to the year ended December 31, 2013: revenues by $6,313,331, property operating expenses by $1,952,503, management fees by $255,990, depreciation and amortization by $2,556,908, and real estate taxes and insurance by $581,817.

General and administrative expenses increased $407,585 from $1,715,675 for the year ended December 31, 2012 to $2,123,260 for the year ended December 31, 2013. This increase is primarily due to the addition of three properties to our portfolio during the last half of 2012 and an increase in legal expenses associated with our business operations.

Gain on business combinations was as a result of the business combination from our additional equity purchases in the Springhouse property in June 2012, which resulted in a revaluation gain of $2,284,656, and from the acquisition of the MDA property, which resulted in a gain of $8,642,386. There were no such business combinations for the 2013 period.

Gain on sale of JV interests of $2,014,533 represents the gain on sale of the Meadowmont property in June 2012. There were no such sales for the 2013 period.

Equity in gain on sale of real estate asset of unconsolidated joint venture represents the gain from the sale of the Hillsboro property during the third quarter of 2013.

Interest expense increased $3,107,783 from $781,359 for the year ended December 31, 2012 to $3,889,142 for the year ended December 31, 2013. The increase in interest expense is primarily the result of the Fund LOC, entered into during the fourth quarter of 2012, which resulted in interest expense of $956,087 for the year ended December 31, 2013. In addition, interest expense for the year ended December 31, 2013 includes twelve months of expense, while interest expense for the year ended December 31, 2012 reflects expense incurred subsequent to the 2012 acquisitions discussed above. The increase was offset by the amortization of the fair value debt adjustment resulting from the consolidation of the Springhouse property late in the second quarter of 2012.

Loss from discontinued operations decreased $364,269 from $720,815 for the year ended December 31, 2012 to $356,546 for the year ended December 31, 2013. We recognized a $1,242,964 gain on revaluation of the equity on business combination related to additional equity interest purchased in the Creekside property in June 2012, which was offset by a loss of approximately $638,372 for the year ended December 31, 2012, and recognized a loss of $194,365 at the Creekside property for the year ended December 31, 2013. The decrease was primarily due to the amortization of in-place leases in 2012 of approximately $452,467, which was not incurred in 2013, as in-place leases are amortized over a useful life of 6 months. We recognized a loss at the Enders property of approximately $1,325,406 for the year ended December 31, 2012, compared to a loss of $162,864 for the year ended December 31, 2013, which was primarily due to acquisition costs of $1,090,435 in 2012.

Property Operations

We define “same store” properties as those that we owned and operated for the entirety of both periods being compared, except for properties that are in the construction or lease-up phases, or properties that are undergoing development or significant redevelopment. We move properties previously excluded from our same store portfolio for these reasons into the same store designation once they have stabilized or the development or redevelopment is complete. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property stabilized upon attainment of 90% physical occupancy, subject to loss-to-lease, bad debt and rent concessions. For comparison of our years ended December 31, 2013 and 2012, the same store properties included properties owned at January 1, 2012. Our same store properties for the years ended December 31, 2013 and 2012 were Springhouse at Newport News, The Reserve at Creekside Village and the Estates at Perimeter. None of the properties owned since January 1, 2012 were under construction or redevelopment. Our non-same store properties for the same periods were The Apartments at Meadowmont, Gardens at Hillsboro Village, Enders Place at Baldwin Park, 23Hundred@Berry Hill and MDA Apartments. The Estates at Perimeter and Gardens at Hillsboro Village are accounted for under the equity method, but are reflected in our table of net operating income as if they were consolidated. For the year ended December 31, 2013, the components of same store property revenues, property expenses and net operating income represented by our Estates at Perimeter property were $2,670,382, $980,362 and $1,690,020, respectively, and the components of non-same store property revenues, property expenses and net operating income represented by our Hillsboro property were $2,822,352, $2,527,206 and $295,146, respectively. For the year ended December 31, 2012, the components of same store property revenues, property expenses and net operating income represented by our Estates at Perimeter property were $2,662,547, $1,014,131 and $1,648,416, respectively, and the components of non-same store property revenues, property expenses and net operating income represented by our Hillsboro property were $3,644,338, $1,289,894 and $2,354,444, respectively. Financial information for our Estates at Perimeter property can be found at Note 6, “Equity Method Investments” in our Notes to Consolidated Financial Statements. The Hillsboro property was sold on September 30, 2013.

The following table presents the same store and non-same store results from operations for the years ended December 31, 2013 and 2012:

	Years Ended December 31,		Change
	2013	2012	$	%
Property Revenues
Same Store	$8,723,476	$8,832,837	$(109,361)	(1.2)%
Non-Same Store	11,100,029	6,716,114	4,383,915	65.3%
Total property revenues	$19,823,505	$15,548,951	$4,274,554	27.5%
Property Expenses
Same Store	$3,849,172	$3,837,752	$11,420	0.3%
Non-Same Store	6,370,141	2,548,658	3,821,483	149.9%
Total property expenses	$10,219,313	$6,386,410	$3,832,903	60.0%
Same Store NOI	$4,874,304	$4,995,085	$(120,781)	(2.4)%
Non-Same Store NOI	4,729,888	4,167,456	562,432	13.5%
Total NOI(1)	$9,604,192	$9,162,541	$441,651	4.8%

(1)	See “Net Operating Income” below for a reconciliation of same store NOI, non-same store NOI and Total NOI to net income (loss) and a discussion of how management uses this non-GAAP financial measure.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Same store property revenues decreased approximately $109,361, or 1.2%, for the year ended December 31, 2013 as compared to the same period in 2012 due primarily to decreased rental revenues from the Creekside property resulting from a downturn in the local economy. Same store occupancy for the year ended December 31, 2013 increased to 90.88% from 90.83% for the year ended December 31, 2012. Same store average annual and monthly effective rent per unit for the year ended December 31, 2013 increased to approximately $10,939 and $912, respectively, from approximately $10,872 and $906, respectively, for the year ended December 31, 2012. The Creekside property is included in same store sales and is held for sale as of December 31, 2013. The Creekside property consisted of $2,116,264 and $2,201,251 in revenues for the years ended December 31, 2013 and 2012, respectively. Creekside’s average occupancy rate decreased to 91% during the year ended December 31, 2013, compared to 96% during the year ended December 31, 2012. The average annual and monthly effective rent per unit for the Creekside property increased to $11,738 and $978, respectively, for the year ended December 31, 2013, from approximately $11,380 and $948, respectively, for the year ended December 31, 2012 due to nationwide increased rental rates.

Same store property expenses remained relatively flat, increasing approximately $11,420, or 0.3%, for the year ended December 31, 2013 as compared to the same period in 2012 driven primarily by decreased repairs and maintenance expense of $159,240, offset by an increase in real estate taxes and insurance of $76,202 and salary/benefits of $69,093, as compared to our same store properties from the prior year end.

Net Operating Income

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis, including our equity method investments, because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. We believe it is appropriate to reflect our equity method investments, the Estates at Perimeter property and the Hillsboro property, on a consolidated basis, as they too are considered a core part of our business and therefore, the properties’ operating performance should be included in our assessment of the overall portfolio performance.

However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented (amounts in thousands):

	Year Ended December 31,
	2013	2012
Net operating income
Same store	$4,874	$4,995
Non-same store	4,730	4,168
Total net operating income	9,604	9,163
Less:
Interest expense	5,633	4,701
Total property income (loss)	3,971	4,462
Less:
Noncontrolling interest pro-rata share of property income	2,338	3,448
Other income (loss) related to JV/MM entities	(25)	(26)
Pro-rata share of properties’ income	1,658	1,040
Less:
Depreciation and amortization(1)	2,570	1,727
Affiliate loan interest, net(1)	958	252
Asset management and oversight fees(1)	522	316
Acquisition and disposition costs(1)	378	1,933
Corporate operating expenses(1)	1,888	1,624
Add:
Gain on sale of joint venture interest	—	2,154
Equity in gain on sale of real estate asset of unconsolidated joint venture interest	1,687	—
Gain on revaluation of equity on business combinations	—	6,579
Net income (loss) attributable to common shareholders	$(2,971)	$3,921

(1)	Amounts presented represent our pro-rata share of the individual line item.

Of the amounts above, the Estates at Perimeter property and the Hillsboro property, our equity method investments, comprise the following amounts (in thousands):

	Year Ended December 31,
	2013	2012
Net operating income
Same store	$1,690	$1,648
Non-same store	295	2,354
Total net operating income	1,985	4,002
Less:
Interest expense	1,452	1,710
Total property income (loss)	533	2,292
Less:
Noncontrolling interest pro-rata share of property income	373	1,908
Other income (loss) related to JV/MM entities	(11)	(6)
Pro-rata share of properties’ income	171	390
Less:
Depreciation and amortization(1)	274	303
Asset management and oversight fees	70	105
Acquisition and disposition costs	4	—
Net income (loss) attributable to common shareholders	$(177)	$(18)

(1)	Amounts presented represent our pro-rata share of the total depreciation and amortization.

Organization and Offering Costs

Our organization and offering costs (other than selling commissions and dealer manager fees) formerly could be paid by our former advisor, our former dealer manager or their affiliates on our behalf. Other offering costs include all expenses incurred by us in connection with our Prior Public Offering and our Follow-On Offering. Organization costs include all expenses incurred by us in connection with our formation, including but not limited to legal fees and other costs to incorporate. Organization costs are expensed as incurred and offering costs, which include selling commissions and dealer manager fees, are charged as incurred as a reduction to stockholders’ equity. As of December 31, 2013, $2,396,605 of organizational and offering costs had been incurred on our behalf by our former advisor since inception. We are liable to reimburse these costs to our former advisor only to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the applicable offering. In 2010, we reimbursed our former advisor for approximately $508,000 of these costs. When recorded by us, organizational costs are expensed and third-party offering costs are charged to stockholders’ equity. As of December 31, 2013, $3,622,471 of offering costs had been charged to stockholders’ equity and, in 2010, $49,931 of organizational costs were expensed. The organizational and offering costs exceed the 15% threshold discussed above, and given the termination of the Prior Public Offering in April 2013 and the Follow-On Offering in September 2013, we have recorded a receivable of approximately $508,000 due from our former advisor for the previously reimbursed organizational and offering costs, which remained due as of December 31, 2013.

Operating Expenses

Under our initial advisory agreement, our former advisor and its affiliates had the right to seek reimbursement from us for all costs and expenses they incurred in connection with their provision of services to us, including our allocable share of our former advisor’s overhead, such as rent, employee costs, utilities and information technology costs. Our charter limits our total operating expenses at the end of the four preceding fiscal quarters to the greater of (A) 2% of our average invested assets, or (B) 25% of our net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of our assets for the period.

Notwithstanding the above, we may reimburse amounts in excess of the limitation if a majority of our independent directors determines that such excess amounts were justified based on unusual and non-recurring factors. If such excess expenses were not approved by a majority of our independent directors, the former advisor was required to reimburse us at the end of the four fiscal quarters for the amount by which the aggregate expenses during the period paid or incurred by us exceeded the limitations provided above. We have not reimbursed, and will not reimburse, the former advisor for personnel costs in connection with services for which the former advisor received acquisition, asset management or disposition fees or for personnel costs related to the salaries of our executive officers. As of December 31, 2013 and December 31, 2012, the board of directors approved operating expenses to be expensed as incurred.

Liquidity and Capital Resources

We believe the properties underlying our real estate investments are performing well, and had a portfolio-wide debt service coverage ratio of 1.79x and an average occupancy of 91% as of December 31, 2013. Our primary liquidity requirements relate to (a) our operating expenses, (b) our maturing short-term debt, (c) investments and capital requirements to fund development and renovations at existing properties and (d) distributions. Our current cash resources are inadequate to meet these needs as our current corporate operating expenses exceed the cash flow received from our investments in real estate joint ventures.

The primary reason for our negative operating cash flow is the amount of our corporate general and administrative expenses relative to the size of our portfolio. Our corporate general and administrative expenses were $2,123,260 for the year ended December 31, 2013. These costs include accounting and related fees to our independent auditors, legal fees, costs of being an SEC reporting company, director compensation and directors’ and officers’ insurance premiums.

We intend to meet these liquidity requirements primarily through:

•	cash generated from operating activities;
•	proceeds from the sale of our Class A common stock in this offering; and
•	proceeds from future borrowings and offerings.

Through September 9, 2013, we had sold shares of our common stock pursuant to the Prior Public Offering and the Follow-On Offering carried out in a manner consistent with offerings of non-listed REITs. Our board of directors subsequently determined that it would be in our best interest to sell our common stock in an underwritten offering as set forth in this prospectus, and terminate our Follow-On Offering. Through September 9, 2013, the date we terminated our Follow-On Offering, we had raised $22.6 million in net proceeds from the Prior Public Offering and the Follow-On Offering. We will depend on the net proceeds of this offering, and any future offerings in which we engage, together with income from continuing operations and the proceeds of debt financings, to meet our investment objectives. We will seek to enhance our growth through the use of prudent amounts of leverage, which we define as having total indebtedness of approximately 65% of the fair market value of all of our investments.

On April 3, 2013, we, through an affiliate, entered into a membership interest purchase agreement with an unaffiliated third party for the sale of our indirect equity investment in The Estates at Perimeter in Augusta, Georgia, or the Estates at Perimeter property. We anticipated that the sale of our indirect equity investment in the Estates at Perimeter property would generate sufficient cash to support our short-term liquidity requirements; however, the purchaser terminated the membership interest purchase agreement on June 18, 2013, which created short-term liquidity issues. To address these issues, on August 13, 2013, following the approval of our board of directors, we sold, at third party appraised value, a 10.27% indirect equity interest in the Berry Hill property to an affiliate, Bluerock Growth Fund, LLC, with us retaining an approximate 53.46% indirect equity interest in the project. The transaction generated proceeds to us of approximately $2,000,000, excluding disposition fees of $69,470 deferred by our former advisor, to support our primary liquidity requirements through the remainder of 2013, other than the Fund LOC. Further, on August 29, 2013, we transferred an additional 28.36% indirect equity interest in the Berry Hill property, or the Additional Berry Hill Interest, to Fund III, an affiliate of our Manager, in exchange for a $5,524,412 reduction of the outstanding principal balance of the Fund LOC, based on a third party appraisal, excluding a disposition fee of approximately $191,886 deferred by our former advisor. Construction of the Berry Hill property is in process, and its first Certificates of Occupancy were received and the property began delivering units for move-ins in November 2013. The Berry Hill property is projected to be stabilized by the third quarter of 2014. To date, our funding obligations for this project have been a significant liquidity requirement, with $8.3 million of equity funded by us as of December 31, 2013. The project is expected to produce positive cash flow to us once stabilized.

The Creekside and Enders properties are included in same store sales and are held for sale as of December 31, 2013. For the years ended December 31, 2013 and 2012, the Creekside property provided a total of $5.4 million in revenues, and the Enders property provided a total of $3.0 million in revenues. On December 12, 2013, the underlying subsidiary holding title to the Creekside property entered into a purchase and sale agreement to sell the property for approximately $19.6 million, though the agreement was subsequently terminated by the buyer for reasons unrelated to the property. On January 29, 2014, we entered into a non-binding letter of intent to sell the Creekside property for $19.1 million. While we otherwise have no present intention to sell assets to meet liquidity requirements, we have done so in the past, and may in the future selectively harvest assets to meet such requirements. In this regard, The Gardens at Hillsboro Village in Nashville, Tennessee, in which we held an indirect 12.5% joint venture equity interest, was sold on September 30, 2013 at a sales price of $44.0 million. This sale generated net proceeds to us after closing costs of approximately $2.44 million, which will be used to help cover our operating expenses and liabilities, including the pay down of a portion of our working line of credit.

Upon completion of this offering, we expect to enter into the Management Agreement with our Manager. The Management Agreement should provide for an overall lower fee structure than our previous advisory agreement with our former advisor, which we believe will help reduce our corporate general and administrative expenses.

On October 2, 2012, we entered into a working capital line of credit provided by Fund II and Fund III, both of which are affiliates of Bluerock, pursuant to which we were initially entitled to borrow up to $12.5 million, or the Fund LOC. On March 4, 2013, the Fund LOC was amended to increase the commitment amount thereunder from $12.5 million to $13.5 million, and to extend the initial term by six (6) months to October 2, 2013. On August 13, 2013, the Fund LOC was further amended in connection with our sale of the partial interest in our Berry Hill property discussed above, to, among other things, remove the revolving feature of the line of credit such that we may not borrow any further under the Fund LOC. Thus, we do not view the Fund LOC as a source of liquidity. On August 29, 2013, we extended the maturity date of the Fund LOC to April 2, 2014, and we may extend it for an additional six months. As of December 31, 2013 and December 31, 2012, the outstanding balance on the Fund LOC was $7,571,223 and $11,935,830, respectively, and no amount and $564,170 was available for borrowing, respectively.

We may also utilize other credit facilities or loans from affiliates or unaffiliated parties when possible. To date, we have relied on borrowing from affiliates to help finance our business activities. However, there are no assurances that we will be able to continue to borrow from affiliates or extend the maturity date of our existing affiliated line of credit.

Bluerock has agreed to provide financial support to us sufficient for us to satisfy our obligations and debt service requirements, including those related to the filing of the registration statement for this offering, if we are unable to satisfy those expenses as they ordinarily come due after we have expended best efforts to satisfy those expenses by means available to us, and satisfy all of our liabilities and obligations that we are unable to satisfy when due, after we have expended best efforts to satisfy those expenses by means available to us, through and including the earlier of (1) February 15, 2015 or (2) the initial closing date of this offering. Bluerock has deferred payment by us as needed of asset management fees, acquisition fees and organizational and offering costs incurred by us and has deferred current year reimbursable operating expenses, though Bluerock is not currently advancing cash on our behalf.

In addition, our policy is generally to pay distributions from cash flow from operations. However, all of our distributions to date have been paid from proceeds from the Prior Public Offering and the Follow-On Offering, and may in the future be paid from additional sources, such as from borrowings, the sale of assets, advances from our former advisor and our former advisor’s deferral of its fees and expense reimbursements. None of our distributions for the years ended December 31, 2013 and 2012 were funded with our cash from ongoing operations.

Off-Balance Sheet Arrangements

As of December 31, 2013, we did not have any off-balance sheet arrangements that have had or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures. As of December 31, 2013, we owned an interest in one joint venture that was accounted for under the equity method as we exercised significant influence over, but did not control, the investee.

Cash Flows

Year ended December 31, 2013 as compared to the year ended December 31, 2012

Cash Flows from Operating Activities

As of December 31, 2013, we owned indirect equity interests in six real estate properties (five operating apartment properties and one development apartment property), five of which are consolidated for reporting purposes. During the year ended December 31, 2013, net cash provided by operating activities was $244,264. After the net loss of $4,413,553 was adjusted for $3,881,886 in non-cash items, net cash provided by operating activities consisted of the following:

•	Increase in accounts payable and accrued liabilities of $2,015,017;
•	Increase in accounts receivable and other assets of $1,006,554; and
•	Decrease in our payables due to affiliates of $232,532.

Cash Flows from Investing Activities

During the year ended December 31, 2013, net cash used in investing activities was $16,544,289, primarily due to asset additions at the Berry Hill property, our development property, offset by the cash proceeds received for the sale of a partial joint venture interest in the Berry Hill property and for the sale of our Hillsboro property.

Cash Flows from Financing Activities

Our cash flows from financing activities consist primarily of proceeds from our Prior Public Offering and Follow-On Offering and repayments/proceeds from affiliate loans, less distributions paid to our stockholders. For the year ended December 31, 2013, net cash provided by financing activities was $16,494,647, which was primarily due to the following:

•	$16,035,755 of draws on the Berry Hill property’s construction loan;
•	Increased noncontrolling equity in the Berry Hill and Enders properties of $920,908 and $119,192, respectively; and
•	$1,449,763 of gross offering proceeds related to our Prior Public Offering and Follow-On Offering, net of (1) payments of commissions on sales of common stock and related dealer manager fees in the amount of $143,245, and (2) offering costs paid by us directly in the amount of $287,288.

This was offset by net cash distributions, after giving effect to distributions reinvested by our stockholders.

Capital Expenditures

The following table summarizes our total capital expenditures for the years ended December 31, 2013 and 2012.

	For the year ended December 31,
	2013	2012
New development	$19,086,684	$1,193,715
Redevelopment/renovations	1,444,330	—
Routine capital expenditures – continued operations	242,981	95,434
Total capital expenditures	$20,773,995	$1,289,149

The majority of our capital expenditures during the year ended December 31, 2013 relate to the Berry Hill property, our development project, which was acquired in October 2012. First move-ins began in November 2013 and total projected development cost is approximately $33.7 million, or $126,579 per unit. As of December 31, 2013, $27.7 million in development costs had been incurred by the Berry Hill property joint venture, of which we have funded our proportionate share of the equity in the amount of $8.3 million.

We define redevelopment and renovation costs as non-recurring capital expenditures for significant projects that have been specifically budgeted for and, for the year ended December 31, 2013, relate to projects at our Springhouse, Enders and MDA properties. We define routine capital expenditures as recurring capital expenditures, for items that are incurred at every property and included in each individual budget, and are expected to have no significant additional impact on an individual property’s operating budget.

Non-GAAP Financial Measures

Funds from Operations

Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

Adjusted Funds from Operations

Adjusted FFO, or AFFO, is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.

We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager. See “Our Manager and Related Agreements — Management Agreement — Incentive Fee.”

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

The table below presents our calculation of FFO and AFFO for the years ended December 31, 2013 and 2012.

Because we raised capital in our Prior Public Offering and Follow-On Offering since our inception (until September 9, 2013), did not commence real estate operations until the end of 2009, made several additional equity investments in 2010, made no investments in 2011, made additional equity investments in 2012, as well as one disposition, and made no investments, one full disposition and two partial dispositions in 2013, the results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Year Ended December 31,
	2013	2012
Net income (loss) attributable to common stockholders	$(2,971,001)	$3,920,841
Add: pro-rata share depreciation and amortization(1)	2,573,882	1,727,471
	(397,119)	5,648,312
Less: pro-rata share
gain on sale of joint venture interests	—	(2,153,749)
equity in gain on sale of real estate net assets of unconsolidated joint ventures	(1,686,939)	—
gain on revaluation of equity on business combinations	—	(6,579,463)
FFO	$(2,084,058)	$(3,084,900)
Add: Pro-rata share
acquisition and disposition costs	369,702	1,932,816
non-cash equity compensation to directors and officers	88,750	81,250
Less: pro-rata share
normally recurring capital expenditures	(59,577)	(22,190)
AFFO	$(1,685,183)	$(1,093,024)

(1)	The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Operating cash flow, FFO and AFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO and AFFO, such as tenant improvements, building improvements and deferred leasing costs.

Recent Accounting Pronouncements Not Yet Adopted

There has been no issued accounting guidance not yet adopted by us that we believe is material or potentially material to our Consolidated Financial Statements.

Critical Accounting Policies

Below is a discussion of the accounting policies that we consider critical to an understanding of our financial condition and operating results that may require complex or significant judgment in their application or require estimates about matters which are inherently uncertain.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of other subsidiaries over which we have control. All inter-company transactions, balances, and profits have been eliminated in consolidation. Interests in entities acquired will be evaluated based on applicable GAAP, which includes the requirement to consolidate entities deemed to be variable interest entities, or a VIE, in which we are the primary beneficiary. If the entity in which we hold an interest is determined not to be a VIE, then the entity will be evaluated for consolidation based on legal form, economic substance, and the extent to which we have control and/or substantive participating rights under the respective ownership agreement.

There are judgments and estimates involved in determining if an entity in which we have made an investment is a VIE and, if so, whether we are the primary beneficiary, which determines whether or not the entity is consolidated. The entity is evaluated to determine if it is a VIE by, among other things, calculating the percentage of equity being risked compared to the total equity of the entity. If an entity is not considered a VIE, we also make judgments and estimates to assess whether we are in control of and would require consolidation of the entity by evaluating the respective rights and privileges afforded each member or partner of the entity. We would not be deemed to control the entity if any of the other members or partners have either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the member or partner without cause, or (ii) has substantive participating rights in the entity. A change in the judgments, assumptions, and estimates used could result in consolidating an entity that should not be consolidated or accounting for an investment using the equity method that should in fact be consolidated, the effects of which could be material to our financial statements.

Real Estate Asset Acquisition and Valuation

Upon the acquisition of real estate properties, we recognize the assets acquired, the liabilities assumed, and any noncontrolling interest as of the acquisition date, measured at their fair values. Acquisition-related costs are expensed in the period incurred. We assess the acquisition-date fair values of all tangible assets, identifiable intangible assets and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it was vacant.

Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. We amortize the value of in-place leases to expense over six months. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.

Estimates of the fair values of the tangible assets, identifiable intangible assets and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions could result in an incorrect valuation of acquired tangible assets, identifiable intangible assets and assumed liabilities, which could impact the amount of our net income (loss).

We assess the acquisition-date fair values of all tangible assets, identifiable intangible assets and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it was vacant.

Our significant accounting policies are more fully described in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies,” to our Notes to the Consolidated Financial Statements. Certain of our accounting policies require management to make estimates and judgments regarding uncertainties that may affect the reported amounts presented and disclosed in our consolidated financial statements. These estimates and judgments are affected by management’s application of accounting policies. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

We base these estimates on historical experience and various other factors that are believed to be reasonable, the results of which form the basis for making judgments under the circumstances. Due to the inherent uncertainty involved in making these estimates, actual results reported may differ from these estimates under different situations or conditions. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider an accounting estimate to be significant if it requires us to make assumptions about matters that were uncertain at the time the estimate was made and changes in the estimate would have had a significant impact on our consolidated financial position or results of operations.

Subsequent Events

Termination of Creekside Purchase and Sale Agreement

As previously disclosed, on December 12, 2013, BR Creekside, LLC, or BR Creekside, a special-purpose entity in which we hold a 24.706% indirect equity interest, entered into an Agreement of Purchase and Sale, or Purchase Agreement, with Prominent Realty Group of Georgia, Inc., or PRG, an unaffiliated third party, for the sale of BR Creekside’s entire interest in the Creekside property. The sale price for the Creekside property was to be $19,600,000, subject to deduction for the existing mortgage indebtedness on the Creekside property in the approximate amount of $12,600,000 and to certain prorations and adjustments typical in a real estate transaction. The net proceeds to us, after payment of closing costs and fees, were expected to be approximately $1,350,000.

The Purchase Agreement provided PRG with a period of time to inspect the Creekside property, or the Inspection Period, which Inspection Period was extended to January 17, 2014 pursuant to an amendment to the Purchase Agreement. PRG ultimately was not comfortable with the size and dynamics of the Chattanooga, Tennessee market and exercised its right to terminate the Purchase Agreement prior to the expiration of the Inspection Period by delivering written notice of termination of the Purchase Agreement to BR Creekside on January 16, 2014, and the Purchase Agreement was effectively terminated as of January 16, 2014. In connection with the termination of the Purchase Agreement, PRG received a return of its earnest money in the amount of $250,000.

On January 29, 2014, the underlying subsidiary holding title to the Creekside property entered into a non-binding letter of intent to sell the property for approximately $19.1 million.

Distributions Paid

The following distributions have been declared and paid subsequent to December 31, 2013:

Distributions Declared Daily For Month Listed	Date Paid	Total Cash Distribution
December 2013	January 2, 2014	$143,504
January 2014	February 3, 2014	$143,504

Stockholder Approval of 2014 Individuals Plan and 2014 Entities Plan; Termination of Former Incentive Plan

On December 16, 2013, our board of directors adopted, and on January 23, 2014 our stockholders approved, the 2014 Individuals Plan and the 2014 Entities Plan. Upon the approval by our stockholders of the 2014 Individuals Plan and the 2014 Entities Plan, the previously-adopted Bluerock Multifamily Growth REIT, Inc. Long Term Incentive Plan, or the former Incentive Plan, was terminated. The 2014 Individuals Plan provides for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards. Going forward, members of our board of directors are eligible to receive grants under the 2014 Individuals Plan as determined by our board of directors or compensation committee established by our board of directors.

Bluerock’s Agreement to Provide Us Financial Support and to Defer Payment of Certain Fees

On February 12, 2014, Bluerock confirmed its agreement to provide financial support to us sufficient for us to satisfy in the ordinary course of business our obligations and debt service requirements, including those related to the filing of the registration statement for this offering, if we are unable to satisfy those expenses as they ordinarily come due after we have expended best efforts to satisfy those expenses by means available to us, and satisfy all of our liabilities and obligations that we are unable to satisfy when due, after we have expended best efforts to satisfy those expenses by means available to us, through and including the earlier of (1) February 15, 2015 or (2) the initial closing date of this offering. In addition, Bluerock has agreed to defer payment of property and asset management fees and operating expenses that are allocated to us, acquisition fees, property and asset management fees and other costs, and operating expenses which have been accrued as of December 31, 2013, and offering costs advanced on our behalf.

DILUTION

Purchasers of our Class A common stock offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of shares of our Class A common stock from the initial public offering price. As of December 31, 2013, we had a net tangible book value of approximately $11.9 million, or $5.08 per share of Class A common stock held by existing investors, assuming the redemption of all outstanding OP Units (other than OP Units held by us) for shares of our Class A common stock on a one-for-one basis. After giving effect to our contribution transactions and the sale of the shares of Class A common stock offered by this prospectus, including the expected use of the net proceeds of this offering as described under “Use of Proceeds,” and the deduction of underwriting discounts and commissions and estimated offering and contribution transaction expenses, the pro forma net tangible book value as of December 31, 2013 would have been approximately $     million, or $     per share of Class A common stock. This amount represents an immediate increase in net tangible book value of $     per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $     per share from the assumed public offering price of $     per share of our shares of Class A common stock to new public investors. See “Risk Factors — Risks Related to this Offering — You will experience immediate and material dilution in connection with the purchase of shares of Class A common stock in this offering.” The following table illustrates this per share dilution:

Assumed initial public offering price per share(1)	$
Net tangible book value per share before our contribution transactions and this offering(2)	$
Increase in pro forma net tangible book value per share after our contribution transactions and this offering(3)	$
Pro forma net tangible book value per share after our contribution transactions and this offering(4)	$
Dilution in pro forma net tangible book value per share to new investors(5)	$

(1)	Based on a price per share equal to the midpoint of the range set forth on the front cover of this prospectus.
(2)	Net tangible book value per share of our Class A common stock before our contribution transactions and this offering is determined by dividing the net tangible book value based on December 31, 2013 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities to be assumed, excluding acquired below-market leases) by the number of shares of Class A common stock held by prior stockholders after this offering, assuming the exchange for shares of Class A common stock on a one-for-one basis of the OP Units to be issued in connection with our contribution transactions.
(3)	The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per share before our contribution transactions and this offering (see note (2) above) from (b) the pro forma net tangible book value per share after our contribution transactions and this offering (see note (4) below).
(4)	Based on pro forma net tangible book value of approximately $ million divided by shares of Class A common stock and OP Units to be outstanding after this offering (excluding OP Units held by us), not including (a) up to shares of Class A common stock issuable upon the exercise of the underwriters’ overallotment option and (b) shares of Class A common stock available for issuance under our 2014 Incentive Plans.
(5)	Dilution is determined by subtracting pro forma net tangible book value per share of common stock after giving effect to our contribution transactions and this offering from the initial public offering price paid by a new investor for a share of Class A common stock.

OUR INDUSTRY AND MARKET OPPORTUNITY

Bluerock believes that the first wave of opportunity following the financial crisis provided investment-oriented, or “financial,” buyers the opportunity to earn significant returns simply by “spread investing” (i.e., taking advantage of historical spreads between higher acquisition cap rates and lower, long-term financing interest rates). Bluerock believes that as financial buyers enter their disposition periods, the next phase of recovery provides opportunity for real estate-centric buyers (i.e., buyers who have real estate-specific investment expertise and deep intellectual capital in specific markets), to create value using proven real estate investment strategies. In addition, Bluerock believes that as the economy continues its recovery, private purchasers with greater capital constraints who have needed significant leverage to fund acquisitions will become less competitive in an environment of more traditional interest rate levels and cap rate spreads. We expect to capitalize on this change in the competitive landscape by acquiring apartment properties from owners who do not have the capital resources to execute their business plans. In addition, we believe we are well-positioned within the marketplace to execute our business plan, and believe there will be less competition in the changing economic environment as interest rates increase from the historically low levels of the past several years.

Bluerock believes that both private institutional capital and public REITs are primarily focused on investing in apartment properties in primary metropolitan, or “gateway,” markets, and that many demographically attractive growth markets are underinvested by institutional/public capital. As a result, we believe that our target markets provide the opportunity to source investments at capitalization rates that are at significant value to gateway markets, and which have the potential to provide not only significant current income, but also capital appreciation.

Bluerock additionally believes that select demographically attractive growth markets are underserved by newer institutional-quality, Class A apartment properties, especially as the wave of Echo Boomers — the demographic cohort with birth dates from the early 1980’s to the early 2000’s — moves into its prime rental years over the upcoming decade. As such, we believe there is opportunity in certain of our target markets for development and/or redevelopment to deliver Class A product and capture premium rental rates and value growth.

The challenges to investing successfully across multiple markets and across multiple investment strategies include both cost and logistical factors, requiring an investor to cost-efficiently monitor, source, invest in, and as appropriate, divest of properties in such markets based on their investment attractiveness throughout the cycle, and to cost-efficiently manage the associated logistical burdens. We believe Bluerock’s key principals bring significant experience in implementing such a strategy in a private equity ‘capital partner/operating partner’ model, and bring established relationships throughout our target markets to execute such a strategy successfully. Furthermore, we believe that Bluerock’s principals’ experience, along with our network of Bluerock SPs, provides us with the unique ability to monitor, access, source, invest in, execute and, as appropriate, divest of properties across our target markets, and across our multiple investment strategies, and to do so cost efficiently in order to drive value.

Demand Overview

We believe that demographic forces indicate strong growth for apartment demand in the foreseeable future due to a variety of factors, including the following:

•	Echo Boomers Driving Household Formations. According to Marcus and Millichap’s 2013 National Apartment Report, Echo Boomers number 87.3 million people and now represent the largest age cohort in the U.S. According to 2012 State of the Nation’s Housing Report from Harvard University’s Joint Center for Housing Studies, the Echo Boomer generation is already larger than the baby-boomer generation at similar ages and is likely to grow even larger as new immigrants arrive. The oldest of the Echo Boomers are only now beginning to form their own households. We believe this large cohort will be the primary driver of new household formations over the next two decades.

Source: Marcus and Millichap, 2013 National Apartment Market Report

•	Record Pace of Renter Household Growth. The 2013 State of the Nation’s Housing Report from Harvard University’s Joint Center for Housing Studies indicates that renter household growth in the 2010s is already surpassing the record pace set in the 2000s. The chart below illustrates the higher growth rates in recent years.

Source: JCHS tabulations of U.S. Census Bureau, Decennial Censuses and Housing Vacancy Surveys

•	Change in Demographics of Typical Households. A demographic shift in the traditional American household will also likely boost apartment demand. According to the National Multi Housing Council, or NMHC, in 1955, married couples with children made up 44% of all households. Today, they constitute just 20%, and the rate continues to decline. In fact, the NMHC projects 86% of household growth between 2000 and 2040 will be those without children. The NMHC also projects that among the fastest growing population segments in the next decade will be young adults in their 20s and empty nesters in their 50s. These household profiles are more likely to seek residential options other than the purchase of single family homes.

•	Propensity of Echo Boomers to Rent Longer. In their U.S. Real Estate Strategic Outlook dated March 2012, RREEF, a leading institutional asset management firm, indicates that Echo Boomers have “less of a propensity for homeownership than previous generations.” Thus, as they become renters, they are likely to remain renters much longer than previous generations, thereby increasing the overall rate of renter households. According to the NMHC, since more young adult households are renting and postponing buying homes, it is expected that rental demand will surge in the coming decade as more Echo Boomers enter the workforce and seek places to live. Growing economic insecurity regarding employment prospects, the need to adapt to the fast-paced knowledge-based economy, and the freedom to pursue economic opportunities wherever they present themselves also provide demand for the relatively short-term financial obligations of renting.
•	Increase in Baby Boomer Decision to Rent vs. Purchase. The NMHC also projects that additional demand for apartments will be generated by the baby boomers. As the Echo Boomer children leave home, their empty nester parents are also expected to become renters, as they seek to simplify their lifestyle, reduce home maintenance obligations and shed the daily responsibilities that accompany home ownership.
•	Increased Population. By 2025, the U.S. will have over 31 million more people than in 2012, according to the U.S. Census Bureau.
•	Immigration. According to the Marcus and Millichap 2013 National Apartment Report, immigration is a critical source of apartment demand and it has been subdued since the recession. However, the report indicates that as job prospects improve, that improvement will help restore higher levels of immigration, adding between 1.2 and 1.6 million residents annually by the year 2017.
•	Home Ownership Crisis. We believe the resilient fundamentals of the national apartment market are being further bolstered by the rapidly growing number of individuals losing their homes in foreclosure or being forced to sell because they can no longer afford their mortgages. According to a report by RealtyTrac, Inc., a third-party company that maintains one of the largest foreclosure activity databases for the U.S., foreclosure filings for 1.84 million and 1.3 million U.S. properties were reported in 2012 and 2013, respectively. We believe that many of these individuals will enter the renter market as “renters-by-necessity” and will stay renters for the foreseeable future. Further, according to John Burns Real Estate Consulting, the U.S. homeownership rate is projected to continue falling to 62.1% by 2015. The average household includes more than two people meaning roughly eight million extra residents could be moving into rentals over the next four years.

Source: U.S. Census Bureau, John Burns Real Estate Consulting

Supply Overview

Projections of additions to supply in the short-term are generally based on permitting and construction activity, while longer term projections are based on economics, construction cost, land availability and demand.

Research from NAREIT’s analysis shows that construction of multifamily units plunged to a nearly 20-year low during the Great Recession, creating a supply shortfall.

United States Census Bureau data indicate that in 2011 and 2012, multifamily construction began on 167,300 and 233,900 units, respectively, in buildings with five or more units, up from 97,300 in 2009. While multifamily construction has been increasing, it is still below the roughly 300,000 starts averaged each year in the decade prior to the downturn. Further, according to data from the U.S. Census Bureau, U.S. multifamily starts have a cumulative shortfall of approximately 565,000 units from 2008-2011 compared to the 2000-2007 average. The NMHC projects that the U.S. will need approximately 300,000 units constructed each year moving forward, while only 129,900 units, 157,600 units and 187,100 units were delivered in 2011, 2012 and 2013, respectively.

Source: U.S. Census Bureau data.

Supply-Demand Imbalance

NAREIT concludes that a dearth of new apartment construction coupled with a record level of pent-up demand for apartment space has created an approximately 2.5 million unit supply-demand imbalance in apartment inventory. Further, NAREIT reports that it will take several years to bring enough new apartment stock to the market to meet the pent-up demand. NAREIT estimates that the 2.5 million unit imbalance is comprised of 2 million households in pent-up demand and a 500,000 unit shortfall that would have had to exist just to meet normal population growth over the last 4 years. For example, according to the U.S. Census Bureau, from 2011 to 2013, an average of only 158,200 new multifamily units were completed versus the prior 30-year average of approximately 300,000 annually.

OUR BUSINESS AND PROPERTIES

Overview of Our Business Objectives and Strategy

We were formed in 2008 as a Maryland corporation and have elected to be taxed as a REIT for federal income tax purposes. Our company’s objective is to maximize long-term stockholder value by acquiring well-located, institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more strategies of Core-Plus, Value-Add, Opportunistic and Invest-to-Own.

Upon completion of this offering and our contribution transactions, as discussed herein, we will own an interest in a portfolio of nine apartment properties located primarily in the Southeastern United States comprised of an aggregate of 2,620 units, including a 266 unit development property that began delivering units for move-ins in November 2013. We refer to these nine properties as our Current Portfolio. As of December 31, 2013, the properties, exclusive of our development property, were approximately 93% occupied.

We acquire well-located, Core-Plus institutional-quality apartment properties with strong and stable cash flows in target markets with relatively high expectations of rent growth. We also acquire Value-Add apartment properties that we believe present opportunities for medium-term capital appreciation, such as those requiring repositioning, renovation or redevelopment, and Opportunistic apartment properties available at below market prices from distressed or time-constrained sellers. We also selectively invest in development of Class A properties in our target markets where we can structure the transaction as an Invest-to-Own investment to generate income during the development stage and capture significant development premiums upon completion, while minimizing development risks and guarantees. We intend to diversify our investments such that we create a balanced portfolio utilizing these strategies.

We invest primarily through controlling positions in joint ventures with Bluerock’s strategic partners, or Bluerock SPs, which are generally leading regional apartment owner/operators that bring deep intellectual and relationship capital in their local markets, extensive operational infrastructure and ability to execute as a ‘local sharpshooter’, a track record of success and capital to invest alongside us, which we believe aligns their interests with ours. We generally seek to invest approximately 70% to 90% of any property’s required investment capital, with Bluerock SPs investing the remaining equity on a pari passu basis. We believe our network of Bluerock SPs provides us with a substantial, often proprietary, transaction pipeline, and enables us to execute multiple investment strategies cost-efficiently across our target markets, without the internal cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

As part of our acquisition and asset management program, we create a focused sub-market and tenant analysis at each of our properties. We use this proprietary analysis, along with the intellectual capital provided by Bluerock SPs within each submarket, to create and implement our Bluerock Lifestyle Initiatives, or BLIs, at each property. The BLIs comprise a customized, property specific capital and management plan that provides amenities and services based on a human-centric analysis of our assets in order to foster a sense of community within our properties. We believe the implementation of the BLIs at our properties significantly helps drive tenant satisfaction, lowers tenant turnover, and delivers higher rents.

We are externally managed and advised by our Manager, a recently formed indirect subsidiary of Bluerock. Bluerock is a leading private equity real estate asset manager with a focus on Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and has transacted over nine million square feet of residential and commercial real estate acquisitions since its inception in 2002. Bluerock’s key principals have an average of over 20 years of investing experience, have been involved with acquiring over 35 million square feet of real estate with approximately $10 billion in value and have helped launch leading real estate private and public company platforms. Our Manager’s senior executive officers have extensive experience investing in and developing multifamily real estate through several real estate and credit cycles. Specifically, we believe R. Ramin Kamfar, Chairman and Chief Executive Officer, Gary T. Kachadurian, Vice Chairman, James G. Babb, III, Chief Investment Officer, Jordan B. Ruddy, President, Michael L. Konig, Chief Operating Officer, Secretary and General Counsel, and Ryan S. MacDonald, Senior Vice President — Investments, of our Manager, respectively, provide us and our stockholders a competitive advantage in sourcing, evaluating, underwriting and managing attractive investment opportunities.

Our board of directors has delegated to our Manager the authority to approve all real property acquisitions, developments (i.e., with respect to our Invest-to-Own strategy) and dispositions, as well as all other investments consistent with our investment guidelines, for any investment less than 5% of our total assets, including our financing of such investments. Our Manager will recommend suitable investments for consideration by the investment committee for investments that exceed this threshold up to 10% of our total assets, and, for investments equal to or in excess of this amount, to our full board of directors. See “Management — Committees of the Board of Directors — Investment Committee.”

Our Target Markets

We intend to continue to focus on demographically attractive growth markets, which we define as markets characterized by growing population and job growth, both of which are positively correlated with rental rates and occupancy, in order to earn attractive risk-adjusted returns on invested equity. We select and continuously evaluate our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which may include projected short- and long-term employment growth; existence of robust infrastructures; diversity and growth of the economic base driven by the presence of major colleges, universities, technology, health care, trade, next-generation high value-add manufacturing, and government industries; the presence of a younger, more educated demographic profile with a high population of renters by choice; the existence of right to work laws; and quality of life.

Employment Growth in Our Target Markets.  Given that employment growth is highly correlated with apartment demand, we believe that job growth significantly above the national average in certain of our target markets will increase rental demand in those markets. According to the Bureau of Labor Statistics, the national average for employment growth was 1.74% for the year ended October 2013, while growth in many of our target markets exceeded 2.5%.

Source: Bureau of Labor Statistics, HFF Research (MSA Employment Update, October 2013)

Background and Corporate Information

We were incorporated in 2008 for the purpose of raising capital and acquiring a diverse portfolio of residential real estate assets. On August 22, 2008, we filed a registration statement on Form S-11 with the SEC to offer a maximum of $1.285 billion in shares of our common stock, which registration statement was declared effective by the SEC on October 15, 2009, or the Prior Public Offering. On September 20, 2012, we filed a registration statement on Form S-11 with the SEC, to register $550.0 million in shares of our common stock pursuant to a follow-on offering to the Prior Public Offering, or the Follow-On Offering. We continued the Prior Public Offering until April 12, 2013, the date the SEC declared the registration statement for the

Follow-On Offering effective, which terminated our Prior Public Offering. We terminated the Follow-On Offering on September 9, 2013, including the related distribution reinvestment program.

The principal executive offices of the company and our Manager are located at 712 Fifth Avenue, 9th Floor, New York, New York 10019. Our telephone number is (877) 826-BLUE (2583). Information regarding Bluerock is also available at www.bluerockresidential.com.

Our Manager and Bluerock

Our Manager

Upon completion of this offering, we will be externally managed and advised by our Manager. Our Manager is majority owned by Bluerock. Pursuant to the terms of the Management Agreement, which we will enter into simultaneously with the completion of this offering, our Manager will provide us with our management team and appropriate support personnel, and we will have access to the management, infrastructure, personnel and other resources of Bluerock necessary for the implementation and execution of our business and growth strategies. Our Manager has substantial discretion with respect to the selection of specific investments consistent with our investment objectives and strategy, subject to our investment guidelines.

Our Manager will be able to draw upon the experience, expertise, and relationships of Bluerock’s senior executives, and its team of over 40 professionals and support personnel, which will provide asset management, portfolio management, finance, administration, legal, compliance, investor relations, asset valuation, risk management, information technology and other operational matters in connection with the performance of our Manager’s duties. We expect to benefit from the personnel of Bluerock and the relationships and experience of Bluerock’s management team, including with our network of Bluerock SPs, in order to create value for our stockholders.

We believe the Management Agreement will provide significant benefits to our stockholders. Our company will not be burdened by the high expenses associated with employing our own management team and infrastructure, and instead will rely on our Manager to provide these services in exchange for management fees, which we believe are lower than the costs associated with managing internally. In addition, our Management Agreement provides us access to a team of executive, management, investment, capital markets and administrative personnel that we believe, given our size and stage of development, is likely to be more capable and diverse than we would otherwise be able to attract at this stage of our life cycle.

Further, at the earlier of (i) three years following the completion of this offering, and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, internalize our management. For this purpose, our “stockholders’ equity” means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A and Class B common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of considering an internalization transaction, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Our board of directors would consider an internalization where our pro forma internalized general and administration expenses would be lower as compared to remaining externally managed. Should our board of directors decide to internalize our management, it could do so by terminating the Management Agreement and paying the fee thereunder, or through the acquisition of our Manager at an equivalent price, which would require the approval of a majority of our independent directors, and the approval of our stockholders, other than our Manager and its affiliates. Consequently, no assurance can be given that the internalization of our Manager will be achieved.

Pursuant to the Management Agreement, we will pay our Manager and its affiliates fees and reimburse certain expenses for services rendered to us. For a complete explanation of the fees and expenses, see “Our Manager and Related Agreements.”

Bluerock SP Strategy

We believe one of the most important elements in successful investing in multifamily real estate is significant intellectual capital with respect to local market knowledge, relationships and operational expertise. One of the critical elements of our investment process is the identification of uniquely qualified, specialized top-tier regional real estate operating partners of Bluerock who bring such intellectual capital in terms of local market expertise, operational infrastructure and proven ability to execute, as well as a track record of success and capital to invest alongside us, which we believe aligns their interests with ours. We refer to this network of Bluerock’s strategic partners as Bluerock SPs. We believe Bluerock SPs bring the following advantages to augment the likelihood of success of an investment:

•	extensive knowledge base and familiarity with local market conditions to enable better deal sourcing and underwriting;
•	significant local contacts and relationships that can promote deal flow and the sourcing of proprietary private-market transactions. To illustrate this advantage, and based on conversations with our investment partners, the transaction activity for our top 5 partners exceeded $3 billion and 30,000 units in 2013 alone;
•	substantial local management and execution capabilities;
•	local name recognition that can increase our credibility in sourcing opportunities; and
•	the ability to leverage the management team and operating infrastructure of a Bluerock SP in order to limit the overhead burden for our stockholders.

We intend to continue to invest primarily through controlling positions in joint ventures with our Bluerock SPs. Notwithstanding the investments of Bluerock SPs, we expect to maintain substantial control over these ventures, including strategic decision-making.

Our joint venture strategy with our Bluerock SPs allows us to draw on the collective market knowledge, including potentially proprietary deal flow of some of the leading apartment owner/operators in the nation, which we believe will enable us to generate above market returns on our investment. Each Bluerock SP, as part of their ongoing business, is actively involved in the process of utilizing its network of deal flow and knowledge of the region to access, select and underwrite what they believe are the most attractive deals available to them. As part of the acquisition process, Bluerock performs its own review and underwriting of select deals in the various regions and compares their risk/reward characteristics across Bluerock SPs to then choose the most appropriate opportunities for our company. We believe that our stockholders should benefit from this double underwriting process, which is designed to mitigate risk through expert local knowledge, along with comparison of opportunities across multiple regions.

To date, Bluerock SPs have included some of the leading apartment owner/operators in the nation, including:

•	Archstone, prior to its recent acquisition, was one of the country’s preeminent apartment managers, owners and developers and was ranked the 13th largest apartment manager in the United States by the NMHC, with approximately 62,400 units under management. Since its inception, Archstone had completed the development of approximately $4.5 billion of new consolidated apartment communities and acquired over $15.1 billion of consolidated apartment communities, including communities acquired through business combinations.

•	Bell Partners is a diversified real estate investment and management company. Bell is ranked as the 7th largest apartment manager in the United States by the NMHC, with approximately 69,000 units under management and with a portfolio valued at more than $5 billion.
•	Village Green is an award-winning, national manager of multifamily residential communities and is ranked as the 28th largest apartment manager in the United States by the NMHC, with 41,100 units under management.
•	The Lynd Company is ranked as the 39th largest national apartment manager in the United States by the NMHC, with approximately 33,900 units under management. Since its inception, Lynd has acquired and/or developed approximately $900 million of multifamily transaction across 13,000 units.
•	Hawthorne Residential manages and invests in apartment properties located throughout the Southeast and Texas. Hawthorne’s senior management team has over 75 years of apartment industry experience and currently manages over 17,000 apartment units.
•	Stonehenge Real Estate Group, LLC is a development firm created in 2010 by former professionals of the Lane Company, Julian LeCraw & Company and Security Capital Group (predecessor to the former Archstone). Stonehenge principals have been involved in the development and/or construction of over 24,000 multifamily units and 125,000 square feet of retail.

All rankings provided by the National Multi Housing Council, 2013.

We will generally require meaningful capital contributions from a Bluerock SP in terms of an equity co-investment (generally approximately 10% to 30% of required equity, on a pari passu basis), and will structure transactions to provide an alignment of interests between our stockholders and our Bluerock SPs. This important feature allows our stockholders to invest nationally alongside top-tier real estate operating firms.

We will generally seek Bluerock SPs who have the ability to provide property management services. In our Manager’s experience, regional partners can provide superior management execution as co-investors in the property than would be available from disinterested third party management companies. Our asset management team will then work with our Bluerock SPs to oversee the implementation of each asset's business plan, including budgeting, capital expenditures, tenant improvements and financial performance.

Our Competitive Strengths

We believe that Bluerock and its principals’ competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team with Significant Expertise.  Bluerock’s key principals have been involved with sourcing, structuring and acquiring over 35 million square feet of real estate, with approximately $10 billion in value, and have an average of over 20 years of experience during three major market cycles. We believe Bluerock’s key principals have significant expertise in the following areas:

•	Expertise in the Apartment Asset Class Across Our Target Markets. Bluerock’s principals have significant experience structuring and investing in apartment properties in our target markets through multiple investment cycles with successful results, which provides them the breadth and depth of operating and investment experience to steer our investment strategy.
•	Expertise in Creating Value Across Our Multiple Investment Strategies and Various Capital Structures. Bluerock’s principals have substantial expertise executing transactions and creating value across our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and across capital structures — equity, preferred equity, and mezzanine — which provides us substantial flexibility to create value in transactions, subject to maintaining our qualification as a REIT.
•	Expertise in Corporate and Portfolio Transactions to Create Value. Bluerock’s principals have executed large corporate and portfolio transactions, including the rollup of assets to create multiple public companies, the creation of multiple asset management platforms, and the purchase of distressed assets and/or companies out of bankruptcy, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions. We believe this expertise will assist us in our goal to grow our company and to deliver attractive risk-adjusted returns to our stockholders.
•	Expertise in Financing and Structuring Transactions. Bluerock’s investment team has substantial expertise with structuring and financing transactions, which enables us to continuously evaluate and effectively access the most efficient capital structure for apartment acquisitions. In addition, Bluerock’s investment team has extensive experience structuring development transactions with our Bluerock SPs to capture significant value while minimizing inherent risks and/or guarantees associated with such transactions.

Network of Strategic Partners.  We invest primarily through controlling positions in joint ventures with our Bluerock SPs. Our network of Bluerock SPs allows us to draw on the collective market knowledge of some of the leading private apartment owner/operators in the nation who invest alongside us in transactions, in order to source, underwrite, and execute attractive transactions. By accessing our network of Bluerock SPs, we believe we have access to a substantial, often proprietary, transaction pipeline, along with an institutional-quality infrastructure and ability to execute, in our target markets without the cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

Disciplined ‘Broad and Deep’ Underwriting and Due Diligence.  By leveraging our network of Bluerock SPs, we are able to execute a rigorous double underwriting process, which we believe improves our ability to evaluate risk and create value in our transactions. As a first level, Bluerock’s team of investment professionals implement a disciplined underwriting and due diligence process, including a comprehensive risk-reward analysis with a rigorous focus on relative values among potential opportunities across our target markets. At the same time, because Bluerock SPs generally invest approximately 10% to 30% of a property’s required investment capital on a pari passu basis, the Bluerock SPs conduct their own underwriting and due diligence for potential transactions, enabling us to leverage their depth of intellectual capital and experience acquired through decades of experience in their target markets. We believe this ability to review investment opportunities with both depth (in the target market) and breadth (across target markets) improves our ability to source and execute attractive transactions.

Scalable Operating Model.  Bluerock’s relationships enable us to tap into what we believe to be the substantial, often proprietary, transaction flow of our Bluerock SPs, allowing for a rapid deployment of available capital. Our extensive network of Bluerock SPs provides us the ability to scale our operations rapidly, enabling us to allocate or reallocate capital across multiple target markets and along multiple strategies, and to rapidly invest in or divest of properties without the time delay associated with building infrastructure across multiple markets, and without burdening us with excessive operating and overhead costs.

Strong Alignment of Interests.  In connection with our contribution transactions, private funds affiliated with Bluerock, including funds in which certain of our executives or their affiliates own interests, have elected to receive OP units and shares of Class A common stock at the offering price as consideration for the contributed assets in lieu of cash. In addition, concurrently with the completion of this offering, we will grant       and       LTIP units, equivalent to a combined       % of the number of shares of Class A common stock that we issue in this offering (without giving effect to any exercise by the underwriters of their overallotment option) to our Manager and our directors, respectively, which vest over a three-year period. Upon completion of this offering and consummation of our contribution transactions, our Manager, executive officers and directors, along with their affiliates, collectively will own approximately    % of our company on a fully diluted basis, which we believe creates a strong alignment of their interests with those of our stockholders.

Reduced General and Administrative Expenses.  Our Management Agreement will provide us with access to Bluerock’s team of management, investment, capital markets, asset management, finance, legal and administrative personnel, which we believe is likely to be more experienced, capable and diverse than we would otherwise be able to attract at this stage of our life cycle. In addition, we will have access to our management team at a lower cost than associated with employing our own management team, which provides a significant benefit to our stockholders. Finally, we retain the ability to internalize our management team at the discretion of our board of directors by terminating the Management Agreement and paying the termination fee thereunder or acquiring our Manager at an equivalent price. See “Our Manager and Related Agreements — Management Agreement — Term and Termination.”

Our Business and Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality portfolio of apartment properties located in demographically attractive growth markets and by implementing our investment strategies and our BLIs to achieve sustainable long-term growth in both our funds from operations and net asset value.

Invest in Institutional-Quality Apartment Properties.  We intend to continue to acquire institutional-quality apartment properties where we believe we can create long-term value for our stockholders, utilizing the following investment strategies:

•	Core-Plus. We invest in institutional-quality apartment properties with strong and stable cash flows in target markets where we believe there exists opportunity for rental growth and with potential for further value creation.
•	Value-Add. We invest in well-located apartment properties that offer significant potential for medium-term capital appreciation through repositioning, renovation or redevelopment, to reposition the asset and drive future rental growth.
•	Opportunistic. We invest in properties available at opportunistic prices (i.e., at prices we believe are below those available in an otherwise efficient market) that exhibit some characteristics of distress, such as operational inefficiencies, significant deferred capital maintenance or broken capital structures, providing an opportunity for a substantial portion of total return attributable to appreciation in value.
•	Invest-to-Own. We selectively invest in development of Class A properties in target markets where we believe we can capture significant development premiums upon completion, and where we can structure our deals to minimize and/or eliminate development risks and guarantees. We generally use a convertible loan or convertible preferred equity structure which provides income during the development stage, while providing us the ability to capture development premiums at completion by exercising our conversion rights to take ownership.

Diversify Across Markets, Strategies and Investment Size.  We will seek to grow our high-quality, portfolio of apartment properties diversified by geography and by investment strategy — Core-Plus, Value-Add, Opportunistic and Invest-to-Own — in order to drive both current income and capital appreciation throughout the portfolio. Bluerock and our Bluerock SPs enable us to diversify across multiple markets and multiple strategies efficiently, without the logistical burden and time delay of building operating infrastructure in multiple markets and across multiple investment strategies. We expect that our investments will also be diversified by investment size, typically ranging in asset value from $20 million to $50 million.

Focus on Demographically Attractive Growth Markets.  We intend to continue to focus on demographically attractive growth markets, which we believe provide high potential for attractive risk-adjusted returns. Within these markets, we focus on submarkets where our Bluerock SPs have established relationships, transaction history, market knowledge and potential access to off-market investments, as well as an ability to efficiently direct property management and leasing operations. We select and continuously evaluate our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which market characteristics may include the following:

•	Strong Economic Drivers. Economic base characterized by growth industries and jobs of the future such as health care and technology leading to short- and long-term employment growth, relatively low housing affordability and low rent to income ratios allowing for significant future rent increases.
•	Favorable Business Climate. Regulatory conditions that attract, retain, and foster job growth and new business development including lower tax rates and right to work states.

•	Robust Infrastructure. Growing economic base driven by the presence of technology centers, major colleges and universities, health care, trade, next-generation high value-add manufacturing, government industries, and modern transportation facilities and networks.
•	Renter Demographics. The presence of a young, educated workforce with a high population of renters by choice.
•	High Quality of Life. Areas with abundant recreation, leisure, cultural, and entertainment options and plentiful social opportunities including ample recreation, open space and vibrant downtowns, which foster population retention and growth.

Implement Bluerock Lifestyle Initiatives.  We intend to implement our BLIs, which seek to transform the perception of the apartment from purely functional (i.e., as solely a place to live), to a lifestyle product (i.e., as a place to live, interact, and socialize). The BLIs are property specific and generally consist of amenities and attributes that go beyond traditional features, including highly amenitized common areas, cosmetic and architectural improvements, technology, music and other community-oriented activities. Our BLIs are customized to appeal to our target residents’ desire for a “sense of community” by creating places to gather, socialize and interact in an amenity-rich environment. We believe this creates an enhanced perception of value among residents, allowing for premium rental rates, and improved resident retention. See “— Bluerock Lifestyle Initiatives” below for additional information.

Aggressively Manage Assets to Drive Value.  We intend to implement an aggressive asset management strategy in order to maximize our return on investment. Initially, our Manager will work with our Bluerock SPs to create an asset-specific business plan for each acquired and Invest-to-Own property. As part of this plan, our team will evaluate property needs along with value-creation opportunities to determine how we can best position or reposition the property to meaningfully drive rental growth and asset values. Our Manager then intends to manage our Bluerock SPs in conjunction with the plan, with the goal of driving rental growth and values. Notwithstanding the fact that our Bluerock SPs may have an investment in the project, we intend to generally retain control with respect to the property and the right to terminate property management.

Selectively Harvest and Redeploy Capital.  On an opportunistic basis and subject to compliance with certain REIT restrictions, we intend to sell properties in cases where we have successfully executed our value creation plans and where we believe the investment has limited additional upside relative to other opportunities, in order to harvest profits and to reinvest proceeds to maximize stockholder value. In the last two years, we have sold interests in three assets, including two to affiliates at appraised value, yielding an average IRR of 46.0%, with a return on equity of 2.15x.

Bluerock Lifestyle Initiatives

Our Bluerock Lifestyle Initiatives, or BLIs, consist of a series of initiatives that we believe can create a sustainable competitive advantage and allow us to realize long-term increases in property value. This strategy seeks to transform the perception of the apartment from a purely functional one (i.e., as solely a place to live) to a lifestyle product/community (i.e., as a place to live, interact and socialize), thereby creating an enhanced perception of value among residents, allowing for premium rental rates and resulting in enhanced resident retention.

Our BLIs consist of amenities and attributes that go beyond traditional features, and incorporate cosmetic and architectural improvements along with technology, music and activities to establish an enhanced sense of comfort and appeal to our target residents’ desire for a “sense of community” by creating places to gather, socialize and interact in a highly amenitized environment. These initiatives may include:

•	common areas with Wi-Fi allowing residents to stay connected online while socializing with friends;
•	unique places to gather and socialize, such as outdoor kitchens and fireplaces;
•	state-of-the-art fitness centers providing a range of fitness and wellness classes;
•	architecturally appealing common areas designed to encourage social interaction and a “sense of community”;

•	a state-of-the-art security system;
•	occasional live music and other performances;
•	group activities, such as book clubs, cooking classes and wine tastings;
•	resort-like pools; and
•	social activities incorporated into each property through a concierge program.

Our BLIs are specifically targeted to appeal to the following two lucrative and rapidly growing segments of the multifamily market:

Lifestyle Renters are generally established, adult households with multiple housing choices open to them, which choose to rent an apartment for primarily nonfinancial reasons. They include Baby Boomers who have become empty nesters and who are seeking to live a simpler lifestyle without the responsibilities of home ownership, as well as some older members of the Echo Boomer generation. Lifestyle Renter households generally meet three criteria:

•	they are old enough to be established in the labor force and have stopped moving every year or two for reasons of job or school;
•	they have adult interests and schedules; and
•	they earn enough income to purchase a home if they choose to do so and may have been homeowners previously.

Young Professional Renters are generally younger and more mobile than Lifestyle Renters, and while they can generally afford to own, they have chosen either to save their money (perhaps to purchase a larger house at a later date), to spend it on other goods and services or to invest it in something other than housing, or they are in a personal or job transition. For Young Professional Renters, an apartment can provide an inexpensive and maintenance-free residence. This segment is made up of several main subgroups, including:

•	young adults, who are in a transitional stage in terms of both their personal and work lives — they may be recent college graduates or others who are on a track to earn enough money to purchase a home, but have not yet reached that point or are too mobile to settle down;
•	women who live alone and who may choose apartments because they require little maintenance and may offer a sense of personal security that is often lacking in single-family homes; and
•	family households, including married couples with no children, couples with children and single-parent households.

As a further benefit, by appealing to and attracting the upper income segments of the rental market, we believe these initiatives can generate significant additional revenue-enhancing options at the properties, including the ability to provide and charge for premium units, upgrade packages, and equipment rentals such as washers and dryers, flat screen televisions and premium sound systems.

Selected Case Studies

Below are case studies of the types of transactions we have executed in the past, which are representative of the transactions we expect to execute as a publicly-traded company.

Core-Plus Acquisition

On September 30, 2010, we, our affiliates, and Bell Partners, Inc., or Bell, acquired a 201-unit Class A apartment community known as The Gardens at Hillsboro Village, or the Hillsboro property, located in Nashville, Tennessee, for a purchase price of $31.6 million, or $157,000 per unit, and a cap rate of 6.5%.

The property was built in 1940 and expanded and renovated in 1997 through 1998, and is located in an irreplaceable urban infill location in the West End/Downtown submarket of Nashville, Tennessee, less than ¼ mile from Vanderbilt University, and uniquely adjacent to the neighborhood amenities of Hillsboro Village, including numerous restaurants, bars, and shops.

Pursuant to our BLIs, Bluerock and Bell implemented a modest interior unit renovation program and modernization of the clubhouse and amenities at the property, including the fitness center. As of July 2010, prior to the acquisition, the property had an average effective rent of $1,316 per unit and was 99% occupied. As of September 30, 2013, the property was 94% occupied, and the average effective rent was $1,578 per unit, a 20% increase in approximately three years.

The asset was sold on September 30, 2013 for $44.0 million, which yielded a 34.0% IRR and an equity multiple of 2.2x.

Value-Added Acquisition

On December 3, 2009, we, our affiliates, and Hawthorne Residential, Inc., or Hawthorne, acquired a Class B 432-unit apartment community known as Springhouse at Newport News, located in Newport News, Virginia for a purchase price of $29.3 million, or $68,000 per unit, and a cap rate of 8.3%. The purchase was part of an off-market two asset portfolio purchase from a publicly traded REIT.

At the time of acquisition, our BLIs analysis revealed that the property’s tenant base was highly concentrated in one employment industry that consisted primarily of transient and price-sensitive renters. In order to position the property for future rent increases, Bluerock and Hawthorne implemented a comprehensive marketing and re-tenanting program, which diversified our tenant base to include a more permanent and less price-conscious segment of the market.

With a more stable rent roll at the property, Bluerock and Hawthorne commenced a comprehensive unit interior value-added program in November 2012. In 2013, Bluerock and Hawthorne completed renovation of 23 units, at an average cost of approximately $4,900 per unit, and the property is achieving monthly effective rent increases over non-renovated units of $127 per unit, yielding a 31% annual return on equity.

Recapitalization

On December 17, 2012, we, our affiliates, and Village Green recapitalized a Class A 190-unit high-rise apartment community with 8,238 square feet of ground floor retail known as the MDA City Apartments, located in the Chicago Loop submarket of downtown Chicago, Illinois in an off-market transaction.

The recapitalization allowed the existing ownership to streamline a complicated ownership structure that included historic tax credits and mezzanine financing to a more traditional senior financing and common equity ownership structure. As a result of the complicated nature of the previous ownership structure, Bluerock was able to negotiate a favorable investment basis of $54.8 million, or approximately $268,000 per unit (assuming a $4.0 million value allocation to the retail component).

The property is located in the Chicago Loop neighborhood submarket, a desirable “24-7” neighborhood. Virgin Hotels is in the process of redeveloping the former Old Dearborn Bank Building, located immediately across the street from MDA City Apartments, which will deliver 250 rooms and suites, two restaurants, a rooftop bar/lounge and a wellness center, all of which will further enhance the immediate neighborhood.

According to public records, Alta at K Station, a Class A 848-unit apartment development in downtown Chicago that we believe is comparable to the MDA City Apartments, was sold in December 2012 for approximately $356,000 per unit and a cap rate of 4.6%.

Opportunistic Acquisition

On October 2, 2012, we, our affiliates, and Waypoint Residential, LLC, or Waypoint, acquired 198 of 220 condominium units in a community known as Enders Place at Baldwin Park, located in Orlando, Florida, for a purchase price of $25.1 million, or $127,000 per unit, and a cap rate of 6.7%. The asset, built in 2003, was a real estate owned, or REO, property and the 198 units were being operated as a rental community at the time of purchase. In order to reposition the property as a Class A apartment community, we worked to structure the acquisition with long-term agency financing at attractive rates. The purchase price was a 44.0% discount to the previous 2006 sale price of $227,000 per unit, according to public records.

Enders Place is one of several communities located within the larger Baldwin Park development. Pedestrian-friendly with two large lakes, more than 50 miles of paths and trails, and over 20 parks, Baldwin

Park is a popular and award-winning, low- to medium-density planned community. The development, built in the early 2000s, also features high-end housing, top schools, quality shopping, restaurants and fitness facilities, all within three miles of Orlando’s Central Business District. According to public records, Landmark at Universal, a Class A 310-unit apartment community that we believe is comparable to Enders Place, was sold in May 2013 for $155,677 per unit.

Development

On October 18, 2012, we, our affiliates, and Stonehenge Real Estate Group, LLC, or Stonehenge, completed an off-market investment in a to-be-built 266-unit apartment development known as 23Hundred@Berry Hill, located in Nashville, Tennessee. First Certificates of Occupancy were received in November 2013, first move-ins began in November 2013 and as of February 1, 2014, 104 leases have been signed, representing 39% of the community. Leases have been signed at an average of $1,339 per month, approximately $88 per month above our original underwriting.

The property is a Class A, urban apartment community with highly appointed unit interiors and an abundance of lifestyle amenities. Community features include a top floor rhythm lounge with panoramic views of Nashville, an entertainment stage and indoor/outdoor space, an oversized pool with aqua deck, a Fusion Fit Club with group and personal training available, an interactive smart building community with concierge services and a cyber cafe with WiFi access, coffee bar and flat screen TVs overlooking the pool courtyard, among other amenities.

The total projected development cost is approximately $33.7 million, or $126,579 per unit. According to public records, Eleven North, a Class A 302-unit development in Nashville that we believe is comparable to 23Hundred@Berry Hill, was sold in November 2012 for a price of approximately $59.0 million, or approximately $195,000 per unit. We have incurred $27.7 million in costs as of December 31, 2013, with an expected $6.0 million necessary to complete development. Construction is expected to be completed in mid-2014.

The information presented in these case studies should not be considered indicative of our future performance and you should not rely on this information as an indication thereof.

Our Manager’s Approach to Evaluating Potential Investments

Our Manager has developed a disciplined investment approach that combines its experience with a structure that emphasizes thorough market research, local market knowledge, underwriting discipline, and risk management in evaluating potential investments, as follows:

•	National Market Research. Our Manager and its investment team continuously and extensively conduct market research to proactively select its target markets. Our Manager is focused on identifying markets that exhibit outsized population and employment growth, among other salient characteristics, including a high quality of life, an intellectual capital base, and a commitment to investments in infrastructure. Our Manager utilizes real-time market data, leading third-party research, and the deep transactional knowledge and collective experiences of our network of Bluerock SPs.
•	Local Market Knowledge. Bluerock’s breadth and depth of professional relationships, particularly within its network of Bluerock SPs, provides our Manager with access to substantial and often proprietary coveted off-market opportunities within its target markets. Further, our Manager is able to leverage the local market knowledge of our network of Bluerock SPs to fully evaluate not only a particular submarket’s supply and demand fundamentals, but a property’s competitive position from a neighborhood perspective.
•	Underwriting Discipline. Our Manager follows a disciplined double underwriting process to examine and evaluate a potential investment in terms of its income-producing capacity and prospects for capital appreciation. Our Manager’s approach begins with an extensive review of the following: (1) property fundamentals, such as tenant profile, expense structure, occupancy, construction quality and efficiency of floor plans and deferred maintenance; (2) capital markets fundamentals, including cap rates, debt markets and future capital flows; and (3) market fundamentals, such as rental rates, concession and occupancy levels at comparable properties, along with projected product delivery and absorption rates. Our Manager will then utilize its double underwriting approach to verify and refine all assumptions provided by leveraging the local market knowledge and expertise of our network of Bluerock SPs, which generally have a knowledge base built from daily investing and operating experience over a period of decades. Only those real estate assets meeting our investment criteria will be accepted for inclusion in our portfolio.

•	Risk Management. Risk management is a fundamental principle in our Manager’s construction of our Portfolio and in the management of each investment. Prior to the purchase of any individual asset or portfolio, our investment team will develop a ‘360-degree’ asset-level business strategy. The business strategy consists of a detailed forecast of the action items to be taken and the capital needed to achieve the anticipated returns. Our Manager regularly reviews asset-level business strategies to anticipate changes or opportunities in the market during a given phase of a real estate cycle. Our Manager believes that active management, tenant satisfaction and a lifestyle product are critical to creating value.

Investment/Disposition Considerations

When evaluating potential acquisitions and dispositions, we generally consider the following factors:

•	strategically targeted markets;
•	income levels and employment growth trends in the relevant market;
•	employment, household growth and net migration of the relevant market’s population;
•	barriers to entry that would limit competition (zoning laws, building permit availability, supply of undeveloped or developable real estate, local building costs and construction costs, among other factors);
•	the location, construction quality, condition and design of the property;
•	the current and projected cash flow of the property and the ability to increase cash flow;
•	the potential for capital appreciation of the property;
•	purchase price relative to the replacement cost of the property;
•	the terms of resident leases, including the potential for rent increases;
•	the potential for economic growth and the tax and regulatory environment of the community in which the property is located;
•	the occupancy and demand by residents for properties of a similar type in the vicinity (the overall market and submarket);
•	the prospects for liquidity through sale, financing or refinancing of the property;
•	the benefits of integration into existing operations;

•	purchase prices and yields of available existing stabilized properties, if any;
•	competition from existing properties and properties under development and the potential for the construction of new properties in the area; and
•	potential for opportunistic selling based on demand and price of high quality assets, including condominium conversions.

Our Manager’s investment approach also includes active and aggressive management of each asset acquired. Our Manager believes that active management, tenant satisfaction and a lifestyle product are critical to creating value.

Prior to the purchase of an individual asset or portfolio, our asset managers will work closely with our Manager’s acquisition officers and underwriting teams to develop an asset-level business strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. Our Manager will review asset-level business strategies quarterly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. Our Manager will design this process to allow for realistic yet aggressive creation of value throughout the investment period. Furthermore, implementation of our BLIs will play an important role in increasing property values and standardizing asset management procedures at a high level of performance.

In an effort to keep an asset in compliance with our underwriting standards, our Manager’s investment officers will remain involved through the investment life cycle of the acquired asset and will actively consult with our asset management teams throughout the hold period. In addition, our Manager’s investment officers will continuously review the operating performance of investments against projections, and will provide the oversight necessary to detect and resolve issues as they arise.

Our Current Portfolio

Upon completion of this offering and our contribution transactions, we will own, through wholly owned subsidiaries of our operating partnership, interests in nine apartment properties with an aggregate of 2,620 units, comprised of (1) eight apartment properties containing a total of 2,307 units, with 266 of those units in development, in which we, along with our affiliates, own interests with our Bluerock SPs, and (2) one apartment property containing a total of 313 units, in which we will own 100% of the interests. Historically we have co-invested with other funds managed by affiliates of our Manager; however, upon completion of this offering, we generally expect to fund co-investments with our Bluerock SPs solely through our company, subject to an investment allocation agreement we have with our Manager and Bluerock. See “Our Manager and Related Agreements — Investment Allocation Agreement.” The following table presents an overview of our Current Portfolio, based on information as of December 31, 2013 unless otherwise indicated.

Property Name	Location	Rentable Square Footage(1)	Number of Units	Year Built/ Renovated(2)		Expected Post-Closing Ownership Interest in Property	Average Effective Monthly Rent Per Unit(3)		% Occupied as of December 31, 2013(4)
Springhouse at Newport News(5)	Newport News, VA	310,826	432	1985		75.0%	$800		92%
Villas at Oak Crest	Chattanooga, TN	210,587	209	1985, 1999	(6)	67.2%	$781		96%
Grove at Waterford	Hendersonville, TN	263,412	252	2010		60.0%	$959		94%
The Estates at Perimeter	Augusta, GA	266,148	240	2007		25.0%	$957		88%
Village Green	Ann Arbor, MI	471,050	520	1989 – 1992/ 2013	(7)	48.6%	$1,025		91%
Enders Place at Baldwin Park(8)	Orlando, FL	234,600	198	2003		48.4%	$1,446		95%
MDA Apartments(9)	Chicago, IL	160,290	190	1929/2006	(10)	35.3%	$2,152		89%
23Hundred@Berry Hill(11)	Nashville, TN	194,273	266	2013 – 2014		25.1%	$1,339	(12)	—
North Park Towers	Southfield, MI	468,895	313	1967/2000		100.0%	$1,002		95%
Total/Average(13)		2,385,808	2,354				$1,140		93%

(1)	The rentable square footage for the MDA property and North Park Towers includes 8,200 square feet of retail space and 13,900 square feet of retail space, respectively.
(2)	Renovation means significant upgrades, alterations or additions to building common areas, interiors, exteriors and/or systems.
(3)	Average effective monthly rent per unit is equal to (i) the gross potential rent minus any tenant concessions for the year ended December 31, 2013, divided by (ii) the total number of units. Total concessions for our Current Portfolio for the year ended December 31, 2013 amounted to approximately $0.6 million.
(4)	Percent occupied is calculated as (i) the number of units occupied as of December 31, 2013, divided by (ii) total number of units, expressed as a percentage.
(5)	Includes acquisition of an additional 36.8% indirect equity interest in the Springhouse property as part of our contribution transactions at the completion of this offering.
(6)	Phase I (1985) features 121 units, with 88 units in phase II (1999).
(7)	The Village Green property was constructed in rolling phases from 1989 to 1992.
(8)	We have classified the Enders property as held for sale as of December 31, 2013. We currently do not have a binding contract to dispose of this property and can provide no assurance that we will be able to do so.
(9)	We, together with funds affiliated with our Manager, own an aggregate 56.5% indirect equity interest in the MDA property.
(10)	The MDA property's original structure was built in 1929 as an office building. The MDA property underwent a complete rehabilitation in 2006, converting the structure into a high-rise apartment community.
(11)	The Berry Hill property is currently in development and began delivering units for move-ins in November 2013, with its first Certificates of Occupancy received in November 2013. The property has a projected completion date and receipt of final Certificate of Occupancy in 2014. As of February 1, 2014, the Berry Hill property is 39% leased.
(12)	Average effective monthly rent per unit as of February 1, 2014.
(13)	Excludes the Berry Hill property, which is currently in development.

We also own an indirect equity interest of approximately 24.7% in The Reserve at Creekside Village, or the Creekside property, through a wholly owned subsidiary of our operating partnership. The Creekside property is a 192-unit apartment community located in Chattanooga, Tennessee. We have classified the Creekside property as held for sale as of December 31, 2013, and on January 29, 2014, the underlying subsidiary holding title to the Creekside property entered into a non-binding letter of intent to sell the property for approximately $19.1 million. We do not expect the Creekside property to be a part of our portfolio upon the initial closing of this offering. See “— Description of Our Current Portfolio — Held for Sale.”

Our Investment Pipeline

We are currently in discussions regarding a number of apartment properties for investment, including the following two properties:

UCF Publix

On January 15, 2014, Fund I and an affiliate of Catalyst Development Partners, or Catalyst, entered into a joint venture agreement to develop a Class A apartment community, or UCF Publix, in the Northeast submarket of Orlando, Florida, proximate to the University of Central Florida and Central Florida Research Park.

UCF Publix, as part of our Invest-to-Own strategy, is expected to be a 289-unit Class A apartment community with highly appointed unit interiors and an abundance of lifestyle amenities situated on approximately 12.65 acres, with average net unit sizes of approximately 896 square feet. Some of the community features planned for the site include a 24-hour fitness and conditioning club, Zen-inspired courtyards, a resort-style saltwater pool, music throughout the pool deck, wireless internet throughout the amenity areas, controlled access, reserved parking for low-emissions and fuel efficient vehicles, bike stations, a “Bark Park,” a tanning bed, a clubroom with flat screen TVs and bar area, a gaming lounge, a cyber café, printer/scanner/copier, an outdoor summer kitchen with stainless steel gas grills, an outdoor fireplace, an exterior billiards lounge, and exterior social seating cabanas.

UCF Publix will be a featured component of a master-planned, Publix grocery store-anchored retail development, which completed construction during 2013. The joint venture closed on the purchase of the underlying real property on January 31, 2014, and Fund I and Catalyst expect to break ground on UCF Publix during the first quarter of 2014.

The total projected development cost of UCF Publix is estimated to be $36.7 million, or $124,000 per unit, and the joint venture is expected to secure construction financing for approximately 70% to 75% of cost. Fund I and Catalyst are expected to collectively fund the 30% equity requirement on an 85%/15% basis, respectively. Catalyst will provide a completion guarantee and will guarantee any recourse on the construction loan.

Landmark at Universal, a comparable asset located in Orlando, Florida that was constructed in 2010 and 2011, recently sold for approximately $48.0 million or approximately $156,000 per unit in May 2013, according to public records.

Although the foregoing development project is subject to a joint venture agreement and development agreement between Fund I and Catalyst, we have not completed our diligence process nor have we begun negotiation of definitive investment agreements and several other conditions must be met in order for us to invest in this development project, including approval by our investment committee. As a result, management does not deem this potential investment project to be probable at this time.

Lansbrook Village

On February 12, 2014, Fund II and Fund III, and an affiliate of the Carroll Organization, or Carroll, entered into a joint venture agreement to purchase approximately 570 condominium units of a 774-unit apartment project in Palm Harbor, Florida (Tampa MSA) known as Lansbrook Village, for a purchase price of $58.5 million or $102,600 per unit. The joint venture is expected to close on the acquisition of the initial units in mid- to late March 2014, and then plans to selectively purchase the remaining units, when accretive to the joint venture’s investment basis, over the investment hold period.

The joint venture expects to fund the acquisition of the initial units with a $42 million loan based on a term sheet from GE Capital Corporation, which may be increased over the life of the loan to fund purchases of additional units. Fund II and Fund III are expected to fund 90% of the equity requirement, with Carroll funding the remaining 10%.

Lansbrook Village is a Class A, fractured condominium community located in an infill location in Palm Harbor, Florida, a northern suburb of Pinellas County. Palm Harbor is one of the most affluent areas in the Tampa MSA with an average household income of over $86,000 within a five-mile radius. The community benefits from its convenient location proximate to the Westshore Business District and the Gateway employment market, two of Tampa Bay’s largest employment centers, which are home to some of the region’s largest employers including Tampa International Airport, St. Joseph’s Hospital, JP Morgan Chase, and AT&T Global Network Services. Lansbrook Village consists of three distinct phases, Windsor, Cambridge, and Hampton, that were constructed in 1998, 2002 and 2004, respectively. All three phases boast concrete block construction, unique for the Tampa Bay market, allowing for acquisition of the community well below replacement costs. Key unit features include open gourmet kitchens, spa inspired baths, an open patio or balcony, oversized closets, Whirlpool appliances, full size washer/dryer connections, select units with direct-access garages, second floor lofts and 15-foot cathedral ceilings. Community residents have access to a unique amenity package including two clubhouses, three swimming pools, a state-of-the-art fitness center, lighted tennis court, a sand volleyball court, picnic areas with charcoal grills, interactive fountains, and a pet playground.

Bluerock believes this transaction represents a unique opportunity to acquire a well-located, Class A, multifamily community at an attractive cost basis relative to both replacement cost (estimated at $140,000 per unit) and prior sales prices (averaging $195,000 per unit) when the property operated as a conventional, for-sale condominium community. Further, Bluerock believes there is an opportunity to selectively acquire the

204 non-seller owned condominium units at average prices accretive to the joint venture’s investment basis. Bluerock intends to leverage and build off of its experience at Enders Place (another fractured condominium community owned by us) in order to maximize the value of this transaction.

Although the foregoing acquisition is subject to a joint venture agreement with affiliates of Bluerock, the joint venture has not yet acquired the property. We have not completed our diligence process nor do we have definitive investment agreements, and several other conditions must be met in order for us to invest in this project, including approval by our investment committee. As a result, management does not deem this potential investment to be probable at the current time.

Description of Our Current Portfolio

  Current Properties

MDA Apartments.  MDA Apartments, or the MDA property, is comprised of 190 Class-A multi-family units and approximately 8,200 square feet of retail space, and is located within the Loop neighborhood in Chicago, Illinois. The MDA property, built in 1929, was renovated in 2006 and contains approximately 160,290 rentable square feet, with an average unit size of 844 square feet. As of December 31, 2013, the property had an average effective rent of $2,152 per unit and was 89% occupied.

As of December 31, 2013, through a joint venture, we hold a 35.31% indirect equity interest in the MDA property, Fund I holds a 19.49% indirect equity interest, BR MDA Investors, LLC, an affiliate of Bluerock, holds a 1.70% indirect equity interest and MDA Associates of Illinois, our joint venture partner, holds the remaining 43.5% indirect equity interest in the MDA Property.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the MDA property.

23Hundred@Berry Hill Development.  The Berry Hill property is situated on a 2.93 acre parcel located at 2300 Franklin Pike, Nashville, Tennessee 37204. Once constructed, the Berry Hill property will total 194,273 square feet, with 266 units in multiple buildings, with an average unit size of 730 square feet. Property amenities will include a top floor rhythm lounge with panoramic views of Nashville, an entertainment stage and indoor/outdoor space, an oversized pool with aqua deck, a Fusion Fit Club with group and personal training available, an interactive smart building community with concierge services, and a cyber cafe with WiFi access, coffee bar and flat screen TVs overlooking the pool courtyard. It is located approximately three miles south of downtown Nashville, and will be located within walking distance to the West End area of Nashville. The total projected development cost for the Berry Hill property, including land acquisition, is approximately $33.7 million, or $126,579 per unit. We have incurred $27.7 million in development costs as of December 31, 2013, with an expected $6.0 million necessary to complete development. The Berry Hill property received its first Certificates of Occupancy and began delivering units for move-ins in November 2013, and as of February 1, 2014, 104 leases have been signed, representing 39% of the community. Construction is expected to be completed in mid-2014.

As of December 31, 2013, through a joint venture, we held a 25.1% indirect equity interest, Fund III held a 28.4% indirect equity interest, and Bluerock Growth Fund, LLC, held a 29.0% indirect equity interest in the Berry Hill property, and Stonehenge 23Hundred JV Member, LLC, our joint venture partner and an affiliate of Stonehenge Real Estate Group, LLC, held the remaining 17.5% indirect equity interest.

Springhouse at Newport News.  Springhouse at Newport News, or the Springhouse property, is comprised of 432 units featuring one- and two-bedroom layouts in 24 two-story garden-style apartment buildings surrounding a central private lake on approximately 28 acres in Newport News, Virginia. The property contains approximately 310,826 rentable square feet and the average unit size is 720 square feet. Property amenities include a clubhouse, fitness center, swimming pool, tennis court, volleyball court, picnic area and a private lake with gazebo. The Springhouse property is located within the Hampton Roads MSA, which is home to the world’s largest naval base, a major East Coast port and numerous internationally known tourist attractions. As of December 31, 2013, the property had an average effective rent of $800 per unit and was 92% occupied.

As of December 31, 2013, through a joint venture, we and Fund I held, respectively, a 38.25% and 36.75% indirect equity interest in the Springhouse property, and Hawthorne Springhouse, LLC, our joint venture partner and an affiliate of Hawthorne Residential, Partners, LLC, held the remaining 25% indirect equity interest. We have sufficient control over the joint venture such that we will consolidate all of the joint venture entity on our financial statements. We have entered into an agreement with Fund I to acquire an additional 36.8% indirect interest in the Springhouse property as of the completion of this offering in exchange for approximately $3.5 million in cash.

We are in the process of undertaking an interior unit upgrade program at the Springhouse property. The upgrade program has included cosmetic enhancements to the units including new appliance packages, bathroom upgrades, floor replacements and new paint. We anticipate continuing with our upgrade program at a rate of several units per month and expect to spend approximately $4,900 per unit based on the expenditures made to-date on already completed upgrades to units. As of December 31, 2013, renovations have been completed on 23 units, yielding effective rent increases over non-renovated units of $127 per unit, representing a 31% annual return on equity. We will continually evaluate incremental rent growth generated from our unit upgrade program and future projected demand in determining whether to consider additional units for the program. The method of future financing for the upgrade program may be funds generated from property operating cash flow and/or joint venture capital.

The Estates at Perimeter/Augusta.  The Estates at Perimeter/Augusta, or the Estates at Perimeter property, is comprised of 240 units, featuring one-, two- and three-bedroom layouts within 10 three-story buildings, and is located in Augusta, Georgia, which is the second-largest metropolitan area in that state. The property, built in 2007, contains approximately 266,148 rentable square feet and the average unit size is 1,109 square feet. As of December 31, 2013, the property had an average effective rent of $957 per unit and was 88% occupied. The community features include gated access, a clubhouse with swimming pool and conference room, and a fitness center.

As of December 31, 2013, through a joint venture, we and Fund II each held a 25.0% indirect equity interest in the Estates at Perimeter property (50.0% in the aggregate), and Trade Street Capital, our joint venture partner, held the remaining 50.0% indirect equity interest.

We are in the process of undertaking an interior unit upgrade program at the Estates at Perimeter property. The upgrade program has included cosmetic enhancements to the units including new faucets, fixtures, hardware, blinds and microwaves. We anticipate continuing with our upgrade program at a rate of 5 to 7 units per month and expect to spend approximately $1,300 per unit based on the expenditures made to-date on already completed upgrades to units. We will continually evaluate incremental rent growth generated from our unit upgrade program and future projected demand in determining whether to consider additional units for the program. The method of future financing for the upgrade program may be funds generated from property operating cash flow and/or joint venture capital.

  Contributed Properties

Grove at Waterford.  Grove at Waterford, or the Grove property, is comprised of 252 units, featuring a mix of one-, two- and three-bedroom layouts, and is located in Hendersonville, Tennessee, a suburb of Nashville, Tennessee. The property, built in 2010, contains approximately 263,412 rentable square feet and the average unit size is 1,045 square feet. Property amenities include gated access, clubhouse, fitness center, business center, playgrounds, detached garages, and a resort-style pool. Individual residences include utility mudroom with washer/dryer connections and fireplaces. As of December 31, 2013, the Grove property had an average effective rent of $959 and was 94% occupied.

As of the completion of this offering, we will acquire a 6% indirect interest in the Grove property from Fund I and a 54% indirect interest in the Grove property from Fund II. Each of Fund I and Fund II is an affiliate of Bluerock. The aggregate purchase price for interests in the Grove property to be acquired is $5.82 million based on an independent, MAI appraisal of the Grove property. We will pay the purchase price for the Grove property by paying cash in the approximate amount of $582,000 to Fund I and by issuing      shares of Class A common stock with an approximate value of $5.2 million to Fund II. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution transaction, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of Class A common stock, so long as the ownership of our common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution transaction, Fund II Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.3 million in disposition fees under the management agreement for Fund II and Bluerock will be entitled to receive approximately $     million in disposition fees under the management agreement for Fund I. In lieu of cash, Fund II Manager has elected to receive $0.3 of those fees in the form of        shares of Class A common stock, which shares would otherwise be issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager will be payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Upon the closing of our contribution transactions we will own a 60% indirect equity interest in the Grove property through a joint venture with Bell HNW Waterford Member, LLC, an affiliate of Bell Partners.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Grove property.

Village Green.  Village Green, or the Village Green property, is an established, garden-style apartment community comprised of 520 units providing studio, one, and two-bedroom floor plans within 39 two-story buildings situated on approximately 40 acres located in Ann Arbor, Michigan. Built from 1989 to 1992, the Village Green property contains approximately 471,050 rentable square feet with an average unit size of 906 square feet. Property amenities include great room with kitchen and bar for entertaining, double-sided fireplace, a large screen TV/entertainment center, billiards room, business center with high speed internet access, professional equipped fitness center, indoor racquetball/wall ball court, indoor spa, sauna with locker rooms and an outdoor swimming pool and tennis court. As of December 31, 2013, the Village Green property had an average effective rent of $1,025 and was 91% occupied.

As of the closing of this offering we will acquire a 29.3% indirect interest in the Village Green property from Fund II, and a 19.3% indirect interest from Fund III. The aggregate purchase price for interests in the Village Green property to be acquired is $7.0 million based on an independent, MAI appraisal of the Village Green property. We will pay the purchase price for the Village Green property by issuing      shares of Class A common stock with an approximate value of $4.2 million to Fund II and      shares of Class A common stock with an approximate value of $2.8 million to Fund III. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Fund III has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund III will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution transaction, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.7 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of Class A

common stock, so long as the ownership of our common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution transaction, Fund II Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.3 million in disposition fees under the management agreement for Fund II. In lieu of cash, Fund II Manager has elected to receive those fees in the form of       shares of Class A common stock, which shares would otherwise be issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager will be payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Further in connection with this contribution transaction, Fund III Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.2 million in disposition fees under the management agreement for Fund III. In lieu of cash, Fund III Manager has elected to receive $0.2 of those fees in the form of        shares of Class A common stock, which shares would otherwise be issued to Fund III in our contribution transactions, so long as the ownership of our common stock by Fund III Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund III Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund III Manager will be payable in cash to the extent necessary to avoid such violation. Fund III Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund III Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Village Green property.

Villas at Oak Crest.  Villas at Oak Crest, or the Villas property, is comprised of 209 units, featuring a mix of one-, two- and three-bedroom layouts, and is located in Chattanooga, Tennessee, which is the fourth-largest city in that state. The Villas property contains approximately 210,587 rentable square feet, with an average unit size of 1,008 square feet. Property amenities include gated access, clubhouse, fitness center, business center, playgrounds, garages, and two resort-style pools. Individual residences include upgraded appliances, washer/dryer connections and fireplaces. As of December 31, 2013, the Villas property had an average effective rent of $781 and was 96% occupied.

As of the closing of this offering we will acquire a 67.2% indirect interest in the Villas property from Fund II. The aggregate purchase price for interests in the Villas property to be acquired is $2.9 million based on an independent, MAI appraisal of the Villas property. We will pay the purchase price for the Villas property by issuing      shares of Class A common stock with an approximate value of $2.9 million to Fund II. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution transaction, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.3 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of

Class A common stock, so long as the ownership of our common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution transaction, Fund II Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.2 million in disposition fees under the management agreement for Fund II. In lieu of cash, Fund II Manager has elected to receive $0.2 of those fees in the form of        shares of Class A common stock, which shares would otherwise be issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager will be payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Villas property.

North Park Towers.  North Park Towers, or the North Park property, consists of two 19-story apartment buildings and includes 313 residential apartment units and 13 retail/commercial spaces, which total 468,895 rentable square feet on approximately 8.8 acres of land. The North Park property was constructed as a premier luxury high rise apartment complex in 1967, and underwent extensive renovations in 1999 and 2000 when it was owned by a real estate affiliate of Goldman Sachs & Co. The North Park property is connected by a doorman entrance lobby and reception area and contains an arcade level that houses most of the retail space, a two-level underground parking garage, surface parking, a pool, courtyard, social room, fitness center and other amenities. The Property is located in the City of Southfield, in Oakland County, within the Detroit MSA. As of December 31, 2013, the North Park property had an average effective rent of $1,002 and was 95% occupied.

As of the completion of this offering, we will acquire a 100% fee simple interest in the North Park property in exchange for the issuance of OP Units in our operating partnership and the assumption of the outstanding mortgage debt secured by North Park Towers. We will acquire the North Park property from BR-NPT Springing Entity, LLC, an affiliate of Bluerock, or NPT. The aggregate purchase price for interests in the North Park property to be acquired is $4.1 million (net of assumed mortgages) as established by an independent, MAI appraisal of the North Park property conducted by Evergreen Valuation Services. We will pay the purchase price for the North Park property by issuing OP Units with an approximate value of $4.1 million to NPT. NPT has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of OP Units to NPT will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution transaction, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of Class A common stock, so long as the ownership of our Class A common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of Class A common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an

“accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution transaction, the manager of NPT, BR - North Park Towers, LLC, or NPT Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.5 million in disposition fees under the management agreement for NPT. In lieu of cash, NPT Manager has elected to receive $0.5 of those fees in the form of        OP Units, which OP Units would otherwise be issued to NPT in our contribution transactions. NPT Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such OP Units to NPT Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the North Park property.

Held for Sale

The Reserve at Creekside Village.  The Reserve at Creekside Village, or the Creekside property, is comprised of 192 units, featuring one-, two- and three-bedroom layouts, and is located in Chattanooga, Tennessee, which is the fourth-largest city in that state. The property contains approximately 211,632 rentable square feet and the average unit size is 1,102 square feet. As of December 31, 2013, the property had an average effective rent of $978 per unit and was 92% occupied. The community features include gated access, a clubhouse, a fitness center, a resort-style swimming pool and playgrounds.

As of December 31, 2013, through a joint venture, we, Fund I and Fund II each hold, respectively, a 24.706%, 22.61% and 22.61% indirect equity interest in the Creekside property (69.925% in the aggregate), and Hawthorne Creekside, LLC, our joint venture partner and an affiliate of Hawthorne Residential Partners, LLC, held the remaining 30.075% indirect equity interest. We have sufficient control over the joint venture such that we will consolidate all of the joint venture entity on our financial statements.

We are in the process of undertaking an interior unit upgrade program at the Creekside property. The upgrade program has included cosmetic enhancements to the units including new appliance packages, bathroom and kitchen upgrades, new fixtures, blinds and lighting, and floor replacements and new paint. We anticipate continuing with our upgrade program at a rate of 1 to 2 units per month and expect to spend approximately $4,200 per unit based on the expenditures made to-date on already completed upgrades to units. We will continually evaluate incremental rent growth generated from our unit upgrade program and future projected demand in determining whether to consider additional units for the program. The method of future financing for the upgrade program may be funds generated from property operating cash flow and/or joint venture capital.

Enders Place at Baldwin Park.  Enders Place at Baldwin Park, or the Enders property, is comprised of 220 units, featuring studio, one-, two-, three-, and four-bedroom layouts, and is located at 4248 New Broad Street, Orlando, Florida 32814, as part of a community development known as “Baldwin Park.” The Enders property, built in 2003, contains approximately 234,600 rentable square feet, and the average unit size is 1,185 square feet. The community has access to all Baldwin Park amenities, including pools, fitness centers, community gathering rooms and playgrounds. The Enders property joint venture owns 198 units of the 220 units. As of December 31, 2013, the Enders property had an average effective rent of $1,446 per unit and was 95% occupied.

As of December 31, 2013, through a joint venture, we held a 48.4% indirect equity interest, Fund III held a 1.274% indirect equity interest, and Waypoint Enders GP, LLC, held a .05% indirect equity interest in the Enders property (51.0% in the aggregate), and Waypoint Enders Investors, LP, our joint venture partner and an affiliate of Waypoint Residential, LLC, held the remaining 49.0% direct equity interest. We have sufficient control over the joint venture such that we will consolidate all of the joint venture entity on our financial statements.

The Enders property, which we control, is subject to two separate condominium associations, the Enders Place at Baldwin Park Condominium Association, which is specific to the condominium units and common areas of the Enders property, and the Baldwin Park Residential Owners Association, which governs the larger Baldwin Park community development of which the Enders property is a part.

We are in the process of undertaking an interior unit upgrade program at the Enders property. The upgrade program has included cosmetic enhancements to the units including new faucets, fixtures, ceiling fans, blinds, faux wood floors and above-range microwaves. We anticipate continuing with our upgrade program at a rate of 5 to 7 units per month and expect to spend approximately $3,500 per unit based on the expenditures made to-date on already completed upgrades to units. We will continually evaluate incremental rent growth generated from our unit upgrade program and future projected demand in determining whether to consider additional units for the program. The method of future financing for the upgrade program may be funds generated from property operating cash flow and/or joint venture capital.

Terms of Leases

No tenant at the properties in our existing portfolio occupies 10% or more of the total rentable square footage of our portfolio. All of the leases at our properties are resident leases for apartment units, other than two leases for retail space comprising 8,200 rentable square feet at our MDA property, which are described further below. No business, occupation or profession is carried on at the properties other than our apartment rental operations and the following two small retail operations:

There are two small retail leases at our MDA property. The leases are with the Elephant & Castle Pub & Restaurant and K&G Gourmet, LLC (d/b/a Pastoral), which sells artisan cheese, bread and wine, and the principal terms are as follows:

Elephant & Castle Pub & Restaurant

Term of lease: 15 years after rent commencement plus the period of time commencing on the effective date to and including the day prior to the rent commencement date
Start date: July 27, 2006
Rentable Sq. Ft.: approximately 6,198
Annual Rent per Sq. Ft.: on a gross basis (with the exception of taxes), currently $53.49 for ground level space and $17.83 for basement space, escalating to $63.58 and $21.19, respectively, in year 15
Option to Extend: one option to extend for an additional 5 years; annual rent starts at $65.17 per sq. ft. for ground level space and $21.72 per sq. ft. for basement space for year 1 of the option term and escalates to $71.93 per sq. ft. and $23.98 per sq. ft., respectively, in year 5 of the option term.

K&G Gourmet, LLC

Term of lease: 10 years
Start date: September 1, 2007
Rentable Sq. Ft: approximately 1,428
Annual Rent per Sq. Ft.: on a gross basis (with the exception of taxes), currently $53.73, escalating to $58.71 in year 10
Option to Extend: two options to extend for an additional 5 years each, consecutively; annual rent starts at $60.47 per sq. ft. for year 1 of the first option term and escalates to $68.05 per sq. ft. in year 5; annual rent starts at $70.09 for year 1 of the second option term and escalates to $78.89 per sq. ft. in year 5.

Residents of each of our apartment communities execute a lease agreement with us. Our leases typically follow standard forms produced by the National Apartment Association or by the state apartment association where the apartment community is located. Under such leases, residents are responsible for payment of monthly rental charges and, depending on the credit risk associated with the resident, may be required to pay an initial security deposit. As a landlord, we are responsible for all real estate taxes, special assessments (if applicable), community-level utilities, insurance on the building improvements, building repairs, and other building operation and management costs. Individual residents are generally responsible for the utility costs of their apartment home and for insuring their personal possessions. Our lease terms range from month-to-month to 18 months, but are generally for terms of approximately one year in duration.

Historical Performance of Our Properties

The following table provides a summary of information regarding each of the properties in our portfolio as of December 31, 2013, and does not reflect interests in properties expected to be acquired in our contribution transactions:

	As of December 31, 2013		As of December 31, 2012		As of December 31, 2011		As of December 31, 2010
Property	Average Effective Monthly Rent	Average Occupancy	Average Effective Monthly Rent	Average Occupancy	Average Effective Monthly Rent	Average Occupancy	Average Effective Monthly Rent	Average Occupancy
Springhouse	$800	94%	$793	94%	$782	94%	$787	93%
Creekside	978	91	948	96	884	98	822	97
The Estates at Perimeter/Augusta	957	93	976	92	975	93	991	95
Enders (1)	1,446	95	1,481	96	—	—	—	—
MDA(2)	2,152	95	2,222	95	—	—	—	—
Berry Hill(3)	—	—	—	—	—	—	—	—

(1)	Enders was acquired in October 2012. Thus, we do not have any historical operation information prior to the six-month period ending December 31, 2012.
(2)	MDA was acquired in December 2012. Thus, we do not have any historical operation information prior to the six-month period ending December 31, 2012.
(3)	Berry Hill is currently in development. Thus, there is no historical operating information.

Real Estate Tax and Depreciation Information

The following table sets forth certain real estate tax information for each of our existing properties for the year ended December 31, 2013:

Property	Federal Tax Basis	2013 Realty Taxes	2013 Realty Tax Rate
Springhouse	$30,373,468	$364,692	1.22%
Creekside	$14,683,276	$300,320	5.07%
Augusta	$24,281,967	$224,133	3.11%
Enders	$26,231,204	$536,841	1.91%
MDA	$74,569,234	$249,075	6.40%
Berry Hill	$10,993,858	$38,972	3.92%

The following table sets forth, for each of the properties in our existing portfolio for the year ended December 31, 2013, the components upon which we take depreciation (on a tax basis), including the claimed useful life and depreciation method (dollar amounts are presented in thousands):

	Depreciation Component
	Land	Building(1)	Building Inprovements(1)	Carpet and Flooring(2)	Land Improvements(3)	Furniture and Fixtures(2)	Furniture and Fixtures(2)	Total
	Useful Life
	N/A	27.5 years	27.5 years	5 years	15 years	7 years	5 years
Springhouse	$5,616	$15,407	$336	$—	$2,546	$91	$6,377	$30,373
Creekside	960	8,699	70	473	1,633	50	2,798	$14,683
Augusta	1,223	20,540	1,194	—	756	16	553	$24,282
Enders	4,750	18,884	105	—	432	—	2,060	$26,231
MDA	9,270	64,145	734	—	220	—	200	$74,569
Berry Hill	5,763	4,616	—	—	207	—	408	$10,994

(1)	Depreciated on a straight-line mid-month basis.
(2)	Depreciated using a double declining balance method and a mid-year convention, except for Enders, for which we use a double declining balance method and a mid-quarter convention.
(3)	Depreciated using a 150% declining balance method and a mid-year convention, except for Enders, for which we use a 150% declining balance method and a mid-quarter convention.

Regulation

Apartment properties are subject to various laws, ordinances and regulations, including regulations relating to common areas, such as swimming pools, activity centers and recreational facilities. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily accessible accommodations is an ongoing one, and we will continue to assess our properties and make alterations as appropriate in this respect.

Fair Housing Act

The Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap (disability) and, in some states, financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could materially and adversely affect us. We believe that we operate our properties in substantial compliance with the Fair Housing Act.

Environmental Matters

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property, including costs to investigate and clean up such contamination and liability for natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Independent environmental consultants have conducted Phase I Environmental Site Assessments at all of the properties in our portfolio using the American Society for Testing and Materials, or ASTM, Standard E 1527-05, or Standard E 1527-00. A Phase I Environmental Site Assessment is a report that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the assessed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the site assessments identified any known past or present contamination that we believe would have a material adverse effect on our business, assets or operations. However, the assessments are limited in scope and may have failed to identify all environmental conditions or concerns. A prior owner or operator of a property or historic operations at our properties, or operations and conditions at nearby properties, may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. Moreover, conditions identified in environmental assessments that did not appear material at that time, may in the future result in material liability.

Environmental laws also govern the presence, maintenance and removal of hazardous materials in building materials (e.g. asbestos and lead), and may impose fines and penalties for failure to comply with these requirements or expose us to third party liability (e.g., liability for personal injury associated with exposure to asbestos). Such laws require that owners or operators of buildings containing hazardous materials properly manage and maintain certain hazardous materials, adequately notify or train those who may come into contact with certain hazardous materials, and undertake special precautions, including removal or other abatement, if certain hazardous materials would be disturbed during renovation or demolition of a building. In addition, the properties in our portfolio are subject to various federal, state, and local environmental and health and safety requirements, such as state and local fire requirements.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

The cost of future environmental compliance may materially and adversely affect us. See “Risk Factors — Risks Related to our Business and Properties.”

Insurance

We carry comprehensive general liability and property (including fire, extended coverage and rental loss) insurance covering all of the properties in our portfolio under a blanket insurance policy. We consider the policy specifications and insured limits to be in line with coverage customarily obtained by owners of similar properties and adequate and appropriate given the relative risk of loss and the cost of the coverage. Moreover, even if we do have coverage on a particular risk, it may not be sufficient to fully cover all of our losses. While we do maintain insurance against terrorism, earthquakes, hurricanes and flooding, there are certain types of losses, such as lease and other contract claims, acts of war and other acts of God that generally are not insured because such coverage is not available or it is not available at commercially reasonable rates. Moreover, we cannot predict whether all of the coverage that we currently maintain will be available to us in the future, or what the future costs or limitations on any coverage that is available to us will be.

Competition

We are subject to significant competition in seeking real estate investments and tenants. We compete with many third parties engaged in real estate investment activities including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies and other entities. We also face competition from other real estate investment programs, including other Bluerock programs, for investments that may be suitable for us. Many of our competitors have substantially greater financial and other resources than we have and may have substantially more operating experience than either us or our Manager. They also may enjoy significant competitive advantages that result from, among other things, a lower cost of capital.

Staffing

We will be externally managed by our Manager pursuant to the Management Agreement. Our chief executive officer and each of our other executive officers are executives of Bluerock. We do not expect to have any employees. See “Our Manager and Related Agreements.”

Legal Proceedings

Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

Debt Obligations

Line of Credit

On October 2, 2012, we entered into a working capital line of credit provided by Fund II and Fund III, both of which are affiliates of Bluerock, pursuant to which we were entitled to borrow up to $12.5 million, or the Fund LOC. The Fund LOC had an initial term of six (6) months, an initial maturity date of April 2, 2013, and was prepayable without penalty. The Fund LOC was to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 7.50%, annualized for three months, and thereafter to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50% for the remainder of the initial term. Interest on the Fund LOC is paid on a current basis from cash flow distributed to us from our real estate assets, and is secured by a pledge of our unencumbered real estate assets, including those of its wholly owned subsidiaries.

On March 4, 2013, our company and Fund II and Fund III agreed to amend the Fund LOC, or the Fund LOC Amendment, by increasing the commitment amount thereunder from $12.5 million to $13.5 million and extending the initial term by six (6) months to October 2, 2013. All other terms of the Fund LOC remain unchanged. In accordance with the requirements of our charter, the Fund LOC Amendment was reviewed and approved by a majority of our board of directors (including a majority of the independent directors) as being fair, competitive, and commercially reasonable and no less favorable to our company than loans between unaffiliated parties under the same circumstances.

On August 13, 2013, we entered into a Second Amendment to Line of Credit and Security Agreement, or the Second Fund LOC Amendment, with respect to the Fund LOC, which is collateralized in part by our indirect equity interest in the Berry Hill property, or the Berry Hill Interest. In connection with our sale of a portion of the Berry Hill Interest, we requested a one-time release of the lien on such portion of the Berry Hill Interest and the proceeds generated by the sale. As a condition of granting the release, Fund II and Fund III required an amendment to the Fund LOC. The Second Fund LOC Amendment principally provides for the removal of the revolving feature of the Fund LOC such that we have no further capacity to borrow under the Fund LOC. Further, the Second Fund LOC Amendment required that the principal amount outstanding under the Fund LOC be increased $100,000 upon the release of the lien, and that this increase must be paid at the earlier of our next sale of an asset or the maturity date under the Fund LOC.

On August 29, 2013, we entered into a Third Amendment to Line of Credit and Security Agreement, or the Third Fund LOC Amendment, with respect to the Fund LOC. As consideration for our paydown of the Fund LOC with the transfer of an additional 28.36% indirect equity interest in the Berry Hill property valued at $5,524,412, or the Additional Berry Hill Interest, and in exchange for our payment of a 1% extension fee in the amount of $75,356 and an increase in the interest rate on the Fund LOC to 10% per annum from 8.5% per annum beginning on October 3, 2013, Fund II and Fund III agreed to further amend the Fund LOC to extend the maturity date of the Fund LOC for an additional six (6) months to April 2, 2014, which we may elect to further extend for an additional six (6) months for an additional 1% extension fee. The Third Fund LOC Amendment also requires us to pay down the Fund LOC with the net proceeds of our future sales of assets, subject to Fund II and Fund III’s sole, but reasonable, discretion to allow us to retain a portion of such sales proceeds. As of December 31, 2013 and 2012, the outstanding balance on the Fund LOC was $7,571,223 and $11,935,830, respectively, and no amount and $564,170 was available for borrowing, respectively.

Debt Obligations Secured by Our Portfolio Properties

Each of our aggregate properties secures a mortgage loan used to finance the acquisition of the property. The following is a summary (excluding previously and to be recorded fair value adjustments) of the mortgage loans that encumber our initial and contributed properties as of December 31, 2013 (dollars in thousands):

	As of December 31, 2013
Property	Outstanding Principal		Interest Rate		Fixed/ Floating	Maturity Date
Current Properties
Springhouse	$22,836		5.66%		Fixed	January 1, 2020
Creekside	12,598		4.60%		Fixed	November 1, 2050
Augusta	17,600		4.25%		Fixed	September 1, 2017
Enders	17,500		3.97	%(2)	Fixed	November 1, 2022
Berry Hill	16,035	(1)	3.00	%(3)	Floating	September 30, 2015(9)
MDA	37,600		5.35	%(4)	Fixed	January 1, 2023
Contributed Properties
Grove	20,100		3.59	%(5)	Fixed	May 1, 2019
Village Green	43,200		3.92	%(6)	Fixed	October 1, 2022
Oak Crest	12,380		4.32	%(7)	Fixed	February 1, 2019
North Park	11,500		5.65	%(8)	Fixed	January 6, 2024

(1)	Represents the outstanding balance on the Berry Hill construction loan. The loan has a maximum balance of $23,569, which we will draw down over the course of construction.
(2)	Interest-only payments are required monthly at the indicated interest rate. Beginning December 1, 2014, payments of principal and interest will be required based on a 30-year amortization schedule.
(3)	The construction loan is based on a floating rate, which is benchmarked to three-month Libor plus 2.75% during construction and three-month Libor plus 2.50% upon construction completion.
(4)	Interest-only payments are required monthly at the indicated interest rate. Beginning February 10, 2016, payments of principal and interest will be required based on a 30-year amortization schedule.
(5)	Interest-only payments are required monthly at the indicated interest rate. Beginning June 1, 2015, payments of principal and interest will be required based on a 30-year amortization schedule.
(6)	Interest-only payments are required monthly at the indicated interest rate. Beginning November 1, 2014, interest will be required based on a 30-year amortization schedule.
(7)	Interest-only payments are required monthly at the indicated interest rate. Beginning March 1, 2014, interest will be required based on a 30-year amortization schedule.
(8)	Interest-only payments are required monthly at the indicated interest rate. Beginning February 6, 2016, payments of principal and interest will be required based on a 30-year amortization schedule.
(9)	The borrower has the option to extend the loan for two additional twelve-month periods, subject to certain lender conditions.

MANAGEMENT

Our Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

We have five directors, three of whom are independent directors as defined by the listing standards of the New York Stock Exchange. Upon the initial closing of the offering, Mr. Babb, who is currently one of our directors, will resign as a director and be replaced on our board of directors by Mr. Kachadurian, who is the Vice Chairman of our Manager and was selected by our board of directors to replace Mr. Babb.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualifies. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. With respect to the election of directors, each candidate nominated for election to our board of directors must receive the affirmative vote of a plurality of the votes cast at a meeting at which a quorum is present, in order to be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Executive Officers and Directors

The individuals listed as our executive officers below also serve as officers and employees of our Manager. As executive officers of the Manager, they serve to manage the day-to-day affairs and carry out the directives of our board of directors in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives. The duties that these executive officers perform on our behalf will not involve the review, selection and recommendation of investment opportunities, but rather the performance of corporate governance activities on our behalf that require the attention of one of our corporate officers, including signing certifications required under Sarbanes-Oxley Act of 2002, as amended, for filing with the our periodic reports.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our executive officers and directors and our director-elect who will serve as a director upon the initial closing of the offering:

Name	Age*	Position
R. Ramin Kamfar	50	Chairman of the Board, Chief Executive Officer and President
Michael L. Konig	53	Chief Operating Officer, Secretary and General Counsel
Christopher J. Vohs	37	Chief Accounting Officer
James G. Babb, III**	49	Director
Gary T. Kachadurian	63	Director-Elect
Brian D. Bailey	47	Independent Director
I. Bobby Majumder	45	Independent Director
Romano Tio	54	Independent Director

*	As of February 9, 2014
**	Mr. Babb intends to resign as a director upon the initial closing of the offering to accommodate the appointment of Mr. Kachadurian, who has been elected by our board to replace Mr. Babb upon his resignation.

R. Ramin Kamfar, Chairman of the Board, Chief Executive Officer and President.  Mr. Kamfar serves as our Chairman of the Board and as our Chief Executive Officer and President. Mr. Kamfar has served as our Chairman of the Board since August 2008, and also served as our Chief Executive Officer and the Chief Executive Officer of our former advisor from August 2008 to February 2013. He has also served as the Chairman of the Board and Chief Executive Officer of Bluerock since its inception in October 2002, where he has overseen the acquisition and development of approximately 7,500 apartment units, and over 2.5 million square feet of office space. Mr. Kamfar has 25 years of experience in various aspects of real estate, mergers and acquisitions, private equity investing, investment banking, and public and private financings. From 1988 to 1993, Mr. Kamfar worked as an investment banker at Lehman Brothers Inc., New York, New York, where he specialized in mergers and acquisitions and corporate finance. In 1993 Mr. Kamfar left Lehman to focus on private equity transactions. From 1993 to 2002, Mr. Kamfar executed a growth/consolidation strategy to build a startup into a leading public company in the ‘fast casual’ market now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL) with approximately 800 locations and $400 million in gross revenues. From 1999 to 2002, Mr. Kamfar also served as an active investor, advisor and member of the Board of Directors of Vsource, Inc., a technology company subsequently sold to Symphony House (KL: SYMPHNY), a leading business process outsourcing company focused on the Fortune 500 and Global 500. Mr. Kamfar received an M.B.A. degree with distinction in Finance in 1988 from The Wharton School of the University of Pennsylvania, located in Philadelphia, Pennsylvania, and a B.S. degree with distinction in Finance in 1985 from the University of Maryland located in College Park, Maryland.

Michael L. Konig, Chief Operating Officer, Secretary and General Counsel.  Mr. Konig serves as Chief Operating Officer, Secretary and General Counsel of our company and our Manager. Mr. Konig has also served as Senior Vice President and General Counsel for Bluerock and its affiliates since December 2004. Mr. Konig has over 25 years of experience in law and business. Mr. Konig was an attorney at the firms of Ravin Sarasohn Cook Baumgarten Fisch & Baime from September 1987 to September 1989, and Greenbaum Rowe Smith & Davis from September 1989 to March 1997, representing borrowers and lenders in numerous financing transactions, primarily involving real estate, distressed real estate and Chapter 11 reorganizations, as well as a broad variety of litigation and corporate law matters. From 1998 to 2002, Mr. Konig served as legal counsel, including as General Counsel, at New World Restaurant Group, Inc. (now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL)). From 2002 to December 2004, Mr. Konig served as Senior Vice President of Roma Food Enterprises, Inc. where he led operations and the restructuring and sale of the privately held company with approximately $300 million in annual revenues. Mr. Konig received a J.D. degree cum laude in 1987 from California Western School of Law, located in San Diego, California, an M.B.A. degree in Finance in 1988 from San Diego State University and a Bachelor of Commerce degree in 1982 from the University of Calgary.

Christopher J. Vohs, Chief Accounting Officer.  Mr. Vohs serves as Chief Accounting Officer of our company, and has served as Chief Accounting Officer for Bluerock Real Estate, L.L.C., for our former advisor, Bluerock Multifamily Advisor, LLC, and for our Manager, BRG Manager, LLC, all of which are affiliates of our company. In his role as Chief Accounting Officer for Bluerock Real Estate, L.L.C. and Bluerock Multifamily Advisor, LLC, and BRG Manager, LLC, Mr. Vohs has been responsible for the oversight of all financial recordkeeping and reporting aspects of those companies. Previously, Mr. Vohs served as Corporate Controller for Roberts Realty Investors, Inc., a public multifamily REIT based in Atlanta, Georgia, from March 2009 to July 2010, where he was responsible for the accounting and financial reporting for the REIT. From October 2004 to March 2009, Mr. Vohs worked at Pulte Homes, a nationwide builder of single family homes, in various financial roles, including as Internal Audit Manager & Asset Manager and later as Vice President of Finance for Pulte’s Orlando and Southeast Florida operations. As Vice President of Finance, Mr. Vohs was responsible for all finance, accounting, and administrative operations of the division. From January 1999 to October 2004, Mr. Vohs worked as an Audit Manager for Deloitte & Touche, an international professional services firm, where he earned his CPA certification and focused on mid-size to large private and public companies in the manufacturing, finance, and communications industries. Mr. Vohs received his B.A. degree in Accounting from Michigan State University in 1998.

James G. Babb, III, Director.  Mr. Babb is currently a director of our company, and serves as Chief Investment Officer of our Manager. Mr. Babb intends to resign as a director of our company upon the initial closing of the offering. He previously served as our Chief Investment Officer from July 2008 until November 2013, as our President from July 2008 until August 2012, and as the President of our Manager from July 2008 until February 2013. Mr. Babb is Chief Investment Officer of Bluerock, which he joined in July 2007. He has been involved exclusively in real estate acquisition, management, financing and disposition for more than 20 years, primarily on behalf of investment funds since 1992. From 1992 to August 2003, Mr. Babb helped lead the residential and office acquisitions initiatives for Starwood Capital Group, or Starwood Capital. Starwood Capital was formed in 1992 and during his tenure raised and invested funds on behalf of institutional investors through seven private real estate funds, which in the aggregate ultimately invested approximately $8 billion in approximately 250 separate transactions. During such period, Mr. Babb led or shared investment responsibility for over 75 investment transactions totaling approximately $2.5 billion of asset value in more than 20 million square feet of residential, office and industrial properties located in 25 states and seven foreign countries, including a significant number of transactions that were contributed to the initial public offering of Equity Residential Properties Trust (NYSE: EQR), and to create i Star Financial Inc. (NYSE: SFI). Mr. Babb was also active in Starwood Capital’s efforts to expand its platform to invest in Europe. From August 2003 to July 2007, Mr. Babb founded his own principal investment company, Bluepoint Capital, LLC, a private real estate investment company focused on the acquisition, development and/or redevelopment of residential and commercial properties in the Northeast United States and Western Europe. Although Mr. Babb is currently one of our directors, he intends to resign as a director of our company upon the initial closing of the offering. Mr. Babb received a B.A. degree in Economics in 1987 from the University of North Carolina at Chapel Hill.

Gary T. Kachadurian, Director-Elect. Mr. Kachadurian will serve as a member of our board of directors upon the initial closing of this offering. Mr. Kachadurian also serves as Vice Chairman of our Manager. Mr. Kachadurian has over 30 years of real estate experience primarily investing in and developing apartment properties on behalf of institutional investors. Since 2007, Mr. Kachadurian has served as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multihousing investment advisory company. From 1990 to 2005, Mr. Kachadurian served in various senior roles at Deutsche Bank Real Estate/RREEF, a leading pension fund advisor, including as a member of RREEF’s Investment Committee for 14 years, as a senior member of the Policy Committee of RREEF, as Senior Managing Director for Global Business Development responsible for raising institutional real estate funds in Japan, Germany, and other countries, and as head of RREEF’s National Acquisitions Group and Value-Added and Development lines of business where he had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio. Prior to Deutsche Bank/RREEF, Mr. Kachadurian served as the Midwest Regional Operating Partner for Lincoln Property Company, developing and managing apartment communities in Illinois, Indiana, Wisconsin, Kansas and Pennsylvania. Mr. Kachadurian also serves as President of The Kachadurian Group LLC, (f/k/a The Kach Group) which provides consulting on apartment acquisition and development transactions, including to Waypoint Residential. Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association, and a former Chairman of the National Multi Housing Council. Mr. Kachadurian is Chairman of the Village Foundation of Children’s Memorial Hospital, is a Director of Pangea Real Estate, KBS Legacy Partners Apartment REIT, and Leaders Bank in Oak Brook, Illinois. Mr. Kachadurian received his B.S. in Accounting from the University of Illinois in 1974.

Brian D. Bailey, Independent Director.  Mr. Bailey has served as one of our independent directors since January 2009. Mr. Bailey has more than 20 years of experience in sourcing, evaluating, structuring and managing private investments, including with real estate and real estate-related debt financing. Mr. Bailey founded and currently serves as Managing Member of Carmichael Partners, LLC, a private equity investment firm based in Charlotte, North Carolina. From December 2008 to December 2009, Mr. Bailey served as a Senior Advisor of Carousel Capital, LLC, a private equity investment firm. From April 2000 to December 2008, Mr. Bailey served as a Managing Partner of Carousel Capital. Since its inception, Carousel has made portfolio investments in more than 25 operating companies and has completed numerous additional acquisitions and financings related to these portfolio companies, including sale leaseback transactions, and has utilized such financings in several of its investments. Mr. Bailey’s duties at Carousel Capital included sourcing and evaluating investment opportunities, managing the firm’s investment process, serving on the firm’s Investment Committee, managing the firm’s fundraising efforts and communications with its limited partners and Board of Advisors, and serving as a director on the boards of certain portfolio companies, some of which have meaningful real estate assets on their balance sheets. Thus, Mr. Bailey has been involved in the management of numerous real estate issues over the course of his involvement with such portfolio companies. From 1999 to 2000, Mr. Bailey was a team member of Forstmann Little & Co., a private equity firm in New York, New York. From 1996 to 1999, Mr. Bailey was a Principal at the Carlyle Group, a global private equity firm in Washington, D.C. Earlier in his career, Mr. Bailey worked in the leveraged buyout group at CS First Boston in New York, New York and in the mergers and acquisitions group at Bowles Hollowell Conner & Company in Charlotte, North Carolina. Mr. Bailey has also worked in the public sector, as Assistant to the Deputy Chief of Staff and Special Assistant to the President at the White House from 1994 to 1996 and as Director of Strategic Planning and Policy at the U.S. Small Business Administration in 1994. He currently serves as a director of the Telecommunications Development Fund, a private equity investment fund headquartered in Washington, DC, and as a trustee at the North Carolina School of Science and Mathematics. Mr. Bailey received a B.A. degree in Mathematics and Economics in 1988 from the University of North Carolina at Chapel Hill and an M.B.A. degree in 1992 from the Stanford Graduate School of Business, located in Stanford, California.

I. Bobby Majumder, Independent Director.  Mr. Majumder has served as one of our independent directors since January 2009. Mr. Majumder is a partner at the law firm of Perkins Coie, where he specializes in corporate and securities transactions with an emphasis on the representation of underwriters, placement agents and issuers in both public and private offerings, private investment in public equity (PIPE) transactions and venture capital and private equity funds. Prior to Perkins Coie, Mr. Majumder was a partner in the law firm of K&L Gates LLP from May 2005 to March 2013. From January 2000 to April 2005, Mr. Majumder was a partner at the firm of Gardere Wynne Sewell LLP. Through his law practice, Mr. Majumder has gained significant experience relating to the acquisition of a number of types of real property assets including raw land, improved real estate and oil and gas interests. Mr. Majumder also has served as an independent director on the Board of Directors of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since July 2012. He is an active member of the Park Cities Rotary Club, a charter member of the Dallas Chapter of The Indus Entrepreneurs and an Associates Board member of the Cox School of Business at Southern Methodist University. Mr. Majumder received a J.D. degree in 1993 from Washington and Lee University School of Law, located in Lexington, Virginia, and a B.A. degree in 1990 from Trinity University, located in San Antonio, Texas.

Romano Tio, Independent Director.  Mr. Tio has served as one of our independent directors since January 2009. Mr. Tio serves as Managing Director at RM Capital Management LLC, a boutique real estate investment and advisory firm. From January 2008 to May 2009, Mr. Tio served as a Managing Director and co-head of the commercial real estate efforts of HCP Real Estate Investors, LLC, an affiliate of Harbinger Capital Partners Funds, a $10+ billion private investment firm specializing in event/distressed strategies. From

August 2003 until December 2007, Mr. Tio was a Managing Director at Carlton Group Ltd., a boutique real estate investment banking firm where he was involved in over $2.5 billion worth of commercial real estate transactions. Earlier in his career, Mr. Tio was involved in real estate sales and brokerage for 25 years. Mr. Tio also has served as an independent director of the Board of Directors of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since July 2012. Mr. Tio received a B.S. degree in Biochemistry in 1982 from Hofstra University located in Hempstead, New York.

Selection of Our Board of Directors

In determining the composition of our board of directors, our goal was to assemble a group of individuals of sound character, judgment and business acumen, whose varied backgrounds, leadership experience and real estate experience would complement each other to bring a diverse set of skills and perspectives to the board. We have determined that each of our directors, including our independent directors, has at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by our company.

Mr. Kamfar was chosen to serve as the Chairman of the Board because, as our Chief Executive Officer and President, Mr. Kamfar is well positioned to provide essential insight and guidance to our board of directors from the inside perspective of the day-to-day operations of the company. Furthermore, Mr. Kamfar brings to the board approximately 25 years of experience in building operating companies, and in various aspects of real estate, mergers and acquisitions, private equity investing and public and private financings. His experience with complex financial and operational issues in the real estate industry, as well as his strong leadership ability and business acumen, make him critical to proper functioning of our board.

Mr. Kachadurian was nominated to serve as one of our directors for reasons including the depth and breadth of his experience in the rental apartment industry, including longstanding experience as a developer, owner and manager of apartment properties. Mr. Kachadurian’s extensive understanding of these varied aspects of our industry provides our board of directors with an invaluable resource for assessing and managing risk and planning corporate strategy. In addition, through Mr. Kachadurian’s service on the boards of several companies and other large organizations involved in the apartment industry, Mr. Kachadurian has developed strong leadership and consensus building skills that are a valuable asset to our board of directors. Mr. Kachadurian also agreed to be selected as one of our directors pursuant to a consulting agreement with our Manager.

Mr. Babb was selected to serve as one of our directors because of his extensive expertise in real estate acquisition, management, finance and disposition. With approximately 25 years of experience investing in and managing real estate investments, Mr. Babb offers key insights and perspective with respect to our real estate portfolio. As the Chief Investment Officer of our Manager, Mr. Babb also informs and advises the board with respect to the critical operational issues facing our company.

Mr. Bailey was selected as one of our independent directors to leverage his extensive experience in sourcing, evaluating, structuring and managing private equity investments and his experience related to real estate and real estate-related debt financing. In addition, Mr. Bailey’s prior service on the audit committees of numerous privately-held companies provides him with the requisite skills and knowledge to serve effectively on our audit committee.

Mr. Majumder was selected as one of our independent directors due to his depth of legal experience in advising clients with respect to corporate and securities transactions, including representations of underwriters, placement agents and issuers in both public and private offerings. Mr. Majumder also brings with him significant legal experience relating to the acquisition of a number of types of real estate assets.

Mr. Tio was selected as one of our independent directors as a result of his demonstrated leadership skill and industry-specific experience developed through a number of high-level management positions with investment and advisory firms specializing in the commercial real estate sector.

Committees of the Board of Directors

We currently have a standing audit committee and a standing investment committee, and upon the completion of this offering, our board of directors will establish two additional standing committees: a compensation committee and a nominating and corporate governance committee. All of our standing committees will consist solely of independent directors, except that Gary T. Kachadurian, our Manager’s Vice Chairman and a director-elect, will serve as Chairman of the investment committee. The principal functions of these committees are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

Our board of directors has established an audit committee. The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions are:

•	to evaluate and approve the services and fees of our independent registered public accounting firm;
•	to periodically review the auditors’ independence; and
•	to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, management’s system of internal controls and the audit and financial reporting process.

The audit committee is comprised of three individuals, all of whom are independent directors. The audit committee also considers and approves the audit and non-audit services and fees provided by the independent public accountants.

The members of our audit committee are Brian D. Bailey, I. Bobby Majumder and Romano Tio.

The background and experience of Messrs. Bailey, Majumder and Tio are described below in “— Our Executive Officers and Directors.”

Investment Committee

Our board of directors has delegated to the investment committee (1) certain responsibilities with respect to investments in specific real estate investments proposed by our Manager and (2) the authority to review our investment policies and procedures on an ongoing basis and recommend any changes to our board of directors.

Our board of directors has delegated to our Manager the authority to approve all real property acquisitions, developments and dispositions, including real property portfolio acquisitions, developments and dispositions, as well as all other investments in real estate consistent with our investment guidelines, for investments less than 5% of our total assets, including any financing of such investment. Our Manager will recommend suitable investments for consideration by the investment committee for investments that exceed this threshold up to 10% of our total assets, and for investments equal to or in excess of this amount, to our full board of directors. If the members of the investment committee approve a given investment, then our Manager will be directed to make such investment on our behalf, if such investment can be completed on terms approved by the committee.

The members of our investment committee will be Gary T. Kachadurian, Brian D. Bailey and Romano Tio.

The background and experience of Messrs. Kachadurian, Bailey and Tio are described below in “— Our Executive Officers and Directors.”

Compensation Committee

At or before completion of this offering, we will establish a compensation committee, which will consist of all of our independent directors, and will adopt a compensation committee charter that details the principal functions of the compensation committee. These functions will include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of our chief executive officer based on such evaluation;
•	reviewing and approving the compensation, if any, of all of our other officers;
•	reviewing our executive compensation policies and plans;

•	overseeing plans and programs related to the compensation of the Manager, including fees payable to the Manager pursuant to the Management Agreement with our Manager;
•	implementing and administering our incentive compensation equity-based remuneration plans, if any;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

At or before completion of this offering, we will establish a nominating and corporate governance committee, which will consist of all of our independent directors, and will adopt a nominating and corporate governance committee charter that details the principal functions of the nominating and corporate governance committee. These functions will include:

•	identifying and recommending to our full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•	recommending to our board of directors nominees for each committee of our board of directors;
•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•	overseeing our board of directors’ evaluation of management.

Compensation of Directors and Officers

Director Compensation

We pay each of our independent directors an annual retainer of $25,000. In addition, we will pay our independent directors $2,500 in cash per board meeting attended, $2,000 in cash for each committee meeting attended, and $1,000 in cash for each teleconference meeting of the board or any committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Executive Officer Compensation

We do not currently have any employees and our executive officers are employed by our Manager. We will not reimburse our Manager for compensation paid to our executive officers. Officers will be eligible for awards under our 2014 Equity Incentive Plan for Individuals, as described in detail below.

Former Incentive Plan

We previously adopted the Bluerock Multifamily Growth REIT, Inc. Long Term Incentive Plan, or the former Incentive Plan, to provide an incentive to our employees, officers, directors, and consultants and employees and officers of our former advisor, by offering such persons an opportunity to participate in our growth through ownership of our common stock or through other equity-related awards. Under the former Incentive Plan, we had reserved and authorized an aggregate number of 2,000,000 shares of our common stock for issuance.

On December 16, 2013, our board of directors adopted, and on January 23, 2014 our stockholders approved, the 2014 Equity Incentive Plan for Individuals, or the 2014 Individuals Plan, and the 2014 Equity Incentive Plan for Entities, or the 2014 Entities Plan. Upon the approval by our stockholders of the 2014 Individuals Plan and the 2014 Entities Plan, our former Incentive Plan was terminated.

As of the date of this prospectus, no awards have been granted to our executive officers under our former Incentive Plan. Each of our current independent directors previously received 5,000 shares of restricted stock in connection with the commencement of our Prior Public Offering, and 2,500 shares of restricted stock upon their annual re-election to the board, under our former Incentive Plan. Pursuant to the terms of our former Incentive Plan, the restricted stock vested 20% at the time of the grant, and vested or will vest 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock previously granted under our former Incentive Plan may receive distributions, whether vested or unvested. No additional grants of common stock or other equity-related awards will be made under our former Incentive Plan.

2014 Incentive Plans

As discussed above, on December 16, 2013, our board of directors adopted, and on January 23, 2014 our stockholders approved, the 2014 Individuals Plan and the 2014 Entities Plan to attract and retain independent directors, executive officers and other key employees, including officers and employees of our Manager and operating partnership and their affiliates and other service providers, including our Manager and its affiliates. We refer to both the 2014 Individuals Plan and the 2014 Entities Plan as the 2014 Incentive Plans. The 2014 Incentive Plans provide for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards.

Administration of the 2014 Incentive Plans

The 2014 Incentive Plans will be administered by the compensation committee of our board of directors, except that the 2014 Incentive Plans will be administered by our board of directors with respect to awards made to directors who are not employees. This summary uses the term “administrator” to refer to the compensation committee or our board of directors, as applicable. The administrator will approve all terms of awards under the 2014 Incentive Plans. The administrator will also approve who will receive grants under the 2014 Incentive Plans and the number of shares of our Class A common stock subject to each grant.

Eligibility

Employees and officers of our company and our affiliates (including officers and employees of our Manager and operating partnership) and members of our board of directors are eligible to receive grants under the 2014 Individuals Plan. In addition, individuals who provide significant services to us or an affiliate, including individuals who provide services to us or an affiliate by virtue of employment with, or providing services to, our Manager or operating partnership may receive grants under the 2014 Individuals Plan.

Entities that provide significant services to us or our affiliates, including our Manager, that are selected by the administrator may receive grants under the 2014 Entities Plan.

Share Authorization

The aggregate number of shares of our Class A common stock that may be issued under the 2014 Incentive Plans is equal to 1.6 million shares. However, if 8.0% of the number of shares sold in the offering (including pursuant to the underwriter’s exercise of its overallotment option) is less than 1.6 million shares, then upon completion of the offering, the shares authorized under the 2014 Incentive Plans shall be reduced from 1.6 million shares to 8.0% of the number of shares sold in the offering. The issuance of shares or awards under the 2014 Individuals Plan reduces the number of shares that may be issued under the 2014 Entities Plan and vice versa.

In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of our Class A common stock that may be issued under the 2014 Incentive Plans and the terms of outstanding awards.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our Class A common stock subject to such awards will again be available for purposes of the 2014 Incentive Plans. Shares of our Class A common stock tendered or withheld to satisfy the exercise price of an award or for tax withholding are also available for future grants under the 2014 Incentive Plans.

Each of our current independent directors previously received 5,000 shares of restricted stock in connection with the commencement of our Prior Public Offering, and 2,500 shares of restricted stock upon their annual re-election to the board, under our former Incentive Plan. Pursuant to the terms of our former Incentive Plan, the restricted stock vested 20% at the time of the grant, and vested or will vest 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock previously granted under our former Incentive Plan may receive distributions, whether vested or unvested. No other awards under our former Incentive Plan or under the 2014 Incentive Plans were outstanding prior to completion of this offering. The initial grants described below will become effective upon completion of this offering.

Options

The 2014 Individuals Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and both the 2014 Individuals Plan and the 2014 Entities Plan authorize the grant of options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our Class A common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted under the 2014 Individuals Plan to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of our Class A common stock (or attestation of ownership of shares of our Class A common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to an individual who is a “ten percent stockholder”). Incentive stock options may only be granted under the 2014 Individuals Plan to our employees and employees of our subsidiaries.

Stock Awards

The 2014 Incentive Plans also provide for the grant of stock awards. A stock award is an award of shares of our Class A common stock that may be subject to vesting requirements, restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and the right to receive distributions. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of the participant’s stock award shares, (ii) we will retain custody of any certificates and (iii) a participant must deliver a stock power to us for each stock award.

Stock Appreciation Rights

The 2014 Incentive Plans authorize the grant of stock appreciation rights. A stock appreciation right provides the participant with the right to receive, upon exercise of the stock appreciation right, cash, shares of our Class A common stock or a combination of the two. The amount that the participant will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our Class A common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the administrator. Stock appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted under the 2014 Individuals Plan in tandem with an incentive stock option awarded to an individual who is a “ten percent stockholder.”

Performance Units

The 2014 Incentive Plans also authorize the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our Class A common stock, if performance goals or other requirements established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our Class A common stock, other securities or property or a combination thereof.

Incentive Awards

The 2014 Incentive Plans also authorize us to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment which may be in cash, Class A common stock or a combination of cash and Class A common stock.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards, including LTIP units, under the 2014 Incentive Plans. Other equity-based awards are payable in cash, shares of our Class A common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator, and may include a requirement that objectives stated with reference to one or more performance measures are attained.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of Class A common stock under the 2014 Incentive Plans, reducing the 2014 Incentive Plans’ aggregate share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to participants. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per-unit distributions as OP Units, which distributions will generally equal the per share distributions on shares of our Class A common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP Units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of the last revaluation until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of OP Units. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP Units, the LTIP units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our Class A common stock.

Dividend Equivalent Rights

The administrator may grant dividend equivalent rights in connection with the grant of performance units, other equity-based awards and incentive awards granted under the 2014 Incentive Plans. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our Class A common stock or otherwise reinvested) and may be payable in cash, shares of our Class A common stock or other property or a combination thereof. The administrator will determine the terms of any dividend equivalent rights.

Initial Awards

Upon the completion of this offering, we expect to grant (i) to our Manager, an aggregate of $     in LTIP units equal to an aggregate of      shares of Class A common stock on a fully-diluted basis (based on the midpoint of the price range set forth on the front cover of this prospectus), and (ii) to our independent directors, an aggregate of $     in LTIP units equal to an aggregate of      shares of Class A common stock on a fully-diluted basis (based on the midpoint of the price range set forth on the front cover of this prospectus).

These initial awards of LTIP units will vest ratably on an annual basis over a three-year period beginning on the last day of the calendar month after we complete this offering. Once vested, these awards of LTIP units may convert to OP Units upon reaching capital account equivalency with the OP Units held by our company, and may then be settled in shares of our Class A common stock. The recipients of these initial awards of LTIP units will be entitled to receive “distribution equivalents” with respect to such LTIP units, whether or not vested, at the same time as distributions are paid to the holders of our Class A common stock.

Change in Control

If we experience a change in control, outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity based awards (including LTIP units) will automatically become vested. Thus, outstanding options and stock appreciation rights will be fully exercisable on the change in control, restrictions and conditions on outstanding stock awards and other equity-based awards will lapse upon the change in control and performance units, incentive awards and other equity-based awards (including LTIP units) will become earned and nonforfeitable in their entirety on the change in control. The administrator may provide that outstanding awards (all of which will then be vested) will be assumed by the surviving entity or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity based awards (including LTIP units) (all of which will then be vested) in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price) after acceleration of vesting for the change in control.

In summary, a change in control under the 2014 Incentive Plans occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;
•	there occurs a merger, consolidation, reorganization, or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;
•	we (i) sell or dispose of all or substantially all of our assets or (ii) acquire assets or stock of another entity, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; or
•	during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the 2014 Incentive Plans could be treated as parachute payments. In that event, the 2014 Incentive Plans provide that the benefits under the 2014 Incentive Plans, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the participant to receive greater after-tax benefits. The benefits under the

2014 Incentive Plans and other plans and agreements will not be reduced, however, if the participant will receive greater after-tax benefits (taking into account the 20% excise tax payable by the participant) by receiving the total benefits. The 2014 Incentive Plans also provide that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification or other payment from us for the 20% excise tax or if the participant has an agreement with us provides that the participant cannot receive payments in excess of the safe harbor amount.

Amendment; Termination

Our board of directors may amend or terminate the 2014 Incentive Plans at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under the 2014 Incentive Plans, materially increases the aggregate number of shares of our Class A common stock that may be issued under the 2014 Incentive Plans (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the 2014 Incentive Plans. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2014 Incentive Plans will terminate on the day before the tenth anniversary of the date our board of directors adopted the 2014 Incentive Plans.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves, and our bylaws require us, to indemnify and advance expenses to our directors, our officers, our Manager and its affiliates except to the extent prohibited by the Maryland General Corporation Law and as set forth below.

Under the Maryland General Corporation Law, a Maryland corporation may limit in its charter the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves, and our bylaws require us, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our Manager and its affiliates (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). We may, with the approval of our board of directors, provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

OUR MANAGER AND RELATED AGREEMENTS

Our Manager

We are externally managed and advised by BRG Manager, LLC, or our Manager, pursuant to a Management Agreement. See “— The Management Agreement.” Each of our Manager’s officers are also officers of Bluerock Real Estate, L.L.C. Each of our officers and one of our directors are also officers of our Manager. Our Manager is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our board of directors. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager will conduct our operations and manage our portfolio of real estate investments. We have no paid employees.

The senior officers of our Manager are currently as follow:

Name	Age*	Position
R. Ramin Kamfar	50	Chairman and Chief Executive Officer
Gary T. Kachadurian	63	Vice Chairman
James G. Babb, III	49	Chief Investment Officer
Jordan B. Ruddy	50	President
Michael L. Konig	53	Chief Operating Officer, Secretary and General Counsel
Christopher J. Vohs	37	Chief Accounting Officer
Ryan S. MacDonald	30	Senior Vice President — Investments

*	As of February 9, 2014

The background and experience of Messrs. Kamfar, Kachadurian, Babb, Konig and Vohs are described above in “Management — Our Executive Officers and Directors.”

Jordan B. Ruddy, President.  Jordan Ruddy currently serves as the President of our Manager. He began his tenure as President of our company in August 2012, and as President of our Manager in February 2013. Mr. Ruddy is also the Chief Operating Officer for Bluerock, which he joined in 2002, and served as its President until January 2013. Mr. Ruddy has 20 years of experience in real estate acquisitions, financings, management and dispositions. From 2000 to 2001, Mr. Ruddy served as a real estate investment banker at Banc of America Securities LLC. From 1997 to 2000, Mr. Ruddy served as Vice President of Amerimar Enterprises, a real estate company specializing in value-added investments nationwide, where he managed acquisitions, financings, leasing, asset management and dispositions involving over 1.5 million square feet of commercial and multifamily real estate. From 1995 to 1997, Mr. Ruddy served as a real estate investment banker at Smith Barney Inc. From 1988 to 1993, Mr. Ruddy served in the real estate department of The Chase Manhattan Bank, most recently as a Second Vice President. Mr. Ruddy received an M.B.A. degree in Finance and Real Estate in 1995 from The Wharton School of the University of Pennsylvania, located in Philadelphia, Pennsylvania, and a B.S. degree with high honors in Economics in 1986 from the London School of Economics, located in London, England.

Ryan S. MacDonald, Senior Vice President — Investments.  Mr. MacDonald serves as Senior Vice President — Investments of our Manager. Mr. MacDonald also serves as Senior Vice President of Investments for Bluerock and its affiliates, which he joined in 2008. Mr. MacDonald is responsible for the sourcing, underwriting, structuring, financing and closing of all Bluerock real estate acquisitions, as well as ongoing asset management responsibilities including value-added renovation oversight, refinancing execution, and buy/sell recommendations. To date, with Bluerock, Mr. MacDonald has been involved with over 25 real estate transactions with an aggregate value of approximately $900 million. Prior to joining Bluerock, from October 2006 to May 2008, Mr. MacDonald was an Analyst for PNC Realty Investors (formerly Mercantile Real Estate Advisors), where he served as part of an investment team that made more than $1.2 billion in investments within all tranches of the capital structure. From August 2005 to October 2006, Mr. MacDonald served in a corporate development role at Mercantile Bankshares, where he worked with Executive Management focusing on high level strategic initiatives for the $6 billion bank. Mr. MacDonald received a B.A. in Economics from the University of Maryland, College Park.

Bluerock Real Estate, L.L.C.

Bluerock Real Estate, L.L.C., or Bluerock, is a national real estate investment firm headquartered in Manhattan with regional offices in Southfield, Michigan, Boise, Idaho and Newport Beach, California. Bluerock is a leading private equity real estate asset manager with a focus on Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and has transacted over nine million square feet of residential and commercial real estate acquisitions since its inception in 2002. Each of our officers are also officers of Bluerock, and have an average of over 20 years investing experience, have been involved with acquiring over 35 million square feet of real estate with approximately $10 billion in value, and have helped launch leading real estate private and public company platforms. Mr. Kamfar controls Bluerock and our Manager.

Our Manager’s Vice Chairman and Chairman of our Investment Committee

Mr. Kachadurian serves as Vice Chairman of our Manager, and a member of the Manager’s investment committee, and has agreed to serve as a Director and as Chairman of the investment committee of our board of directors upon completion of this offering. Mr. Kachadurian has over 30 years of experience investing in and developing apartment properties primarily on behalf of institutional investors, including as a Senior member of the Policy Committee of Deutsche Bank Real Estate/RREEF, a member of RREEF’s investment committee, and head of RREEF’s National Acquisitions Group and Value-Add and Development lines of business. Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association, and a former Chairman and current Executive Committee member of the National Multi Housing Council.

•	Deutsche Bank Real Estate/RREEF

Mr. Kachadurian has served in various senior roles at Deutsche Bank Real Estate/RREEF, a leading pension fund advisor, including as a member of RREEF’s Investment Committee for 14 years, as a senior member of the Policy Committee of RREEF, as Portfolio Manager for RREEF’s first apartment fund, Apartment Fund I, and as head of RREEF’s National Acquisitions Group and Value-Added and Development lines of business, where he had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio.

Mr. Kachadurian has also served as Senior Managing Director for Global Business Development responsible for raising institutional real estate funds in Japan, Germany, and other countries.

•	Lincoln Property Company

Prior to Deutsche Bank/RREEF, Mr. Kachadurian served as the Midwest Regional Partner of Lincoln Property Company, and has developed over 3,000 apartments in the Midwest in joint ventures with Aetna Life Insurance, TIAA/CREF and other institutional investors.

•	Apartment Realty Advisors

Mr. Kachadurian has served, and continues to serve, as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multi-housing investment advisory company.

•	Industry Roles

Mr. Kachadurian is a founding Board member of the Chicago Apartment Association, was formerly Chairman and now serves on the Executive Committee of the National Multi Housing Council, and has served as Board Member of the Multifamily Council of the National Association of Home Builders and the Multi-Family Council of the Urban Land Institute.

Our Manager’s Chief Investment Officer

Mr. Babb is the Chief Investment Officer of our Manager. Prior to his tenure with Bluerock, Mr. Babb was a founding team member of Starwood Capital where he was involved in the formation of the Starwood Funds with investment objectives similar to ours (but not focused solely on apartment sector investments) and that have invested an aggregate of approximately $8 billion (including equity, debt and investment of income and sales proceeds) in approximately 250 separate transactions. During his tenure with Starwood Capital, Mr. Babb either personally led or shared investment responsibility for the following:

•	Starwood Funds:

The structuring of over 75 real estate investment transactions totaling $2.5 billion of asset value in transactions comprising more than 20 million square feet of residential, office and industrial properties located in 25 states and seven foreign countries. The first two Starwood Funds were almost exclusively focused on multifamily assets, acquired primarily through the purchase of equity and distressed debt from the Resolution Trust Corporation, the Federal Deposit Insurance Corporation, various savings and loan associations, over-leveraged partnerships and tax-exempt bondholders during the real estate credit crunch of the early 1990s. A significant number of the properties were later contributed to the initial public offerings of Equity Residential Properties Trust (NYSE: EQR), the nation’s largest multifamily REIT at that time;

•	Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT):

A substantial number of the hotel investments made by a global owner/operator of hotels with brands such as Sheraton, Westin, the St. Regis Luxury Collection, and the W, which incorporated an “Enhanced” strategy to transform the concept of a hotel from a functional product to a lifestyle product in order to increase room rates, market share, and customer loyalty;

•	iStar Financial (NYSE: SFI):

The creation and launch of a separate private fund focused on tailored high-yield debt and debt/equity investments backed by commercial real estate, many with control or participation features that enabled the fund to enhance yield at a lower risk profile in the capital structure, in addition to acquiring commercial bank debt obligations that were restructured or converted to an ownership position at substantial discounts to replacement cost. The investments in the fund were subsequently used to sponsor the public offering of iStar Financial, the largest publicly owned finance company at that time focused exclusively on commercial real estate; and

•	Through the Starwood Funds, playing an integral role in raising over $2.6 billion of equity from institutional and third-party investors.

In addition, you should note that Bluerock has not sponsored the funds and programs formed or participated in by Mr. Babb, and you should not assume that you will experience returns comparable to those experienced by investors in those programs, or that the investment opportunities similar to those available to those programs will be available to us. Therefore, investors who purchase shares of our Class A common stock will not thereby acquire any ownership interest in Starwood Capital or the Starwood Funds, and the information presented here regarding Starwood Capital and Starwood Funds is provided solely for you to evaluate Mr. Babb’s experience and expertise.

Management Agreement

Upon completion of this offering, we will enter into a Management Agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The Management Agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors. Our Manager does not manage or advise any other entities and is not actively seeking new management or advisory clients, although it is not prohibited from doing so by the Management Agreement.

Management Services

Our Manager will be responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

(ii)	investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;
(iii)	with respect to prospective purchases, sales or exchanges of investments or any financing transaction with respect to any investment, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
(iv)	negotiating and entering into, on our behalf, interest rate swap agreements, and other agreements and instruments required for us to conduct our business;
(v)	effecting any private placement of interest in our operating partnership, or in tenancy in common or other interests in investments as may be approved by our board of directors;
(vi)	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, real estate brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations, investments (or potential investments) or financing transactions;
(vii)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;
(viii)	providing executive and administrative personnel, office space and office services required in rendering services to us;
(ix)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
(x)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
(xi)	counseling us in connection with policy decisions to be made by our board of directors;
(xii)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with our investment guidelines;
(xiii)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to continue to qualify for taxation as a REIT;
(xiv)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;
(xv)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager, including reports to our board of directors with respect to potential conflicts of interest involving our Manager or its affiliates;
(xvi)	monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;
(xviii)	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;
(xix)	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xx)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE;
(xxi)	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
(xxii)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;
(xxiii)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;
(xxiv)	serving as our consultant with respect to decisions regarding any of our financings, hedging activities, borrowings or joint venture arrangements undertaken by us, including (1) assisting us, in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;
(xxv)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;
(xxvi)	performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and
(xxvii)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and Indemnification

Pursuant to the Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify and hold harmless our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with the Manager’s proper release of the Company’s money or other property, as set forth in the Management Agreement. Additionally, we have agreed to advance funds to any of the indemnified parties for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is sought, provided, that such Manager indemnified party undertakes to repay the advanced funds to us in the event it is ultimately determined that indemnification is not appropriate. Our Manager has agreed to indemnify and hold harmless us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of this offering, naming us and our operating partnership as additional insureds.

Management Team

Pursuant to the terms of the Management Agreement, our Manager is required to provide us with our management team, including a chief executive officer, president, chief accounting officer and chief operating officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Code or the operating partnership as a partnership under the Code or our status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (3) would conflict with or violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of the NYSE or any securities exchange on which our securities are listed or that would otherwise not be permitted by our charter or Bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or conflict with or violate any such law, rule or regulation or our charter or Bylaws. Our Manager, its directors, members, officers, stockholders, managers, personnel, employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our board of directors, our stockholders, partners or members, for any act or omission by our Manager, its directors, officers, stockholders or employees except as provided in the Management Agreement.

Term and Termination

The Management Agreement may be amended or modified by agreement between us and our Manager. The initial term of the Management Agreement expires on the third anniversary of the closing of this offering and will be automatically renewed for a one-year term on each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the fees payable to the Manager under the Management Agreement annually and, following the initial term, the

Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of the base management fee and incentive fee earned, in each case, by our Manager during the 12-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;
•	our Manager’s inability to perform its obligations under the Management Agreement;
•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under the Management Agreement; provided, however, that if any of these actions or omissions is caused by an employee and/or officer of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Management Agreement shall not be terminable; and
•	the dissolution of our Manager.

During the initial three-year term of the Management Agreement, we may not terminate the Management Agreement except as described above and in the following circumstance: At the earlier of (i) three years following the completion of this offering and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, internalize our management. Our board of directors would consider an internalization where our pro forma internalized general and administration expenses would be lower as compared to remaining externally managed. Should our board of directors decide to internalize our management, it could do so by terminating the Management Agreement and paying the fee thereunder, or through the acquisition of our Manager at an equivalent price, which may include a contribution of the Manager’s assets in exchange for OP Units or other tax-efficient transaction, and which would require the approval of a majority of our independent directors, and the approval of our stockholders, other than our Manager and its affiliates. Consequently, no assurance can be given that the internalization of our Manager will be achieved.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our independent directors subject to certain caveats.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management Fees, Incentive Fees and Expense Reimbursements

We do not expect to maintain an office or directly employ personnel. Instead we will rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base Management Fee

We will pay our Manager a base management fee in an amount equal to 1.5% of our stockholders’ equity, per annum, calculated quarterly based on our stockholders’ equity for the most recently completed calendar quarter and payable in quarterly installments in arrears in cash. For purposes of calculating the base management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A and Class B common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. Our Manager uses the proceeds from its base management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The base management fee is payable independent of the performance of our investments.

The base management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the quarterly installment of the base management fee calculated for that quarter in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter.

Incentive Fee

We will pay our Manager an incentive fee with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our AFFO (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of Class A common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock, LTIP units, and other shares of common stock underlying awards granted under our 2014 Incentive Plans and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 8%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the closing date of this offering, whichever is less. For purposes of calculating the incentive fee during the first 12 months after completion of the offering, AFFO will be determined by annualizing the applicable period following completion of the offering.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures — Funds from Operations” and “— Adjusted Funds from Operations” for additional information. The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $ ;
•	shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is ;
•	weighted average issue price per share of common stock is $ ;
•	incentive fees paid during the first three quarters of such 12-month period are $ ; and
•	AFFO for the 12 most recently completed calendar quarters is $ .

Under these assumptions, the quarterly incentive fee payable to our Manager would be $      , as calculated below:

1.	AFFO	$
2.	Weighted average issue price per share of common stock of $ multiplied by the weighted average number of shares of common stock outstanding of multiplied by 8%	$
3.	Excess of AFFO over amount calculated in 2 above	$
4.	20% of the amount calculated in 3 above	$
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ($ – $ ); the quarterly incentive fee is payable to our Manager as AFFO for the 12 most recently completed quarters is greater than zero.	$

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

One half of each quarterly installment of the incentive fee will be payable in LTIP units, calculated pursuant to the formula above. The remainder of the incentive fee will be payable in cash or in LTIP units, at the election of our board of directors, in each case calculated pursuant to the formula above.

The number of LTIP units to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in such LTIP units, divided by the average of the closing prices of our Class A common stock on the NYSE for the five trading days immediately preceding the date on which such quarterly installment is paid.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

Reimbursement of Expenses

We will be required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to:

•	acquisition expenses incurred in connection with the selection and acquisition of investments;
•	general and administrative expenses of us, our operating partnership, and our subsidiaries;
•	expenses incurred in connection with the issuance of our securities, any financing transaction and other costs incident to the acquisition, development, redevelopment, construction, repositioning, leasing, disposition and financing of investments;
•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors and the cost of liability insurance to indemnify us and our directors and officers;
•	costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;
•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders or our operating partnership’s partners, as applicable, and proxy materials with respect to any meeting of our stockholders or our operating partnership’s partners, as applicable;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;
•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, development, redevelopment, construction, repositioning, leasing, financing, refinancing, sale or other disposition of an investment or establishment of any of our securities offerings, or in connection with any financing transaction;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of our custodian and transfer agent, if any;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;
•	costs and expenses incurred in contracting with third parties;
•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable governing document or other instrument or agreement, or by any court or governmental agency; and
•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the Management Agreement.

We will not reimburse our Manager for the salaries and other compensation of its personnel. In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Grants of Equity Compensation to Our Manager

Under our 2014 Incentive Plans, our compensation committee is authorized to approve grants of equity-based awards to our officers, directors, employees and affiliates (including officers and employees of our Manager and operating partnership and their affiliates and other service providers). See “2014 Incentive Plans.” Upon completion of this offering, we will grant to our Manager      LTIP units. These initial awards of LTIP units will vest ratably on an annual basis over a three-year period beginning on the last day of the calendar quarter after we complete this offering. Once vested, these awards of LTIP units may convert to OP Units upon reaching capital account equivalency with the OP Units held by our company, and may then be settled in shares of our Class A common stock. As a recipient of these initial awards of LTIP units, our Manager will be entitled to receive “distribution equivalents” with respect to such LTIP units, whether or not vested, at the same time as distributions are paid to the holders of our Class A common stock.

Investment Allocation Agreement

We rely on Bluerock, and the executive officers and real estate professionals of Bluerock acting on behalf of our Manager, to identify suitable investments. Bluerock currently serves as manager for other real estate investment programs and intends to sponsor future real estate programs with investment objectives similar to ours. As such, many investment opportunities may be suitable for us as well as other real estate programs sponsored by affiliates of our Manager, and we and such other real estate programs will rely upon the same executive officers and real estate professionals to identify suitable investments for us.

We have entered into an investment allocation agreement with Bluerock and our Manager whereby none of the Bluerock Funds nor any of their affiliates will acquire institutional-quality apartment properties in our target markets and within our investment strategies without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for federal income tax purposes, and our and the Bluerock Funds’ exemption from registration under the Investment Company Act, at least 75% of the capital to be funded by such investment vehicles in Class A apartment properties in our target markets, subject to change if agreed upon by a majority of our independent directors. To the extent that the Bluerock vehicles elect to invest less than the remaining 25% of the investment amount, we will have the right to invest an additional percentage of equity equal to the amount not so invested by the Bluerock vehicles. To the extent that we do not have sufficient capital to contribute at least 75% of the capital required for any such proposed investment by such investment vehicle, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us and the capital available for investment by each such vehicle and by us. Bluerock has agreed that this investment allocation agreement will apply to any fund that is formed by Bluerock at a later date. Our board of directors will re-evaluate the investment allocation agreement from time to time and will periodically review each party’s compliance with its allocation provisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Benefits of the Offering and Contribution Transactions to Related Parties

In connection with this offering and our contribution transactions, Mr. Kamfar, our Chairman, Chief Executive Officer and President, and certain of our other directors and executive officers and senior executives of our Manager will receive material benefits as described below. Mr. Kamfar and a family owned limited liability company own all of the equity interest in Bluerock, and are direct or indirect majority owners of all of Bluerock’s affiliated companies, including our Manager, which is also owned by Messrs. Kachadurian, Babb, Ruddy, Konig and MacDonald. All amounts are based on the midpoint of the range set forth on the cover page of this prospectus.

•	Fund II and Fund III, which are managed by affiliates of Bluerock, will receive an aggregate of shares of Class A common stock in connection with our contribution transactions, with an aggregate value of $15.2 million. Additionally, Messrs. Kamfar, Babb, Ruddy and MacDonald are members of NPT and own, in the aggregate, approximately 66.5% of the outstanding equity interest in NPT, which will receive OP Units in connection with the contribution of North Park Towers, with an aggregate value of approximately $4.1 million. As a result, the Bluerock Funds will own approximately % of our company on a fully diluted basis, or % if the underwriters’ overallotment option is exercised in full. Additionally, Fund I, which is managed by Bluerock, will receive approximately $4.1 million in cash in connection with our contribution transactions. The applicable exemptions from registration and supporting factual circumstances for the issuance of such shares of Class A common stock to Fund II and Fund III, and for the issuance of such OP Units to NPT, are described above under “Our Business and Properties — Description of Our Current Portfolio.”
•	As a result of the contributions by Fund I and the Bluerock Funds, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $2.1 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of shares of Class A common stock. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the contributions by Fund I and the Bluerock Funds, Bluerock and its affiliates will be entitled to receive approximately $1.9 million in disposition fees from Fund I and the Bluerock Funds under the management agreements for those funds. In lieu of cash, the Bluerock affiliates have elected to receive a portion of those fees in form of shares of Class A common stock and OP Units, which shares and OP Units would otherwise be issued to the Bluerock Funds in our contribution transactions. Each of the Bluerock affiliates has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock and OP Units to each of the Bluerock affiliates will, in each case, be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The applicable exemptions from registration and supporting factual circumstances for each such issuance of shares of Class A common stock and OP Units to each of the Bluerock affiliates are described above under “Our Business and Properties — Description of Our Current Portfolio.”
•	In connection with the completion of this offering, we will enter into a registration rights agreement with Fund II and Fund III and their respective managers, pursuant to which (1) commencing six months after the date of this offering, we will be obligated to file a registration statement for the resale of up to 50% of the shares of Class A common stock held by Fund II, Fund III and their managers, and (2) commencing not later than nine months after the date of this offering, we will be obligated to file a registration statement for the resale of any remaining shares held by Fund II, Fund III and their managers. Additionally, beginning six months after the date of this offering, Fund II, Fund III and their managers will also have piggyback registration rights to participate as selling stockholders in any follow-on public offering of at least $30.0 million, subject to customary underwriter cutbacks and conditions. We will agree to pay all of the expenses relating to such securities registrations. See “Shares Eligible for Future Sale — Registration Rights.”
•	In connection with the completion of this offering, we will enter into a registration rights agreement with NPT, pursuant to which, commencing not later than one year after the date of this offering, we will be obligated to file one or more registration statements for the resale of our Class A common stock. We will agree to pay all of the expenses relating to such securities registrations. See “Shares Eligible for Future Sale — Registration Rights.”
•	We will enter into a tax protection agreement with NPT, pursuant to which we agree to indemnify NPT against adverse tax consequences until the sixth anniversary of the closing of North Park Towers in connection with: (1) our sale of North Park Towers in a taxable transaction; and (2) our failure to provide NPT the opportunity to guarantee a portion of the outstanding indebtedness of our operating partnership during such period, or following such period, our failure to use commercially reasonable efforts to provide such opportunities; provided that, subject to certain exceptions and limitations, such indemnification rights will terminate for NPT if it sells, exchanges or otherwise disposes of more than 50% of its OP Units (other than to the then-current owners of NPT).
•	Fund I and Fund II are guarantors of approximately $20.1 million of indebtedness related to the Grove at Waterford Apartments, and Fund II and Fund III are guarantors of approximately $43.2 million of indebtedness related to Village Green Apartments. The guarantees are standard scope non-recourse carveout guarantees required by agency lenders and generally call for protection against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. In connection with this assumption, we will seek to have Fund I, Fund II and Fund III released from such guarantees (and related environmental indemnity agreements) and to have our operating partnership assume any such guarantee and environmental obligations as replacement guarantor.
•	We will repay approximately $7.6 million in indebtedness to Fund II and Fund III, as co-lenders under our $13.5 million working capital line of credit, or the Fund LOC, with the net proceeds of this offering.
•	We will enter into the Management Agreement, which provides for the payment of a base management fee, incentive fee, termination fee and reimbursement of expenses to our Manager in exchange for providing external management and advisory services to our company.
•	We will issue an aggregate of LTIP Units in awards to our Manager under the 2014 Entities Plan. Our Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP awards to our Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

Management Agreement

At the closing of this offering, we will enter into the Management Agreement. We describe this agreement and the associated fees in “Our Manager and Related Agreements — Management Agreement.”

If the Management Agreement had been in place for the years ended December 31, 2013 and December 31, 2012, the amounts payable to the Manager thereunder for such periods would be as reflected in the following table:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Incentive Fee	$—	$—
Base Management Fee	$245,410	$173,383
Expense Reimbursements	$191,164	$167,152

The Manager may retain, at our sole cost and expense, the services of such persons and firms as the Manager deems necessary in connection with our management and operations (including accountants, legal counsel and other professional service providers), provided that such expenses are in amounts no greater than those that would be payable to third-party professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. The Manager has in the past retained, and going forward may retain Konig & Associates, P.C., a professional corporation wholly-owned by Michael L. Konig, our Chief Operating Officer, Secretary and General Counsel, to provide transaction based legal services, if the Manager determines that such retention would be less expensive than retaining third party professionals. There were no fees and expenses payable by us to Konig & Associates, P.C. in 2013. Since 2013, we estimate that we have incurred up to $200,000 in fees and expenses to date for the firm’s transaction-related work on the contribution transactions and this offering. The Manager estimates that it may incur up to an additional $50,000 in fees and expenses for transaction-related work in the remainder of 2014.

Investment Allocation Agreement

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our Manager. We describe this agreement in “Our Manager and Related Agreements — Investment Allocation Agreement.”

Former Advisor, Initial Advisory Agreement and Former Dealer Manager Agreement

Historically, the company was externally advised by Bluerock Multifamily Advisor, LLC, a Delaware limited liability company and an affiliate of Bluerock. We entered into the initial advisory agreement with our former advisor on October 14, 2009, and renewed the agreement on an annual basis through October 14, 2012. On September 26, 2012, we and our former advisor agreed to amend the initial advisory agreement pursuant to a resolution approved by our board of directors, including its independent directors, to provide changes to the asset management fee and acquisition fee payable to our former advisor. On October 14, 2012, we renewed the initial advisory agreement with our former advisor pursuant to a resolution approved by our board of directors, including our independent directors. As a result of the renewal, the initial advisory agreement was extended through October 14, 2013. On October 14, 2013, we and our former advisor agreed to amend the initial advisory agreement pursuant to a resolution approved by our board of directors, including our independent directors, to provide further changes to the disposition and financing fee payable to our former advisor. The initial advisory agreement, as amended, automatically terminates upon completion of this offering.

Transition to Affiliated Dealer Manager

On July 5, 2011, we provided our former dealer manager for our previous offerings, Select Capital Corporation, or Select Capital, with notice that we considered the dealer manager agreement with Select Capital entered into on October 15, 2009 to have been terminated, effective immediately. In addition, on July 5, 2011, we entered into a dealer manager agreement with Bluerock Capital Markets, LLC, our affiliate, or Bluerock Capital Markets, pursuant to which it assumed dealer manager responsibilities for the remainder of our Prior Public Offering. On April 12, 2013, we entered into a new dealer manager agreement with Bluerock Capital Markets, pursuant to which it assumed dealer manager responsibilities for our Follow-On Offering. Bluerock Capital Markets was responsible for marketing our shares in our Follow-On Offering. In conjunction with the termination of our Follow-On Offering effective September 9, 2013, we notified Bluerock Capital Markets of the termination of the dealer manager agreement, effective September 9, 2013.

Summary of Fees and Reimbursements to Former Advisor and Former Dealer Manager

Summarized below are the fees earned and expenses reimbursable to our former advisor and its affiliates, including Bluerock Capital Markets, LLC, our former affiliated dealer manager, and any related amounts payable for the years ended December 31, 2013 and 2012. All of the selling commissions, and a substantial portion of the dealer manager fee, were paid to selected dealers. With respect to other amounts, our former advisor has deferred a substantial portion of its fees over the period below, which is reflected in the table below in the column headed “Payable as of December 31, 2013.”

Type of Compensation	Approximate Dollar Value of Mr. Kamfar’s Interest In Company Incurred Amounts(2)	Incurred for the Year Ended December 31, 2013	Payable as of December 31, 2013	Incurred for the Year Ended December 31, 2012	Payable as of December 31, 2012
Selling Commissions(1)	$804,348	$92,611	$—	$711,737	$—
Dealer Manager Fee(1)	375,261	50,634	—	324,627	—
Asset Management and Oversight Fees	825,142	522,012	966,396	315,696	426,938
Acquisition and Disposition Fees	1,025,038	191,911	801,169	848,737	322,440
Financing Fees	381,774	29,779	35,670	357,809	5,891
Reimbursable Organizational Costs	—	—	49,931	—	49,931
Reimbursable Operating Expenses	937,433	539,990	295,146	411,719	431,850
Reimbursable Offering Costs	49,061	—	193,112	49,808	197,300
Other	—	4,886	17,748	375,357	388,217
Total:	$4,398,057	$1,431,823	$2,359,172	$3,395,490	$1,822,567

(1)	Includes amounts paid from the dealer manager to selected dealers.
(2)	Under our initial advisory agreement, our former advisor and its affiliates had the right to seek reimbursement from us for all costs and expenses they incurred in connection with their provision of services to us, including our allocable share of our former advisor’s overhead, such as rent, employee costs, utilities and information technology costs. We did not, however, reimburse our former advisor for personnel costs in connection with services for which our former advisor received acquisition, asset management or disposition fees or for personnel costs related to the salaries of our executive officers. Our charter in effect at the time limited our total operating expenses at the end of the four preceding fiscal quarters to the greater of (A) 2% of our average invested assets, or (B) 25% of our net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of our assets for the period. Notwithstanding the above limitation, we may reimburse amounts in excess of the limitation if a majority of our independent directors determines that such excess amounts were justified based on unusual and non-recurring factors. Due to the limitations discussed above and because operating expenses incurred directly by us have exceeded the 2% threshold, our board of directors, including all of our independent directors, reviewed our total operating expenses for the years ended December 31, 2013 and 2012 and unanimously determined the excess amounts to be justified because of the costs of operating a public company in our early stages of operating. As the board of directors had previously approved such expenses, all operating expenses for the years ended December 31, 2013 and 2012 were expensed as incurred.

Selling Commissions and Dealer Manager Fee.   In connection with our Prior Public Offering, we paid our dealer manager up to 7.0% and 2.6% of the gross offering proceeds from the offering as selling commissions and dealer manager fee, respectively. In connection with our Follow-On Offering, we paid our dealer manager up to 7.0% and 3.0% of the gross offering proceeds from the offering as selling commissions and dealer manager fee, respectively. In both our Prior Public Offering and our Follow-On Offering, a reduced sales commission and dealer manager fee was paid with respect to certain volume discount sales, and no sales commission or dealer manager fee was paid with respect to shares issued through the distribution reinvestment plan. The dealer manager re-allowed all of its sales commissions earned to selected dealers. The dealer manager also re-allowed to selected dealers a portion of its dealer manager fee as a marketing fee.

Asset Management Fee.  We paid our former advisor a monthly asset management fee for the services it provided pursuant to the initial advisory agreement. On September 26, 2012, we amended the initial advisory agreement to reduce the monthly asset management fee from one-twelfth of 1.0% of the higher of the cost or the value of each asset to one-twelfth of 0.65% of the higher of the cost or the value of each asset, where (A) cost equals the amount actually paid, excluding acquisition fees and expenses, to purchase each asset it acquires, including any debt attributable to the asset (including any debt encumbering the asset after acquisition), provided that, with respect to any properties we develop, construct or improve, cost will include the amount expended by us for the development, construction or improvement, and (B) the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee was based only on the portion of the cost or value attributable to our investment in an asset if we did not own all of an asset.

Acquisition Fee.  Pursuant to the initial advisory agreement, our former advisor received an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, in conjunction with the reduction of the asset management fee, we amended the initial advisory agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment was equal to the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment. The purchase price allocable for joint venture investments will equal the product of (1) the purchase price of the underlying property and (2) our ownership percentage in the joint venture.

Financing Fee.  Our former advisor also received a financing fee equal to 0.25% of the amount, under any loan or line of credit, made available to us.

Disposition Fee.  Pursuant to the initial advisory agreement, our former advisor received a disposition fee for its services in connection with a sale of a property or an investment (except investments traded on a national securities exchange) in which it or an affiliate provided a substantial amount of services as determined by our independent directors. On October 14, 2013, we amended the initial advisory agreement to specify that the disposition fee would be equal to 1.5% of the total consideration stated in an agreement for the sale of such property or investment. The disposition fee was to be paid in addition to real estate commissions paid to non-affiliates, provided that the total real estate commissions (including such disposition fee) paid by us to all parties for the sale of each property or investment was not to exceed 6.0% of the total consideration stated in an agreement for the sale of such property or investment.

Convertible Stock.  We have issued 1,000 shares of convertible stock, par value $0.01 per share, to our former advisor. The convertible stock will convert to shares of common stock if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the original issue price of those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares or (B) subject to specified conditions, we list our common stock for trading on a national securities exchange. A “listing” will be deemed to have occurred on the effective date of any merger of us in which the consideration received by the holders of our common stock is the securities of another issuer that are listed on a national securities exchange. Upon conversion, each share of convertible stock will convert into a number of shares of common stock equal to  1/1000 of the quotient of (A) 15% of the excess of (1) our “enterprise value” (as defined in our charter) plus the aggregate value of distributions paid to date on the outstanding shares of our common stock over the (2) aggregate purchase price paid by the stockholders for those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares, divided by (B) our enterprise value divided by the number of outstanding shares of common stock, in each case calculated as of the date of the conversion. If an event triggering the conversion occurs after the initial advisory agreement with our former advisor terminated, the number of shares of common stock our former advisor will receive upon conversion will be prorated to account for the period of time the initial advisory agreement was in force.

Property Management Oversight Fee.  Historically, we contracted property management services for certain properties directly to non-affiliated third parties, in which event we paid our former advisor an oversight fee equal to 1% of monthly gross revenues of such properties.

Previous Transactions with Affiliates of Our Manager

We have entered into several transactions with three private real estate funds that are affiliates of Bluerock, an affiliate of our Manager, in connection with our investments. Fund I is managed and controlled by Bluerock. Fund II and Fund III are managed and controlled by a wholly owned subsidiary of Bluerock. We have also entered into a transaction with Bluerock Growth Fund, LLC, or BGF, which is managed by an affiliate of Bluerock. Mr. Kamfar and a family owned limited liability company are the indirect owners of 100% of the membership interests of Bluerock, and each of our and our Manager’s officers is also an officer of Bluerock.

These transactions are described in the following sections. As a result of Mr. Kamfar’s indirect ownership of Bluerock, an interest in the fees associated with each transaction is attributed to him, in the total amount of $2,740,653, as detailed below. While these fees have been attributed, a substantial portion of such fees have not been paid, as our former advisor has deferred substantial fees in support of our company to date. As of December 31, 2013, the amount of fees deferred by our former advisor total 2,359,172. See table in “Summary of Fees and Reimbursements to Former Advisor and Former Dealer Manager.” In addition, as of December 31, 2013, our former advisor has incurred $2,396,605 of organizational and offering costs on our behalf, which our company will not reimburse due to the termination of our Follow-On Offering.

Joint Ventures with Fund II and Fund III

In connection with our acquisitions of our joint venture investments in the Enders property, the Berry Hill property, and the MDA property, we entered into joint venture agreements with Fund II and Fund III, as applicable, as further described below.

Enders JV with Fund III

In connection with the closing of the Enders property acquisition on October 2, 2012, we invested $4,599,238 to acquire a 95% equity interest in BR Enders Managing Member, LLC, or the Enders Member JV Entity, through a wholly owned subsidiary of our operating partnership, BEMT Enders, LLC. Fund III invested $242,065 to acquire the remaining 5% interest in the Enders Member JV Entity. The Enders Member JV Entity holds an indirect equity interest in the Enders property. Our equity capital investment in the joint venture was funded with a $4.8 million advance from our working capital line of credit with Fund II and Fund III, both affiliates of Bluerock.

In connection with the transaction, our former advisor and the manager of Fund III charged an aggregate acquisition fee of approximately $328,284 with respect to the Enders property investment. For the years ended December 31, 2013 and 2012, our former advisor and the manager of Fund III charged an aggregate asset management fee of approximately $118,735 and our former advisor charged an aggregate oversight fee of approximately $39,863, with respect to the Enders property investment on behalf of us and Fund III. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $479,783 for the years ended December 31, 2013 and 2012. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

Berry Hill JV with Fund III

On October 18, 2012, we invested $3,788,725 to acquire a 71.0% equity interest in BR Berry Hill Managing Member, LLC, or the Berry Hill Member JV Entity, through BEMT Berry Hill, LLC, or BEMT Berry Hill, a wholly owned subsidiary of our operating partnership. Fund III invested $1,547,507 to acquire the remaining 29.0% interest in the Berry Hill Member JV Entity. The Berry Hill Member JV Entity holds an indirect equity interest in our Berry Hill property. Our equity capital investment in the joint venture was funded with $3.2 million from the Fund LOC.

In connection with the transaction, our former advisor and the manager of Fund III charged an aggregate acquisition fee of approximately $109,402 with respect to the Berry Hill development. For the years ended

December 31, 2013 and 2012, our former advisor charged an asset management fee of approximately $61,604 with respect to asset management of the Berry Hill investment and charged a development fee of $420,453. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $586,033 for the years ended December 31, 2013 and 2012. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

MDA JV with Fund II

On December 17, 2012, we invested $6,098,306 to acquire a 62.5% equity interest in BR VG MDA JV Member, LLC, or the BR Member, through a wholly owned subsidiary of our operating partnership, BEMT MDA, LLC, or BEMT MDA Member. Fund I invested $3,366,265 to acquire a 34.5% interest in the BR Member and BR MDA Investors, LLC invested $292,719 to acquire the remaining 3%. The BR Member holds an indirect equity interest in the MDA property. In order to close the acquisition of the interest in the BR Member, we made a draw of $6.0 million from the Fund LOC. Further, BEMT MDA Member pledged its economic interests (but not its membership interests) in the BR Member to secure the draw.

In connection with the transaction, our former advisor and the manager of Fund I charged an aggregate acquisition fee of approximately $530,297 with respect to the MDA property investment and our former advisor charged a financing fee of approximately $132,766. For the years ended December 31, 2013 and 2012, our former advisor and the manager of Fund I charged an aggregate asset management fee of approximately $220,207 and our former advisor charged an oversight fee of approximately $17,604 with respect to asset management of the MDA property investment on behalf of us and Fund I. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $758,233 for the years ended December 31, 2013 and 2012. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

Loans from Fund I and Fund II

Springhouse Loan.  In connection with our investment in the Springhouse joint venture, on December 3, 2009, BEMT Springhouse, LLC, or BEMT Springhouse, entered into a loan agreement with Fund I pursuant to which BEMT Springhouse borrowed $2.8 million, or the Fund I Springhouse Loan. The Fund I Springhouse Loan initially had a six-month term, maturing June 3, 2010, which was subsequently extended to June 3, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized, which was the maximum rate in effect at any time during the term of the Fund I Springhouse Loan. A partial repayment in the amount of $1.1 million was made on June 23, 2010. An additional partial repayment in the amount of $1.0 million was made on December 29, 2011. The Fund I Springhouse Loan plus accrued interest in the aggregate amount of $649,785 was paid in full on March 30, 2012.

Hillsboro Loan.  On September 30, 2010, BEMT Hillsboro LLC entered into a loan agreement with Fund II, pursuant to which it borrowed $1.3 million, or the Fund II Hillsboro Loan. The Fund II Hillsboro Loan initially had a six-month term maturing March 31, 2011, which was subsequently extended to March 31, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized, which was the maximum rate in effect at any time during the term of the Fund II Hillsboro Loan. The Fund II Hillsboro Loan plus accrued interest in the aggregate amount of $1,256,786 was paid in full on March 30, 2012.

Augusta Loan.  In connection with our investment in the Augusta joint venture, on September 1, 2010, BEMT Augusta, LLC entered into a loan agreement with Fund II pursuant to which it borrowed $1.9 million, or the Fund II Augusta Loan. The Fund II Augusta Loan had a six-month term with a three-month extension. The initial maturity date was February 28, 2011, and was prepayable without penalty. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized, which was the maximum rate in effect at any time during the term of the loan. The Fund II Augusta Loan plus accrued interest in the aggregate amount of $1,942,597 was paid in full on June 29, 2012.

Affiliate Working Capital Line of Credit.  On October 2, 2012, we entered into the Fund LOC, pursuant to which we were entitled to borrow up to $12.5 million, which borrowing authority was subsequently increased to $13.5 million. On October 2, 2012, we borrowed approximately $4.8 million under the Fund

LOC in connection with our investment in the Enders property; on October 18, 2012, we borrowed approximately $3.2 million under the Fund LOC in connection with our investment in the Berry Hill property; and on December 17, 2012, we borrowed approximately $6.0 million under the Fund LOC in connection with our investment in the MDA property.

The Fund LOC had an initial term of six (6) months, an initial maturity date of April 2, 2013, and was prepayable without penalty. The Fund LOC was to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 7.50%, annualized for three months, and thereafter to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50% for the remainder of the initial term. Interest on the Fund LOC is paid on a current basis from cash flow distributed to us from our real estate assets, and is secured by a pledge of our unencumbered real estate assets, including those of our wholly owned subsidiaries. Pursuant to the terms of the Fund LOC, we were entitled to extend the maturity date in our sole and absolute discretion, with at least five (5) days’ prior written notice to Fund II and Fund III, for an additional six (6) month period to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50%.

On March 4, 2013, our company, Fund II and Fund III agreed to amend the Fund LOC, or the Fund LOC Amendment, by increasing the commitment amount thereunder from $12.5 million to $13.5 million and extending the initial term by six (6) months to October 2, 2013. All other terms of the Fund LOC remained unchanged. In accordance with the requirements of our charter, the Fund LOC Amendment was reviewed and approved by a majority of our board of directors (including a majority of the independent directors) as being fair, competitive, and commercially reasonable and no less favorable to our company than loans between unaffiliated parties under the same circumstances.

On August 13, 2013, we entered into a Second Amendment to Line of Credit and Security Agreement, or the Second Fund LOC Amendment, with respect to the Fund LOC. In connection with our sale of a 10.27% indirect equity interest in the Berry Hill property, or the Berry Hill Interest, we requested a one-time release of the lien on the Berry Hill Interest and the proceeds generated by the sale. As a condition of granting the release, Fund II and Fund III required an amendment to the Fund LOC, doing so through the Second Fund LOC Amendment, which principally provided for the removal of the revolving feature of the Fund LOC such that we have no further capacity to borrow under the Fund LOC, required that the principal amount outstanding under the Fund LOC be increased $100,000 upon the release of the lien, and required that such increase must be paid at the earlier of our next sale of an asset or the maturity date under the Fund LOC.

On August 29, 2013, we entered into a Third Amendment to Line of Credit and Security Agreement, or the Third Fund LOC Amendment, with respect to the Fund LOC. As consideration for our paydown of the Fund LOC with the proceeds from the transfer of an additional 28.36% indirect equity interest in the Berry Hill property valued at $5,524,412, or the Additional Berry Hill Interest, and in exchange for our payment of a 1% extension fee in the amount of $75,356 and an increase in the interest rate on the Fund LOC to 10% per annum from 8.5% per annum beginning on October 3, 2013, Fund II and Fund III agreed to further amend the Fund LOC to extend the maturity date of the Fund LOC for an additional six (6) months to April 2, 2014, which we may elect to further extend for an additional six (6) months for an additional 1% extension fee. The Third Fund LOC Amendment also requires us to pay down the Fund LOC with the net proceeds of our future sales of assets, subject to Fund II and Fund III’s sole, but reasonable, discretion to allow us to retain a portion of such sales proceeds for use in connection with our pursuit of our strategic alternatives. At both February 16, 2014 and December 31, 2013, the outstanding balance on the Fund LOC was $7,571,223. No amount was available for borrowing for either period.

In accordance with the requirements of our charter then in effect, each of the affiliate loans discussed above was reviewed and approved by a majority of the disinterested members of our board of directors (including a majority of the disinterested independent directors) as being fair, competitive, and commercially reasonable and no less favorable to our company than loans between unaffiliated parties under the same circumstances. Furthermore, due to the unique investment opportunity presented by each of the Springhouse property, Creekside property, Hillsboro property, Estates at Perimeter property, Enders property, Berry Hill property and MDA property, including the opportunity to distinguish ourselves competitively from other early-stage non-traded REITs, our board of directors expressly considered and approved leverage in excess of our general charter-imposed limitations in connection with entering into the above described loans. We intend to use a portion of the net proceeds of this offering to repay all of the outstanding indebtedness to Fund II and Fund III under the Fund LOC.

Acquisitions from Fund I and Fund II

Springhouse Acquisition.  On June 27, 2012, Fund I sold a 1.0% limited liability company interest in BR Springhouse Managing Member, LLC to BEMT Springhouse for a purchase price of $93,000. Fund I’s original allocated cost for the purchase of such interest was approximately $51,700. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The independent members of our board of directors found that the excess of the purchase price over Fund I’s original allocated cost was substantially justified by the gain in the market value of the Springhouse property. The purchase price was determined based on a third party appraisal of the Springhouse property dated May 2012, and did not exceed the allocated fair market value of the Springhouse property as determined by the third party appraiser. In connection with this acquisition, our former advisor charged an acquisition fee of approximately $33,452, which is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.” The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $32,950.

Creekside Acquisition.  On June 27, 2012, Fund I and Fund II each sold a 1.0% limited liability company interest in BR Creekside Managing Member, LLC, to BEMT Creekside, LLC, for a purchase price of $54,766 for each 1.0% interest ($109,532 in the aggregate). Fund I’s original allocated cost to purchase its transferred interest was approximately $18,200, and Fund II’s original allocated cost to purchase its transferred interest was approximately $18,200. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The independent directors found that the excess of the purchase price over the original allocated cost for each of Fund I and Fund II was substantially justified by the gain in the market value of the Creekside property. The purchase price was determined based on a third party appraisal of the Creekside property dated May 2012, and did not exceed the allocated fair market value of the Creekside property as determined by the third party appraiser. In connection with this acquisition, our former advisor charged an acquisition fee of approximately $36,192, which is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.” The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $35,649.

Sales to Fund II, Fund III, and BGF

Meadowmont Disposition.  On June 27, 2012, through our operating partnership’s wholly owned subsidiary, BEMT Meadowmont, LLC, we completed the sale of all of our 32.5% limited liability interest in BR Meadowmont Managing Member, LLC, or the Meadowmont Managing Member JV Entity, to Fund II, for a purchase price of $3.1 million, excluding closing costs and a disposition fee paid to an affiliate of our former advisor of $136,216. The purchase price was determined based on a third party appraisal of the Meadowmont property dated May 2012. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The Meadowmont Managing Member JV Entity holds an indirect 50% equity interest in the Meadowmont property. We purchased our interest in the Meadowmont Managing Member JV Entity in April 2010 for $1.52 million and had a current total investment of approximately $1.6 million prior to the disposition. The net proceeds received from this sale were approximately $3.0 million, after the disposition fee payable to our former advisor equal to $136,216, which is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.” The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $134,173.

Berry Hill Partial Dispositions.  On August 13, 2013, through our operating partnership’s wholly owned subsidiary, BEMT Berry Hill, we sold a 10.27% indirect equity interest in the Berry Hill property to BGF, an affiliate of our former advisor, based on a third party appraisal, for approximately $2,000,000, excluding disposition fees of $69,470 deferred by our former advisor. On August 29, 2013, we transferred the Additional Berry Hill Interest to Fund III, an affiliate of our former advisor, in exchange for a $5,524,412 paydown against the outstanding principal balance of the Fund LOC, based on a third party appraisal, excluding a disposition fee of approximately $191,886 deferred by our former advisor; and, in exchange for our payment of a 1% extension fee in the amount of $75,356 and an increase in the interest rate on the Fund LOC to 10% per annum from 8.5% per annum beginning on the original maturity date of the Fund LOC, Fund II and Fund III agreed to further amend the Fund LOC to extend the maturity date of the Fund LOC for an additional six (6) months to April 2, 2014, which we may elect to further extend for an additional six (6) months for an additional 1% extension fee. The managers of BGF and Fund III charged aggregate acquisition fees of $456,396 in connection with these transactions. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $713,832. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders, except as set forth below. Any change to any of these policies, however, would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Our Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates. Our objective is to maximize long-term stockholder value by acquiring a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets with an aggressive focus on asset management and continued implementation of our BLIs. For a discussion of our properties and other strategic objectives, see “Our Business and Properties.”

We seek to acquire properties in our target markets in accordance with our investment guidelines. Although we intend to focus on the property types and markets discussed above under “Our Business and Properties,” our future investment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with our status as a REIT for federal income tax purposes. In addition, we intend to purchase or lease income-producing properties for long-term investment. We may also expand and improve the properties we will own upon completion of this offering or that we may subsequently acquire, and we may sell such properties, in whole or in part, when circumstances warrant.

We may make adjustments based on, among other things, prevailing real estate market conditions and the availability of attractive investment opportunities. We will not forego an attractive investment because it does not fit within our targeted asset class or portfolio composition. We may purchase or invest in any type of real estate that we determine is in the best interest of our stockholders.

We believe the probability of meeting our investment objectives will be maximized through the careful selection and underwriting of assets. When considering an investment, we will generally evaluate the following:

•	the performance and risk characteristics of that investment;
•	how that investment will fit within our target portfolio objectives; and
•	the expected returns of that investment on a risk-adjusted basis, relative to other investment alternatives.

As such, our actual portfolio composition may vary substantially from the target portfolio described in this prospectus.

Equity investments in contributed or acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness we incur when we acquire or refinance these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our Class A common stock. We do not place any limitations on (i) the number or amount of mortgages which may be placed on any one piece of property or (ii) the amount or percentage of assets that will be invested in any specific property, subject to our policy not to be treated as an investment company under the Investment Company Act.

At times, we may invest in unimproved properties. We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition, and no development or construction is planned to commence within one year of the acquisition.

Purchase and Sale of Investments

Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. We intend to hold our properties for an extended period, and in consideration of the optimal period to enable us to, as appropriate, implement our BLIs and capitalize on the potential for increased income and capital appreciation. The period that we will hold our investments will vary depending on the type of asset, interest rates and other factors.

Our Manager will develop a well-defined business plan for each investment. Our Manager will continually re-evaluate the business plan of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives, to determine the optimal time to sell the asset in order to maximize stockholder value and returns. Periodic reviews of each asset will focus on the remaining available value creation opportunities for the asset and the demand for the asset in the marketplace.

Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders. Due to restrictions placed on dealer sales by REITs, we may, depending on the facts and circumstances, need to make such sales through a TRS.

Joint Ventures

We also may participate with third parties in property ownership and development, through joint ventures, partnerships or other types of co-ownership, particularly through joint ventures with our Bluerock SPs. These types of investments may permit us to own interests in larger assets without unduly decreasing our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

We may enter into joint ventures, partnerships, tenant-in-common investments, other co-ownership arrangements with real estate developers, owners and other third parties, including affiliates of our Manager, for the acquisition, development, improvement and operation of properties. As of the date of this prospectus, all but one of our investments in equity interests in real property have been made through joint venture arrangements with affiliates of Bluerock as well as unaffiliated third parties. A joint venture creates an alignment of interest with a private source of capital for the benefit of our stockholders, by leveraging our acquisition, development and management expertise in order to achieve one or more of the following four primary objectives:

•	increase the return on our invested capital;
•	diversify our access to equity capital;
•	broaden our invested capital into additional projects in order to promote our brand and increase market share; and
•	obtain the participation of sophisticated partners in our real estate decisions.

In determining whether to invest in a particular joint venture, our Manager will evaluate the investment that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real property investments.

In the event that any joint venture with an entity affiliated with our Manager holds interests in more than one property or other investment, the interest in each may be specially allocated based upon the respective proportion of funds invested by each co-venturer. Entering into joint ventures with other programs sponsored by affiliates of our Manager will result in conflicts of interest. See “Risk Factors — Risks Related to Conflicts of Interest.”

We will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture.

Investments in Real Estate Mortgages

Although we have no current intention of doing so, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. If we choose to invest in mortgages, we would expect to invest in mortgages secured by apartment properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage.

Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment. We do not presently intend to invest in real estate mortgages. We will limit any investments in securities so that we do not fall within the definition of an investment company under the Investment Company Act.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although we have no current intention of doing so, subject to the percentage of ownership limitations, asset tests and gross income tests necessary for REIT qualification, we may invest, without stockholder approval, in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments, in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in one entity, property or geographic area. In any event, we do not intend that any such investments in securities will require us to register as an investment company under the Investment Company Act, and we intend to divest of securities before any registration would be required.

Investments in Other Securities

Other than as described above, we do not presently intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Investments in and Originating Real Estate-Related Investments

We generally do not intend to invest in or originate first or second mortgages, subordinated, bridge and other real estate-related loans, debt securities related to or secured by real estate assets, or common and preferred equity securities, including equity securities of other REITs or real estate companies. Excluded from this category are joint venture investments in which we exercise some control and generally, with respect to development projects, preferred equity and subordinated loans with equity participation. Although we do not intend to make such investments, our charter does not limit the amount of gross offering proceeds that we may apply to loan investments. Our charter also does not place any limit or restriction on the percentage of our assets that may be invested in any type of loan or in any single loan, or the types of properties subject to mortgages or other loans in which we could invest.

Financing Policy

We intend to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of approximately 65% of the fair market value of all of our investments. However, we are not subject to any limitations on the amount of leverage we may use, and, accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. We expect our leverage to decline commensurately as we execute our business plan to grow our net asset value.

Our board of directors has the authority to change our financing policies at any time and without stockholder approval. If our board of directors changes our policies regarding our use of leverage, we expect that it will consider many factors, including the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of apartment properties; the leverage ratios of publicly traded REITs with similar investment strategies; the cost of leverage as compared to expected operating net revenues; and general market conditions.

By operating on a leveraged basis, we expect to have more funds available for real estate investments and other purposes than if we operated on a nonleveraged basis, which we believe will allow us to acquire more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See “Risk Factors — Risks Associated with Debt Financing” for more information about the risks related to operating on a leveraged basis.

Policies Relating to the Investment Company Act

We intend to conduct our operations so that neither we, nor our operating partnership nor the subsidiaries of our operating partnership are required to register as investment companies under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% Test.” Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Accordingly, under Section 3(a)(1) of the Investment Company Act, in relevant part, a company is not deemed to be an “investment company” if: (i) it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and (ii) it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company as we intend to invest primarily in real property through our wholly or majority owned subsidiaries, the majority of which we expect will have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would not be within the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its business primarily through the operating partnership, which in turn is a holding company conducting its business through its subsidiaries, both we and our operating partnership intend to conduct our operations so that they comply with the 40% Test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because neither we nor our operating partnership will engage primarily or hold ourself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly owned or majority owned subsidiaries, we and the operating partnership will be engaged primarily in the non-investment company businesses of these subsidiaries.

Even if the value of investment securities held by our subsidiaries were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires our subsidiaries to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets.

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify the investments made by our subsidiaries based on no-action letters issued by the SEC staff and other SEC interpretive guidance.

Consistent with guidance issued by the SEC, we will treat our subsidiaries’ joint venture investments as qualifying assets that come within the 55% basket only if we have the right to approve major decisions affecting the joint venture; otherwise, they will be classified as real-estate related assets.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate investment assets owned by wholly owned or majority owned subsidiaries of our operating partnership.

Finally, to maintain compliance with the Investment Company Act exceptions, we, our operating partnership or our subsidiaries may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we, our operating partnership or our subsidiaries may have to acquire additional income-or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and that may be important to our investment strategy. If our subsidiaries fail to satisfy the requirements of Section 3(c)(5)(C) and cannot rely on any other exemption or exclusion under the Investment Company Act, we could be characterized as an investment company. Our Manager will continually review our investment activity to attempt to ensure that we will not be regulated as an investment company. Among other things, our Manager will attempt to monitor the proportion of our portfolio that is placed in investments in securities.

Conflict of Interest Policies

Our management will be subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. See “Risk Factors — Risks Related to Conflicts of Interest.” We are entirely dependent upon our Manager for our day-to-day management and do not have any independent employees. Our executive officers and two of our directors, one of whom is also the chairman of our board of directors, serve as officers of Bluerock and its affiliates, and, after the completion of this offering, the Bluerock Funds, which are affiliates of Bluerock, will own a significant portion of the outstanding shares of our Class A common stock on a fully diluted basis. Mr. Kamfar and a family owned limited liability company own all of the equity interest in Bluerock, and are direct or indirect majority owners of all of Bluerock’s affiliated companies, including our Manager, which is also owned by Messrs. Kachadurian, Babb, Ruddy, Konig and MacDonald. As a result, conflicts of interest may arise between our Manager, Bluerock and their affiliates, on the one hand, and us on the other.

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our Manager whereby none of the Bluerock Funds nor any of their affiliates will acquire institutional-quality apartment properties in our target markets and within our investment strategies without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for federal income tax purposes and our and the Bluerock Funds’ exemption from registration under the Investment Company Act, at least 75% of the capital to be funded by such investment vehicles in Class A apartment properties in our target markets, subject to change if agreed upon by a majority of our independent directors. To the extent that the Bluerock vehicles elect to invest less than the remaining 25% of the investment amount, we will have the right to invest an additional percentage of equity equal to the amount not so invested by the Bluerock vehicles. To the extent that we do not have sufficient capital to contribute at least 75% of the capital required for any such proposed investment by such investment vehicle, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us and the capital available for investment by each such vehicle and us. Bluerock has agreed that this investment allocation agreement will apply to any fund that is formed by Bluerock at a later date. Our board of directors will re-evaluate the investment allocation agreement from time to time and will periodically review each party’s compliance with its allocation provisions.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees and officers of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the audit committee of our board of directors or another committee of our board of directors comprised solely of independent directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with the NYSE and SEC requirements.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or
•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

We have adopted a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a direct or indirect material financial interest, on the other hand, be considered by our audit committee and approved by the affirmative vote of a majority of our independent directors.

Lending Policies

We may not make loans to our directors, officers or other employees except in accordance with our code of business conduct and ethics and applicable law. We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties when providing that financing will increase the value to be received by us for the property sold. We may make loans to joint-development projects in which we may participate in the future. We have not engaged in any lending activities in the past, and we do not intend to do so in the future.

Policies Relating to the Repurchase of Our Securities

Prior to this offering, we maintained a share repurchase plan to provide interim liquidity for our stockholders until a secondary market developed for shares of our common stock. Pursuant to our share repurchase plan, for the years ended December 31, 2011 and 2012, we repurchased approximately 6,725 and 29,125 shares of our common stock at a total repurchase price of $63,334 and $271,772 respectively. We made no repurchases during the year ended December 31, 2010. For the year ended December 31, 2013, we repurchased approximately 10,000 shares of common stock for a total repurchase price of approximately $98,425. Our board of directors terminated our share repurchase plan as of September 9, 2013.

Our cash balances and debt capacity immediately following this offering will be substantial. We are prepared to use this capacity to repurchase shares of our common stock should market conditions lead us to conclude that such repurchases would be prudent. We will repurchase shares only if we believe at that time that such repurchases are the best use of our cash and debt capacity, which will depend on factors such as interest rates, the trading price of our shares and the expected yields from potential investments. We may repurchase shares of our Class A or Class B common stock. Even if we repurchase shares of our Class A common stock, such repurchases likely will be at their prevailing prices and, therefore, are not likely to influence the trading price of our Class A shares except to the extent repurchases may, as intended, improve our funds from operations per share or other key per-share performance measures.

Our board of directors may in the future authorize a self-tender offer or accelerated share repurchases, depending on market conditions and the other factors described above.

Policies with Respect to Issuance and Underwriting of Securities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property, and we may engage in such activities in the future. Our board of directors has the power, without further stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Additional Information.”

PRINCIPAL STOCKHOLDERS

The table below sets forth, as of the completion of this offering, certain information regarding the beneficial ownership of our shares of common stock and shares of common stock issuable upon redemption of OP Units immediately following the completion of this offering and our contribution transactions for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding shares of common stock immediately following the completion of this offering, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group. This table assumes that our contribution transactions and this offering are completed, and gives effect to the expected issuance of shares of common stock and OP Units in connection with this offering and our contribution transactions (based on the midpoint of the price range set forth on the cover of this prospectus). Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold share of common stock as opposed to OP Units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Number of Shares and OP Units Beneficially Owned	Percentage of all Shares	Percentage of all Shares and OP Units
R. Ramin Kamfar(3)
Gary T. Kachadurian
Michael L. Konig	—		—
Christopher J. Vohs	—		—
Brian D. Bailey
I. Bobby Majumder
Romano Tio
All Named Executive Officers and Directors as a Group

(1)	The address of each beneficial owner listed is 712 Fifth Avenue, 9th Floor, New York, New York 10019.
(2)	None of the securities listed are pledged as a security.
(3)	As of the date of this prospectus, Bluerock owns shares of each of our Class B-1, Class B-2, and Class B-3 common stock, all of which are issued and outstanding stock, and our former advisor owns 1,000 shares of convertible stock, all of which are issued and outstanding. The shares of our common stock owned by Bluerock include the 22,100 shares of our common stock purchased by our former advisor prior to our Recapitalization for $200,000 in October 2008 as our initial capitalization and subsequently distributed to Bluerock by our former advisor. Our Manager is controlled by Bluerock, which is indirectly controlled by Mr. Kamfar. Thus, Mr. Kamfar has the power to direct how our Manager and Bluerock votes its shares of common stock. In addition, as a result of the contribution transactions, our former advisor, an affiliate of Bluerock, will be entitled to receive an aggregate of shares of Class A common stock in lieu of approximately $ million in cash for acquisition fees under the initial advisory agreement. As a result of the contributions by Fund I and the Bluerock Funds, Bluerock and its affiliates will be entitled to receive shares of Class A common stock and OP Units, in lieu of approximately $ million in cash for disposition fees, which shares or OP Units would otherwise be issued to each respective contributor in our contribution transactions.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. Unless otherwise indicated, the following summary assumes that certain changes to our bylaws, corporate governance guidelines and other corporate governance documents that we expect to make prior to the completion of this offering have been made. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Additional Information.”

General

Our charter provides that we may issue up to 750,000,000 shares of common stock and 250,000,000 shares of preferred stock, both having par value $0.01 per share. Of our 750,000,000 authorized shares of common stock, 747,586,185 shares have been classified as Class A common stock, 804,605 shares have been classified as Class B-1 common stock, 804,605 shares have been classified as Class B-2 common stock, and 804,605 shares have been classified as Class B-3 common stock. As of the date of this prospectus, we had 1,206,906 outstanding shares of common stock and no outstanding shares of preferred stock. Upon completion of this offering,          shares of Class A common stock, 402,302 shares of Class B-1 common stock, 402,302 shares of Class B-2 common stock, and 402,302 shares of Class B-3 common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

Common Stock

We have authorized the issuance of up to      shares of Class A common stock in connection with this offering. The Class A common stock offered by this prospectus, when issued, will be duly authorized, fully paid and nonassessable. Class A common stock is not convertible or subject to redemption.

Holders of our common stock:

•	are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of preferred stock then outstanding;
•	in the event of any voluntary or involuntary liquidation or dissolution of our company, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities; and
•	do not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Shares of our Class A common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. DST Systems, Inc. acts as our registrar and as the transfer agent for our shares. Transfers can be effected simply by mailing to DST Systems, Inc. a transfer and assignment form, which will be provided to you at no charge upon written request.

Stockholder Voting

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, each share of common stock will have one vote per share on all matters voted on by stockholders, including election of directors. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors.

Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote in these situations. Our charter further provides that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Maryland law and our charter, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company.

Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 250,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors approves. As of the date of this prospectus, there are no shares of preferred stock outstanding and we have no present plans to issue any preferred stock.

Issuance of Additional Securities and Debt Instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:

•	the total value of the outstanding shares of our capital stock; or
•	the total value or number (whichever is more restrictive) of outstanding shares of our common stock.

This limitation regarding the ownership of our shares is the “9.8% Ownership Limitation.” Further, our charter provides for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. This exception is the “Excepted Holder Ownership Limitation.” Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in preserving our status as a REIT, among other purposes, our charter also contains limitations on the ownership and transfer of shares of common stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our company being “closely held” under the federal income tax laws; and
•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trust will vote all shares-in-trust and, subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows. The prohibited owner generally will receive from the trust the lesser of:

•	the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or
•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or
•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. However, the ownership limit will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

Distributions

Some or all of our distributions have been paid and may continue to be paid from sources other than cash flow from operations, such as from the proceeds of our Prior Public Offering and Follow-On Offering, the proceeds of this offering, cash advances to us by our Manager, the sale of our assets, cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fully fund the payment of distributions therefrom. Generally, our policy is to pay distributions from cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may fund such distributions from third party borrowings, offering proceeds, sale proceeds, advances from our Manager or sponsors or from our Manager’s deferral of its base management fee. To the extent that we make payments or reimburse certain expenses to our Manager pursuant to our Management Agreement, our cash flow and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, will be negatively impacted. See “Our Manager and Related Agreements.” In addition, certain amounts we are required to pay to our Manager, including the base management fee, the incentive fee, and the termination fee, depend on stockholder equity, our AFFO and the weighted average of the issue price per share of our Class A common stock, and the base management fee and incentive fee earned during the 12-month period prior to termination, respectively, and therefore cannot be quantified or reserved for until such fees have been earned. See “Management Compensation.” In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties will not immediately generate operating cash flow, although we intend to structure many of these investments under our Invest-to-Own strategy providing for income to us during the development stage. Our ability to make distributions may be negatively impacted, especially during our early periods of operation.

Following completion of this offering, our board of directors intends to, on a quarterly basis, establish the distribution amount for our Class A common stock for each quarter. The record date and payment date will be as determined by our board of directors in their sole discretion. We expect to declare distributions on a quarterly basis and to pay distributions to our stockholders on a quarterly basis, in arrears. Distributions will be paid to stockholders as of the record dates for the periods selected by the directors.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, distributed income will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition. The board’s discretion will be directed, in substantial part, by its intention to cause us to continue to qualify as a REIT.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.

Under Maryland law, we may issue our own securities as stock dividends in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND
OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Maryland law, our charter and our bylaws in effect as of the date of this prospectus, copies of which are filed as an exhibit to the registration statement to which this prospectus relates and may also be obtained from us.

Our Charter and Bylaws

Stockholder rights and related matters are governed by the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

Stockholders’ Meetings

An annual meeting of our stockholders will be held each year on the date and at the time and place set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president, the chief executive officer, the chairman of the board, or our board of directors, and, subject to certain procedural requirements set forth in our bylaws, must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting. Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, at any meeting of the stockholders, each outstanding share of common stock entitles the owner of record thereof on the applicable record date to one vote on all matters submitted to a vote of stockholders. In general, the presence in person or by proxy of a majority of our outstanding shares of common stock entitled to vote constitutes a quorum, and the majority vote of our stockholders will be binding on all of our stockholders.

Our Board of Directors

A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause, and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves, and our bylaws require us, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our Manager and its affiliates (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). We may, with the approval of our board of directors, provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Takeover Provisions of the MGCL

The following paragraphs summarize some provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our board of directors has opted out of these provisions of the MGCL provided that the business combination is first approved by our board of directors, in which case, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;
•	an officer of the corporation; or
•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the president, the chief executive officer, the chairman of the board or our board of directors, the request of stockholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our operating partnership has a perpetual existence.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

SHARES ELIGIBLE FOR FUTURE SALE

General

After giving effect to the completion of this offering, we will have      shares of Class A common stock outstanding. The shares of Class A common stock sold in this offering (or shares of Class A common stock if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter and except for any shares of Class A common stock purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

Prior to this offering, there has been no public market for our common stock. Trading of our Class A common stock on the NYSE is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our shares of Class A common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our Class A common stock (including shares issued through our 2014 Incentive Plans or as payment as all or part of any fees that may be payable to our Manager pursuant to the terms of the Management Agreement), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock. See “Risk Factors — Risks Related to this Offering.”

For a description of certain restrictions on transfers of shares of our common stock, see “Description of Capital Stock.”

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Class A common stock or the average weekly trading volume of shares of our Class A common stock reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

Subject to the lock-up agreements described below, upon closing of this offering, Fund II and Fund III and their respective managers will hold      unregistered shares of Class A common stock. In connection with the completion of this offering, we will enter into a registration rights agreement with Fund II and Fund III and their respective managers, pursuant to which (1) commencing six months after the date of this offering, we will be obligated to file a registration statement for the resale of up to 50% of the shares of Class A common stock held by Fund II, Fund III and their managers, and (2) commencing not later than nine months after the date of this offering, we will be obligated to file a registration statement for the resale of any remaining shares held by Fund II, Fund III and their managers. Additionally, after six months from the date of this offering, Fund II, Fund III and their managers will also have piggyback registration rights to participate as selling stockholders in any follow-on public offering of at least $30.0 million, subject to customary underwriter cutbacks and conditions. We will agree to pay all of the expenses relating to such securities registrations. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Subject to the lock-up agreements described below, upon closing of this offering, NPT and its manager will hold      OP Units. In connection with the completion of this offering, we will enter into a registration rights agreement with NPT and its manager, pursuant to which, commencing not later than one year after the date of this offering, we will be obligated to file one or more registration statements for the resale of our Class A common stock. We will agree to pay all of the expenses relating to such securities registrations. After registration of the shares of Class A common stock underlying the OP Units pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

2014 Incentive Plans

Our 2014 Incentive Plans provide for the grant of equity-based awards to our officers, directors, employees and affiliates (including our Manager and officers and employees of our Manager and operating partnership). See “Management — 2014 Incentive Plans.” Upon completion of this offering, we intend to issue LTIP Units to our independent directors, executive officers, and officers and employees of our Manager under the 2014 Incentive Plans. We do not intend to issue awards to employees and officers on account of their service on the board of directors. Each of our current independent directors previously received 5,000 shares of restricted stock in connection with the commencement of our Prior Public Offering, and 2,500 shares of restricted stock upon their annual re-election to the board, under our former Incentive Plan. Pursuant to the terms of our former Incentive Plan, the restricted stock vested 20% at the time of the grant, and vested or will vest 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock previously granted under our former Incentive Plan may receive distributions, whether vested or unvested. No additional grants of common stock or other equity-related awards will be made under our former Incentive Plan.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) Bluerock and our officers and directors, and the Bluerock Funds, have agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any shares of common stock or securities convertible into shares of common stock owned by them upon the completion of this offering or thereafter acquired by them for a period of 180 days after the date of this prospectus without the prior consent of the underwriters, and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative of the underwriters for a period of 180 days after the date of this prospectus, subject to certain limited exceptions. See “Shares Eligible for Future Sale — Registration Rights.”

THE OPERATING PARTNERSHIP AGREEMENT

General

Bluerock Residential Holdings, L.P., which we refer to as our operating partnership, was formed as a Delaware limited partnership on August 8, 2008. Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership. Concurrently with the completion of this offering, we will enter into an amended and restated limited partnership agreement, as amended, the Limited Partnership Agreement. Pursuant to the Limited Partnership Agreement, we are the sole general partner of the operating partnership.

As the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, re-financings, select tenants for our properties, enter into leases for our properties, make distributions to partners, and cause changes in the operating partnership’s business activities.

Upon completion of this offering, limited partners other than us will own approximately     % of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the sole general partner, control the assets and business of our operating partnership.

In the Limited Partnership Agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders, collectively. Neither us nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. We are not liable under the Limited Partnership Agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Classes of Partnership Units

Subject to our discretion as general partner to create additional classes of limited partnership interests, our operating partnership initially has two classes of limited partnership interests. These classes are the OP Units and the LTIP Units. See “— LTIP Units” below. In calculating the percentage interests of our operating partnership’s partners, holders of LTIP Units are treated as holders of OP Units and LTIP Units are treated as OP Units.

We expect that our operating partnership will issue OP Units to limited partners, including us, in exchange for capital contributions of cash or property, and that our operating partnership will issue LTIP Units, pursuant to our long-term incentive plan, to persons who provide services to us, including our officers, directors and employees.

However, as general partner, we may cause our operating partnership to issue additional OP Units or LTIP Units for any consideration, or we may cause the creation of a new class of limited partnership interests, at our sole and absolute discretion. As general partner, we may elect to issue LTIP Units subject to vesting agreements, which may provide that a recipient’s rights in such LTIP Units vest over time, vest based upon our company’s performance or vest based upon any other conditions that we determine. The only difference between vested and unvested LTIP Units is that unvested LTIP Units may not be converted into OP Units.

Taking these differences into account, when we refer to “partnership units,” we are referring to OP Units and vested and unvested LTIP Units collectively.

Amendments to the Limited Partnership Agreement

Amendments to the Limited Partnership Agreement may be proposed by us, as general partner, or by limited partners holding 66 2/3% or more of all of the outstanding OP Units and LTIP Units, if any, which we refer to collectively as partnership units, held by limited partners other than us.

Generally, the Limited Partnership Agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the Limited Partnership Agreement. As general partner, we will have the power to unilaterally make certain amendments to the Limited Partnership Agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;
•	reflect the issuance of additional partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Limited Partnership Agreement;
•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional partnership units issued by our operating partnership;
•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the Limited Partnership Agreement not inconsistent with law or with other provisions of the Limited Partnership Agreement, or make other changes concerning matters under the Limited Partnership Agreement that will not otherwise be inconsistent with the Limited Partnership Agreement or law;
•	reflect changes that are reasonably necessary for us, as general partner, to qualify and maintain our qualification as a REIT;
•	modify the manner in which capital accounts are computed;
•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or
•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with the transactions described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions,” below, must be approved by each limited partner that would be adversely affected by such amendment.

In addition, we, as general partner, may not do any of the following except as expressly authorized in the Limited Partnership Agreement:

•	without the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us, take any action in contravention of an express prohibition or limitation contained in the Limited Partnership Agreement;
•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;
•	acquire an interest in real or personal property other than through our operating partnership; or
•	except as described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” below, withdraw from our operating partnership or transfer any portion of our general partnership interest.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partnership interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all, or substantially all, of our assets in a transaction which results in a change of control of our company (as general partner) unless:

•	we receive the consent of limited partners holding more than 50% of the partnership units held by the limited partners (other than those held by us or our subsidiaries);
•	as a result of such a transaction, all limited partners (other than us or our subsidiaries) holding partnership units, will receive for each partnership unit an amount of cash, securities or other property equal in value to the amount of cash, securities or other property they would have received if their partnership units had been converted into shares of our common stock immediately prior to such transaction, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to, and accepted by, the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units (other than us or our subsidiaries) shall be given the option to exchange such OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or
•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge or consolidate with another entity, if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor in such merger or consolidation expressly agrees to assume all of our obligations under our Limited Partnership Agreement and such Limited Partnership Agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of conversion or redemption rights that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

Limited partners may not transfer their partnership units without our consent, as the operating partnership’s general partner.

Capital Contributions

We will contribute directly to our operating partnership substantially all of the net proceeds of this offering in exchange for additional OP Units, which will be held by our wholly owned subsidiary, Bluerock REIT Holdings, LLC; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. Because we currently own, directly and indirectly, 100% of the partnership interests in our operating partnership, our operating partnership is a disregarded entity for federal income tax purposes and we are treated as owning all of our operating partnership’s assets and income for purposes of satisfying the asset and income tests for qualification as a REIT. Once our operating partnership is treated as having two or more partners for federal income tax purposes, it will be treated as a partnership, and the REIT’s proportionate share of the assets and income of the operating partnership will be deemed to be assets and income of the REIT for purposes of satisfying the asset and income tests for qualification as a REIT.

We are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional OP Units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. The Limited Partnership Agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from cash flow, borrowings by our operating partnership or capital contributions, we may borrow such funds from a financial institution or other lenders and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Limited Partnership Agreement, if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our operating partnership, we are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional shares of our common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

Our operating partnership may issue limited partnership interests that are OP Units, limited partnership interests that are preferred as to distributions and upon liquidation to our OP Units, LTIP Units, and other types of units with such rights and obligations as may be established by us, as the sole general partner of our operating partnership, from time to time.

Redemption Rights

Pursuant to the Limited Partnership Agreement, any holders of OP Units, other than us or our subsidiaries, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP Units in exchange for cash or, at our option, shares of our Class A common stock. The cash redemption amount per share of Class A common stock will be based on the market price of our Class A common stock at the time of redemption, multiplied by the conversion ratio set forth in our Limited Partnership Agreement. Alternatively, we may elect to purchase the OP Units by issuing shares of our Class A common stock for OP Units, based on the conversion ratio set forth in our Limited Partnership Agreement. The conversion ratio is initially one to one, but is adjusted based on certain events including: (i) a distribution in shares of our Class A common stock to holders of our outstanding Class A common stock, (ii) a subdivision of our outstanding Class A common stock, or (iii) a reverse split of our outstanding shares of Class A common stock into a smaller number of shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our Class A common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common stock in excess of the stock ownership limit in our charter;
•	result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);
•	result in our being “closely held” within the meaning of Section 856(h) of the Code;
•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;
•	cause us to fail to qualify as a REIT under the Code; or
•	cause the acquisition of our Class A common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive certain of these restrictions.

Subject to the foregoing, limited partners of our operating partnership holding OP Units may exercise their redemption rights at any time after one year following the date of issuance of their OP Units. However, a limited partner may not deliver more than two notices of redemption during each calendar year and may not exercise its redemption right for less than 1,000 OP Units, unless such limited partner holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units. We do not expect to issue any shares of our Class A common stock offered hereby to limited partners of the operating partnership in exchange for their OP Units, if they elect to redeem their OP Units. Rather, in the event a limited partner of our operating partnership exercises its redemption rights, and we elect to redeem the OP Units by the issuance of shares of our Class A common stock, we expect to issue unregistered shares, or shares that shall have been registered after completion of this offering in connection with any such redemption transaction.

No Removal of the General Partner

We may not be removed as general partner by the limited partners with or without cause.

LTIP Units

In general, LTIP Units, a class of partnership units in our operating partnership, will receive the same per-unit distributions as the OP Units. Initially, each LTIP Unit will have a capital account balance of zero and, therefore, will not have full parity with OP Units with respect to liquidating distributions. However, our Limited Partnership Agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP Unit holders until the capital account per LTIP Unit is equal to the average capital account per-unit of the general partner’s OP Units in our operating partnership.

Our Limited Partnership Agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP Units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP Unit holders with the average per-unit capital account of the general partner’s OP Units, the LTIP Units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP Units would achieve full parity with the OP Units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP Unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluations to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP Units will be less than the value of an equal number of our shares of Class A common stock.

Operations

Our Limited Partnership Agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for qualification as a REIT for tax purposes, (2) avoid any U.S. federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, generally we have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;
•	construct buildings and make other improvements on owned or leased properties;
•	authorize, issue, sell, redeem or otherwise purchase any OP Units or any securities of the partnership;
•	borrow or lend money;
•	make or revoke any tax election;
•	maintain insurance coverage in amounts and types as we determine is necessary;
•	retain employees or other service providers;
•	form or acquire interests in joint ventures; and
•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;
•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties or interests in subsidiaries that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities of the General Partner

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and our operating partnership’s limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or such limited partners. However, any such conflict that we determine cannot be resolved in a manner not adverse to either our stockholders or such limited partners shall be resolved in favor of our stockholders. The limited partners of our operating partnership will acknowledge expressly that in the event of such a determination by us, as the general partner of our operating partnership, we shall not be liable to such limited partners for losses sustained or benefits not realized in connection with, or as a result of, such a determination.

Distributions; Allocations of Profits and Losses

Our Limited Partnership Agreement provides that our operating partnership will distribute cash from operations at times and in amounts determined by us, as the sole general partner of our operating partnership, in our sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. We will cause our operating partnership to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our REIT taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our net taxable income, which we will then distribute to our stockholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Income, expenses, gains and losses of our operating partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in “— Distributions” above. Upon the occurrence of certain specified events, as described in “— LTIP Units” above, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP Units to equalize the capital accounts of such holders with the capital accounts of OP Units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term and Termination

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);
•	the passage of 90 days after the sale or other disposition of all, or substantially all, of the assets of the partnership;
•	the redemption of all limited partnership interests (other than those held by us or our subsidiaries) unless we decide to continue the partnership by the admission of one or more limited partners; or
•	an election by us in our capacity as the general partner.

Tax Matters

Our Limited Partnership Agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of Class A common stock. Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);
•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2010. We believe that we have operated so as to qualify us as a REIT commencing with our taxable year ended December 31, 2010, and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, we expect to receive an opinion from Hunton & Williams LLP that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2010 through December 31, 2013, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2014 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, the conduct of our business and the value of our common stock, will not be binding upon the IRS or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, which generally results from owning stock in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	We will pay income tax at the highest corporate rate on:
•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and
•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.
•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.
•	We will be subject to a 100% excise tax on transactions with any TRSs we form in the future that are not conducted on an arm’s-length basis.
•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:
•	the amount of gain that we recognize at the time of the sale or disposition, and
•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”
•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for

U.S. federal income tax purposes. Moreover, as further described below, any TRSs we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We own limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures, and we intend to acquire similar interests in the future. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate assets;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness, or COD, income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.
•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.
•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.
•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

Our operating partnership and its subsidiaries generally lease substantially all our properties to tenants’ that are individuals. Our leases typically have a term of at least one year and require the tenant to pay fixed rent. We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or a TRS. Accordingly, we anticipate that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and
•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

In connection with development projects, we may originate mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that our mezzanine loans typically will not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties have been or will be held primarily for sale to customers and that all prior sales of our properties were not, and a sale of any of our properties in the future will not be in the ordinary course of our business. However, there can be no assurance that the IRS would not disagree with that belief. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. However, not all of our prior sales of properties have qualified for the safe-harbor provisions. In addition, we cannot assure you that we can comply with the safe-harbor provisions or that we have avoided and will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income.  Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

COD Income.  From time-to-time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs; and
•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•	Any loan to an individual or an estate;
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	Any obligation to pay “rents from real property”;
•	Certain securities issued by governmental entities;
•	Any security issued by a REIT;
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our holdings of assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although we anticipate that our mezzanine loans typically will not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. We intend to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

We will continue to monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of
•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
•	90% of our after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,
•	95% of our REIT capital gain net income for such year, and
•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

In order to satisfy the REIT distribution requirements, the dividends we pay must not be “preferential.” A dividend determined to be preferential will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of a class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class. For example, if certain stockholders receive a distribution that is more or less than the distributions received by other stockholders of the same class, the distribution will be preferential. If any part of a distribution is preferential, none of that distribution will be applied towards satisfying our REIT distribution requirements.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of shares of our Class A common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our Class A common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our Class A common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (See — “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non REIT corporations, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Class A common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held shares of our Class A common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of Class A common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of Class A common stock as long-term capital gain, or short-term capital gain if the shares of the stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of our Class A common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our Class A common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of shares of our Class A common stock generally will be the type of gain that is subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Shares of our Class A Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of shares of our Class A common stock as long-term capital gain or loss if the U.S. stockholder has held shares of our Class A common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our Class A common stock may be disallowed if the U.S. stockholder purchases other shares of our Class A common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and
•	either:
•	one pension trust owns more than 25% of the value of our capital stock; or
•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of shares of our Class A common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of shares of our Class A common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;
•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its Class A common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its Class A common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its Class A common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

However, if our Class A common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our Class A common stock at any time during the one-year period preceding the distribution. In such a case, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

We anticipate that our Class A common stock will be regularly traded on an established securities market in the United States following this offering. If our Class A common stock is not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our Class A common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are, and that we will continue to be, a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of shares of our Class A common stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

If our Class A common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our Class A common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we expect that our Class A common stock will be regularly traded on an established securities market following this offering.

If the gain on the sale of shares of our Class A common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. stockholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our stock is sold and the non-U.S. stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of shares of our Class A common stock also may be required to withhold 10% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. stockholder.

With respect to individual non-U.S. stockholders, even if not subject to FIRPTA, capital gains recognized from the sale of shares of our Class A common stock will be taxable to such non-U.S. stockholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

A U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our Class A common stock received after December 31, 2016 by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of shares of our Class A common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. stockholders who own shares of our Class A common stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our Class A common stock received after December 31, 2016 by U.S. stockholders who own shares of our Class A common stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and
•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Once our operating partnership is no longer treated as a disregarded entity, we intend for our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not cause our operating partnership to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership in which we own an interest currently qualifies for the private placement exclusion.

We have not requested and do not intend to request a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes once it is treated as having two or more partners for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such

Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT qualification. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in shares of our Class A common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in shares of our Class A common stock.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective purchaser, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

•	will be consistent with applicable fiduciary obligations;
•	will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;
•	in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;
•	will impair the liquidity of the Benefit Plan or Other Plan;
•	will result in unrelated business taxable income to the plan; and
•	will provide sufficient liquidity, as there may be only a limited market to sell or otherwise dispose of our stock.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies.

The regulations define a publicly-offered security as a security that is:

•	“widely-held;”
•	“freely-transferable;” and
•	either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or sold in connection with an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering occurred.

The regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. As of December 31, 2013, our common stock is held by 100 or more independent investors.

The regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. If a security is part of an offering in which the minimum investment is $10,000 or less, the regulations provide that certain restrictions ordinarily will not, alone or in combination, affect the determination of whether a security is freely transferable. The restrictions identified in the regulations which will not ordinarily prevent a security from being freely transferable include:

•	any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order;
•	any requirement that advance notice of a transfer or assignment be given to the issuer;
•	any administrative procedure that establishes an effective date, or an event, such as completion of an offering, prior to which a transfer or assignment will not be effective;
•	any restriction on or prohibition against any transfer or assignment to an ineligible or unsuitable investor; and
•	any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock should not prevent our common stock from being freely transferable for purposes of the Department of Labor plan asset regulations. However, no assurance can be given that the Department of Labor or the Treasury Department will not reach a contrary conclusion.

Our shares of common stock are being sold in connection with an effective registration statement under the Securities Act of 1933, are registered under Section 12(g) of the Securities Exchange Act of 1934, and our shares of Class A common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934 at the completion of this offering. We believe that registration under the Securities Exchange Act of 1934 on that basis should satisfy the requirements of the “publicly-offered securities” exception.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan stockholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan stockholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated as of the date of this prospectus, the underwriters named below, for whom Wunderlich Securities, Inc., or Wunderlich, is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Number of Shares of Class A Common Stock
Wunderlich Securities, Inc.
Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares of Class A common stock covered by the underwriters’ overallotment option described below.

The underwriters initially propose to offer the shares of Class A common stock to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $     per share, and such dealers may reallow a concession not in excess of $     per share. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an overallotment option, exercisable for 30 days from the date of this prospectus, to purchase up to additional      shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase their pro rata share of the additional shares of Class A common stock based on the number of shares of Class A common stock initially purchased by each underwriter as set forth in the table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional      shares of Class A common stock.

	Per share of Class A common stock		Total
	Without Overallotment	With Overallotment	Without Overallotment	With Overallotment
Public Offering Price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds before expenses	$	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $     million. We have agreed to reimburse all of Wunderlich’s reasonable out of pocket costs and expenses customarily borne by an issuer incident to the purchase, sale and delivery of the Class A common stock offered by the underwriters, including, all fees and expenses of filing with the SEC and FINRA (plus all Blue Sky fees and expenses). Additionally, we have agreed to pay up to $350,000 in the aggregate of all actually and reasonably incurred costs and expenses of Wunderlich, including up to $225,000 in fees and expenses of underwriters’ counsel.

The underwriters have informed us that they do not intend to confirm any sales to discretionary accounts to exceed     % of the total number of shares of Class A common stock offered by them.

We have submitted an application to list the shares of Class A common stock offered by this prospectus on the NYSE under the trading symbol “BRG.”

We, our directors, executive officers, director-elect, the Bluerock Funds and their affiliates have agreed that, without the prior written consent of Wunderlich, on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or
•	file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of our common stock;

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or
•	prior to the expirations of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

The restrictions described in the two immediately preceding paragraphs do not apply to:

•	the sale of shares of Class A common stock to the underwriters; or
•	our issuance of shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or
•	with respect to our directors and our officers, the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, for the transfer of shares of Class A common stock, provided that (i) such plan does not provide for the transfer of shares of Class A common stock during the applicable restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of Class A common stock may be made under such plan during the applicable restricted period.

In order to facilitate the offering of the shares of Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the overallotment option.

The underwriters may also sell shares in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the shares of Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for shares of our common stock. The public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

This prospectus is not and under no circumstances is to be construed as a prospectus, advertisement or a public offering of the shares of our common stock under Canadian securities laws. The shares of our Class A common stock offered hereunder have not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws. No securities commission or similar regulatory authority in Canada has reviewed this prospectus or in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC. Kaplan Voekler Cunningham & Frank, PLC also provides legal services to Bluerock, Fund I, the Bluerock Funds and some of their affiliates. The statements under the caption “Material Federal Income Tax Considerations” as they relate to U.S. federal income tax matters have been reviewed by our special tax counsel, Hunton & Williams LLP, which has opined as to certain federal income tax matters relating to Bluerock Residential Growth REIT, Inc. Venable LLP will issue an opinion regarding certain matters of Maryland law, including the validity of the shares of Class A common stock offered hereby.

Certain legal matters will be passed upon for the underwriters by Bass, Berry & Sims PLC.

EXPERTS

The consolidated balance sheet of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.) and subsidiaries as of December 31, 2013 and 2012, and the consolidated statements of operations, stockholders’ equity, cash flow, and schedule III for the two years ended December 31, 2013 have been included in this prospectus in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenue in excess of certain expenses of Springhouse at Newport News for the years ended December 31, 2011 and 2010 and the statements of revenue in excess of certain expenses of The Reserve at Creekside Village for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010, have been included in this prospectus, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The historical statements of revenues and certain direct operating expenses of Estates at Perimeter for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Enders Place at Baldwin Park for the year ended December 31, 2011 included in this prospectus, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of MDA City Apartments for the year ended December 31, 2011 included in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Grove at Waterford for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Village Green of Ann Arbor Associates, LLC for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Villas at Oak Crest, LLC for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of North Park Towers for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11, as amended, of which this prospectus is a part under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such reference and the schedules and exhibits to this prospectus. For further information regarding our company and the shares offered by this prospectus, reference is made by this prospectus to the registration statement and such schedules and exhibits.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Bluerock Residential Growth REIT, Inc.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
PRO FORMA FINANCIAL INFORMATION:
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013	F-5
Notes to Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013	F-7
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2013	F-10
Notes to Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2013	F-11
AUDITED FINANCIAL INFORMATION:
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-14
Consolidated Statements of Operations for the years ended December 31, 2013 and 2012	F-15
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2013 and 2012	F-16
Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-17
Notes to Consolidated Financial Statements	F-19
FINANCIAL STATEMENT SCHEDULE:
Schedule III — Real Estate and Accumulated Depreciation for the year ended December 31, 2013	F-44
SPRINGHOUSE AT NEWPORT NEWS:
Independent Auditors’ Report	F-45
Statements of Revenues in Excess of Certain Expenses for the three months ended March 31, 2012 (unaudited) and for the years ended December 31, 2011 and 2010	F-46
Notes to the Springhouse at Newport News Statements of Revenues in Excess of Certain Expenses for the three months ended March 31, 2012 (unaudited) and for the years ended December 31, 2011 and 2010	F-47
THE RESERVE AT CREEKSIDE VILLAGE:
Independent Auditors’ Report	F-49
Statements of Revenues in Excess of Certain Expenses for the three months ended March 31, 2012 and for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010	F-50
Notes to The Reserve at Creekside Village Statements of Revenues in Excess of Certain Expenses for the three months ended March 31, 2012 and for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010	F-51
ESTATES AT PERIMETER
Independent Auditor’s Report	F-54
Historical Statement of Revenues and Certain Direct Operating Expenses for the years ended December 31, 2013 and 2012	F-55
Notes to Estates at Perimeter Historical Statements of Revenues and Certain Direct Operating Expenses for the years ended December 31, 2013 and 2012	F-56

Page
ENDERS PLACE AT BALDWIN PARK:
Independent Auditors’ Report	F-57
Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-58
Notes to Enders Place at Baldwin Park Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-59
MDA APARTMENTS:
Independent Auditors’ Report	F-60
Combined Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-61
Notes to MDA Apartments Combined Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-62
GROVE AT WATERFORD:
Independent Auditor’s Report	F-63
Historical Statement of Revenues and Certain Direct Operating Expenses for the years ended December 31, 2013 and 2012	F-64
Notes to Grove at Waterford Historical Statement of Revenues and Certain Direct Operating Expenses	F-65
VILLAS AT OAK CREST:
Independent Auditor’s Report	F-66
Historical Statement of Revenues and Certain Direct Operating Expenses for the years ended December 31, 2013 and 2012	F-67
Notes to Villas at Oak Crest Historical Statement of Revenues and Certain Direct Operating Expenses	F-68
VILLAGE GREEN ANN ARBOR:
Independent Auditor’s Report	F-69
Historical Statement of Revenues and Certain Direct Operating Expenses for the years ended December 31, 2013 and 2012	F-70
Notes to Village Green Ann Arbor Historical Statement of Revenues and Certain Direct Operating Expenses	F-71
NORTH PARK TOWERS:
Independent Auditor’s Report	F-72
Historical Statement of Revenues and Certain Direct Operating Expenses for years ended December 31, 2013 and 2012	F-73
Notes to North Park Towers Historical Statement of Revenues and Certain Direct Operating Expenses	F-74

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
Unaudited Pro Forma Condensed Consolidated Financial Statements Information

The following unaudited pro forma condensed consolidated financial statements of Bluerock Residential Growth REIT, Inc. (together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) should be read in conjunction with our historical audited consolidated financial statements as of and for the year ended December 31, 2013 and the related notes thereto, included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet, as of December 31, 2013 and statement of operations for the year ended December 31, 2013, have been prepared to provide pro forma financial information with regard to this offering (the “Offering”) and the use of proceeds therefrom as described under “Use of Proceeds,” as well as certain planned acquisitions. The unaudited pro forma financial information gives effect to:

(1)	Purchase of an aggregate 48.61% indirect interest in Village Green of Ann Arbor Apartments, which the Company expects to consolidate on its balance sheet. The Company expects to consolidate based on the fact that the Company would have voting rights in excess of what the Company’s indirect equity interest in Village Green of Ann Arbor Apartments would otherwise suggest, as we will have the ability to direct activities and management of the property, even though we own less than 50% indirect equity interest in the property. The Company plans to acquire the interest from Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”) and Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III”) in exchange for in shares of Class A common stock.
(2)	Purchase of an aggregate 67.18% indirect interest in Villas at Oak Crest Apartments, which the Company expects to present under the equity method on its balance sheet. The Company plans to acquire the interest from SOIF II in exchange for in shares of Class A common stock.
(3)	Purchase of an aggregate 60% indirect interest in the Grove at Waterford Apartments, which the Company expects to consolidate on its balance sheet. The Company plans to acquire 6% of interest from Bluerock Special Opportunity + Income Fund, LLC (“SOIF I”) in exchange for $582,000 in cash, and 54% from SOIF II in exchange for in shares of Class A common stock.
(4)	Purchase of an aggregate 100% interest in North Park Towers, which the Company expects to consolidate on its balance sheet. The Company plans to acquire the interest from BR-NPT Springing Entity, LLC in exchange for operating units.
(5)	Purchase of an aggregate of an additional 36.75% indirect interest in Springhouse at Newport News, in which the Company already has a controlling interest. The Company plans to acquire the additional interests from SOIF I in exchange for $3.5 million in cash.
(6)	An amendment and restatement of our charter that provides, among other things, for the designation of a new share class of Class A common stock and for the change of each outstanding share of our common stock into:
•	1/3rd of a share of our Class B-1 common stock; plus
•	1/3rd of a share of our Class B-2 common stock; plus
•	1/3rd of a share of our Class B-3 common stock.
(7)	Amendment to the Company’s Operating Partnership Agreement.
(8)	The completion of this Offering and the use of the proceeds therefrom.
(9)	The sale of the Company’s 12.50% indirect equity interest in the Hillsboro property and the expected sale of the Company’s 24.70% and 48.40% indirect equity interest in the Creekside and Enders properties, respectively, to non-affiliated buyers.

The pro forma condensed consolidated balance sheets assume that each of the transactions referred to above occurred on December 31, 2013. The pro forma consolidated statement of operations assumes the transactions referred to above occurred on January 1, 2013.

All completed and planned acquisitions are accounted for using the acquisition method of accounting. The total consideration is allocated to the assets acquired or ultimately acquired and the liabilities assumed or ultimately assumed at their respective fair values on the date of acquisition. The fair value of these assets and liabilities is allocated in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocations of the purchase price for each of the planned acquisitions reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of fair values, which is the best available information as of the date of this prospectus. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transactions are completed. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities for each of the planned acquisitions could change significantly from those used in the accompanying unaudited pro forma condensed consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.

These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only. In management’s opinion, all material adjustments necessary to reflect the effects of the transactions referred to above, including the Offering, have been made. You should read the information below along with all the other financial information and analysis presented in this prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our pro forma condensed consolidated financial statements are based on assumptions and estimates considered appropriate by the Company’s management. However, they are not necessarily indicative of what our consolidated financial condition or results of operations actually would have been assuming the transactions referred to above had occurred as of the dates indicated, nor do they purport to represent our consolidated financial position or results of operations for future periods. The final valuation of assets and liabilities, allocation of the purchase price, timing of completion of the planned acquisitions and other changes to the acquisitions’ tangible and intangible assets and liabilities that occur prior to completion of the acquisitions, as well as the ability to satisfy other closing conditions, could cause material differences in the information presented.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2013

	Bluerock Residential Growth REIT, Inc. Historical(a)	Village Green of Ann Arbor(b)	Villas at Oak Crest(c)	Grove at Waterford Apartments(d)	North Park Towers(e)	Disposals / Held For Sale items(f)	Other items(g)	Pro Forma Total
ASSETS
Real Estate
Land	$21,000,000	$4,200,000	$—	$3,800,000	$1,400,000	$—	$—	$30,400,000
Building and improvements	83,498,339	51,258,456	—	24,592,543	12,955,333	—	—	172,304,671
Construction in progress	16,695,988	—	—	—	—	—	—	16,695,988
Furniture, fixtures and equipment	2,033,859	955,731	—	811,440	494,753	—	—	4,295,783
Total Gross Operating Real Estate Investments	123,228,186	56,414,187	—	29,203,983	14,850,086	—	—	223,696,442
Accumulated depreciation	(3,680,868)	—	—	—	—	—	—	(3,680,868)
Total Net Operating Real Estate	119,547,318	56,414,187	—	29,203,983	14,850,086	—	—	220,015,574
Operating real estate held for sale, net	43,458,027	—	—	—	—	(43,458,027)	—	—
Total Net Real Estate Investments	163,005,345	56,414,187	—	29,203,983	14,850,086	(43,458,027)	—	220,015,574
Cash and cash equivalents	2,983,785	(432,000)	(123,800)	(582,000)	—	—	79,217,328	81,063,313
Restricted cash	1,615,609	—	—	—	—	—	—	1,615,609
Due from affiliates	511,472	—	—	—	—	—	—	511,472
Accounts receivables, prepaids and other assets	1,265,549	—	—	—	—	—	—	1,265,549
Investments in unconsolidated real estate joint ventures	1,254,307	—	3,025,873	—	—	(41,852)	—	4,238,328
In-place lease value, net	—	1,285,813	—	596,017	749,914	—	—	2,631,744
Deferred financing costs, net	437,240	432,000	—	—	—	—	—	869,240
Assets related to real estate held for sale	1,452,785	—	—	—	—	(1,452,785)	—	—
Total Assets	$172,526,092	$57,700,000	$2,902,073	$29,218,000	$15,600,000	$(44,952,664)	$79,217,328	$312,210,829
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Mortgage payable	$79,034,338	$40,401,030	$—	$19,373,764	$11,500,000	$—	$—	$150,309,132
Line of credit	7,571,223	—	—	—	—	—	(7,571,223)	—
Accounts payable	2,397,495	—	—	—	—	—	—	2,397,495
Other accrued liabilities	2,115,496	—	—	—	—	—	—	2,115,496
Due to affiliates	1,954,208	—	—	—	—	(145,910)	—	1,808,298
Distributions payable	143,463	—	—	—	—	—	—	143,463
Liabilities related to real estate held for sale	33,227,650	—	—	—	—	(33,227,650)	—	—
Total Liabilities	126,443,873	40,401,030	—	19,373,764	11,500,000	(33,373,560)	(7,571,223)	156,773,884
Commitments and contingencies	—	—	—	—	—	—	—	—
Redeemable common stock	—	—	—	—	—	—	—	—

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2013

	Bluerock Residential Growth REIT, Inc. Historical(a)	Village Green of Ann Arbor(b)	Villas at Oak Crest(c)	Grove at Waterford Apartments(d)	North Park Towers(e)	Disposals / Held For Sale items(f)	Other items(g)	Pro Forma Total
Stockholders' Equity
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding	—	—	—	—	—	—	—	—
Common stock, $0.01 par value, 749,999,000 shares authorized; 2,413,811 shares issued and outstanding as of December 31, 2013	24,138	7,048,220	2,902,073	5,238,000	—	—	93,036,737	108,249,168
Nonvoting convertible stock, $0.01 par value per share; 1,000 shares authorized, issued and outstanding	10	—	—	—	—	—	—	10
Additional paid-in-capital, net of costs	21,747,713	—	—	—	—	—	(546,389)(h)	21,201,324
Cumulative distributions and net losses	(9,770,468)	1,360,534	—	435,742	—	(3,984,183)	(2,696,684)(i)	(14,655,059)
Total Stockholders' Equity	12,001,393	8,408,754	2,902,073	5,673,742	—	(3,984,183)	89,793,664	114,795,443
Noncontrolling Interests
Operating Units	—	—	—	—	4,100,000 (j)	—	—	4,100,000
Partially Owned Properties	34,080,826	8,890,216 (k)	—	4,170,494 (k)	—	(7,594,921)	(3,005,113)	36,541,502
Total Noncontrolling interests	34,080,826	8,890,216	—	4,170,494	4,100,000	(7,594,921)	(3,005,113)	40,641,502
Total Equity	46,082,219	17,298,970	2,902,073	9,844,236	4,100,000	(11,579,104)	86,788,551	155,436,945
TOTAL LIABILITIES AND EQUITY	$172,526,092	$57,700,000	$2,902,073	$29,218,000	$15,600,000	$(44,952,664)	$79,217,328	$312,210,829

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2013

(a)	Historical consolidated financial information derived from the Company’s annual report on Form 10-K as of December 31, 2013.

The total purchase price for the properties have been allocated based upon estimated fair value in accordance with ASC 805, Business Combinations, as follows. The allocations reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of fair values, which is the best available information as of the date of this prospectus. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transactions are completed. Mortgage payable for each property has been adjusted for estimated fair value.

(b)	Represents the purchase of an aggregate 48.61% indirect interest in Village Green of Ann Arbor Apartments, which the Company expects to consolidate on its balance sheet. The Company plans to acquire the interest from SOIF II and SOIF III in exchange for in shares of Class A common stock. The Company will incur a $432,000 lender loan assumption fee related to this acquisition that it will capitalize as deferred financing costs and pay for in cash. Amounts are presented at fair value. A resulting gain of approximately $1.36 million from the adjustment of fair value on the assumed debt is included in cumulative distributions and net losses.
(c)	Represents the purchase of an aggregate 67.18% indirect interest in Villas at Oak Crest Apartments, which the Company expects to present under the equity method on its balance sheet. The Company plans to acquire the interest from SOIF II in exchange for in shares of Class A common stock. The Company will incur a $123,800 lender loan assumption fee related to this acquisition that it will capitalize as deferred financing costs, which is included in its investments in unconsolidated real estate joint ventures, and pay for in cash. Amounts presented are at fair value.
(d)	Represents the purchase of an aggregate 60% indirect interest in the Grove at Waterford Apartments, which the Company expects to consolidate on its balance sheet. The Company plans to acquire 6% of interest from SOIF I in exchange for $582,000 in cash, and 54% from SOIF II in exchange for in shares of Class A common stock. Amounts presented are at fair value. The historical cash and cash equivalents balances have been adjusted to reflect the Company’s use of cash to acquire interest from SOIF I. A resulting gain of approximately $435,742 from the adjustment of fair value on the assumed debt is included in cumulative distributions and net losses.
(e)	Represents the purchase of an aggregate 100% fee simple interest in North Park Towers, which the Company expects to consolidate on its balance sheet. The Company plans to acquire the interest from BR-NPT Springing Entity, LLC in exchange for operating units. Amounts are presented at fair value.
(f)	Reflects the sale of the Company’s 12.50% indirect equity interest in the Hillsboro property that was accounted for under the equity method, which was included in the Company’s historical consolidated balance sheet, and the expected sale of the Company’s 24.70% and 48.40% indirect equity interest in the Creekside and Enders properties, respectively, to non-affiliated buyers.
(g)	Other items has been adjusted to reflect:
•	the proceeds from the offering, based on the $100 million gross proceeds adjusted for $7.0 million in underwriting discounts and commissions and $2.08 million in offering costs.
•	the Company’s purchase of an 36.75% additional indirect equity interest in Springhouse at Newport News, in which the Company already has a controlling interest, is consolidated in the historical balance sheet. The Company plans to acquire the interest from SOIF I in exchange for $3.5 million in cash.
•	the Company will pay approximately $579,447 in expenses related to the acquisitions, estimated based on 0.50% of the pro rata acquisition price for Springhouse at Newport News, Village Green of Ann Arbor, Villas at Oak Crest and the Grove at Waterford Apartments, and 1.50% of the acquisition price for North Park Towers.

•	the Company will repay the outstanding $7.57 million outstanding on the line of credit to SOIF II and SOIF III in cash.
(h)	Represents the $3.01 million of noncontrolling interest reflected in the historical consolidated balance sheet related to the additional interest acquired in Springhouse. The Company’s additional paid-in-capital, net of costs is reduced by the aggregate $546,389 difference between the purchase price of the interest and the historical book value.
(i)	Represents the approximately $579,447 in acquisition related expenses and the approximately $2.12 million in acquisition fees under the initial advisory agreement related to the acquisitions of the interests noted above, and is being paid for in exchange for shares of Class A common stock.
(j)	Represents the operating units’ interest in the fair value of the consolidated property’s net assets acquired at the date of acquisition, excluding deferred financing fees, and any share of the acquisition related expenses on the date of acquisition.
(k)	Represents the noncontrolling interest in the fair value of the consolidated property’s net assets acquired at the date of acquisition, excluding deferred financing fees, and any share of the acquisition related expenses on the date of acquisition.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

	Bluerock Residential Growth REIT, Inc. Historical(a)	Village Green of Ann Arbor(b)	Villas at Oak Crest(c)	Grove at Waterford Apartments(d)	North Park Towers(e)	Discontinued Operations(f)	Other items(g)	Pro Forma Total
Revenue
Net rental income	$8,429,512	$5,935,067	$—	$2,720,861	$3,442,086	$—	$—	$20,527,526
Other	455,234	565,328	—	310,541	467,172	—	—	1,798,275
Total revenues	8,884,746	6,500,395	—	3,031,402	3,909,258	—	—	22,325,801
Expenses
Property operating expenses	2,602,150	1,988,466	—	735,016	1,857,373	—	—	7,183,005
Management fees	347,547	221,883	—	107,340	151,431	—	—	828,201
Depreciation and amortization	4,104,689	3,129,289 (h)	—	1,522,777 (h)	1,338,310 (h)	—	—	10,095,065
General and administrative expenses	2,123,260	101,301	—	58,875	195,145	(305)	—	2,478,276
Asset management and oversight fees to affiliates	361,816	—	—	—	—	(22,799)	—	339,017
Real estate taxes and insurance	823,310	608,777	—	334,238	449,294	—	—	2,215,619
Acquisition costs	191,277	— (i)	— (i)	— (i)	— (i)	—	—	191,277
Total expenses	10,554,049	6,049,716	—	2,758,246	3,991,553	(23,104)	—	23,330,460
Other operating activities
Equity in earnings (loss) of unconsolidated joint ventures	(102,939)	—	426,750	—	—	126,343	—	450,154
Operating (loss) income	(1,772,242)	450,679	426,750	273,156	(82,295)	149,447	—	(554,505)
Other income (expense)
Equity in gain on sale of real estate asset of unconsolidated joint venture	1,604,377	—	—	—	—	(1,604,377)	—	—
Interest expense, net	(3,889,142)	(1,975,610)(j)	—	(846,633)(k)	(649,750)(l)	—	—	(7,361,135)
Total other (expense) income	(2,284,765)	(1,975,610)	—	(846,633)	(649,750)	(1,604,377)	—	(7,361,135)
Net income (loss) from continuing operations	(4,057,007)	(1,524,931)	426,750	(573,477)	(732,045)	(1,454,930)	—	(7,915,640)

See Notes to Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2013

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

	Bluerock Residential Growth REIT, Inc. Historical(a)	Village Green of Ann Arbor(b)	Villas at Oak Crest(c)	Grove at Waterford Apartments(d)	North Park Towers(e)	Discontinued Operations(f)	Other items(g)	Pro Forma Total
Discontinued operations
(Loss) income on operations of rental property	(356,546)	—	—	—	—	356,546	—		—
(Loss) income from discontinued operations	(356,546)	—	—	—	—	356,546	—		—
Net (loss) income	(4,413,553)	(1,524,931)	426,750	(573,477)	(732,045)	(1,098,384)	—		(7,915,640)

Net (loss) income attributable to Noncontrolling Interest
Operating Units	—	—	—	—	—	—	(145,587)		(145,587)
Partially Owned Properties	(1,442,552)	(783,686)(m)	—	(229,391)(m)	—	136,673	—		(2,318,956)
Net (loss) income attributable to Noncontrolling Interest	(1,442,552)	(783,686)	—	(229,391)	—	136,673	(145,587)		(2,464,543)
Net (loss) income attributable to common shareholders	$(2,971,001)	$(741,245)(n)	$426,750	$(344,086)(n)	$(732,045)(n)	$(1,235,057)	$145,587		$(5,451,097)
Earnings (loss) per common share – continuing operations
Basic Income (Loss) Per Common Share	$(1.18)							$
Diluted Income (Loss) Per Common Share	$(1.18)							$
Earnings (loss) per common share – discontinued operations
Basic Income (Loss) Per Common Share	$(0.09)							$
Diluted Income (Loss) Per Common Share	$(0.09)							$
Weighted Average Basic Common Shares Outstanding	2,348,849
Weighted Average Diluted Common Shares Outstanding	2,348,849

See Notes to Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2013

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

(a)	Historical consolidated financial information derived from the Company’s annual report on Form 10-K for the year ended December 31, 2013.
(b)	Represents adjustments to historical operations of the Company to give effect to the purchase of the Village Green of Ann Arbor Property as if this asset had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments, for the year ended December 31, 2013. Pro forma adjustments to historical included were: increasing depreciation and amortization $1,536,357 and increasing interest expense $258,650.
(c)	Represents the purchase of the Villas at Oak Crest Property as if this asset had been acquired and recorded on January 1, 2013 and recorded under the equity method. Per the joint venture agreement, the interests the Company is acquiring from SOIF II earns a total 15.0% preferred return, calculated on the original $2.8 million contributed by SOIF II, compounded annually. Therefore, in accordance with the joint venture agreement, the pro forma was adjusted for the $426,750 of equity in earnings of unconsolidated joint ventures, for the year ended December 31, 2013.
(d)	Represents adjustments to historical operations of the Company to give effect to the purchase of the Grove at Waterford Property as if this asset had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments, for the year ended December 31, 2013. Pro forma adjustments to historical included were: increasing depreciation and amortization $639,964 and increasing interest expense $115,021.
(e)	Represents adjustments to historical operations of the Company to give effect to the purchase of the 100% fee simple interest in North Park Towers Property as if this asset had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments, for the year ended December 31, 2013. Pro forma adjustments to historical included were: increasing depreciation and amortization $1,278,310 and increasing interest expense $228,916.
(f)	Reflects the sale of the Company’s 12.50% indirect equity interest in the Hillsboro property that was accounted for under the equity method, which was included in the Company’s historical consolidated statement of operations, and the expected sale of the Company’s 24.70% and 48.40% indirect equity interests in the Creekside and Enders properties, respectively to non-affiliated buyers.
(g)	Represents the operating units’ interest in the consolidated property’s net income (loss).
(h)	Represents depreciation and amortization expense for the year ended December 31, 2013, based on the preliminary allocation of the purchase price. Depreciation expense is calculated using the straight-line method over the estimated useful life of 30 – 35 years for the building, 15 years for building and land improvements and five to seven years for furniture, fixtures and equipment. Amortization expense on identifiable intangible assets is recognized using the straight-line method over the life of the lease, which is generally less than one year. Amortization expense on the lender loan assumption fees have been recognized using the straight-line method over the life of the remaining term of the mortgages.
(i)	Acquisition expenses and fees of $2.7 million related to the acquisitions of interests noted above have been excluded due to their nature of being nonrecurring charges. This includes the approximately $2.1 million in acquisition fees under the initial advisory agreement related to the acquisitions calculated based on 2.50% of the pro rata acquisition price, as well as approximately $579,447 in acquisition related expenditures calculated based on 0.50% of the pro rata acquisition price for Springhouse at Newport News, Village Green of Ann Arbor, Villas at Oak Crest, and Grove at Waterford properties, and 1.50% of the acquisition price for North Park Towers.
(j)	Represents interest expense incurred on a $40.4 million mortgage loan which bears interest at a fixed interest rate of 4.89% and matures on October 1, 2022, based on the fair value of debt, calculated as if the loan was acquired on January 1, 2013. Amounts presented are at fair value.
(k)	Represents interest expense incurred on a $19.4 million mortgage loan which bears interest at a fixed interest rate of 4.37% and matures on May 1, 2019, based on the fair value of debt, calculated as if the loan was acquired on January 1, 2013. Amounts presented are at fair value.

(l)	Represents interest expense incurred on a $11.50 million mortgage loan, which bears interest at a fixed interest rate of 5.65% and matures on January 6, 2024, based on the fair value of debt, calculated as if the loan was acquired on January 1, 2013. Amounts presented are at fair value.
(m)	Represents the noncontrolling interest in the consolidated property’s net income (loss).
(n)	Represents the Company’s interest in the consolidated property’s net income (loss).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying consolidated balance sheets of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc.) and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bluerock Residential Growth REIT, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

Memphis, Tennessee
February 14, 2014, except Schedule III, which is as of February 24, 2014.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Real Estate
Land	$21,000,000	$27,670,000
Building and improvements	83,498,339	117,634,275
Construction in progress	16,695,988	—
Furniture, fixtures and equipment	2,033,859	2,436,135
Total Gross Operating Real Estate Investments	123,228,186	147,740,410
Accumulated depreciation	(3,680,868)	(1,150,477)
Total Net Operating Real Estate	119,547,318	146,589,933
Operating real estate held for sale, net	43,458,027	—
Total Net Real Estate Investments	163,005,345	146,589,933
Cash and cash equivalents	2,983,785	2,789,163
Restricted cash	1,615,609	2,290,387
Due from affiliates	511,472	5,024
Accounts receivable, prepaids and other assets	1,265,549	547,600
Investments in unconsolidated real estate joint ventures (Note 5)	1,254,307	2,398,902
In-place leases, net	—	1,195,490
Deferred financing costs, net	437,240	814,932
Assets related to real estate held for sale	1,452,785	—
Total Assets	$172,526,092	$156,631,431
LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage payable (Note 7)	$79,034,338	$96,099,690
Line of credit (Note 8)	7,571,223	11,935,830
Accounts payable	2,397,495	747,339
Other accrued liabilities	2,115,496	2,412,376
Due to affiliates	1,954,208	1,822,567
Distributions payable	143,463	129,656
Liabilities related to real estate held for sale	33,227,650	—
Total Liabilities	126,443,873	113,147,458
Commitments and contingencies (Note 12)
Redeemable common stock	—	372,581
Stockholders’ Equity
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 749,999,000 shares authorized; 2,413,811 and 2,219,432 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	24,138	22,194
Nonvoting convertible stock, $0.01 par value per share; 1,000 shares authorized, issued and outstanding	10	10
Additional paid-in-capital, net of costs	21,747,713	16,157,954
Cumulative distributions and net losses	(9,770,468)	(5,142,197)
Total Stockholders’ Equity	12,001,393	11,037,961
Noncontrolling interest	34,080,826	32,073,431
Total Equity	46,082,219	43,111,392
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$172,526,092	$156,631,431

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012
Revenues
Net rental income	$8,429,512	$2,136,089
Other	455,234	435,326
Total revenues	8,884,746	2,571,415
Expenses
Property operating expenses	$2,602,150	$649,647
Management fees	347,547	91,557
Depreciation and amortization	4,104,689	1,547,781
General and administrative expenses	2,123,260	1,715,675
Asset management and oversight fees to affiliates	361,816	258,257
Real estate taxes and insurance	823,310	241,493
Acquisition costs	191,277	2,154,533
Total expenses	10,554,049	6,658,943
Other operating activities
Equity in operating (loss) earnings of unconsolidated joint ventures (Note 5)	(102,939)	13,435
Operating loss	(1,772,242)	(4,074,093)
Other (expense) income
Gain on business combinations	—	10,927,042
Gain on sale of joint venture interests	—	2,014,533
Equity in gain on sale of real estate asset of unconsolidated joint venture	1,604,377	—
Interest expense, net	(3,889,142)	(781,359)
Total other (expense) income	(2,284,765)	12,160,216
Net (loss) income from continuing operations	(4,057,007)	8,086,123
Discontinued operations
Loss on operations of rental property	(356,546)	(720,815)
Loss from discontinued operations	(356,546)	(720,815)
Net (loss) income	(4,413,553)	7,365,308
Net (loss) income attributable to noncontrolling interest	(1,442,552)	3,444,467
Net (loss) income attributable to common shareholders	(2,971,001)	3,920,841
Earnings (loss) per common share – continuing operations
Basic Income (Loss) Per Common Share	$(1.18)	$2.22
Diluted Income (Loss) Per Common Share	$(1.18)	$2.20
Earnings (loss) per common share – discontinued operations
Basic Income (Loss) Per Common Share	$(0.09)	$0.11
Diluted Income (Loss) Per Common Share	$(0.09)	$0.11
Weighted Average Basic Common Shares Outstanding	2,348,849	1,679,778
Weighted Average Diluted Common Shares Outstanding	2,348,849	1,696,253

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY TRUST, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Nonvoting Convertible Stock		Common Stock		Additional Paid-in Capital	Cumulative Distributions	Net Income (Loss) to Common Stockholders	Noncontrolling Interests	Total (Deficit) Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, January 1, 2012	1,000	$10	$1,113,968	$11,140	$7,475,175	$(810,088)	$(7,061,122)	$—	$(384,885)
Issuance of restricted stock, net	—	—	7,500	75	81,175	—	—	—	81,250
Issuance of common stock, net	—	—	1,127,089	11,251	9,056,044	—	—	—	9,067,295
Redemptions of common stock	—	—	(29,125)	(272)	272	—	—	—	—
Transfers to redeemable common stock	—	—	—	—	(454,712)	—	—	—	(454,712)
Distributions declared	—	—	—	—	—	(1,191,828)	—	—	(1,191,828)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(398,116)	(398,116)
Noncontrolling interests upon acquisition	—	—	—	—	—	—	—	29,027,080	29,027,080
Net income	—	—	—	—	—	—	3,920,841	3,444,467	7,365,308
Balance at December 31, 2012	1,000	10	2,219,432	22,194	16,157,954	(2,001,916)	(3,140,281)	32,073,431	43,111,392
Issuance of restricted stock, net	—	—	9,000	90	88,660	—	—	—	88,750
Issuance of common stock, net	—	—	195,379	1,952	1,504,453	—	—	—	1,506,405
Redemptions of common stock	—	—	(10,000)	(98)	98	—	—	—	—
Transfers to redeemable common stock	—	—	—	—	(441,269)	—	—	—	(441,269)
Transfers from redeemable common stock	—	—	—	—	738,550	—	—	—	738,550
Gain on partial sale of controlling interests	—	—	—	—	3,699,267	—	—	—	3,699,267
Distributions declared	—	—	—	—	—	(1,657,270)	—	—	(1,657,270)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(1,153,982)	(1,153,982)
Noncontrolling interests upon acquisition or addition	—	—	—	—	—	—	—	4,603,929	4,603,929
Net loss	—	—	—	—	—	—	(2,971,001)	(1,442,552)	(4,413,553)
Balance at December 31, 2013	1,000	$10	2,413,811	$24,138	$21,747,713	$(3,659,186)	$(6,111,282)	$34,080,826	$46,082,219

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(4,413,553)	$7,365,308
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,812,776	2,836,042
Amortization of fair value adjustment	(725,031)	(245,231)
Equity loss (income) of unconsolidated joint ventures	102,939	(13,435)
Gain on sale of joint venture interests	—	(2,014,533)
Equity in gain on sale of real estate asset of unconsolidated joint ventures	(1,686,877)	—
Gain on revaluation of equity on business combinations	—	(12,170,005)
Distributions from unconsolidated real estate joint ventures	289,329	607,477
Share-based compensation attributable to director’s stock compensation plan	88,750	81,250
Changes in operating assets and liabilities:
Due to affiliates	(232,532)	367,353
Accounts receivable, prepaids and other assets	(1,006,554)	249,357
Accounts payable and other accrued liabilities	2,015,017	887,933
Net cash provided by (used in) operating activities	244,264	(2,048,484)
Cash flows from investing activities:
Restricted cash	(209,538)	(96,663)
Cash acquired in excess of acquisition of consolidated real estate investments	—	(12,417,078)
Additions to consolidated real estate investments	(20,773,995)	(1,289,149)
Proceeds from sale of joint venture interests	4,439,244	2,957,622
Investment in unconsolidated real estate joint ventures	—	(6,457)
Net cash used in investing activities	(16,544,289)	(10,851,725)
Cash flows from financing activities:
Distributions on common stock	(1,152,639)	(695,466)
Distributions to noncontrolling interests	(1,153,982)	(398,116)
Noncontrolling equity interest additions to consolidated real estate investments	1,040,100
Proceeds from notes payable	—	—
Repayment on notes payable	—	(3,834,578)
Borrowings (repayment) of mortgages payable	15,885,844	(239,434)
Borrowings from line of credit	1,159,805	11,935,830
Deferred financing fees	(205,286)	(123,618)
Issuance of common stock, net	1,019,230	8,895,956
Payments to redeem common stock	(98,425)	(271,772)
Net cash provided by financing activities	16,494,647	15,268,802
Net increase (decrease) in cash and cash equivalents	194,622	2,368,593
Cash and cash equivalents at beginning of period	2,789,163	420,570
Cash and cash equivalents at end of period	$2,983,785	$2,789,163
Supplemental Disclosure of Cash Flow Information – Interest Paid	$933,487	$209,585

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2013	2012
Supplemental Disclosure of Noncash Transactions:
Distributions payable	$143,463	$129,656
Redemptions payable	$—	$23,125
Accrued offering costs	$954,294	$559,818
Distributions to common stockholders through common stock issuances pursuant to the distribution reinvestment plan including no amount and $49,556 declared but not yet reinvested in 2013 and 2012, respectively	$441,269	$454,712
Receivable for common stock issuances pursuant to the distribution reinvestment plan	$—	$(49,556)
Line of credit and extension fee	$175,356	$—
Reduction of line of credit balance in exchange for sale of joint venture equity interest	$5,524,412	$—
Net assets acquired	$—	$26,283,000

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business

Bluerock Residential Growth REIT, Inc. (the “Company”), formerly known as Bluerock Multifamily Growth REIT, Inc., was incorporated on July 25, 2008 under the laws of the state of Maryland. The Company has elected to be treated, and currently qualifies, as a real estate investment trust or REIT for Federal income tax purposes. The Company was incorporated to raise capital and acquire a diverse portfolio of residential real estate assets. The Company’s day-to-day operations are managed by Bluerock Multifamily Advisor, LLC (the “Advisor”), under an advisory agreement (the “Advisory Agreement”). The Advisory Agreement has a one-year term expiring October 14, 2014, and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the Advisor and the Company. Substantially all of the Company’s business is conducted through its wholly owned subsidiary and operating partnership, Bluerock Residential Holdings, LP, a Delaware limited partnership (our “Operating Partnership”). Bluerock Real Estate, L.L.C. is the Company’s sponsor (the “Sponsor”).

On August 22, 2008, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of $1,000,000,000 in shares of its common stock in a primary offering, at an offering price of $10.00 per share, with discounts available for certain categories of purchasers and up to $285,000,000 in shares pursuant to its distribution reinvestment plan at $9.50 per share (the “Initial Public Offering”). The SEC declared the Company’s registration statement effective on October 15, 2009. As of May 20, 2010, the Company had received gross offering proceeds sufficient to satisfy the minimum offering amount for the Initial Public Offering. Accordingly, the Company broke escrow with respect to subscriptions received from all states in which the shares were then being offered. On September 20, 2012, the Company filed a registration statement on Form S-11 with the SEC, to register $500.0 million in shares of its common stock (exclusive of shares to be sold pursuant to the Company’s distribution reinvestment program) at a price of $10.00 per share (subject to certain volume discounts described in the prospectus), and $50.0 million in shares of its common stock to be sold pursuant to the Company’s distribution reinvestment plan at $9.50 per share, pursuant to a follow-on offering to the Initial Public Offering (the “Follow-On Offering,” and together with the Initial Public Offering, the “Prior Public Offerings”). As permitted by Rule 415 under the Securities Act, the Company continued the Initial Public Offering until April 12, 2013, the date the SEC declared the registration statement for the Follow-On Offering effective, which terminated the Company’s Initial Public Offering. As of April 12, 2013, the Company had accepted aggregate gross offering proceeds in its Initial Public Offering of $22,231,406.

After consideration by the Company’s Board of Directors of strategic alternatives to enhance the growth of the Company’s portfolio and the slow rate at which the Company raised funds in its Prior Public Offerings, on August 23, 2013, at the recommendation of the Advisor and following the approval of the Board of Directors, the Company terminated its Follow-On Offering, effective September 9, 2013. As of September 9, 2013, the Company had accepted aggregate gross proceeds in the Follow-On Offering of approximately $330,251 and aggregate gross distribution reinvestment plan proceeds in the Follow-On Offering of approximately $275,848. As of December 31, 2013, the Company had redeemed a total of 45,850 shares sold in the Initial Public Offering for $433,532. In conjunction with the termination of the Follow-On Offering, the Company also terminated its dealer manager agreement, effective September 9, 2013.

On November 27, 2013, subsequent to the termination of the Follow-On Offering, the Company filed a registration statement on Form S-11 (No. 333-192610) with the SEC to sell shares of its Class A common stock in an underwritten public offering, with these shares being immediately listed on a national securities exchange at the closing of the offering. There can be no assurance that the Company will be able to complete the underwritten offering or attendant listing. While the registration statement has been filed with the SEC, it has not yet been declared effective by the SEC. The Class A common stock to be registered pursuant to the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Any disclosure concerning the underwritten offering is neither an offer nor a solicitation to purchase the Company’s securities.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business  – (continued)

The Company’s ongoing operating expenses exceed the cash flow received from its investments in real estate joint ventures. The Company could not rely on raising offering proceeds in the Follow-On Offering to meet its liquidity needs and has a limited amount of cash resources. The Company must seek other sources of funding to address short and long-term liquidity requirements. The Company anticipated that the sale of its indirect equity investment in The Estates at Perimeter in Augusta, Georgia would generate sufficient cash to support its short-term liquidity requirements; however, the purchaser terminated the membership interest purchase agreement on June 18, 2013. To address short-term liquidity needs, on August 13, 2013, following the approval of the Board of Directors, the Company sold a 10.27% indirect equity interest in the 23Hundred@Berry Hill development project located in Nashville, Tennessee to Bluerock Growth Fund, LLC, an affiliate of the Advisor, with the Company retaining an approximate 53.46% indirect equity interest in the project. The transaction generated proceeds to the Company of approximately $2,000,040, excluding disposition fees of approximately $69,470 deferred by the Advisor. Further, on August 29, 2013, the Company transferred an additional 28.36% indirect equity interest in the Berry Hill property (the “Additional Berry Hill Interest”) to Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III”), an affiliate of the Advisor, in exchange for a $5,524,412 reduction of the outstanding principal balance of a working capital line of credit provided by Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”) and SOIF III (the “SOIF LOC”), both of which are affiliates of the Company’s Sponsor, which was based on a third party appraisal, excluding a disposition fee of approximately $191,886 deferred by the Advisor. If necessary, to meet additional short-term liquidity requirements, the Company may seek to sell assets selectively. The Company can provide no assurances that any such sale or sales will be consummated. The Company will also seek to utilize credit facilities obtained from affiliates or unaffiliated third parties when possible and also seek to extend its existing affiliate working line of credit, which matures in April 2014 but may be extended at our election for an additional six months. To date, the Company has relied on borrowing from affiliates to help finance its business activities. However, there are no assurances that the Company will be able to continue to borrow from affiliates or extend the maturity date of its existing affiliated line of credit. The Company can make no assurances any of these funding arrangements or strategic transactions will occur or be successful.

The Company’s Sponsor has agreed to provide financial support to the Company sufficient for the Company to satisfy in the ordinary course of business its obligations and debt service requirements, including those related to the filing of the registration statement to sell shares of its Class A common stock in an underwritten public offering, if the Company is unable to satisfy those expenses as they ordinarily come due after the Company has expended best efforts to satisfy those expenses by means available to the Company, and satisfy all liabilities and obligations of the Company that it is unable to satisfy when due after the Company has expended best efforts to satisfy those expenses by means available to it through and including the earlier of (1) February 15, 2015 or (2) the initial closing date of an underwritten public offering to sell shares of its Class A common stock. The Sponsor has deferred payment by the Company as needed of asset management fees, acquisition fees and organizational and offering costs incurred by the Company and has deferred current year reimbursable operating expenses, though the Sponsor is not currently advancing cash on its behalf. During the year ended December 31, 2013, the Company paid the Advisor approximately $645,000 of its outstanding accounts payable.

As a result of these circumstances and unless the Company is able to locate alternative sources of financing as discussed above, the Company expects that it will continue to generate negative cash flow as its general and administrative costs will remain higher relative to the size of the Company’s portfolio, and that its portfolio will not be as diversified as it otherwise would be if the Company had been able to raise capital successfully through its Prior Public Offerings.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The Company operates as an umbrella partnership REIT in which the Operating Partnership, or its wholly owned subsidiaries, owns substantially all of the property interests acquired on its behalf.

Because the Company is the sole general partner of its Operating Partnership and has unilateral control over its management and major operating decisions (even if additional limited partners are admitted to the Operating Partnership), the accounts of the Operating Partnership are consolidated in its consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation. The Company will consider future majority owned and controlled joint ventures for consolidation in accordance with the provisions required by the Consolidation Topic 810 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. At the property level, these estimates include such items as purchase price allocation of real estate acquisitions, impairment of long-lived assets, depreciation and amortization and allowance for doubtful accounts. Actual results could differ from those estimates.

Fair Value Measurements

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;
•	Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and
•	Level 3 – Prices or valuation techniques where little or no market data is available that requires inputs that are significant to the fair value measurement and unobservable.

If the inputs used to measure the fair value fall within different levels of the hierarchy, the fair value is determined based upon the lowest level input that is significant to the fair value measurement. Whenever possible, the Company uses quoted market prices to determine fair value. In the absence of quoted market prices, the Company uses independent sources and data to determine fair value.

Accounting for Joint Ventures

The Company first analyzes its investments in joint ventures to determine if the joint venture is a variable interest entity (a “VIE”) in accordance with ASC 810 and if so, whether the Company is the primary beneficiary requiring consolidation. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change with changes in the fair value of the VIE’s net assets. The Company continuously re-assesses at each level of the joint venture whether the entity is (i) a VIE, and (ii) if the Company is the primary beneficiary of the VIE. If it was determined an entity in which the Company holds a joint venture interest qualified as a VIE and the Company was the primary beneficiary, it would be consolidated.

After consideration of the VIE accounting literature and the Company has determined that VIE accounting is not applicable to the joint ventures accounting the Company assesses consolidation under all other provisions of ASC 810. These provisions provide for consolidation for majority-owned entities through majority voting interest in the Company providing control, or through determination of control by the Company being the general partner in a limited partnership or the controlling member of a limited liability company.

In assessing whether the Company is in control of and requiring consolidation of the limited liability company and partnership venture structures the Company evaluates the respective rights and privileges afforded each member or partner (collectively referred to as “member”). The Company’s member would not be deemed to control the entity if any of the other members have either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the managing member or general partner without cause or (ii) has substantive participating rights in the entity. Substantive participating rights (whether granted by contract or law) provide for the ability to effectively participate in significant decisions of the entity that would be expected to be made in the ordinary course business.

If it has been determined that the Company does not have control under any of the above described circumstances, but does have substantive participating rights, the Company generally accounts for these unconsolidated investments under the equity method. The equity method of accounting requires these investments to be initially recorded at cost and subsequently increased (decreased) for the Company’s share of net income (loss), including eliminations for the Company’s share of inter-company transactions, and increased (decreased) for contributions (distributions). The proportionate share of the results of operations of these investments is recorded in the Company’s earnings or losses.

Real Estate Assets

Development, Improvements, Depreciation and Amortization

Real estate costs related to the development and improvement of properties will be capitalized. Repair and maintenance and tenant turnover costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repair and maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life and anticipates the estimated useful lives of assets by class to be generally as follows:

Buildings	30 – 35 years
Building improvements	15 years
Land improvements	15 years
Furniture, fixtures and equipment	5 – 7 years
In-place leases	6 months

Real Estate Purchase Price Allocation

The Company records the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition date fair values. Acquisition costs are expensed as incurred.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

Intangible assets include the value of in-place leases, which represents the estimated fair value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The Company amortizes the value of in-place leases to expense over the remaining non-cancelable term of the respective leases, which is on average six months.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods and the number of years the property will be held for investment. The use of inappropriate assumptions could result in an incorrect valuation of acquired tangible assets, identifiable intangible assets and assumed liabilities, which could impact the amount of the Company’s net income (loss).

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of the Company’s real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company records an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. If any assumptions, projections or estimates regarding any asset changes in the future, the Company may have to record an impairment to reduce the net book value of such individual asset.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash is comprised of lender impound reserve accounts on the Company’s borrowings for escrow deposits and amounts set aside for real estate taxes and insurance.

Concentration of Credit Risk

The Company maintains cash balances with high quality financial institutions and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Rents and Other Receivables

The Company will periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of tenants in developing these estimates.

Deferred Financing Fees

Deferred financing fees, paid by the Company on behalf of its unconsolidated joint ventures, are recorded at cost within investments in unconsolidated real estate joint ventures and are amortized to equity in income

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

of unconsolidated joint ventures using a straight-line method that approximates the effective interest method over the life of the related joint venture debt.

Deferred financing fees, paid by the Company on behalf of its consolidated joint ventures, such as commitment fees, legal fees and other third party costs associated with obtaining commitments for financing, are capitalized on the balance sheet. The Company amortizes these costs over the terms of the respective financing agreements using the interest method.

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in the joint ventures in multifamily communities that the Company consolidates. The Company reports its joint venture partners’ interest in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss or equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder based on its economic ownership percentage.

Revenue Recognition

Rental income related to leases is recognized on an accrual basis when due from residents, generally on a monthly basis. Any deferred revenue is recorded as a liability within deferred lease revenues and other related liabilities.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of the Stock Compensation Topic of the FASB ASC. This topic established a fair value based method of accounting for stock-based compensation and requires the fair value of stock-based compensation awards to amortize as an expense over the vesting period.

Distribution Policy

The Company has elected to be taxed as a REIT, to operate as a REIT and has qualified since its taxable year ending December 31, 2010. To maintain its qualification as a REIT, the Company is required to make distributions each taxable year equal to at least 90% of its REIT annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). The Company expects to authorize and declare regular cash distributions to its stockholders.

Distributions to stockholders will be determined by the Company’s Board of Directors and will be dependent upon a number of factors relating to the Company, including funds available for the payment of distributions, financial condition, the timing of property acquisitions, capital expenditure requirements, and annual distribution requirements in order to maintain the Company’s status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) and other considerations as the Board of Directors may deem relevant.

Related Party Transactions

Pursuant to the advisory agreement, the Company is obligated to pay the Advisor specified fees upon the provision of certain services related to, the investment of funds in real estate investments, management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). The Company is also obligated to reimburse the Advisor for organization and offering costs incurred by the Advisor on the Company’s behalf, and is obligated to reimburse the Advisor for acquisition expenses and

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

certain operating expenses incurred on its behalf or incurred in connection with providing services to the Company. The Company records all related party fees as incurred, subject to any limitations described in the advisory agreement.

Selling Commissions and Dealer Manager Fees

The Company pays the dealer manager up to 7% and 2.6% of the gross offering proceeds from the primary offering as selling commissions and dealer manager fees, respectively. A reduced sales commission and dealer manager fee is paid with respect to certain volume discount sales. No sales commission or dealer manager fee is paid with respect to shares issued through the distribution reinvestment plan. The dealer manager may re-allow all or a portion of sales commissions earned to participating broker-dealers. The dealer manager may re-allow, in its sole discretion, to any participating broker-dealer a portion of its dealer manager fee as a marketing fee. For the years ended December 31, 2013 and 2012, the Company has incurred $2,137,994 and $1,994,749, respectively, of selling commissions and dealer manager fees. The dealer manager agreement was terminated in conjunction with the termination of the Follow-On Offering, September 9, 2013.

Acquisition and Disposition Fees

The Company pays the Advisor an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, the Company amended its advisory agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment will equal the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment.

The Company pays the Advisor a fee for its services in connection with the disposition of a property or investment equal to the lesser of (A) 1.5% of the sales price of each property or other investment sold, or (B) 50% of the selling commission that would have been paid to a third-party sales broker in connection with such disposition. On October 21, 2013, the Company amended its advisory agreement to only to allow a disposition fee of 1.5% of the sales price of each property or other investment sold. Acquisition and disposition fees of $274,411 and $3,426,267 were paid during the years ended December 31, 2013 and 2012, respectively.

Asset Management Fee

With respect to investments in real estate, the Company pays the Advisor a monthly asset management fee. On September 26, 2012, the Company amended its advisory agreement to decrease the asset management fee from one-twelfth of 1% to one-twelfth of 0.65% of the amount paid or allocated to acquire the investment excluding acquisition fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment. For the years ended December 31, 2013 and 2012, the Company had incurred approximately $522,012 and $315,696, respectively, of asset management fees.

Financing Fee

The Company pays the Advisor a financing fee equal to 1% of the amount, under any loan or line of credit, made available to us. On October 21, 2013, the Company amended its advisory agreement to decrease the financing fee from 1% to 0.25% of any loan made to the Company. For the year ended December 31, 2012, the Company incurred $5,891 of financing fees. The Company did not incur any financing fees for the year ended December 31, 2013.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

Independent Director Compensation

The Company pays each of its independent directors an annual retainer of $25,000. In addition, the independent directors are paid for attending meetings as follows: (i) $2,500 for each Board meeting attended, (ii) $2,000 for each committee meeting attended, (iii) $1,000 for each teleconference Board meeting attended, and (iv) $1,000 for each teleconference committee meeting attended. All directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. In addition 5,000 shares of restricted stock were granted upon initial election to the Board and 2,500 shares of restricted stock will be granted upon re-election to the Board. Director compensation is an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 10, “Related Party Transactions.”

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and has qualified since the taxable year ended December 31, 2010. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to continue to organize and operate in such a manner as to remain qualified for treatment as a REIT.

For the years ended December 31, 2013 and 2012, all distributions received by the shareholders were classified as return of capital for tax purposes due to the net loss recorded by the Company.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. If any income tax exposure was identified, the Company would recognize an estimated liability for income tax items that meet the criteria for accrual. Neither the Company nor its subsidiaries have been assessed interest or penalties by any major tax jurisdictions. If any interest and penalties related to income tax assessments arose, the Company would record them as income tax expense. The Company’s evaluations were performed for the tax years ending December 31, 2013 and 2012. As of December 31, 2013, returns for the calendar years 2009 through 2012 remain subject to examination by major tax jurisdictions. Management has considered all positions taken on the 2009 through 2012 tax returns (where applicable) and those positions expected to be taken on the 2013 tax returns.

Reportable Segment

The Company’s current business consists of investing in and operating multifamily communities. Substantially all of its consolidated net loss is from investments in real estate properties that the Company owns through co-investment ventures which it either consolidates or accounts for under the equity method of accounting. The Company evaluates operating performance on an individual property level and views its real estate assets as one industry segment, and, accordingly, its properties will be aggregated into one reportable segment.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

Recent Accounting Pronouncements Not Yet Adopted

There has been no issued accounting guidance not yet adopted by the Company that it believes is material or potentially material to the Company’s Consolidated Financial Statements.

Note 3 — Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests

Real Estate Assets Held for Sale

ASC Topic 360-10, Property, Plant and Equipment — Overall, requires a long-lived asset to be classified as “held for sale” in the period in which certain criteria are met. The Company classifies real estate assets as held for sale after the following conditions have been satisfied: (1) management, having the appropriate authority, commits to a plan to sell the asset, (2) the initiation of an active program to sell the asset, and (3) the asset is available for immediate sale and it is probable that the sale of the asset will be completed within one year.

The Company periodically classifies real estate assets as held for sale, and these assets and their liabilities are stated separately on the accompanying consolidated balance sheets. The real estate assets held for sale and the liabilities related to real estate assets held for sale, representative of the Creekside property and Enders property, as of December 31, 2013, were as follows:

Real Estate Assets Held for Sale
December 31, 2013
Operating properties held for sale	$43,458,027
Other assets	1,452,785
Assets held for sale	$44,910,812

Liabilities Related to Real Estate Assets Held for Sale
December 31, 2013
Property indebtedness	$32,226,165
Other liabilities	1,001,485
Liabilities related to assets held for sale	$33,227,650

The following is a summary of results of operations of the properties classified as discontinued operations for the years ended December 31, 2013 and 2012:

	For the Years Ended December 31,
	2013	2012
Total revenues	$5,446,465	$1,954,242
Expenses
Property operating expenses	(1,299,145)	(434,773)
Management fees	(213,387)	(84,656)
Depreciation and amortization	(1,708,087)	(1,288,261)
General and administrative expenses	(198,806)	(148,179)
Asset management and oversight fees to affiliates	(160,196)	(57,439)
Real estate taxes and insurance	(973,402)	(345,443)
Acquisition costs	(635)	(1,132,518)
Operating Loss	$892,807	$(1,537,027)
Gain on business combination	—	1,242,964
Interest exp, net	(1,249,353)	(426,752)
Loss from discontinued operations	$(356,546)	$(720,815)

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests  – (continued)

Sale of Joint Venture Equity Interests

On September 30, 2013, the Company, through its indirect joint venture equity interest in Bell BR Hillsboro Village JV, LLC (the “Hillsboro Managing Member JV Entity”), sold the underlying real estate asset to an unaffiliated third party for $44,000,000. The sale generated proceeds to the Company of approximately $2,439,204 based on its proportionate ownership, after closing costs and reserves and excluding a disposition fee of $82,500 payable per the Advisory Agreement between the Company and its Advisor and deferred by the Advisor. The Company recognized a gain of $1,686,877 through its proportionate share of the equity interest in the property.

On August 13, 2013, the Company sold a 10.27% indirect joint venture equity interest in a to-be developed class A, mid-rise apartment community known as 23Hundred @ Berry Hill (the “Berry Hill property”) pursuant to the terms of a Membership Interest Purchase and Sale Agreement (the “MIPA”) with Bluerock Growth Fund, LLC, a Delaware limited liability company and an affiliate of the Sponsor, with the Company retaining an approximate 53.46% indirect equity interest in the Berry Hill property. The sale generated proceeds to the Company of $2,000,040, excluding a disposition fee of approximately $69,470 payable per the Advisory Agreement between the Company and its Advisor and deferred by the Advisor, and subject to certain prorations and adjustments typical in a real estate transaction. The Company recognized a gain on the sale of $971,699, net of disposition fees. The sale price in the transaction was determined based on an MAI, independent appraisal dated August 2013 for the Berry Hill property underlying the subject joint venture.

On August 29, 2013, the Company sold an additional 28.36% indirect joint venture equity interest in the Berry Hill property to SOIF III, an affiliate of the Company, in exchange for a $5,524,412 reduction of the outstanding principal balance of the SOIF LOC. The consideration for the Berry Hill Interest was based on the proportionate share of the appraised value of the Berry Hill property as determined by an MAI, independent appraisal dated August 2013 for the Berry Hill property, excluding a disposition fee of approximately $191,886 payable per the Advisory Agreement between the Company and the Advisor, and deferred by the Advisor, and was subject to certain prorations and adjustments typical in a real estate transaction. The Company recognized a gain on the sale of $2,727,568, net of disposition fees. As this partial sale of the Company’s controlling interest did not result in a change of control, the gain has been recorded as an adjustment to additional paid-in capital and the proportionate carrying value of the partial interest has been reclassified to noncontrolling interests.

Following these transactions, the Company owns a 25.1% indirect joint venture equity interest in the Berry Hill property.

In June 2012, the Company sold all of its joint venture interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”), the entity through which the Company indirectly invested in the Meadowmont property, for an aggregate sale price of $3,113,581, excluding closing costs and a disposition fee paid to an affiliate of the Advisor of $136,216 and recognized a gain on the sale of $2,014,533, net of disposition fees.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Investments in Real Estate

As of December 31, 2013, the Company was invested in five operating real estate properties and one development property through joint venture partnerships. The following table provides summary information regarding the Company’s in-service investments ($in thousands), which are either consolidated or presented on the equity method of accounting.

					Joint Venture Equity Investment Information
Multifamily Community Name/Location	Rentable Square Footage	Number of Units	Date Acquired	Property Acquisition Cost(1)	Gross Amount of Our Investment	Our Ownership Interest in Property Owner	Average Effective Monthly Rent Per Unit(2)	% Occupied as of December 31, 2013(3)
Springhouse at Newport News/ Newport News, Virginia	310,826	432	12/3/2009	$29,250	$2,670	38.25%	$800	92%
The Reserve at Creekside Village/ Chattanooga, Tennessee	211,632	192	3/31/2010	$14,250	$717	24.70%	$978	92%
The Estates at Perimeter/ Augusta, Georgia	266,148	240	9/1/2010	$24,950	$1,931	25.00%	$957	88%
Enders Place at Baldwin Park/ Orlando, Florida	234,600	198	10/02/2012	$25,100	$4,599	48.40%	$1,446	95%
MDA Apartments/Chicago, Illinois(4)	160,290	190	12/17/2012	$54,900	$6,098	35.31%	$2,152	89%
Total/Average	1,183,496	1,252		$148,450	$16,015		$6,333	91%

(1)	Property Acquisition Cost excludes acquisition fees and closing costs.
(2)	Average effective monthly rent per unit is equal to the average of (i) the contractual rent for commenced leases as of December 31, 2013 minus any tenant concessions over the term of the lease, divided by (ii) the number of units under commenced leases as of December 31, 2013. Total concessions for the year ended December 31, 2013 amounted to approximately $617,000.
(3)	Percent occupied is calculated as (i) the number of units occupied as of December 31, 2013, divided by (ii) total number of units, expressed as a percentage.
(4)	The rentable square footage for the MDA Apartments includes 8,200 square feet of retail space.

Consolidation of Previously Unconsolidated Properties

In June 2012, the Company entered into a Membership Interest Purchase and Sale Agreement pursuant to which the Company completed the purchase of an additional 1.0% joint venture equity interest in BR Springhouse Managing Member, LLC (the “Springhouse Managing Member JV Entity”), the entity through which the Company indirectly invested in the Springhouse property, and an additional 2.0% joint venture equity interest in BR Creekside Managing Member, LLC (the “Creekside Managing Member JV Entity”), the entity through which the Company indirectly invests in the Creekside property, for an aggregate purchase price of $202,532, excluding closing costs. The Company recognized a gain of $3,450,460, net of acquisition costs, related to the revaluation of its equity interest for the difference between its carrying value in the unconsolidated real estate joint ventures and the fair value of its ownership interests at acquisition. The fair value was derived from the price terms of the purchase agreement, which were determined based on Member Appraisal Institute (“MAI”), independent appraisals dated May 2012. The purchases closed at the end of June 2012.

As a result of the closings of the interest purchases, the Company’s joint venture interests in the Springhouse Managing Member JV Entity increased from 50% to 51% and the Company’s joint venture interests in the Creekside Managing Member JV Entity increased from 33.33% to 35.33%. In addition, the related joint venture operating agreements were modified to grant the Company sole control of the operations of both properties. As such, the Company began to consolidate these entities upon taking control.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Investments in Real Estate  – (continued)

Acquisition of Joint Venture Equity Interests

On December 17, 2012, through a wholly-owned subsidiary, the Company entered into a joint venture investment along with Bluerock Special Opportunity + Income Fund, LLC (“SOIF I”) and BR MDA Investors, LLC, both of which are affiliates of its Sponsor, to acquire a 190 unit apartment complex commonly known as “MDA Apartments,” located in Chicago, Illinois. The Company invested $6,098,306 to acquire a 35.31% indirect interest in MDA Apartments. The Company recognized a gain of $7,297,942, net of acquisition costs, as the fair value of the complex exceeded the cost of its initial investment. The gain is recorded in “Gain on business combinations” in the Company’s Consolidated Statements of Operations.

In 2012, through a wholly-owned subsidiary, the Company entered into a joint venture investment along with SOIF III, an affiliate of the Company’s Sponsor, and an affiliate of Stonehenge Real Estate Group, LLC, an unaffiliated entity, to develop a 266-unit, class A, mid-rise apartment community in Nashville, Tennessee, to be known as 23Hundred @ Berry Hill. On October 18, 2012, the Company acquired a 58.575% indirect equity interest and, on December 17, 2012, the Company acquired an additional 5.158% indirect equity interest in the Berry Hill property, for a total investment of $4,157,759. Subsequently, the Company has partially disposed of its indirect equity interest, as described in Note 3, “Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests” above. The Berry Hill property is anticipated to consist of approximately 194,275 rentable square. First move-ins began in November 2013. The total projected development cost is approximately $33.7 million, or $126,579 per unit. As of December 31, 2013, $27.7 million in development costs had been incurred by the Berry Hill property joint venture, of which the Company has funded its proportionate share of the equity in the amount of $8.3 million.

On October 2, 2012, through a wholly-owned subsidiary, the Company entered into a joint venture investment along with SOIF III, and Waypoint Residential, LLC, an unaffiliated entity, to acquire 198 units of a 220-unit multifamily housing community commonly known as “Enders Place,” located in Orlando, Florida. The Company invested $4,716,846 to acquire a 48.4% indirect interest in the Enders property.

Note 5 — Consolidated Investments

As of December 31, 2013, the major components of the Company’s consolidated real estate properties, Springhouse at Newport News, The Reserve at Creekside Village, Enders Place at Baldwin Park, 23Hundred @ Berry Hill and MDA Apartments, were as follows:

Property	Land	Building and Improvements	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Springhouse	$6,500,000	$27,663,473	$—	$1,107,824	$35,271,297
Creekside	1,920,000	17,953,935	—	491,111	20,365,046
Enders	4,750,000	19,262,413	—	908,405	24,920,818
Berry Hill	5,000,000	4,286,905	16,695,988	310,055	26,292,948
MDA	9,500,000	51,547,961	—	615,980	61,663,941
	$27,670,000	$120,714,687	$16,695,988	$3,433,375	$168,514,050
Less: Accumulated Depreciation	—	(4,807,728)	—	(700,977)	(5,508,705)
Totals	$27,670,000	$115,906,959	$16,695,988	$2,732,398	$163,005,345

Depreciation expense was $4,358,584 and $1,150,449 for the years ended December 31, 2013 and 2012, respectively.

Costs of intangibles related to the Company’s consolidated investments in real estate consist of the value of in-place leases and deferred financing costs. In-place leases are amortized over the remaining term of the in-place leases, approximately a six-month term, and deferred financing costs are amortized over the life of

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Consolidated Investments  – (continued)

the related loan. Amortization expense related to the Company’s in-place leases and deferred financing costs was $1,454,192 and $1,685,593 for the years ended December 31, 2013 and 2012, respectively.

Operating Leases

The Company’s real estate assets are leased to tenants under operating leases for which the terms and expirations vary. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the consolidated real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit. Amounts required as a security deposit vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $234,184 and $234,370 as of December 31, 2013 and 2012, respectively, for the Company’s consolidated real estate properties. No individual tenant represents over 10% of the Company’s annualized base rent for the consolidated real estate properties.

Note 6 — Equity Method Investments

Following is a summary of the Company’s ownership interest by property, for investments the Company reports under the equity method of accounting at December 31, 2013 and 2012.

Property	Joint Venture Interest	Managing Member LLC Interest	Indirect Equity Interest in Property
Augusta	50.00%	50.00%	25.00%

The carrying amount of the Company’s investments in unconsolidated joint ventures was $1,212,456 and $1,297,946 as of December 31, 2013 and 2012, respectively. Summary financial information for Augusta Balance Sheets as of December 31, 2013 and 2012 and Operating Statements for the years ended December 31, 2013 and 2012, is as follows:

	December 31, 2013	December 31, 2012
Balance Sheet:
Real estate, net of depreciation	$22,188,399	$22,873,918
Other assets	394,866	341,334
Total assets	$22,583,265	$23,215,252
Mortgage payable	$17,600,839	$17,896,524
Other liabilities	139,465	155,151
Total liabilities	$17,740,304	$18,051,675
Stockholders’ equity	4,842,961	5,163,577
Total liabilities and stockholders’ equity	$22,583,265	$23,215,252

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Equity Method Investments  – (continued)

	For the Years Ended December 31,
	2013	2012
Operating Statements:
Rental revenues	$2,670,382	$2,662,547
Operating expenses	(980,362)	(1,014,131)
Income before debt service, acquisition costs, and depreciation and amortization	1,690,020	1,648,416
Mortgage interest	(763,363)	(774,973)
Acquisition costs	—	—
Depreciation and amortization	(792,069)	(781,965)
Net income (loss)	134,588	91,478
Net (income) loss attributable to JV partners	(109,900)	(72,336)
	24,688	19,142
Amortization of deferred financing costs paid on behalf of joint ventures	(1,284)	(1,284)
Equity in earnings (loss) of unconsolidated joint ventures	$23,404	$17,858

Note 7 — Mortgages Payable

Springhouse Mortgage Payable

On December 3, 2009, the Company, through an indirect subsidiary (the “Springhouse Borrower”), entered into a loan with CWCapital LLC, a Massachusetts limited liability company, for an amount of $23,400,000 (the “Springhouse Senior Loan”), which loan is secured by the Springhouse property. The loan was subsequently sold to the Federal Home Loan Mortgage Corporation (Freddie Mac). The Springhouse Senior Loan matures on January 1, 2020 and bears interest at a fixed rate of 5.660% per annum. Monthly payments were interest-only for the first two years of the Springhouse Senior Loan. Yield maintenance payments will be required to the extent prepaid before the sixth month prior to the maturity date; during the period from the sixth month prior to the maturity date to the third month prior to the maturity date, a prepayment premium of 1% of the loan amount will be required, and thereafter the loan may be prepaid without penalty. The Springhouse Senior Loan is nonrecourse to the Springhouse Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the Springhouse Borrower, or any of its officers, members, managers or employees.

Creekside Mortgage Payable

On October 13, 2010, the Company, through an indirect subsidiary (the “Creekside Borrower”), entered into a U.S. Department of Housing and Urban Development (HUD) loan agreement with Walker & Dunlop, LLC, a Delaware limited liability company, for an amount of $12,972,200 (the “Creekside Senior Loan”), which loan is secured by the Creekside property. The Creekside Senior Loan matures on November 1, 2050 and bears interest at a fixed rate of 4.60% per annum. Prepayment of the Creekside Senior Loan was prohibited before December 1, 2012. On or after December 1, 2012 until November 30, 2020 a prepayment premium equal to a percentage of the principal balance would be due. The prepayment premium is 8% on December 1, 2012 and reduces by 1% every December 1 until December 1, 2020 when the Creekside Senior Loan can be prepaid without penalty. The Creekside Senior Loan is nonrecourse to the Creekside Borrower, subject to certain provisions in the HUD Regulatory Agreement, which states that the Creekside Borrower and all of its existing and future members will be liable for any funds or property which they receive but are not entitled to and for acts and deeds by themselves or others which they have authorized in violation of the provisions of the Regulatory Agreement.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Mortgages Payable  – (continued)

Enders Mortgage Payable

On October 2, 2012, the Company, through an indirect subsidiary (the “Enders Borrower”), entered into a loan with Jones Lang LaSalle Operations, LLC, an Illinois limited liability company, for an amount of $17,500,000 (the “Enders Senior Loan”), which loan is secured by the Enders property. The loan was subsequently assigned to Freddie Mac. The Enders Senior Loan matures on November 1, 2022 and bears interest at a fixed rate of 3.97% per annum, with interest-only payments for the first two years and fixed monthly payments of approximately $83,245 based on a 30-year amortization schedule thereafter. Yield maintenance payments will be required to the extent prepaid before the sixth month prior to the maturity date; during the period from the sixth month prior to the maturity date to the third month prior to the maturity date, a prepayment premium of 1% of the loan amount will be required, and thereafter the loan may be prepaid without penalty. The Enders Senior Loan is nonrecourse to the Enders Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the Enders Borrower, or any of its officers, members, managers or employees.

MDA Mortgage Payable

On December 17, 2012, the Company, through an indirect subsidiary (the “MDA Borrower”), entered into a loan with MONY Life Insurance Company for an amount of $37,600,000 (the “MDA Senior Loan”), which loan is secured by the MDA property. The MDA Senior Loan matures on January 1, 2023 and bears interest at a fixed rate of 5.35% per annum, with three years interest only and thereafter fixed monthly payments of approximately $209,964 based on a 30-year amortization schedule thereafter. The MDA Senior Loan may be prepaid, in full, at any time beginning in the third year of the term on at least 30 business days prior notice and the payment of a prepayment premium equal to the greater of (a) 1% of the principal balance and (b) a yield maintenance amount determined under the promissory note. The MDA Senior Loan is nonrecourse to the MDA Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the MDA Borrower, or any of its officers, members, managers or employees.

Berry Hill Mortgage Payable

On October 18, 2012, the Company, through an indirect subsidiary (the “Berry Hill Borrower”), entered into a loan with Fifth Third Bank for an amount of $23,569,000 (the “Berry Hill Senior Loan”), which loan is secured by the Berry Hill property. The Berry Hill Senior Loan matures on September 30, 2015 and bears interest at a floating rate, which is benchmarked to three-month LIBOR plus 2.75% during construction and three-month LIBOR plus 2.50% upon construction completion. In the event that LIBOR becomes unavailable, the interest rate will become the prime rate plus the applicable spread. The interest rate as of December 31, 2013 was 3.0%. The Berry Hill Senior Loan is subject to two one-year extensions. The Berry Hill Senior Loan is nonrecourse to the Berry Hill Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the Berry Hill Borrower, or any of its officers, members, managers or employees.

As of December 31, 2013, contractual principal payments for the five subsequent years and thereafter are as follows:

Year	Total
2014	$511,600
2015	17,194,592
2016	1,675,851
2017	1,710,374
2018	1,745,595
Thereafter	83,731,979
$106,569,991
Add: Unamortized fair value debt adjustment	4,690,512
Total	$111,260,503

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Line of Credit

On October 2, 2012, the Company entered into the SOIF LOC, a working capital line of credit provided by SOIF II and SOIF III, both of which are affiliates of our Sponsor, pursuant to which it could borrow up to $12.5 million. The SOIF LOC may be prepaid without penalty. Under the original terms of the line of credit, the SOIF LOC was to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 7.50%, annualized for three months, and thereafter to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50% for the remainder of the initial term. As described below, beginning October 3, 2013, the SOIF LOC began bearing interest at a rate of 10.0% per annum. Interest on the SOIF LOC will be paid on a current basis from cash flow distributed to the Company from its real estate assets and, if necessary, sales of real estate assets on a selective basis. The SOIF LOC is secured by a pledge of the Company’s unencumbered real estate assets, including those of its wholly owned subsidiaries. On March 4, 2013, the working capital line of credit was amended by increasing the commitment amount thereunder to $13.5 million and extending the initial 6-month term by six months to October 2, 2013, from the original maturity date of April 2, 2013. On August 13, 2013, the working capital line of credit was further amended in connection with the Company’s sale of the partial interest in our Berry Hill property, to, among other things, remove the revolving feature of the line of credit such that the Company may not borrow any further under the SOIF LOC. Further, SOIF II and SOIF III required that the principal amount outstanding under the SOIF LOC be increased $100,000 upon the release of the lien, and that this increase must be paid at the earlier of our next sale of an asset or the maturity date under the SOIF LOC in October 2013. On August 29, 2013, the SOIF LOC was further amended in consideration for a paydown and in exchange for payment of a 1% extension fee in the amount of $75,356 and an increase in the interest rate to 10% per annum, effective beginning on October 3, 2013, to extend the maturity date for an additional six months to April 2, 2014, with an additional option to further extend the term an additional six months for an additional 1% extension fee. All other terms remain unchanged. At December 31, 2013 and 2012, the outstanding balance on the SOIF LOC was $7,571,223 and $11,935,830, respectively, and no amount and $564,170 was available for borrowing, respectively.

Note 9 — Fair Value Measurement Financial Instruments

As of December 31, 2013 and 2012, the Company believes the carrying values of cash and cash equivalents and receivables and payables from affiliates, accounts payable, accrued liabilities, distribution payable and notes payable approximate their fair values based on their highly-liquid nature and/or short-term maturities, including prepayment options. As of December 31, 2013, the carrying value and approximate fair value of the mortgage payables, as presented on the balance sheet, were $111.3 million and $111.0 million, respectively. The fair value of mortgage payables is estimated based on the Company’s current interest rates (Level 3 inputs) for similar types of borrowing arrangements. The only nonrecurring fair value measurements during the years ended December 31, 2013 and 2012 were in connection with the consolidation of previously unconsolidated properties, as discussed in Note 3, “Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests.”

Note 10 — Related Party Transactions

In connection with the Company’s investments in Enders, Berry Hill and the MDA Apartments, it entered into the SOIF LOC with SOIF II and SOIF III, the terms of which are described above in Note 8 — Line of Credit. Cash payments by the Company on the SOIF LOC as of the year ended December 31, 2013 were $1,949,038, including interest. The Company also paid down an additional $5,524,412 in exchange for selling part of its joint venture interest in Berry Hill to SOIF III, as discussed in Note 3, “Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests” above.

As of December 31, 2013, $2,396,605 of organizational and offering costs have been incurred on the Company’s behalf by the Advisor since inception. The Company is liable to reimburse these costs to the Advisor only to the extent selling commissions, the dealer manager fee and other organization and offering

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions  – (continued)

costs do not exceed 15% of the gross proceeds of the applicable offering. In 2010, the Company reimbursed the Advisor for approximately $508,000 of these costs. When recorded by the Company, organizational costs are expensed and third-party offering costs are charged to stockholders’ equity. As of December 31, 2013, $3,622,471 of offering costs have been charged to stockholders’ equity and, in 2010, $49,931 of organizational costs were expensed. The organizational and offering costs exceed the 15% threshold discussed above, and given the termination of the Initial Public Offering in April 2013 and the Follow-On Offering in September 2013, the Company has recorded a receivable of approximately $508,000 due from the Advisor for the previously reimbursed organizational and offering costs, which remains due as of December 31, 2013. There were no amounts receivable from the Advisor as of December 31, 2012.

The Advisor performs its duties and responsibilities as the Company’s fiduciary under an Advisory Agreement. The Advisory Agreement has a one-year term expiring October 14, 2014, and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the Company and its Advisor. The Advisor conducts the Company’s operations and manages its portfolio of real estate investments under the terms of the Advisory Agreement. Certain of the Company’s affiliates will receive fees and compensation in connection with the acquisition, management and sale of its real estate investments.

The Advisor is entitled to receive a monthly asset management fee for the services it provides pursuant to the Advisory Agreement. On September 26, 2012, the Company amended the Advisory Agreement to reduce the monthly asset management fee from one-twelfth of 1.0% of the higher of the cost or the value of each asset to one-twelfth of 0.65% of the higher of the cost or the value of each asset, where (A) cost equals the amount actually paid, excluding acquisition fees and expenses, to purchase each asset it acquires, including any debt attributable to the asset (including any debt encumbering the asset after acquisition), provided that, with respect to any properties the Company develops, constructs or improves, cost will include the amount expended by the Company for the development, construction or improvement, and (B) the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee will be based only on the portion of the cost or value attributable to the Company’s investment in an asset if the Company does not own all of an asset.

Pursuant to the Advisory Agreement, the Advisor is entitled to receive an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, the Company amended its Advisory Agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment will equal the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment. The purchase price allocable for joint venture investments will equal the product of (1) the purchase price of the underlying property and (2) the Company’s ownership percentage in the joint venture. Acquisition and disposition fees of $274,411 and $3,426,267 were incurred during the years ended December 31, 2013 and 2012, respectively.

The Advisor is also entitled to receive a financing fee for any loan or line of credit, made available to the Company. The Advisor may re-allow some or all of this fee to reimburse third parties with whom it may subcontract to procure such financing for the Company. On October 21, 2013, the Company amended its Advisory Agreement to decrease the financing fee from 1.0% to 0.25% of any loan made to the Company. In addition, to the extent the Advisor provides a substantial amount of services in connection with the disposition of one or more of the Company’s properties or investments (except for securities that are traded on a national securities exchange), the Advisor will receive fees equal to the lesser of (A) 1.5% of the sales price of each property or other investment sold or (B) 50% of the selling commission that would have been paid to a third-party broker in connection with such a disposition. In no event may disposition fees paid to the Advisor or its affiliates and unaffiliated third parties exceed in the aggregate 6% of the contract sales price. On

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions  – (continued)

October 21, 2013, the Company amended its Advisory Agreement to change the disposition fee to only 1.5% of the sales price of each property or other investment sold, such that the disposition fee is no longer determined based on selling commissions payable to third-party sales brokers.

In addition to the fees payable to the Advisor, the Company reimburses the Advisor for all reasonable expenses incurred in connection with services provided to the Company, subject to the limitation that it will not reimburse any amount that would cause the Company’s total operating expenses at the end of the four preceding fiscal quarters to exceed the greater of 2% of the Company’s average invested assets or 25% of its net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of the Company’s assets for the period. Notwithstanding the above, the Company may reimburse amounts in excess of the limitation if a majority of its independent directors determines such excess amount was justified based on unusual and non-recurring factors. If such excess expenses are not approved by a majority of the Company’s independent directors, the Advisor must reimburse the Company at the end of the four fiscal quarters the amount by which the aggregate expenses during the period paid or incurred by the Company exceeded the limitations provided above. The Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition, asset management or disposition fees. Due to the limitation discussed above and because operating expenses incurred directly by the Company exceeded the 2% threshold, the Board of Directors, including all of its independent directors, reviewed the total operating expenses for the four fiscal quarters ended December 31, 2012 and the Company’s total operating expenses for the four fiscal quarters ended December 31, 2013 and unanimously determined the excess amounts to be justified because of the costs of operating a public company in its early stage of operation and the Company’s initial difficulties with raising capital, which are expected to be non-recurring. As the Board of Directors has previously approved such expenses, all operating expenses for the years ended December 31, 2013 and 2012 have been expensed as incurred. Reimbursable operating expenses of $539,990 and $295,069 were incurred during the years ended December 31, 2013 and 2012, respectively.

The Company has issued 1,000 shares of convertible stock, par value $0.01 per share, to the Company’s Advisor. The convertible stock will convert to shares of common stock if and when: (A) the Company has made total distributions on the then outstanding shares of its common stock equal to the original issue price of those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares or (B) subject to specified conditions, the Company lists its common stock for trading on a national securities exchange. A “listing” will be deemed to have occurred on the effective date of any merger of the Company in which the consideration received by the holders of its common stock is the securities of another issuer that are listed on a national securities exchange. Upon conversion, each share of convertible stock will convert into a number of shares of common stock equal to 1/1000 of the quotient of (A) 15% of the excess of (1) the Company’s “enterprise value” (as defined in the Company’s charter) plus the aggregate value of distributions paid to date on the outstanding shares of its common stock over the (2) aggregate purchase price paid by the stockholders for those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares, divided by (B) the Company’s enterprise value divided by the number of outstanding shares of common stock, in each case calculated as of the date of the conversion. If an event triggering the conversion occurs after the Advisory Agreement with the Advisor is not renewed or terminates (other than because of a material breach by the Advisor), the number of shares of common stock the Advisor will receive upon conversion will be prorated to account for the period of time the Advisory Agreement was in force.

In general, the Company contracts property management services for certain properties directly to non-affiliated third parties, in which event it will pay the Advisor an oversight fee equal to 1% of monthly gross revenues of such properties.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions  – (continued)

All of the Company’s executive officers and some of its directors are also executive officers, managers and/or holders of a direct or indirect controlling interest in the Advisor and other Bluerock-affiliated entities. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to the Company and its stockholders.

Some of the material conflicts that the Advisor or its affiliates face are: 1) the determination of whether an investment opportunity should be recommended to us or another Bluerock-sponsored program or Bluerock-advised investor; 2) the allocation of the time of key executive officers, directors, and other real estate professionals among the Company, other Bluerock-sponsored programs and Bluerock-advised investors, and the activities in which they are involved; 3) the fees received by the Advisor and its affiliates in connection with transactions involving the purchase, management and sale of investments regardless of the quality of the asset acquired or the service provided us; and 4) the fees received by the Advisor and its affiliates.

Pursuant to the terms of the Advisory Agreement, summarized below are the related party amounts payable to the Advisor, as well as other affiliates, as of December 31, 2013 and 2012. During the year ended December 31, 2013, the Company paid the Advisor approximately $645,000 of its outstanding accounts payable and has recorded a receivable of approximately $508,000 due from the Advisor for previously reimbursed organizational and offering costs.

	December 31, 2013	December 31, 2012
Asset management and oversight fees	$966,396	$426,938
Acquisition fees	801,169	322,440
Financing fees	35,670	5,891
Reimbursable operating expenses	295,146	431,850
Reimbursable offering costs	193,112	197,300
Reimbursable organizational costs	49,931	49,931
Other	17,748	388,217
Total related-party amounts payable	$2,359,172	$1,822,567

As of December 31, 2013 and 2012, the Company had $8,960 and $5,024, respectively, in receivables due to the Company from related parties other than the Advisor.

Note 11 — Stockholders’ Equity

Net (Loss) Income Per Common Share

Basic net (loss) income per common share is computed by dividing net (loss) income attributable to common shareholders, less dividends on restricted stock expected to vest plus gains on redemptions on common stock, by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share is computed by dividing net (loss) income attributable to common shareholders by the sum of the weighted average number of common shares outstanding and any potential dilutive shares for the period. Under the two-class method of computing earnings per share, net (loss) income attributable to common shareholders is computed by adjusting net loss for the non-forfeitable dividends paid on non-vested restricted stock.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

The following table reconciles the components of basic and diluted net (loss) income per common share:

	For the Year Ended December 31,
	2013	2012
Net (loss) income from continuing operations attributable to common shareholders	$(2,751,129)	$3,732,285
Dividends on restricted stock expected to vest	(11,136)	(11,564)
Gain on redemption of common stock(2)	1,575	4,018
Basic net (loss) income from continuing operations attributable to common shareholders	$(2,760,690)	$3,724,739
Net loss from discontinued operations	$(356,546)	$(720,815)
Net loss from discontinued operations attributable to noncontrolling interest	(136,674)	(909,371)
Basic net (loss) income from discontinued operations attributable to common shareholders	$(219,872)	$188,556
Weighted average common shares outstanding	2,348,849	1,679,778
Potential dilutive shares(1)	—	16,475
Weighted average common shares outstanding and potential dilutive shares	2,348,849	1,696,253
Basic (loss) income from continuing operations per share	$(1.18)	$2.22
Basic (loss) income from discontinued operations per share	$(0.09)	$0.11
Diluted (loss) income from continued operations per share	$(1.18)	$2.20
Diluted (loss) income from discontinued operations per share	$(0.09)	$0.11

(1)	Excludes 15,908 shares related to non-vested restricted stock for the year ended December 31, 2013, as the effect would be anti-dilutive. Also excludes any dilution related to the 1,000 shares of convertible stock as the conversion would be anti-dilutive and currently there would be no conversion into common shares.
(2)	Represents the difference between the fair value and carrying amount of the common stock upon redemption.

Common Stock

Pursuant to its Initial Public Offering, the Company offered to the public up to $1 billion in shares of its common stock (exclusive of shares to be sold pursuant to the Company’s distribution reinvestment plan) for $10.00 per share, with discounts available for certain categories of purchasers, and up to $28.5 million in shares of common stock to be issued pursuant to the Company’s distribution reinvestment plan at $9.50 per share. On September 20, 2012, the Company filed a registration statement on Form S-11 with the SEC, to register $500.0 million in shares of its common stock (exclusive of shares to be sold pursuant to the Company’s distribution reinvestment plan) at a price of $10.00 per share (subject to certain volume discounts described in the prospectus), and $50.0 million in shares of its common stock to be sold pursuant to the Company’s distribution reinvestment plan at $9.50 per share, pursuant to the Follow-On Offering. As permitted by Rule 415 under the Securities Act, the Company continued the Initial Public Offering until April 12, 2013, the date the SEC declared the registration statement for the Follow-On Offering effective, which terminated the Initial Public Offering. As of April 12, 2013, the Company had accepted aggregate gross offering proceeds in its Initial Public Offering of $22,231,406. On August 23, 2013, at the recommendation of

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

its Advisor and following the approval of its Board of Directors, the Company terminated its Follow-On Offering, effective September 9, 2013. As of September 9, 2013, the Company had accepted aggregate gross offering proceeds in its Follow-On Offering of $330,251, excluding shares sold pursuant to the Company’s distribution reinvestment plan.

Convertible Stock

The Company has issued to its Advisor 1,000 shares of its convertible stock for an aggregate purchase price of $1,000. Upon certain conditions, the convertible stock will convert to shares of common stock with a value equal to 15% of the excess of (i) the Company’s enterprise value (as defined in our charter) plus the aggregate value of distributions paid to stockholders over (ii) the aggregate purchase price paid by stockholders for shares in the Company plus a 8% cumulative, non-compounded, annual return on the original issue price paid for those outstanding shares

Share Repurchase Plan and Redeemable Common Stock

The Company has previously adopted a share repurchase plan that enabled stockholders to sell their shares to the Company in limited circumstances.

There were several limitations on the Company’s ability to repurchase shares under the share repurchase plan:

•	The Company could not repurchase shares until the stockholder had held the shares for one year.
•	During any calendar year, the share repurchase plan limited the number of shares the Company was allowed to repurchase to those that the Company could purchase with the net proceeds from the sale of shares under the distribution reinvestment plan during the previous fiscal year.
•	During any calendar year, the Company was not allowed to repurchase in excess of 5% of the number of shares of common stock outstanding as of the same date in the prior calendar year.

Pursuant to the terms of the Company’s share repurchase plan, the purchase price for shares repurchased under the share repurchase plan reflected the Company’s estimated value per share of $10.04 as of December 17, 2012. Except in the instance of a stockholder’s death or qualifying disability, the Company was able to repurchase shares at the lesser of (1) 100% of the average price per share the original purchaser paid to the Company for all of the shares (as adjusted for any stock distributions, combinations, splits, recapitalizations, special distributions and the like with respect to the Company’s common stock), or (2) $9.04 per share (i.e., 90% of the Company’s estimated net asset value per share of $10.04). Repurchases sought upon a stockholder’s death or “qualifying disability”, as that term is defined in the Company’s share repurchase plan, were to be made at a repurchase price of $10.04 per share. Shares subject to repurchase must have been held for at least one year. The Company had no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

The Company’s Board of Directors was allowed to amend or modify any provision of the plan at any time in its discretion without prior notice to participants. In the event that the Company’s Board of Directors amended, suspended or terminated the share repurchase plan, however, the Company was required to send stockholders notice of the change(s) following the date of such amendment, suspension or modification, and to disclose the change(s) in a report filed with the SEC on either Form 8-K, Form 10-Q or Form 10-K, as appropriate.

The Company recorded amounts that were redeemable under the share repurchase plan as redeemable common stock in the accompanying consolidated balance sheets because the shares were redeemable at the option of the holder and, therefore, their redemption was outside the Company’s control. The maximum amount redeemable under the Company’s share repurchase plan was limited to the number of shares the

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

Company could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan during the prior fiscal year. However, because the amounts that could be repurchased in future periods was determinable and only contingent on an event that was likely to occur (e.g., the passage of time), the Company presented the net proceeds from the current dividend reinvestment plan, net of current year redemptions, as redeemable common stock in the accompanying consolidated balance sheets.

The Company classified financial instruments that represent a mandatory obligation to the Company to repurchase shares as liabilities. When the Company determined it had a mandatory obligation to repurchase shares under the share repurchase plan, the Company would reclassify such obligations from temporary equity to a liability based upon their respective settlement values. In addition, upon reclassification of such obligation to a liability, the difference between the fair value of the instrument and the carrying amount was added to (or subtracted from) net earnings available to common shareholders in the calculation of earnings per share.

The Company limited the dollar value of shares that may be repurchased under the program as described above.

During the year ended December 31, 2013, the Company redeemed $98,425 of common stock as a result of redemption requests. Proceeds from the Company’s distribution reinvestment plan for the year ended December 31, 2012 were $454,711, which under the Company’s share redemption plan established the maximum amount of redemption requests the Company could satisfy during the year ended December 31, 2013, subject to exceptional circumstances as determined by the Board of Directors. In September 2012, $59,005 of shares were repurchased based on extraordinary circumstances, leaving $395,706 available to fulfill redemption requests in 2013. As of December 31, 2013, the Company received a total of nine redemption requests during the year ended December 31, 2013 for an aggregate of 25,129 shares, not including the partially deferred redemption request from the year ended December 31, 2012 in the amount of $23,125. The Company honored the deferred redemption requests from 2012 in full. Of the remaining redemption requests, the Company honored a total of 7,500 shares aggregating $75,300. The average redemption price for the fulfilled redemptions during the year ended December 31, 2013 was $9.84 per share. Funds for the payment of redemption requests were derived from the proceeds of the Company’s distribution reinvestment plan.

On June 27, 2013, following a meeting of its Board of Directors, the Company decided to explore strategic alternatives to enhance the growth of its portfolio. In anticipation of its review of strategic alternatives, the Board of Directors, including all of the Company’s independent directors, voted to suspend the Company’s share repurchase plan as of June 27, 2013 through the third quarter of 2013. In addition, the Company’s Board of Directors, including all of the Company’s independent directors, voted to suspend payment of pending repurchase requests under the share repurchase plan that were queued as of June 27, 2013 for repurchase.

On August 23, 2013, the Company’s Board of Directors, including all of the Company’s independent directors, voted to terminate the Company’s Distribution Reinvestment Plan (“DRP”). The termination of the DRP eliminated the source of proceeds for the repurchase of shares under the share repurchase plan and, therefore, the Company’s Board of Directors, including all of the Company’s independent directors, voted to terminate the share repurchase plan, effective as of September 9, 2013.

As a result of the termination of the share repurchase program, the repurchase requests received from stockholders during the second quarter of 2013, with respect to 17,629 shares aggregating $169,366, will not be fulfilled. As the Company does not intend to fulfill any requests in the future, the aggregate amount of any accrued redemptions and redeemable common stock has been reclassified back to additional paid-in capital as of December 31, 2013.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

Equity Compensation Plan

The Company previously adopted the Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc.) Long Term Incentive Plan (the “Former Incentive Plan”), in order to enable the Company to (1) provide an incentive to the Company’s employees, officers, directors, and consultants and employees and officers of the Advisor to increase the value of the Company’s common stock, (2) give such persons a stake in the Company’s future that corresponds to the stake of each of its stockholders, and (3) obtain or retain the services of these persons who are considered essential to the Company’s long-term success, by offering such persons an opportunity to participate in the Company’s growth through ownership of its common stock or through other equity-related awards. The Company had reserved and authorized an aggregate number of 2,000,000 shares of its common stock for issuance under the Former Incentive Plan.

Stock-based Compensation for Independent Directors

The Company’s independent directors received an automatic grant of 5,000 shares of restricted stock on the effective date of the Initial Public Offering and will receive an automatic grant of 2,500 shares of restricted stock when such directors are reelected at each annual meeting of the Company’s stockholders thereafter. Each person who thereafter is elected or appointed as an independent director will receive an automatic grant of 5,000 shares of restricted stock on the date such person is first elected as an independent director and an automatic grant of 2,500 shares of restricted stock when such director is reelected at each annual meeting of the Company’s stockholders thereafter. To the extent allowed by applicable law, the independent directors will not be required to pay any purchase price for these grants of restricted stock. The restricted stock will vest 20% at the time of the grant and 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock may receive distributions, whether vested or unvested. The value of the restricted stock to be granted is not determinable until the date of grant.

On August 5, 2013, the Company’s three independent directors received an automatic grant of 2,500 shares each of restricted stock after their re-election to the Board of Directors at the Company’s annual meeting.

A summary of the status of the Company’s non-vested shares as of December 31, 2013 and 2012, is as follows:

Non Vested shares	Shares	Weighted average grant-date fair value
Balance at January 1, 2012	16,500	165,000
Granted	7,500	75,000
Vested	(7,500)	(75,000)
Forfeited	—	—
Balance at December 31, 2012	16,500	165,000
Granted	7,500	75,000
Vested	(9,000)	(90,000)
Forfeited	—	—
Balance at December 31, 2013	15,000	$150,000

At December 31, 2013, there was $118,750 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a period of four years. The total fair value of shares vested during the year ended December 31, 2013, was $90,000.

The Company currently uses authorized and unissued shares to satisfy share award grants.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

Distributions

Distributions, including distributions paid by issuing shares under the distribution reinvestment plan, for the year ended December 31, 2013 were as follows:

	Distributions
2013	Declared	Paid
First Quarter	$393,291	$385,167
Second Quarter	412,265	413,477
Third Quarter	426,066	423,134
Fourth Quarter	425,648	421,686
	$1,657,270	$1,643,464

Distributions were calculated based on stockholders of record per day during the period. Cash distributions were calculated at a rate of $0.00191781 per share of common stock per day, which would equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. Stock distributions were calculated at a rate of $0.00219178 per share of common stock per day, which would equal a daily amount that, if paid each day for a 365-day period, would equal an 8.0% annualized rate based on a purchase price of $10.00 per share.

Note 12 — Commitments and Contingencies

The Company is subject to various legal actions and claims arising in the ordinary course of business. Although the outcome of any legal matter cannot be predicted with certainty, management does not believe that any of these legal proceedings or matters will have a material adverse effect on the consolidated financial position or results of operations or liquidity of the Company.

Note 13 — Economic Dependency

The Company is dependent on the Advisor for certain services that are essential to the Company, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of its real estate portfolio; and other general and administrative responsibilities. In the event that the Advisor or its affiliates are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Note 14 — Subsequent Events

The Company has performed an evaluation of subsequent events through the date the Company’s consolidated financial statements were issued. No material subsequent events, other than the items disclosed below, have occurred that required recognition or disclosure in these financial statements.

Termination of Creekside Purchase and Sale Agreement

As previously disclosed, on December 12, 2013, BR Creekside, LLC, or BR Creekside, a special-purpose entity in which the Company holds a 24.706% indirect equity interest, entered into an Agreement of Purchase and Sale, or Purchase Agreement, with Prominent Realty Group of Georgia, Inc., or PRG, an unaffiliated third party, for the sale of BR Creekside’s entire interest in The Reserve at Creekside Village, a 192-unit garden-style apartment community located in Chattanooga, Tennessee (the “Creekside property”). The sale price for the Creekside property was to be $19,600,000, subject to deduction for the existing mortgage indebtedness on the Creekside property in the approximate amount of $12,600,000 and to certain prorations and adjustments typical in a real estate transaction. The net proceeds to the Company, after payment of closing costs and fees, were expected to be approximately $1,350,000.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

The Purchase Agreement provided PRG with a period of time to inspect the Creekside property (the “Inspection Period”), which Inspection Period was extended to January 17, 2014 pursuant to an amendment to the Purchase Agreement. PRG ultimately was not comfortable with the size and dynamics of the Chattanooga, Tennessee market and exercised its right to terminate the Purchase Agreement prior to the expiration of the Inspection Period by delivering written notice of termination of the Purchase Agreement to BR Creekside on January 16, 2014 and the Purchase Agreement was effectively terminated as of January 16, 2014. In connection with the termination of the Purchase Agreement, PRG received a return of its earnest money in the amount of $250,000.

Distributions Paid

The following distributions have been declared and paid subsequent to December 31, 2013:

Distributions Declared Daily For Month Listed	Date Paid	Total Cash Distribution
December 2013	January 2, 2014	$143,504
January 2014	February 3, 2014	$143,504

Stockholder Approval of 2014 Individuals Plan and 2014 Entities Plan; Termination of Former Incentive Plan

On December 16, 2013, the Board adopted, and on January 23, 2014 the stockholders approved, the 2014 Individuals Plan and the 2014 Equity Incentive Plan for Entities (the “2014 Entities Plan”). Upon the approval by the stockholders of the 2014 Individuals Plan and the 2014 Entities Plan, the Former Incentive Plan was terminated. The 2014 Individuals Plan provides for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards. Going forward, members of the Board are eligible to receive grants under the 2014 Individuals Plan as determined by the Board or compensation committee established by the Board.

Sponsor’s Agreement to Provide Us Financial Support and to Defer Payment of Certain Fees

On February 12, 2014, the Company’s Sponsor, Bluerock Real Estate, LLC, confirmed its agreement to provide financial support to the Company sufficient for it to satisfy in the ordinary course of business its obligations and debt service requirements, including those related to the filing of the registration statement to sell shares of its Class A common stock in an underwritten public offering, if the Company is unable to satisfy those expenses as they ordinarily come due after it has expended best efforts to satisfy those expenses by means available to it, and satisfy all liabilities and obligations of the Company that it is unable to satisfy when due, after it has expended best efforts to satisfy those expenses by means available to it, through the earlier of (1) February 15, 2015 or (2) the initial closing date of an underwritten public offering to sell shares of the Company’s Class A common stock. In addition, the Company’s Sponsor has agreed to defer payment of property and asset management fees and operating expenses that are allocated to it, acquisition fees, property and asset management fees and other costs, and operating expenses which have been accrued as of December 31, 2013, and offering costs advanced on the Company’s behalf.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION
SCHEDULE III
DECEMBER 31, 2013

			Initial cost to company
Property name	Location	Encumbrances	Land	Building and improvements	Total	Costs capitalized subsequent to acquisition	Furniture & fixtures	Gross amount at which carried at close of period	Accumulated depreciation	Year built/renovated	Date acquired	Depreciable lives in years
Real estate:
Springhouse at Newport News	Newport News, VA	$25,398,583	$6,731,437	$27,249,874	$33,981,311	$182,162	$1,107,824	$35,271,297	$1,766,597	1986	Dec. 2009 / Jun. 2012	5 – 30
MDA City Apartments	Chicago, IL	37,600,000	9,864,287	50,449,957	60,314,244	733,717	615,980	61,663,941	1,892,943	1926/2007	Dec. 2012	5 – 30
Total operating real estate		$62,998,583	$16,595,724	$77,699,831	$94,295,555	$915,879	$1,723,804	$96,935,238	$3,659,540
Land held under development:
23Hundred	Nashville, TN	$16,035,755	$5,000,000	$2,206,265	$7,206,265	$18,776,628	$310,055	$26,292,948	$21,328	2013/2014	Oct. 2012	NA
Total land held under development		$16,035,755	$5,000,000	$2,206,265	$7,206,265	$18,776,628	$310,055	$26,292,948	$21,328
Real estate held for sale:
The Reserve at Creekside Village	Chattanooga, TN	14,726,165	2,879,528	16,959,967	19,839,495	34,440	491,111	20,365,046	992,767	2004	Mar. 2010 / Jun. 2013	5 – 35
Enders Place at Baldwin Park	Orlando, FL	17,500,000	5,168,968	18,747,737	23,916,705	95,708	908,405	24,920,818	835,070	2003	Oct. 2012	5 – 35
Total real estate held for sale		$32,226,165	$8,048,496	$35,707,704	$43,756,200	$130,148	$1,399,516	$45,285,864	$1,827,837
Total consolidated real estate assets(1)		$111,260,503	$29,644,220	$115,613,800	$145,258,020	$19,822,655	$3,433,375	$168,514,050	$5,508,705
Reconciliation of real estate owned:
Balance at January 1, 2013	$147,740,410
Additions/improvements	20,773,995
Reduction – other	(355)
Balance at December 31, 2013	168,514,050
Reconciliation of accumulated depreciation:
Balance at January 1, 2013	$1,150,477
Depreciation expense	4,358,584
Reduction – other	(356)
Balance at December 31, 2013	5,508,705

(1)	Total excludes the unconsolidated joint venture of Estates at Perimeter, which had encumbrances of $17.6 million, gross real estate assets of $24.7 million and accumulated depreciation of $2.5 million as of December 31, 2013.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Bluerock Enhanced Multifamily Trust, Inc.:

We have audited the accompanying statements of revenues in excess of certain expenses (the Statements) of Springhouse at Newport News (Springhouse) for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of Springhouse’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Form 8-K of Bluerock Enhanced Multifamily Trust, Inc., as described in note 2 to the Statements. It is not intended to be a complete presentation of Springhouses’ revenue and expenses.

In our opinion, the Statements referred to above present fairly, in all material respects, the revenues in excess of certain expenses, as described in note 2, of Springhouse for the years ended December 31, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Indianapolis, IN
June 28, 2012

SPRINGHOUSE AT NEWPORT NEWS

STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES

	Three Months Ended March 31, 2012	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
	(Unaudited)
Revenues
Rental revenue	$954,814	$3,721,795	$3,704,869
Tenant reimbursements and other income	83,235	342,561	298,787
Total revenues	1,038,049	4,064,356	4,003,656
Certain Expenses
Property operating expenses	277,568	1,098,030	1,169,830
Property taxes and insurance	106,263	420,023	442,370
Management and oversight fees	53,252	165,424	176,217
Total certain expenses	437,083	1,683,477	1,788,417
Revenues in excess of certain expenses	$600,966	$2,380,879	$2,215,239

See accompanying notes to statements of revenues in excess of over certain expenses.

SPRINGHOUSE AT NEWPORT NEWS

NOTES TO STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES
For the Three Months Ended March 31, 2012 (unaudited) and the
Years Ended December 31, 2011 and 2010

Note 1 — Description of Real Estate Property

On December 3, 2009, through BEMT Springhouse, Bluerock Enhanced Multifamily Trust, Inc. (“the Company”) formed a joint venture along with Bluerock Special Opportunity + Income Fund, LLC, an affiliate of the Company’s advisor (“BEMT Co-Investor”), and Hawthorne Springhouse, LLC, an unaffiliated party, to acquire a 432-unit garden-style community known as Springhouse at Newport News, located in Newport News, Virginia. Prior to the consummation of the transactions described above, the Company held a 50% equity interest in the Springhouse Managing Member JV Entity through BEMT Springhouse, and BEMT Co-Investor held the remaining 50% equity interest in the Springhouse Managing Member JV Entity. The Springhouse Managing Member JV Entity holds a 75% equity interest in BR Hawthorne Springhouse JV, LLC (the “Springhouse JV Entity”) and acts as the manager of the Springhouse JV Entity. Hawthorne Springhouse, LLC, an unaffiliated third party (“Hawthorne Springhouse”) holds the remaining 25% interest in the Springhouse JV Entity. The Springhouse JV Entity is the sole owner of BR Springhouse, LLC, a special-purpose entity that holds title to the Springhouse property (“BR Springhouse”).

Purchase of Additional Interest in Springhouse Managing Member JV Entity by the Company

Pursuant to the Membership Interest Purchase and Sale Agreement (“MIPA”), BEMT Co-Investor sold a 1.0% equity interest in the Springhouse Managing Member JV Entity to BEMT Springhouse for $93,000 in cash, such that the Company now holds a 51.0% equity interest in the Springhouse Managing Member JV Entity through BEMT Springhouse and BEMT Co-Investor holds the remaining 49.0% equity interest. The Company funded the purchase price with a portion of the net proceeds of the disposition of its joint venture equity interest in the Meadowmont Managing Member JV Entity. The purchase price was determined by an MAI, independent appraisal of the Springhouse property dated May 2012, and reflects the indirect equity interest’s proportionate share of the appraised value of the Springhouse property.

Additionally, in connection with the MIPA, modifications were made to the governance rights with respect to the Springhouse Managing Member JV Entity, including BEMT Springhouse becoming the sole manager of the Springhouse Managing Member JV Entity and having control rights over daily administration of the Springhouse Managing Member JV and certain property-level decisions of the Springhouse Managing Member JV at the Springhouse JV Entity, including through its control of the management committee.

These changes will result in the Company having sufficient control over the Springhouse Managing Member JV Entity such that the Company would expect to consolidate all of the Springhouse Managing Member JV Entity on the Company’s financial statements. Investments reported on a consolidated basis will reflect gross amounts of assets, liabilities and noncontrolling interests in the balance sheet and gross amounts of revenues and expenses in the statement of operations. Prior to the transactions described herein, the Company’s investment in the Springhouse Managing Member JV Entity was reported on an unconsolidated basis under the equity method.

As a result of the structure described above, the Company holds a 38.25% indirect equity interest in the Springhouse property, BEMT Co-Investor holds a 36.75% indirect equity interest in the Springhouse property, and Hawthorne Springhouse holds the remaining 25% indirect equity interest. The Company, BEMT Co-Investor and Hawthorne each receive current distributions from the operating cash flow generated by the Springhouse property in proportion to these respective percentage equity interests.

The Springhouse Property

The Springhouse property is comprised of 432 units, featuring one- and two-bedroom layouts in 24, 2-story garden-style apartment buildings surrounding a centralized lake. The property contains approximately 310,826 rentable square feet and the average unit size is 728 square feet. Newport News, VA is part of the Virginia Beach-Norfolk-Newport News, VA-NC MSA. The community features include clubhouse, fitness center, swimming pool, tennis court, volleyball court, picnic area and private lake with gazebo. The Springhouse property is encumbered by a $23.4 million senior mortgage loan made to BR Springhouse.

SPRINGHOUSE AT NEWPORT NEWS

NOTES TO STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES
For the Three Months Ended March 31, 2012 (unaudited) and the
Years Ended December 31, 2011 and 2010

Note 2 — Basis of Presentation

The accompanying Statements of Revenues in Excess of Certain Expenses (the “Historical Summaries”) have been prepared for the purpose of complying with the provisions of Article 8-06 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summaries include the historical revenue and certain expenses of the Springhouse property, exclusive of interest income, interest expense, and depreciation and amortization, which may not be comparable to the proposed future operations of the Springhouse property.

Unaudited Interim Financial Information

The Statement of Revenues in Excess of Certain Expenses and notes thereto for the three months ended March 31, 2012, included in this report, are unaudited. In the opinion of the Company’s management, the Statement of Revenues in Excess of Certain Expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period.

Subsequent Events

In preparation of the accompanying Historical Summaries, subsequent events were evaluated for recognition or disclosure through June 28, 2012, which is the date the financial statements were issued.

Note 3 — Summary of Significant Accounting Policies

Revenue Recognition

The Springhouse property operations consist of rental income earned from its tenants under lease agreements with terms of one year or less. Rental income is recognized when earned. This policy effectively results in income recognition on the straight-line method over the related terms of the leases Tenant reimbursements and other income consist of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Use of Estimates

The preparation of the Historical Summaries in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Note 4 — Related Party Transactions

The Springhouse property pays a monthly property management fee of 3.0% of the annual gross revenue collected to Hawthorne Springhouse. In addition, the Springhouse property pays a monthly oversight fee to Bluerock Enhanced Multifamily Advisor, LLC, our Advisor, of 1.0% of annual gross revenue collected.

Note 5 — Commitment and Contingencies

Litigation

The Springhouse Property may be subject to legal claims that arise in the ordinary course of business. Management is not aware of any legal proceedings of which the outcome is reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

Other Matters

The Springhouse Property is subject to various environmental laws of federal, state and local governments. The Company is not aware of any material environmental liabilities related to the Springhouse Property that could have a material adverse effect on its financial condition or results of operations presented.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Bluerock Enhanced Multifamily Trust, Inc.:

We have audited the accompanying statements of revenues in excess of certain expenses (the Statements) of The Reserve at Creekside Village (Creekside), for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010. These financial statements are the responsibility of Creekside’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Form 8-K of Bluerock Enhanced Multifamily Trust, Inc., as described in note 2 to the Statements. It is not intended to be a complete presentation of Creekside’s revenue and expenses.

In our opinion, the Statements referred to above present fairly, in all material respects, the revenues in excess of certain expenses, as described in note 2, of Creekside for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Indianapolis, IN
June 28, 2012

THE RESERVE AT CREEKSIDE VILLAGE

STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES

	Three Months Ended March 31, 2012	For the Year Ended December 31, 2011	For the Period From March 31, 2010 (date of initial acquisition) to December 31, 2010
	(Unaudited)
Revenues
Rental revenue	$505,102	$1,954,615	$1,362,630
Tenant reimbursements and other income	50,039	136,776	84,742
Total revenues	555,141	2,091,391	1,447,372
Certain Expenses
Property operating expenses	104,036	486,639	323,808
Property taxes and insurance	77,032	307,894	236,669
Management and oversight fees	22,293	85,937	58,318
Total certain expenses	203,361	880,470	618,795
Revenues in excess of certain expenses	$351,780	$1,210,921	$828,577

See accompanying notes to statements of revenues in excess of over certain expenses.

THE RESERVE AT CREEKSIDE VILLAGE

NOTES TO STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES
For the Three Months Ended March 31, 2012 (unaudited), the Year Ended December 31, 2011 and the Period From March 31, 2010 (date of initial acquisition) to December 31, 2010

Note 1 — Description of Real Estate Property

On March 31, 2010, through BEMT Creekside, Bluerock Enhanced Multifamily Trust, Inc. (“the Company”) formed a joint venture along with Bluerock Special Opportunity + Income Fund, LLC, an affiliate of the Company’s advisor (“BEMT Co-Investor”). Bluerock Special Opportunity + Income Fund II, LLC, also an affiliate of the Company’s advisor (“BEMT Co-Investor II”), and Hawthorne Creekside, LLC, an unaffiliated party, to acquire a 192-unit garden-style community known as The Reserve at Creekside Village, located in Chattanooga, Tennessee. Prior to the consummation of the transactions described above, the Company held a one-third (1/3) equity interest in BR Creekside Managing Member, LLC (the “Creekside Managing Member JV Entity”) through BEMT Creekside, a wholly owned subsidiary of its operating partnership. BEMT Co-Investor and BEMT Co-Investor II each held a one-third (1/3) equity interest in the Creekside Managing Member JV Entity. The Creekside Managing Member JV Entity holds a 69.925% equity interest in BR Hawthorne Creekside JV, LLC (the “Creekside JV Entity”) and acts as the manager of the Creekside JV Entity. Hawthorne Creekside, LLC, an unaffiliated third party (“Hawthorne Creekside”), holds the remaining 30.075% interest in the Creekside JV Entity. The Creekside JV Entity is the sole owner of BR Creekside, LLC, a special-purpose entity that holds title to the Creekside property (“BR Creekside”).

Purchase of Additional Interests in Creekside Managing Member JV Entity by the Company

Pursuant to the Membership Interest Purchase and Sale Agreement (“MIPA”), BEMT Co-Investor sold a 1.0% equity interest in the Creekside Managing Member JV Entity to BEMT Creekside for $54,766 in cash and BEMT Co-Investor II sold a 1.0% equity interest in the Creekside Managing Member JV Entity to BEMT Creekside for $54,766 in cash, such that the Company now holds a 35.34% equity interest in the Creekside Managing Member JV Entity through BEMT Springhouse, BEMT Co-Investor holds a 32.33% equity interest and BEMT Co-Investor II holds the remaining 32.33% equity interest. The Company funded the purchase price with a portion of the net proceeds of the disposition of its joint venture equity interest in the Meadowmont Managing Member JV Entity. The purchase price was determined by an MAI, independent appraisal of the Creekside property dated May 2012, and reflects the indirect equity interests’ proportionate share of the appraised value of the Creekside property.

Additionally, in connection with the MIPA, modifications were made to the governance rights with respect to the Creekside Managing Member JV Entity, including BEMT Creekside becoming the sole manager of the Creekside Managing Member JV Entity and having control rights over daily administration of the Creekside Managing Member JV and certain property-level decisions of the Creekside Managing Member JV at the Creekside JV Entity, including through its control of the managing committee.

These changes will result in the Company having sufficient control over the Creekside Managing Member JV Entity such that the Company would expect to consolidate all of the Creekside Managing Member JV Entity on the Company’s financial statements. Investments reported on a consolidated basis will reflect gross amounts of assets, liabilities and noncontrolling interests in the balance sheet and gross amounts of revenues and expenses in the statement of operations. Prior to the transactions described herein, the Company’s investment in the Creekside Managing Member JV Entity was reported on an unconsolidated basis under the equity method.

As a result of the structure described above, the Company now holds a 24.706% indirect equity interest in the Creekside Property, BEMT Co-Investor and BEMT Co-Investor II each hold a 22.610% indirect equity interest in the Creekside Property (45.22% in the aggregate) and Hawthorne holds the remaining 30.075% indirect equity interest. The Company, BEMT Co-Investor, BEMT Co-Investor II and Hawthorne will each receive current distributions from the operating cash flow generated by the Creekside Property in proportion to these respective percentage equity interests.

THE RESERVE AT CREEKSIDE VILLAGE

NOTES TO STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES
For the Three Months Ended March 31, 2012 (unaudited), the Year Ended December 31, 2011 and the Period From March 31, 2010 (date of initial acquisition) to December 31, 2010

Note 1 — Description of Real Estate Property  – (continued)

The Creekside Property

The Creekside Property is located in Chattanooga, Tennessee which is the fourth-largest city in that state. The property is comprised of 192 units, featuring one-, two- and three-bedroom layouts. The property contains approximately 211,632 rentable square feet and the average unit size is 1,102 square feet. The community features include gated access, a clubhouse, a fitness center, a resort-style swimming pool, and playgrounds. The Creekside Property is encumbered by a $12.84 million senior mortgage loan to BR Creekside.

Note 2 — Basis of Presentation

The accompanying Statements of Revenues in Excess of Certain Expenses (the “Historical Summaries”) have been prepared for the purpose of complying with the provisions of Article 8-06 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summaries include the historical revenue and certain operating expenses of the Creekside property, exclusive of interest income, interest expense, and depreciation and amortization, which may not be comparable to the proposed future operations of the Creekside property.

Unaudited Interim Financial Information

The Statement of Revenues in Excess of Certain Expenses and notes thereto for the three months ended March 31, 2012, included in this report, are unaudited. In the opinion of the Company’s management, the Statements of Revenues in Excess of Certain Expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period.

Subsequent Events

In preparation of the accompanying Historical Summaries, subsequent events were evaluated for recognition or disclosure through June 28, 2012, which is the date the financial statements were issued.

Note 3 — Summary of Significant Accounting Policies

Revenue Recognition

The Creekside property operations consist of rental income earned from its tenants under lease agreements with terms of one year or less. Rental income is recognized when earned. This policy effectively results in income recognition on the straight-line method over the related terms of the leases Tenant reimbursements and other income consist of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Use of Estimates

The preparation of the Historical Summaries in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Note 4 — Related Party Transactions

The Creekside property pays a monthly property management fee of 3.0% of the annual gross revenue collected to Hawthorne Creekside. In addition, the Creekside property pays a monthly oversight fee to Bluerock Enhanced Multifamily Advisor, LLC, our Advisor, of 1.0% of annual gross revenue collected.

THE RESERVE AT CREEKSIDE VILLAGE

NOTES TO STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES
For the Three Months Ended March 31, 2012 (unaudited), the Year Ended December 31, 2011 and the Period From March 31, 2010 (date of initial acquisition) to December 31, 2010

Note 5 — Commitment and Contingencies

Litigation

The Creekside Property may be subject to legal claims that arise in the ordinary course of business. Management is not aware of any legal proceedings of which the outcome is reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

Other Matters

The Creekside Property is subject to various environmental laws of federal, state and local governments. The Company is not aware of any material environmental liabilities related to the Creekside Property that could have a material adverse effect on its financial condition or results of operations presented.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Estates at Perimeter (the “Property”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

ESTATES AT PERIMETER

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

Revenues
Rental income	$2,514	$2,545
Other rental revenue	241	118
Total revenues	2,755	2,663
Certain direct operating expenses
Property operating expenses	743	659
Property taxes and insurance	273	269
Management fees	84	87
Total certain direct operating expenses	1,100	1,015
Revenues in excess of certain direct operating expenses	$1,655	$1,648

See accompanying notes to historical financial statements.

Estates at Perimeter

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

Estates at Perimeter (the “Property”) is a 240 unit apartment complex located in Augusta, Georgia.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through February 21, 2014, which is the date the financial statements were issued.

3. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

4. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

Independent Auditors’ Report

Board of Directors and Stockholders
Bluerock Enhanced Multifamily Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of Enders Place at Baldwin Park (the “Property”) acquired pursuant to the purchase agreement between Enders Holdings, LLC and Waypoint Enders Owner, LLC. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenues and certain direct operating expenses described in Note 2 of the financial statement for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Nashville, TN
December 17, 2012

ENDERS PLACE AT BALDWIN PARK

HISTORICAL STATEMENTS OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
		(Unaudited)	(Unaudited)
Revenues
Rental income	$2,825	$2,272	$2,095
Other revenue	116	119	85
Total revenues	2,941	2,391	2,180
Certain direct operating expenses
Property operating expenses	339	239	248
Property taxes	505	369	379
Homeowners’ association dues	544	364	408
Management fees	81	66	60
Total certain direct operating expenses	1,469	1,038	1,095
Revenues in excess of certain direct operating expenses	$1,472	$1,353	$1,085

See accompanying notes to historical financial statements.

ENDERS PLACE AT BALDWIN PARK

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN
DIRECT OPERATING EXPENSES

Note 1 — Business

The Enders Place at Baldwin Park (the “Property”) acquisition from Enders Holdings, LLC consists of 198 units of a 220-unit community located in Orlando, Florida.

Note 2 — Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 3-14 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statements, subsequent events were evaluated for recognition or disclosure through December 17, 2012, which is the date the financial statements were issued.

Note 3 — Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2012 and 2011.

Note 4 — Revenues

The Property contains multifamily housing units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other income consists of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and is recognized when earned.

Note 5 — Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, utilities, landscaping, insurance, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

Independent Auditors’ Report

Board of Directors and Stockholders
Bluerock Multifamily Growth REIT, Inc.

We have audited the accompanying Combined Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of MDA Apartments (the “Property”). This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenues and certain direct operating expenses described in Note 2 of the financial statement for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA LLP

Nashville, Tennessee
March 4, 2013

MDA APARTMENTS

COMBINED HISTORICAL STATEMENTS OF REVENUES AND
CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
		(Unaudited)	(Unaudited)
Revenues
Rental income	$4,116	$3,229	$3,060
Other rental revenue	193	218	151
Total revenues	4,309	3,447	3,211
Certain direct operating expenses
Property operating expenses	1,238	946	909
Property taxes and insurance	292	228	219
Management fees	129	96	97
Total certain direct operating expenses	1,659	1,270	1,225
Revenues in excess of certain direct operating expenses	$2,650	$2,177	$1,986

See accompanying notes to combined historical financial statements.

MDA APARTMENTS

NOTES TO COMBINED HISTORICAL STATEMENTS OF REVENUES AND
CERTAIN DIRECT OPERATING EXPENSES

Note 1 — Business

MDA Apartments (the “Property”) is a 190 unit apartment complex located in Chicago, Illinois. The financial information above combines the financial results of MDA City Apartments, LLC, MDA Master Tenant, LLC and MDA Master Tenant Commercial, LLC.

Note 2 — Basis of Presentation

The accompanying Combined Historical Statements of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 3-14 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Combined Historical Statements of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through March 4, 2013, which is the date the financial statements were issued.

Note 3 — Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2012 and 2011.

Note 4 — Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note 5 — Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

Note 6 — Commitment and Contingencies

From time to time, MDA Apartments may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

Management is not aware of any material environmental liabilities relating to MDA Apartments that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations or other environmental conditions with respect to MDA Apartments could result in future environmental liabilities.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Grove at Waterford (the “Property”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

GROVE AT WATERFORD

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Revenues
Rental income	$2,721	$2,576
Other rental revenue	310	251
Total revenues	3,031	2,827
Certain direct operating expenses
Property operating expenses	780	792
Property taxes and insurance	334	328
Management fees	107	99
Total certain direct operating expenses	1,221	1,219
Revenues in excess of certain direct operating expenses	$1,810	$1,608

See accompanying notes to historical financial statements.

Grove at Waterford

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

Grove at Waterford (the “Property”) is a 252 unit apartment complex located in Hendersonville, Tennessee.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through February 21, 2014, which is the date the financial statements were issued.

3. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

4. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

5. Related Party Transaction

The Property incurred management fees of $107,340 and $77,000 during the years ended December 31, 2013 and 2012, respectively, to a management company affiliated with the Property.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Villas at Oak Crest (the “Property”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

VILLAS AT OAK CREST

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31 2013	For the Year Ended December 31, 2012
Revenues
Rental income	$1,903	$1,700
Other rental revenue	153	186
Total revenues	2,056	1,886
Certain direct operating expenses
Property operating expenses	621	574
Property taxes and insurance	340	236
Management fees	62	55
Total certain direct operating expenses	1,023	865
Revenues in excess of certain direct operating expenses	$1,033	$1,021

See accompanying notes to historical financial statements.

Villas at Oak Crest

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

Villas at Oak Crest (the “Property”) is a 209 unit apartment complex located in Chattanooga, Tennessee. The financial information above contains the financial results of Villas Partners, LLC. The property was placed in service at the end of January 2012.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through February 21, 2014, which is the date the financial statements were issued.

3. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

4. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Village Green of Ann Arbor (the “Company”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Company’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

VILLAGE GREEN ANN ARBOR

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Revenues
Rental income	$5,935	$5,655
Other rental revenue	565	561
Total revenues	6,500	6,216
Certain direct operating expenses
Property operating expenses	2,066	2,021
Property taxes and insurance	606	618
Management fees	222	289
Total certain direct operating expenses	2,894	2,928
Revenues in excess of certain direct operating expenses	$3,606	$3,288

See accompanying notes to historical financial statements.

Village Green of Ann Arbor

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

Village Green of Ann Arbor (the “Property”) is a 520 unit apartment complex located in Ann Arbor, Michigan. The financial information above contains the financial results of Village Green of Ann Arbor.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through February 21, 2014, which is the date the financial statements were issued.

3. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

4. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

5. Related Party Transactions

The Property incurred management fees of approximately $221,900 and $289,000 during the years ended December 31, 2013 and 2012 to a management company affiliated with the member. In addition, the Property contracts with the management company for all payroll-related expenses. Approximately $497,800 and $648,000 was incurred related to these services for the years ended December 31, 2013 and 2012.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of North Park Towers (the “Property”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

NORTH PARK TOWERS

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Revenues
Rental income	$3,442	$3,271
Other rental revenue	467	455
Total revenues	3,909	3,726
Certain direct operating expenses
Property operating expenses	1,954	1,978
Property taxes and insurance	450	438
Management fees	151	146
Total certain direct operating expenses	2,555	2,562
Revenues in excess of certain direct operating expenses	$1,354	$1,164

See accompanying notes to historical financial statements.

North Park Towers

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

North Park Towers (the “Property”) is a 313 unit apartment complex located in Southfield, Michigan.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through February 21, 2014, which is the date the financial statements were issued.

3. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

4. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

5. Related Party Transaction

The Property incurred management fees of $151,000 and $146,000 during the years ended December 31, 2013 and 2012, respectively, to a management company affiliated with a member of the entity that owns the Property.

Until         , 2014 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BLUEROCK
RESIDENTIAL GROWTH REIT, INC.

Shares

Class A Common Stock

PRELIMINARY PROSPECTUS

Wunderlich Securities

          , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Securities and Exchange Commission Registration Fee		$14,812
FINRA Filing Fee		$17,750
NYSE Filing Fee		*
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

Pursuant to a contribution agreement by and between Bluerock Residential Holdings, L.P., or our operating partnership, and BR-NPT Springing Entity, LLC, or NPT, our operating partnership will issue to NPT     units of limited partnership interest in our operating partnership, or OP Units, with an approximate value of $4.1 million, based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, as consideration for the contribution by NPT of the North Park Towers property, located in Southfield, Michigan, in the contribution transactions. NPT is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such OP Units will be effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of Class A common stock, so long as the ownership of our Class A common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of Class A common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, the manager of NPT, BR - North Park Towers, LLC, or NPT Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.5 million in disposition fees under the management agreement for NPT. In lieu of cash, NPT Manager has elected to receive $0.5 of those fees in the form of          OP Units, which OP Units would otherwise be issued to NPT in our contribution transactions. NPT Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such OP Units to NPT Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Pursuant to a contribution agreement by and between our company and Bluerock Special Opportunity + Income Fund, LLC, or Fund I, and Bluerock Special Opportunity + Income Fund II, LLC, or Fund II, our company will pay to Fund I $582,000 in cash, and will issue to Fund II     shares of Class A common stock with an approximate value of $5.2 million based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, in each case, as consideration for the contribution by Fund I and Fund II of an aggregate 60% indirect equity interest in Grove at Waterford Apartments, located in Hendersonville, Tennessee, in the contribution transactions. Fund II has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of Class A common stock, so long as the ownership of our common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, the manager of Fund II, BR SOIF II Manager, LLC, or Fund II Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.3 million in disposition fees under the management agreement for Fund II and Bluerock will be entitled to receive approximately $     million in disposition fees under the management agreement for Fund I. In lieu of cash, Fund II Manager has elected to receive $0.3 of those fees in the form of        shares of Class A common stock, which shares would otherwise be issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager will be payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Pursuant to a contribution agreement by and between our company and Fund II, our company will issue to Fund II     shares of Class A common stock with an approximate value of $2.9 million based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, as consideration for the contribution by Fund II of an aggregate 67.2% indirect equity interest in Villas at Oak Crest Apartments, located in Chattanooga, Tennessee, in the contribution transactions. Fund II has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.3 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of Class A common stock, so long as the ownership of our common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor”

as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, Fund II Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.2 million in disposition fees under the management agreement for Fund II. In lieu of cash, Fund II Manager has elected to receive $0.2 of those fees in the form of        shares of Class A common stock, which shares would otherwise be issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager will be payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Pursuant to a contribution agreement by and between our company and Fund II and Bluerock Special Opportunity + Income Fund III, LLC, or Fund III, our company will issue to Fund II     shares of Class A common stock with an approximate value of $4.2 million, and will issue to Fund III     shares of Class A common stock with an approximate value of $2.8 million, in each case based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, as consideration for the contribution by Fund II and Fund III of an aggregate 48.6% indirect equity interest in Village Green Apartments, located in Ann Arbor, Michigan, in the contribution transactions. Fund II has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Fund III has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund III will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, will be entitled to receive approximately $0.7 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor has elected to receive those fees in the form of       shares of Class A common stock, so long as the ownership of our common stock by our former advisor would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to our former advisor in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to our former advisor will be payable in cash to the extent necessary to avoid such violation. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to our former advisor will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, Fund II Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.3 million in disposition fees under the management agreement for Fund II. In lieu of cash, Fund II Manager has elected to receive those fees in the form of        shares of Class A common stock, which shares would otherwise be issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager will be payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Further in connection with this contribution agreement, the manager of Fund III, BR SOIF III

Manager, LLC, or Fund III Manager, an affiliate of Bluerock, will be entitled to receive approximately $0.2 million in disposition fees under the management agreement for Fund III. In lieu of cash, Fund III Manager has elected to receive those fees in the form of        shares of Class A common stock, which shares would otherwise be issued to Fund III in our contribution transactions, so long as the ownership of our common stock by Fund III Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund III Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund III Manager will be payable in cash to the extent necessary to avoid such violation. Fund III Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund III Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Upon the completion of this offering, our company expects to issue to our Manager an aggregate of $    in LTIP units under our 2014 Equity Incentive Plan for Entities, or the 2014 Entities Plan, equal to an aggregate of     shares of Class A common stock on a fully-diluted basis based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement. Such initial awards of LTIP units will vest ratably on an annual basis over a three-year period, and once vested, may convert to OP Units upon reaching capital account equivalency with the OP Units held by our company, and may then be settled in shares of our Class A common stock. Our Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP awards to our Manager will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

On August 15, 2008, our operating partnership was capitalized with the issuance to Bluerock Multifamily Advisor, LLC of 22,727 OP Units for $200,000. The OP Units were purchased for investment. Our operating partnership issued these units in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act.

On October 20, 2008, the operating partnership redeemed the 22,727 OP Units held by Bluerock Multifamily Advisor, LLC in exchange for $200,000 in cash.

On October 20, 2008, our former advisor purchased 22,100 shares of our common stock in exchange for $200,000. We issued these shares in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act. On July 1, 2010, our former advisor distributed by dividend all 22,100 shares of our common stock to Bluerock, and our former advisor no longer directly owns any of our common stock or stock.

On October 20, 2008, we capitalized Bluerock REIT Holdings, LLC, our wholly owned subsidiary, with $200,000 in exchange for all of its membership interests.

On October 20, 2008, Bluerock REIT Holdings, LLC purchased 22,727 OP Units for $200,000. We issued these OP Units in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act. At the time of issuance, Bluerock REIT Holdings, LLC was the sole limited partner of the operating partnership.

On October 15, 2009, upon effectiveness of our initial public offering, each of our non-employee directors received an automatic grant of 5,000 shares of restricted common stock pursuant to the Bluerock Residential Growth REIT, Inc. Independent Directors Compensation Plan (the “Plan”).

On March 15, 2010, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

On August 8, 2011, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

On August 7, 2012, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

On August 5, 2013, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 34. Indemnification of Directors and Officers

Subject to any applicable limitations set forth under Maryland law or below, (i) no director or officer of our company shall be liable to us or our stockholders for money damages and (ii) we shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of us; (B) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity; or (C) the Manager or any of its affiliates.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation may limit the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Notwithstanding anything to the contrary contained in the paragraphs above, we shall not provide for indemnification of a director, the Manager or any affiliate of the Manager (the “Indemnitee”) for any liability or loss suffered by any of them or hold such person harmless for any loss or liability suffered by the registrant, unless all of the following conditions are met:

(i)	the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of our company;
(ii)	the Indemnitee was acting on behalf of or performing services for us;

(iii)	such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an independent director), the Manager or an affiliate of the Manager or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;
(iv)	such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and
(v)	with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Neither the amendment nor repeal of the provision for indemnification in our charter, nor the adoption or amendment or amendment of any other provision of our charter or bylaws inconsistent with the provision for indemnification in our charter, shall apply to or affect in any respect the applicability of the provision for indemnification in our charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

We shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of us, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular Indemnitee is not entitled to indemnification.

Item 35. Treatment of Proceeds from Stock Being Registered

None.

Item 36. Financial Statements and Exhibits

Effective February 22, 2013, Bluerock Enhanced Multifamily Trust, Inc. changed its name to Bluerock Multifamily Growth REIT, Inc. Effective November 19, 2013, Bluerock Multifamily Growth REIT, Inc. changed its name to Bluerock Residential Growth REIT, Inc. Effective February 27, 2013, Bluerock Enhanced Multifamily Advisor, LLC and Bluerock Enhanced Multifamily Holdings, L.P. changed their names to Bluerock Multifamily Advisor, LLC and Bluerock Multifamily Holdings, L.P., respectively. Effective November 19, 2013, Bluerock Multifamily Holdings, L.P. changed its name to Bluerock Residential Holdings, L.P. With respect to documents executed prior to the name change, the following Exhibit List refers to the entity names used prior to the name changes in order to accurately reflect the names of the entities that appear on such documents.

(a) The following financial statements are filed as part of this Registration Statement and included in the Prospectus:

•	The consolidated balance sheets of Bluerock Multifamily Growth REIT, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for the two-year period ended December 31, 2013.
•	The financial statements of Springhouse at Newport News and the related pro forma financial statements of Bluerock Enhanced Multifamily Trust, Inc.

•	The financial statements of The Reserve at Creekside Village and the related pro forma financial statements of Bluerock Enhanced Multifamily Trust, Inc.
•	The financial statements of Estates at Perimeter and the related pro forma financial statements of Bluerock Enhanced Multifamily Trust, Inc.
•	The financial statements of Enders Place at Baldwin Park and the related pro forma financial statements of Bluerock Enhanced Multifamily Trust, Inc.
•	The financial statements of MDA City Apartments and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of Grove at Waterford and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of Village Green and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of Villas at Oak Crest and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of North Park Towers and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.

(b) See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this Registration Statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the provisions referred to in Item 34 of this registration statement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of February, 2014.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

/s/ R. Ramin Kamfar

By:   R. Ramin Kamfar,
        Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on February 24, 2014.

Signature	Title	Date
/s/ R. Ramin Kamfar R. Ramin Kamfar	Chief Executive Officer, President (Principal Executive Officer) and Chairman of the Board of Directors	February 24, 2014
/s/ Christopher J. Vohs Christopher J. Vohs	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	February 24, 2014
/s/ James G. Babb, III* James G. Babb, III	Director	February 24, 2014
/s/ Brian D. Bailey* Brian D. Bailey	Director	February 24, 2014
/s/ I. Bobby Majumder* I. Bobby Majumder	Director	February 24, 2014
/s/ Romano Tio* Romano Tio	Director	February 24, 2014
*By: /s/ R. Ramin Kamfar R. Ramin Kamfar Attorney-in-fact

EXHIBIT INDEX

Effective February 22, 2013, Bluerock Enhanced Multifamily Trust, Inc. changed its name to Bluerock Multifamily Growth REIT, Inc. Effective November 19, 2013, Bluerock Multifamily Growth REIT, Inc. changed its name to Bluerock Residential Growth REIT, Inc. Effective February 27, 2013, Bluerock Enhanced Multifamily Advisor, LLC and Bluerock Enhanced Multifamily Holdings, L.P. changed their names to Bluerock Multifamily Advisor, LLC and Bluerock Multifamily Holdings, L.P., respectively. Effective November 19, 2013, Bluerock Multifamily Holdings, L.P. changed its name to Bluerock Residential Holdings, L.P. With respect to documents executed prior to the name change, the following Exhibit List refers to the entity names used prior to the name changes in order to accurately reflect the names of the entities that appear on such documents.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Articles of Amendment and Restatement of the registrant, incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
3.2	Articles of Amendment of the registrant, incorporated by reference to Exhibit 3.3 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-184006).
3.3*	Second Articles of Amendment and Restatement of the registrant
3.4	Amended and Restated Bylaws of the registrant, incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
4.1*	Form of Class A Common Stock Certificate
4.2*	Form of Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P.
4.3*	Registration Rights Agreement by and among Bluerock Special Opportunity + Income Fund II, LLC, Bluerock Special Opportunity + Income Fund III, LLC and the registrant, dated as of , 2014
4.4*	Registration Rights Agreement between BR-NPT Springing Entity, LLC and the registrant, dated as of , 2014
5.1*	Opinion of Venable LLP as to the legality of the securities being registered
8.1**	Opinion of Hunton & Williams LLP regarding certain federal income tax considerations
10.1	Form of Management Agreement by and among registrant, Bluerock Residential Holdings, L.P. and BRG Manager, LLC
10.2	Third Amended and Restated Advisory Agreement between Bluerock Multifamily Advisor, LLC Bluerock Multifamily Holdings, L.P. and the registrant dated February 27, 2013, incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-184006)
10.3	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant dated February 12, 2014
10.4	Form of Investment Allocation Agreement between Bluerock Real Estate, L.L.C., BRG Manager, LLC, and the registrant
10.5	Bluerock Residential Growth REIT, Inc. 2014 Equity Incentive Plan for Individuals, incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 29, 2014

Exhibit Number	Description
10.6	Bluerock Residential Growth REIT, Inc. 2014 Equity Incentive Plan for Entities, incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on January 29, 2014
10.7	Bluerock Enhanced Multifamily Trust, Inc. Long Term Incentive Plan, incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.8	Bluerock Enhanced Multifamily Trust, Inc. Independent Directors Compensation Plan, incorporated by reference to Exhibit 10.6 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.9	Limited Liability Company/Joint Venture Agreement of BR Springhouse Managing Member, LLC, dated as of December 3, 2009, incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.10	Limited Liability Company/Joint Venture Agreement of BR Hawthorne Springhouse JV, LLC, dated as of December 3, 2009, incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.11	Property Management Agreement by and between BR Springhouse, LLC and Hawthorne Residential Partners, LLC, dated as of December 3, 2009, incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.12	Multifamily Deed of Trust, Assignment of Rents and Security Agreement by BR Springhouse, LLC for the benefit of CW Capital, LLC date December 3, 2009, incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.13	Loan Agreement by and between Bluerock Special Opportunity + Income Fund, LLC, as lender, and BEMT Springhouse, LLC, dated as of December 3, 2009, incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.14	Pledge and Security Agreement by Bluerock Enhanced Multifamily Holdings L.P. and BEMT Springhouse LLC for Bluerock Special Opportunity + Income Fund, LLC dated December 3, 2009, incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.15	Pledge and Security Agreement by BEMT Springhouse LLC for Bluerock Special Opportunity + Income Fund, LLC dated December 3, 2009, incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.16	Amended and Restated Limited Liability Company Agreement of BR Creekside Managing Member, LLC, dated as of March 31, 2010, incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010
10.17	Amended and Restated Limited Liability Company Agreement of BR Hawthorne Creekside JV, LLC, dated as of March 31, 2010, incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010
10.18	Property Management Agreement by and between BR Creekside, LLC and Hawthorne Residential Partners, LLC, dated as of March 31, 2010, incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010

Exhibit Number	Description
10.19	General Warranty Deed from the Reserve at Creekside, a Florida limited partnership to BR Creekside LLC, a Delaware limited liability company, incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 3 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.20	Secured Promissory Note by and between Bluerock Special Opportunity + Income Fund II, LLC, as lender, and BEMT Creekside, LLC, dated as of March 31, 2010, incorporated by reference to Exhibit 10.18 to Post-Effective Amendment No. 3 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.21	Pledge and Security Agreement by BEMT Creekside LLC for Bluerock Special Opportunity + Income Fund II, LLC dated March 31, 2010, incorporated by reference to Exhibit 10.19 to Post-Effective Amendment No. 3 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.22	Modification of the Secured Promissory Note between BEMT Springhouse, LLC and Bluerock Special Opportunity + Income Fund, LLC dated as of June 3, 2010, incorporated by reference to Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2010
10.23	Amended and Restated Limited Liability Company Agreement of BR Augusta JV Member, LLC, dated as of September 1, 2010, incorporated by reference to Exhibit 10.27 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.24	Limited Liability Company Agreement of BSF/BR Augusta JV, LLC, dated as of July 29, 2010, incorporated by reference to Exhibit 10.28 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.25	Promissory Note by and between BEMT Augusta, LLC and Bluerock Special Opportunity + Income Fund II, LLC dated September 1, 2010, incorporated by reference to Exhibit 10.29 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.26	Pledge and Security Agreement by and between BEMT Augusta, LLC and Bluerock Special Opportunity + Income Fund II, LLC dated September 1, 2010, incorporated by reference to Exhibit 10.30 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.27	Multifamily Note by and between BSF/BR Augusta, LLC and CWCapital dated September 1, 2010, incorporated by reference to Exhibit 10.31 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.28	Property Management Agreement by and between BSF-St. Andrews, LLC and Hawthorne Residential Partners, Inc dated as of September 7, 2010, incorporated by reference to Exhibit 10.32 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.29	Deed of Trust Note between BR Creekside, LLC and Walker & Dunlop, LLC, incorporated by reference to Exhibit 10.38 to the registrant’s Current Report on Form 8-K filed on October 20, 2010
10.30	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant dated March 28, 2011, incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2011
10.31	Secured Promissory Note Modification Agreement dated August 31, 2011 between BEMT Augusta, LLC and Bluerock Special Opportunity + Income Fund II, LLC, incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2011

Exhibit Number	Description
10.32	Secured Promissory Note Modification Agreement dated September 30, 2011 between BEMT Hillsboro Village, LLC and Bluerock Special Opportunity + Income Fund II, LLC, incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2011
10.33	Secured Promissory Note Modification Agreement dated December 3, 2011 between BEMT Springhouse, LLC and Bluerock Special Opportunity + Income Fund, LLC, incorporated by reference to Exhibit 10.45 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.34	Secured Promissory Note Modification Agreement dated February 28, 2012 between BEMT Augusta, LLC and Bluerock Special Opportunity + Income Fund II, LLC, incorporated by reference to Exhibit 10.47 to the registrant’s Annual Report on Form 10-K filed on March 13, 2012
10.35	Secured Promissory Note Modification Agreement dated March 30, 2012 between BEMT Hillsboro, LLC and Bluerock Special Opportunity + Income Fund II, LLC, incorporated by reference to Exhibit 10.50 to Post-Effective Amendment No. 10 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.36	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant dated March 13, 2012, incorporated by reference to Exhibit 10.51 to Post-Effective Amendment No. 10 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.37	Membership Interest Purchase and Sale Agreement by and among Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC, BEMT Creekside, LLC, BEMT Springhouse, LLC, BEMT Meadowmont, LLC, and Bluerock Enhanced Multifamily Holdings, L.P. dated as of June 22, 2012, incorporated by reference to Exhibit 10.52 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.38	First Amendment to Amended and Restated Limited Liability Company Agreement of BR Creekside Managing Member, LLC, dated as of June 27, 2012, incorporated by reference to Exhibit 10.53 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.39	First Amendment to Limited Liability Company/Joint Venture Agreement of BR Springhouse Managing Member, LLC, dated as of June 27, 2012, incorporated by reference to Exhibit 10.54 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.40	Assignment of Membership Interest (BR Creekside Managing Member, LLC), dated as of June 27, 2012, incorporated by reference to Exhibit 10.56 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.41	Assignment of Membership Interest (BR Springhouse Managing Member, LLC), dated as of June 27, 2012, incorporated by reference to Exhibit 10.57 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.42	Assignment of Membership Interest (BR Meadowmont Managing Member, LLC), dated as of June 27, 2012, incorporated by reference to Exhibit 10.58 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.43	Limited Liability Company Agreement of BR Enders Managing Member, LLC, dated as of October 2, 2012, incorporated by reference to Exhibit 10.59 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.44	Limited Liability Company Agreement of Waypoint Bluerock Enders JV, LLC, dated as of October 2, 2012, incorporated by reference to Exhibit 10.60 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).

Exhibit Number	Description
10.45	Amended and Restated Limited Liability Company Agreement of Waypoint Enders Owner, LLC, dated as of October 2, 2012, incorporated by reference to Exhibit 10.61 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.46	Multifamily Note — CME by and between Waypoint Enders Owner, LLC and Jones Lang LaSalle Operations, L.L.C., dated October 2, 2012, incorporated by reference to Exhibit 10.62 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.47	Multifamily Loan and Security Agreement — CME by and among Waypoint Enders Owner, LLC and Jones Lang LaSalle Operations, L.L.C., dated October 2, 2012, incorporated by reference to Exhibit 10.63 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.48	Backstop Agreement by and among Robert C. Rohdie, Waypoint Enders Investors, LP, Waypoint Enders GP, LLC and BR Enders Managing Member, LLC, dated October 2, 2012, incorporated by reference to Exhibit 10.64 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.49	Property Management Agreement by and among Waypoint Enders Owner, LLC and Bridge Real Estate Group, LLC d/b/a Waypoint Management, dated October 2, 2012, incorporated by reference to Exhibit 10.65 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.50	Asset Management Agreement by and among Waypoint Enders Owner, LLC and Waypoint Residential, LLC dated October 2, 2012, incorporated by reference to Exhibit 10.66 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.51	Line of Credit Agreement by and among Bluerock Enhanced Multifamily Trust, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated October 2, 2012, incorporated by reference to Exhibit 10.67 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.52	Line of Credit Promissory Note by and between Bluerock Enhanced Multifamily Trust, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated October 2, 2012, incorporated by reference to Exhibit 10.68 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.53	Construction Loan Agreement by and among Fifth Third Bank and 23Hundred, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.69 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.54	First Amendment to Construction Loan Agreement by and among Fifth Third Bank and 23Hundred, LLC, dated as of November 20, 2012, incorporated by reference to Exhibit 10.70 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.55	Promissory Note by 23Hundred, LLC in favor of Fifth Third Bank, dated as of October 18, 2012, incorporated by reference to Exhibit 10.71 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.56	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by 23Hundred, LLC in favor of Jeff King, Trustee, for the use and benefit of Fifth Third Bank, dated as of October 18, 2012, incorporated by reference to Exhibit 10.72 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)

Exhibit Number	Description
10.57	Operating Agreement of BR Stonehenge 23Hundred JV, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.73 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.58	Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.74 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.59	Development Agreement by and between 23Hundred, LLC and Stonehenge Real Estate Group, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.75 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.60	Amended and Restated Note by MDA City Apartments, LLC in favor of MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.76 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.61	Amended and Restated Mortgage, Security Agreement and Fixture Filing by MDA City Apartments, LLC in favor of MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.77 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.62	Sixth Loan Modification Agreement by and among MDA City Apartments, LLC, Jonathan Holtzman, Bluerock Special Opportunity + Income Fund, LLC and MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.78 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.63	Guaranty of Note and Mortgage by MDA City Apartments, LLC, Jonathan Holtzman and Bluerock Special Opportunity + Income Fund, LLC to and for the benefit of MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.79 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.64	Limited Liability Company Agreement of BR MDA Investors, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.80 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.65	Limited Liability Company Agreement of BR VG MDA JV Member, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.81 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.66	Amended and Restated Operating Agreement of MDA City Apartments, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.82 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.67	Asset Management Agreement by and among MDA City Apartments, LLC and Holtzman Interests #17A, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.83 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.68	Management Agreement by and among MDA City Apartments, LLC and Village Green Management Company, LLC, dated as of December 14, 2012, incorporated by reference to Exhibit 10.84 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)

Exhibit Number	Description
10.69	Membership Interest Purchase Agreement by and among BEMT Berry Hill, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated December 17, 2012, incorporated by reference to Exhibit 10.85 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.70	First Amendment to Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated December 17, 2012, incorporated by reference to Exhibit 10.86 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.71	Assignment of Membership Interest (BR Berry Hill Managing Member, LLC), dated as of December 17, 2012, incorporated by reference to Exhibit 10.87 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.72	Amended and Restated Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated December 26, 2012, incorporated by reference to Exhibit 10.88 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.73	Line of Credit and Security Agreement Modification Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated as of March 4, 2013, incorporated by reference to Exhibit 10.87 to Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-11 (No. 333-184006)
10.74	Promissory Note Modification Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated as of March 4, 2013, incorporated by reference to Exhibit 10.88 to Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-11 (No. 333-184006)
10.75	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant, dated March 13, 2013, incorporated by reference to Exhibit 10.89 to Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-11 (No. 333-184006)
10.76	Second Amendment to Line of Credit and Security Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 13, 2013, incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.77	Replacement Promissory Note by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 13, 2013, incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.78	Membership Interest Purchase Agreement by and among BEMT Berry Hill, LLC and Bluerock Growth Fund, LLC, dated August 9, 2013, incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.79	First Amendment to Amended and Restated Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated August 13, 2013, incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.80	Assignment of Membership Interest (BR Berry Hill Managing Member, LLC), dated as of August 13, 2013, incorporated by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013

Exhibit Number	Description
10.81	Membership Interest Purchase Agreement by and among BEMT Berry Hill, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.6 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.82	Second Amended and Restated Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.83	Assignment of Membership Interest (BR Berry Hill Managing Member, LLC), dated as of August 29, 2013, incorporated by reference to Exhibit 10.8 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.84	Third Amendment to Line of Credit and Security Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.85	Replacement Promissory Note by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.10 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.86	Purchase and Sale Agreement between Bell BR Hillsboro Village JV, LLC and Nicol Investment Company, LLC, dated July 26, 2013, incorporated by reference to Exhibit 10.11 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.87	Secured Promissory Note Modification Agreement dated January 20, 2012 between BEMT Meadowmont, LLC and Bluerock Special Opportunity + Income Fund II, LLC, incorporated by reference to Exhibit 10.46 to the registrant’s Annual Report on Form 10-K for the period ended December 31, 2011
10.88	First Amendment to Limited Liability Company Agreement of BR Meadowmont Managing Member, LLC, dated as of June 27, 2012, incorporated by reference to Exhibit 10.55 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.89**	First Amendment to Third Amended and Restated Advisory Agreement between Bluerock Multifamily Advisor, LLC, Bluerock Multifamily Holdings, L.P. and the registrant dated October 21, 2013
10.90**	Agreement of Purchase and Sale between BR Creekside LLC and Prominent Realty Group of Georgia, Inc. dated December 12, 2013
21.1**	List of Subsidiaries
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2**	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.4	Consent of KPMG LLP
23.5	Consent of BDO USA, LLP
23.6	Consent of Plante Moran, PLLC
24.1**	Power of Attorney (included on the signature page to the Registration Statement filed with the Securities and Exchange Commission on November 27, 2013)
99.1**	Consent of Gary T. Kachadurian

*	to be filed by amendment
**	previously filed